                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------

                                    FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2003

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from -------------- to --------------

                         Commission file number 0-28968

                         MDSI MOBILE DATA SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

           CANADA                                      NOT APPLICABLE
(Jurisdiction of incorporation or           (I.R.S. Employer Identification No.)
         organization)

                              10271 SHELLBRIDGE WAY
                           RICHMOND, BRITISH COLUMBIA,
                                 CANADA V6X 2W8
                    (Address of principal executive offices)

                  REGISTRANT'S TELEPHONE NUMBER: (604) 207-6000

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

    Title of each class             Name of each exchange on which registered
    -------------------             -----------------------------------------
           None                                       None

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                           COMMON SHARES, NO PAR VALUE
                           ---------------------------
                                (Title of Class)

                        RIGHTS TO PURCHASE COMMON SHARES
                        --------------------------------
                                (Title of Class)

      Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [ ]

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes [ ] No [X]

      The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold on Nasdaq as of the last business day of the registrant's most recently completed second fiscal quarter, which was June 30, 2003: $41,023,330

      The number of shares of the Registrant's Common Shares outstanding as of March 23, 2004 was 8,226,068.

                                TABLE OF CONTENTS

Item 1:  Business................................................................................................       2

Item 2:  Properties..............................................................................................      18

Item 3:  Legal Proceedings.......................................................................................      18

Item 4:  Submission of Matters to a Vote of Security Holders.....................................................      18

Item 5:  Market for Registrant's Common Equity And Related Stockholder Matters...................................      19

Item 6:  Selected Financial Data ................................................................................      22

Item 7:  Management's Discussion and Analysis of Financial Condition and Results of Operations...................      23

Item 7A:  Quantitative and Qualitative Disclosures About Market Risk.............................................      37

Item 8:  Financial Statements and Supplementary Data.............................................................      39

Item 9:  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................      67

Item 9A:  Controls and Procedures................................................................................      67

Item 10:  Directors and Executive Officers of the Registrant.....................................................      69

Item 11:  Executive Compensation.................................................................................      73

Item 12:  Security Ownership of Certain Beneficial Owners and Management.........................................      77

Item 13:  Certain Relationships and Related Transactions.........................................................      78

Item 14:  Principal Accountant Fees and Services.................................................................      78

Item 15:  Exhibits, Financial Statement Schedules and Reports on Form 8-K........................................      79

SIGNATURES.......................................................................................................      82

FORWARD-LOOKING STATEMENTS

      Certain statements in this Annual Report on Form 10-K constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MDSI Mobile Data Solutions Inc. ("MDSI" or the "Company"), or developments in the Company's industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: lengthy sales cycles, the Company's dependence upon large contracts and relative concentration of customers, the failure of MDSI to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts adversely affect the ability of MDSI to achieve its business objectives the failure of MDSI to successfully execute its business strategies, the effect of volatile United States and international economies generally, the threat or reality of war, as well as economic trends and conditions in the vertical markets that MDSI serves, the effect of the risks associated with technical difficulties or delays in product introductions, improvements, implementations, product development, product pricing or other initiatives of MDSI's competitors, the possibility that our potential customers will defer purchasing decisions due to economic or other conditions or will purchase products offered by our competitors, risks associated with litigation and the protection of intellectual property, risks associated with the collection of accounts receivable, and the other risks and uncertainties described under "Business - Risk Factors" in Part I of this Annual Report on Form 10-K. Certain of the forward looking statements contained in this Report are identified with cross-references to this section and/or to specific risks identified under "Business - Risk Factors."

EXCHANGE RATES

      The following table sets forth, for each period presented, the exchange rates at the end of such period, the average of the exchange rates on the last day of each month during the period and the high and low exchange rates for one Canadian dollar, expressed in U.S. dollars, based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                        U.S. DOLLARS PER CANADIAN DOLLAR

                                     2003              2002             2001              2000             1999
                                     ----              ----             ----              ----             ----
Period End                         US$0.7724        US$0.6342         US$0.6275        US$0.6666         US$0.6925
Average                               0.7138           0.6369            0.6461           0.6740            0.6744
High                                  0.7749           0.6656            0.6714           0.6983            0.6925
Low                                   0.6329           0.6175            0.6227           0.6397            0.6535

      On March 25, 2004 the noon buying rate was CDN$1.00 = US$0.7521. The Canadian dollar is convertible into U.S. dollars at freely floating rates, and there are currently no restrictions on the flow of Canadian currency between Canada and the United States. Unless stated otherwise, all financial information is expressed in United States dollars.

                                     PART I

ITEM 1: BUSINESS

THE COMPANY

      MDSI Mobile Data Solutions Inc. is a leading provider of mobile workforce management solutions. MDSI's suite of software applications improves customer service and relationships, and reduces operating costs by empowering service companies to optimally manage their mobile field resources. The Company also provides all of the professional services necessary to implement and support its solutions. Founded in 1993, MDSI has approximately 100 major customers worldwide, with operations and support offices in the United States, Canada, Europe, and Africa. MDSI markets its solutions to a variety of companies that have substantial field workforces, and focuses primarily upon utilities (electric, gas and water companies), telecommunications companies, and cable/broadband companies. MDSI's products are used by such companies in conjunction with various public and private wireless data communications networks, mobile devices and server hardware to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce.

      Unless the context otherwise requires, references herein to "MDSI" or the "Company" refer to MDSI Mobile Data Solutions Inc. and its subsidiaries. The Company's principal executive offices are located at 10271 Shellbridge Way, Richmond, British Columbia, Canada V6X 2W8, and its telephone number at that location is (604) 207-6000. The Company's web site is www.mdsi.ca. Information contained on the Company's web site is not part of this report.

BACKGROUND

      Field operations, whether involved in service, inspection, maintenance, repair, trouble, installation or construction work, are confronted on a daily basis with the difficult task of optimally assigning work requests to mobile workforces, dispatching the work to the field, monitoring the progress of the work, responding to changing conditions, and measuring workforce performance. Common workforce management problems include:

      -     missed appointments;

      -     unnecessary overtime;

      -     repeat customer visits to get the job done right;

      -     jobs that take too long to complete;

      -     delayed status reports;

      -     inadequate information collected from/supplied to the field;

      -     redundant data entry work; and

      -     excessive driving time.

      Historically, these organizations have managed and supported their mobile workers by communicating information on paper, or through wireline solutions or through voice radio systems. Although voice radio systems are mobile, such systems rely on heavily used portions of the radio spectrum and are subject to frequent periods of congestion. Mobile data communication systems that addressed certain limitations of voice communications systems were first developed for a limited number of vertical markets, such as utility, public safety, taxi, courier and commercial field service. Businesses in these markets recognized certain productivity benefits associated with wireless data applications. Although such mobile data communications systems were introduced in a number of vertical markets, these systems failed to achieve widespread adoption. The Company believes that this initial low rate of adoption was attributable to a number of factors, including the high cost of establishing private radio networks; the difficulty of obtaining radio spectrum for such networks; the high cost and limited functionality of early mobile computing devices; the regulatory environment in certain industries, such as utilities and telecommunications, which diminished competitive pressures; and a lack of industry-specific application software which effectively addressed the needs of mobile workers. MDSI was formed to address this last limitation. The Company now provides industry-specific mobile workforce management solutions for the utility, telecommunications and cable/broadband markets.

      The Company believes that the other limitations to adoption in its markets are also being addressed, to an increasing extent. Trends in the regulatory environment, numerous technological advances and competitive pressures have provided and will continue to provide a compelling case for mobile workforce management solutions. For example, deregulation has exposed the utility and telecommunications markets to new competitive pressures, driving businesses within those markets to seek ways to reduce costs, improve operations, efficiently allocate resources and increase the quality of customer service. In addition, the availability of powerful mobile computing devices has permitted the development of sophisticated software applications. Finally, public data networks providing services at lower costs than ever are now widely available in North America, and similar networks are available in Europe, Austral-Asia and Africa. Consequently, the Company believes that mobile workforce management solutions may now be implemented without the difficulty and expense of establishing a private radio network, thereby increasing the cost-effectiveness of such systems. The Company believes that these trends will continue to increase the likelihood of adoption of mobile workforce management solutions by companies with large field workforces. See "Forward-Looking Statements."

THE MDSI SOLUTION

      MDSI has combined its expertise in software application development and mobile data communications technology with its understanding of the unique needs of field operations in targeted vertical markets to develop mobile workforce management solutions that address the specific needs of businesses within those vertical markets. MDSI's products enable these organizations to effectively communicate with, manage and support their mobile workers in their execution and completion of work orders.

      MDSI's products are designed to interface with a variety of public and private data networks, including PCS networks and satellite-based data transmission networks, and are compatible with a variety of operating platforms, and can be integrated to a wide variety of applications, including those built in-house. For the mobile user, that browser can be located on a variety of mobile devices, such as a laptop, personal digital assistant, pager or web phone.

      To effectively address a customer's mobile workforce management requirements, MDSI combines its products with professional services, such as systems implementation and integration, training and documentation, workforce management assessments, consulting, ongoing technical support and software maintenance. Where appropriate, MDSI also provides third party products and services as part of a complete mobile workforce management solution.

Advantex r7

      Advantex r7, the latest version of MDSI's mobile workforce management product, is comprehensive, feature-rich and is offered as a market-specific solution for customers in MDSI's target markets, including the utility industry, the telecommunications industry, and the cable/broadband industry. Advantex efficiently manages mobile workers and the work orders they execute. It schedules work requests and, using complex business rules, assigns them to the best available mobile worker. Advantex then dispatches work order details to mobile workers who use the solution to process their work throughout the day and send status updates and order completion information back to the office all wirelessly, in real-time. Advantex also determines the best sequence for mobile workers to address their work orders and the best routes to travel between assignments. This provides dispatchers, supervisors and enterprise applications, such as call centers and customer information systems, with up-to-date information to enable them to effectively monitor and manage field service operations at all times.

      Advantex is the result of more than ten years of development and has been (or is in the process of being) field validated by approximately 100 companies in the Company's markets. Advantex uses global standards, such as CORBA (Common Object Request Broker Architecture), Java, HTML, XML, WAP and Unicode, and industry standard products, such as Oracle's database and BEA's infrastructure tools, to deliver a solution that meets customers' needs for a scalable, open and interoperable solution. Advantex has been implemented, or is in the process of being implemented, for customers supporting as few as 70 and as many as 13,000 users. The primary components of Advantex are:

- Advantex Scheduling--Books and manages appointments with customers and automatically assigns work orders to mobile workers based on skill and equipment match, location, availability, and priority.

- Advantex Dispatch--Allows dispatchers to monitor work orders and workers. Allows dispatchers to view the field service information that is most critical to them at any given moment, to manage work orders (e.g., cancel, modify, dispatch), and to receive alerts for unusual situations requiring dispatcher intervention (e.g., worker in jeopardy of missing an appointment).

- Advantex Mobile--Enables mobile workers to receive work orders, view work order information, track their status, enter work results, and query company applications for additional information needed to complete work. Promotes efficient workflow by providing the information mobile workers need to do their work when they need it.

- Advantex Wireless--Provides wireless connectivity across public and private networks, and wireless compression, encryption, and the ability to work offline in "out of coverage" situations.

- Advantex Maintenance Management-- Allows a planner to create a maintenance or inspection schedule for an asset. For example, a gas company might establish a bi-annual inspection schedule for its regulator stations. Maintenance Management automatically creates corresponding work orders, which are assigned and distributed to the field workforce in the usual way. Once the work is done, the completion information remains associated with the asset and is accessible to the planner through the application.

- Advantex Resources--Allows administrators to define resources that perform work (e.g., mobile workers and crews) and their attributes (e.g., work areas, skills, equipment), manage crew composition, define shift rotations, and manage day-to-day technician availability (e.g., ad hoc adjustments for absences).

- Advantex Decision Support--Collects and archives data in a historical database and allows it to be presented for easy-to-understand reporting and trend analysis via a web-browser. Lets managers prepare customized reports on key performance indicators to measure mobile workforce performance.

- Advantex Compose--A configuration tool used to define a customer's work practices and generate a configured Advantex system. Defines the types of work the customer performs, the work order details, how the work orders are presented to dispatchers and mobile workers, the forms to be completed in the field, and the validation rules that apply to work results entered in the field.

- Advantex Enterprise Connector--Integrates Advantex with the customer's enterprise applications (e.g., SAP, Siebel). Bundled with Advantex when MDSI provides application integration services.

- Advantex Vehicle Tracking--Allows dispatchers to use maps and GPS (Global Positioning System)-equipped vehicles to track in real-time the location of mobile workers and their work orders and to execute a wide variety of tasks directly from the map interface.

- Advantex Complex Orders-- Coordinates mobile workers working on related orders. Parcels orders into individual tasks, manages task assignment and dispatch, ensures that precedence relationships are maintained, and monitors task status.

- Advantex Common Cause-- Allows dispatchers and managers to recognize related trouble work orders and manage them as individual dispatched work orders.

- Advantex Time Reporting--Allows mobile workers to allocate time to job codes and to record time spent on other activities. Replaces paper-based time reporting.

For companies outside of MDSI's traditional markets that employ field workforces, such as security companies, office equipment companies and home appliance companies, MDSI offers a wireless enablement product called MDSI ideligo, which is a subset of Advantex.

PROFESSIONAL AND CUSTOMER SUPPORT SERVICES

Contracts for the sale of MDSI's software typically require MDSI to provide certain professional services. Additionally, customers typically sign a separate customer support and maintenance agreement, which requires MDSI to provide after-sales support of its products. The Company believes that providing these services facilitates effective implementation and use of its products and fosters a strong relationship with the customer that often leads to future sales of MDSI products and services. See "Forward-Looking Statements."

PROFESSIONAL SERVICES

A professional services engagement typically lasts for six to twelve months, though the Company has entered into much longer engagements for some of its larger customers. During this time, MDSI works with the customer in defining, configuring, and installing Advantex, as well as providing complete training services and systems documentation that address the implementation and operation of Advantex. MDSI's depth of experience in the utility, telecommunications, and cable/broadband industries allows the Company to integrate Advantex with customer information systems, customer relationship management systems, billing systems and outage management systems, among others. Whenever industry solutions such as these are the source of work orders or the destination for work results, MDSI offers application integration services.

MDSI also offers mobile workforce management practices assessment services, to help customers assess where they stand against their peers, as well as other mobile workforce management consulting services to enable customers to make the most effective use of Advantex in their organizations to improve customer satisfaction and increase operational efficiency.

CUSTOMER SUPPORT

The Company believes that its ability to offer a high level of after-sale customer support is critical to its success. The Company's customer support group provides MDSI customers with telephone and on-line technical support as well as product updates. Most MDSI customers enter into separate customer support agreements, which may be annual or on a multi-year basis.

MARKETS

      MDSI has combined its expertise in software application development and mobile data communications technology with its understanding of the unique needs of targeted vertical markets to develop mobile workforce management solutions that address the specific needs of businesses within those vertical markets. Traditionally, the Company has focused its attention on mid and large-sized customers in the utilities (electric, gas and water), telecommunications, and cable/broadband markets. In total, MDSI believes that there are approximately
1.8 million mobile workers worldwide in its traditional markets, split approximately evenly amongst North America, Western Europe, and certain other commercially viable geographical markets in the rest of the world. Traditionally, the Company's products have best addressed the needs of approximately one-half of these workers. The Company's recent product developments and its' product development plan are designed to address the full market opportunity.

      During 2002, the Company launched a product, MDSI Ideligo, to serve field service workforces outside the Company's core markets. Within these markets, MDSI believes that there are approximately 6.9 million mobile workers worldwide, split approximately evenly amongst North America, Western Europe, and certain other commercially viable geographical markets in the rest of the world. See "Other Markets" below. The Company evaluates new target markets for mobile workforce management based upon their similarity to existing vertical markets in which the Company has been successful, and upon the ability of the Company to utilize its core competencies and proven technology to meet the needs of companies in these new markets. During 2002, the Company stopped pursuing opportunities in the public safety market. See "Public Safety" below.

      Utilities. The utilities market targeted by the Company consists of electric, gas and water companies worldwide, most notably in the United States, Canada, Europe and to a lesser extent South America, Austral-Asia and Africa. The Company's solution for this market has primarily targeted workers who provide intra day work, such as meter services (reading, connections and investigations), trouble work and account collections. The Company's new product features, recently completed or in development, are targeted at the remainder of field technicians, who are involved in maintaining, inspecting or constructing utilities' network asset infrastructure. Such work typically involves longer time frames for completion, may involve multiple interdependent tasks, and multiple work crews. Accordingly, MDSI is adapting Advantex to handle this greater complexity.

      The Company believes that the market offers many opportunities for revenue growth both from existing and new customers. See "Forward-Looking Statements". MDSI's products have been implemented or are being implemented in over 70 electric, gas and water utilities located in the United States, Canada, Europe and Austral-Asia. MDSI believes that the total number of utilities with more than 100 mobile workers (MDSI's typical target market) exceeds 300 in the United States alone.

      Telecommunications and Cable/Broadband. MDSI sells its Advantex product into the telecommunications, and cable/broadband markets worldwide, most notably in the United States, Canada, Europe and to a lesser extent in Africa, Austral-Asia and South America. Recently, the markets for these services have been converging. For example, companies that used to provide traditional voice telecommunications services are now permitted to provide data services, basic cable and other broadband services. Similarly, companies that provided traditional cable TV service now also provide cable telephony services and Internet services. As with utilities, MDSI's solution for the telecommunications and cable/broadband markets has primarily addressed the needs of only a portion of the mobile workforce, most notably those technicians involved in intra-day installation and repair work. The Company's new product features, recently completed or in development, are targeted at the remainder of field technicians, who are involved in maintaining, inspecting or constructing the networks' asset infrastructures. Such work typically involves longer time frames for completion, may involve multiple interdependent tasks, and multiple work crews. Accordingly, MDSI is adapting Advantex to handle this greater complexity.

      The telecommunications market consists of wireline providers of local, and long-distance services, wireless communication service providers and ISPs (Internet service providers). The wireline market in North America is comprised of IXCs (Inter-exchange carriers), ILECs (Incumbent Local Exchange Carriers), and CLECs (Competitive Local Exchange Carriers). In Europe, the national telecommunication providers are referred to as PTT's (Post, Telephone & Telegraph). MDSI believes that the total number of telecommunications companies and cable/broadband companies with more than 100 mobile workers (MDSI's typical target market) exceeds 300 and 100, respectively, in the United States alone. MDSI believes that a number of major telecommunications companies are evaluating the need for a mobile workforce management system, and that this market will grow as companies implement new technology to improve their competitiveness, efficiency and service levels as the worldwide deregulation of the telecommunications markets continues to unfold

      Cable/broadband services consist of basic cable television services and new digital interactive broadband services, including digital cable TV services, cable data and Internet services, cable telephony services, and other interactive broadband data and multimedia services. The market is comprised of traditional cable MSOs (Multiple System Operators) and independent cable system operators, satellite service operators, new broadband divisions of traditional telecommunication firms, and new broadband entrants. Currently, in North America, approximately 80% of the subscriber base is under the control of the ten largest MSOs. Although several of these major cable operators have implemented mobile data solutions in selected sites, few operators have rolled out these systems to multiple sites. Additionally, these MSOs are increasingly outsourcing some of their field technician work to specialty contractors, a group where MDSI does not have market share, but one that could represent a future opportunity. See "Forward-Looking Statements." Changes in the regulatory environment and technological developments, such as satellite television have led to the introduction of significant competition in the cable market. MDSI sees this enhanced level of competition as being very positive for its business. MDSI believes that growing competition and the introduction of new services will lead cable operators to adopt mobile workforce management solutions to improve their competitiveness, efficiency and level of customer service. See "Forward-Looking Statements."

      While the telecommunications and cable/broadband markets have begun to show signs of recovery from difficult economic times, the Company anticipates that continued economic uncertainty in these markets will have an adverse impact on software and services revenues in the short term. See "Forward-Looking Statements."

      Other Markets. There are a large number of companies outside MDSI's traditional markets that employ field workforces, such as security companies, office equipment companies, home appliance companies, as well as many other organizations that contract fieldwork as their primary business, such as companies engaged in the maintenance and repair of oil wells, IT/Networking services, medical/scientific equipment, industrial equipment, and HVAC (Heating, Ventilation and Air Conditioning) systems, amongst others. To date, the Company has not focused its primary attention on these markets. MDSI believes that the total number of such companies with more than 100 mobile workers (MDSI's typical target market) exceeds 3,500 in the United States alone.

      For this opportunity, MDSI has developed a subset of Advantex, called MDSI ideligo, which is primarily comprised of the Advantex Wireless and Advantex Mobile components. MDSI ideligo wirelessly communicates data in real-time between the field and enterprise applications, automates workflow, and lets field workers be more efficient and productive. Initially, MDSI has integrated MDSI ideligo with Siebel Systems' Field Service application. Together, MDSI and Siebel Systems Inc. have won one new customer, Texas-based Key Energy Services, and is working on several additional prospects. MDSI anticipates integrating MDSI ideligo with field service products from other independent software vendors.

      Public Safety. The Public Safety market consists of federal, state and local agencies that provide police, fire, medical and other emergency services. During 2001, MDSI ceased pursuing opportunities in the market and in 2002 reached an agreement with Datamaxx Applied Technologies, Inc. of Tallahassee, Florida, granting Datamaxx exclusive license rights to MDSI's Public Safety products in the North American public safety market and non-exclusive license rights for such products outside North America. MDSI had installed solutions for a limited number of customers, and the market never represented a material portion of MDSI's revenues.

CUSTOMERS

      MDSI has sold its solutions to approximately 100 customers worldwide, comprising approximately 80,000 user licenses.

      Sample Customers:

      UTILITY                              TELCO                 CABLE/BROADBAND
      -------                              -----                 ---------------
-   Consumers Energy            -   Belgacom (Belgium)       -   Cox Communications
-   Keyspan Energy              -   Eircom (Ireland)         -   Rogers Cable
-   Pacific Gas & Electric      -   TDC Tele Danmark         -   SureWest
-   Reliant Energy                  (Denmark)                -   Videotron
-   Transco (UK)                -   Telkom South Africa
                                -   TXU Communications

      For the year ended December 31, 2003, MDSI's software and services revenues were distributed approximately as follows: 66% from the utilities (electric, gas and water) market, 32% from the telecommunications and cable/broadband market and the remaining 2% from other markets. During the year ended December 31, 2003 the Company generated approximately 55% of its revenue from North America, approximately 42% of its revenue from Europe, Middle East and Africa, and the remaining 3% of its revenue from other parts of the world.

      The Company's customers vary in size from small local companies to large regional, national and international organizations. During the year ended December 31, 2003, Telkom South Africa Limited accounted for 18.0% of MDSI's overall revenue and Transco PLC accounted for 17.1% of MDSI's overall revenue. The Company anticipates that revenue from each of these two customers will account for a lesser percentage of MDSI's overall revenue in 2004. See "Forward Looking Statements". During the year ended December 31, 2002, Telkom South Africa Limited accounted for 9.1% of MDSI's overall revenue. During the year ended December 31, 2001, eircom P.L.C. accounted for 11.4% of MDSI overall revenue.

      In the years ended December 31, 2003, 2002, and 2001, approximately 44.3%, 29.1%, and 33.2%, respectively, of the Company's consolidated revenue was attributable to five or fewer customers. The Company believes that this percentage will decrease in 2004, but that revenue derived from a limited number of customers will continue to represent a significant portion of its consolidated revenue. See "Forward Looking Statements".

      In the years ended December 31, 2003, 2002, and 2001, revenue derived from sales outside of North America accounted for 44.5%, 30.9%, and 23.9% of the Company's total revenue, respectively. See Note 8 to the Company's Consolidated Financial Statements. Because the Company's revenue is dependent, in large part, on significant contracts with a limited number of customers, the percentage of the Company's revenues that is derived from sales outside of North America has fluctuated, and may continue to fluctuate, from period-to-period. See "Business-Risk Factors - Dependence on Large Contracts and Concentration of Customers" and "Forward-Looking Statements."

PRODUCT DEVELOPMENT

      Mobile workforce management applications must adapt to rapid technological change and increasing user requirements. Accordingly, the Company must be able to provide new functionality and to modify and enhance existing functionality on a timely and continuing basis in order to be competitive. To accomplish this objective, the Company's strategy is to utilize proven technology to further enhance its existing products and to create new products. Where appropriate, the Company may acquire or license complementary technology developed by third parties for integration into the Company's products.

      The Company believes that its highly qualified software development personnel provide MDSI with a competitive advantage. MDSI personnel have considerable experience and expertise in the development of mobile workforce management applications specifically designed for use with a wireless data network, as well as in the integration of these applications with a customer's corporate information system. MDSI's product development personnel employ modular software architecture, object-oriented software development and graphical user interface design technologies to develop scaleable, modular, configurable products. MDSI personnel have expertise in software technology, wireless and wireline communications technologies, computer environments and corporate information systems integration. They also have considerable expertise in radio system design and implementation. MDSI believes that this combination of expertise in multiple disciplines has allowed and will continue to allow the Company to design and develop mobile workforce management solutions that can be implemented in a timely and cost-effective manner. Management believes that timely and continuing product development is critical to the Company's success and plans to continue to allocate significant resources to product development.

      During the fiscal years ended December 31, 2003, 2002, and 2001, the Company's research and development expenses were $5.5 million, or 11.6% of revenue, $5.5 million, or 14.4% of revenue and $7.3 million, or 16.2% of revenue, respectively. The Company intends to continue committing a significant portion of its revenues to enhance existing products and develop new products. In addition the Company expects to increase its research and development expenditures during 2004. See "Forward-Looking Statements."

SALES AND MARKETING

      The Company markets its products through a direct sales force as well as through strategic marketing arrangements with independent software vendors, and systems integrators.

      Direct Sales Force. MDSI's sales personnel are knowledgeable about the Company's products and current industry and enterprise-specific application issues. The Company organizes its sales personnel by both vertical and geographic market. The Company's sales personnel employ their expertise to develop long-term consultative relationships with customers in order to identify the needs of the customer and provide specific and effective solutions. To date, substantially all of the Company's revenue has been generated by direct sales activities.

      Independent Software Vendors. MDSI establishes relationships with other independent software vendors that sell complementary products, such as billing, customer relationship management, or outage management solutions, into MDSI's markets. The relationships typically involve MDSI and the vendors establishing a standard integration of their products, then jointly identifying and executing on sales prospects for the integrated solution. The Company has established a variety of such relationships with respect to Advantex and one such relationship for its MDSI ideligo product, with Siebel Systems Inc. In some cases, relationships have been formalized through written agreements, while others remain informal.

      Systems Integrators. MDSI also establishes strategic relationships with systems integrators that work in the Company's markets to provide end-to-end solutions on a customer-by-customer basis or as an integrated product offering for the vertical market. In either case, MDSI works with the integrator to assist in the sales process and to integrate MDSI's products with the other component software applications. To date, MDSI has worked with Cap Gemini Ernst & Young LLP, Accenture LLP, IBM Business Consulting Services, CGI Group Inc., and Atos Origin (formerly SchlumbergerSema), amongst others. In some cases the relationships have been formalized through written agreements, while others remain informal. In the future, MDSI intends to involve systems integrators in providing the implementation work surrounding customer installations. See "Forward-Looking Statements."

COMPETITION

      The markets for MDSI's Advantex and MDSI ideligo applications are highly competitive. Numerous factors affect the Company's competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability on multiple platforms (both server and mobile workstation), ability to implement solutions domestically and internationally while meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support.

      MDSI has a number of competitors, both small companies attempting to establish a business in the Company's markets and large companies attempting to diversify their product offerings. In addition, some of the Company's potential customers develop software solutions internally, which may delay or eliminate the requirement for suppliers such as the Company. Current or potential competitors may establish cooperative arrangements among themselves or with third parties to increase the ability of their products to address customer requirements. In general, the Company expects competition to intensify as acceptance and awareness of the benefits of such applications and their associated enabling wireless technologies continue.

      Certain of the Company's competitors have substantially greater financial, technical, marketing and distribution resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition, operating results and cash flows.

      The Company believes that in the utilities, telecommunications and, cable/broadband industry segments the most important competitive factors are the reputation of the supplier and its implementation track record. MDSI believes that its reputation and long, successful track record in these markets gives it a competitive advantage in this regard.

      The Company primarily competes in the utilities market with Utility Partners, L.C., Intergraph Corporation, Axiom Corporation, ClickSoftware, Inc., CGI Group Inc. (via its acquisition of Cognicase, Inc., owner of MDSI competitor M3i Systems, Inc.), ViryaNet Ltd., Oracle Corporation, Itron Inc. (via its acquisition of e-Mobile Data Inc.), and a.p.solve Limited. The Company has several competitors in the telecommunications and cable/broadband markets. The Company's primary competitor for telecommunications customers is Telcordia Technologies, Inc., a company that has historical relationships with certain of the large telecommunications companies. Other competitors include ClickSoftware, Inc., ViryaNet Ltd., which the Company mostly sees competing for small accounts, and more recently Accenture FFE. In the cable/broadband market, the Company's primary competitors are Telcordia Technologies Inc., C-Cor.net Corp., PointServe Inc., CSG Systems International Inc., and Viryanet Ltd., again mostly for small accounts.

      The Company believes that the principal competitive factors in other field service markets are the ability to improve the customer service aspects of an organization's business and increase the productivity of service representatives. In this market, MDSI sells a wireless enablement product, called MDSI ideligo, which is largely a subset of Advantex. MDSI ideligo provides a mobile extension of selected field service application vendors' solutions. The initial implementation has been with Siebel Systems' Field Service offering. Other suppliers of wireless enablement products include Aether Systems Inc., Antenna Systems, Broadbeam Corporation, Everypath Inc., Extended Systems Incorporated and IBM, as well as a variety of other newer competitors. Also serving the commercial field service market are enterprise application solution providers, such as Astea International Inc., Metrix Inc., and FieldCentrix Inc., in addition to several larger enterprise software companies, such as Amdocs Limited (which acquired the assets of Clarify), Oracle Corporation, PeopleSoft Inc., and Siebel Systems Inc. MDSI believes that these enterprise application vendors offer less comprehensive wireless enablement solutions than MDSI, and are consequently potential partners for expanding MDSI's penetration in this market.

HOSTING AND IT SERVICES

      In June 2002, as part of management's strategy to return MDSI's focus to mobile workforce management in the Company's traditional markets, MDSI entered into an Exchange Agreement to return ownership of Connectria, a company MDSI acquired in June 2000 to its former principal shareholders. The services of MDSI's Hosting and IT Services comprised outsourcing, hosting and consulting, and ranged from complete outsourcing of an IT department to providing turnkey IT projects. Connectria's results of operations for 2002, and 2001 are summarized in MDSI's Consolidated Statements of Operations as Income (Loss) From Discontinued Operations. See Note 2 of the Company's Consolidated Financial Statements for more detail regarding this transaction. Except as otherwise indicated, the financial information in this Annual Report on Form 10-K excludes the results of discontinued operations. The Company now operates in a single business segment.

EMPLOYEES

      As of December 31, 2003, the Company had 330 full-time employees, including 156 in operations (including project management, customer support, the Company's solutions group and certain overhead), 85 in product development and the Company's product group, 41 in sales and marketing, including employees working on the Company's MDSI ideligo initiative, and 48 in finance, information technology, human resources and general administration. None of the Company's employees is represented by a labor union and the Company believes its employee relations to be good.

FINANCIAL INFORMATION ABOUT SEGMENTS AND GEOGRAPHIC MARKETS

      For certain information regarding the Company's reportable segments and geographic markets, see Note 8 to the consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

RISK FACTORS

      The Company's business is subject to the following risks. These risks could cause actual results to differ materially from results projected in any forward-looking statement in this report.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

      The Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant orders, the timing of completion of contracts, increased cost in the completion of contracts, increased competition, regulatory and other developments in the Company's vertical markets, changes in the demand for the Company's products and services, the cancellation of contracts, difficulties in collection of receivables, the timing of new product announcements and introductions, difficulties encountered in the protection of intellectual property rights, changes in pricing policies by the Company and its competitors, delays in the introduction of products or enhancements by the Company, expenses associated with the acquisition of products or technology from third parties, the mix of sales of the Company's products and services and third party products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

      The Company believes that economic and political developments and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess of supply in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse affect on the financial condition of energy and utility companies in certain geographical areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions or have sought to terminate existing contracts for the Company's products and services. While the Company believes that economic and political conditions in certain of its vertical markets show signs of improvement, the Company believes that economic conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

      The Company relies upon its ability to implement and integrate mobile workforce management solutions on schedule and to the satisfaction of its customers. The Company from time to time has experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis, delays caused by customers and development delays. Because the Company currently recognizes revenue on a percentage of completion method, delays in completion of certain contracts have caused delays in recognition of revenue and, consequently, unanticipated fluctuations in quarterly results. There can be no assurance that the Company will be able to complete current projects or implement future systems on a timely and cost effective basis or that delays will not result in cancellations of contracts or result in the imposition of substantial penalties. Any such material delay, cancellation or penalty could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

      Because the Company is unable to forecast with certainty the receipt of orders for its products and services and the Company's expense levels are relatively fixed and are based, in part, upon its expectation of future revenue, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of the Company's expenses vary with its revenue.

      Based upon all of the foregoing factors, the Company believes that its quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance. The Company may also choose to reduce prices or increase spending in response to competition, or to pursue new market opportunities. See "Forward-Looking Statements". If new competitors, technological advances by existing competitors or other competitive factors require the Company to reduce its prices or invest significantly greater resources in research and development efforts, the Company's operating results in the future may be adversely affected. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of total revenue or achieve revenue growth on a quarterly or annual basis. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. See "Forward Looking Statements". In such event, the market price of the Company's Common Shares would likely be materially adversely affected.

DEPENDENCE ON THIRD PARTY PRODUCTS AND SERVICES

      Since 1996, the Company has been, and anticipates that from time to time it will be, engaged to provide, in addition to its own products and services, third party hardware, software and services, which the Company purchases from vendors and sells to its customers. For the years ended December 31, 2003, 2002 and 2001, 9.5%, 6.5%, and 5.5% respectively, of the Company's revenue was attributable to third party products and services. As the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large quarterly fluctuations in revenue. See "Forward Looking Statements". In addition, because the Company's gross margins on third party products and services are substantially below gross margins historically achieved on revenue associated with MDSI products and services, large fluctuations in quarterly revenue from the sale of third party products and services will result in significant fluctuations in direct costs, gross profits, operating results, cash flows and other items expressed as a percentage of revenue.

LENGTHY SALES CYCLES FOR ADVANTEX PRODUCTS

      The purchase of a mobile workforce management solution is often a significant purchase decision for prospective customers and requires the Company to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the use and benefits of such systems. Due in part to the significant impact that the application of mobile workforce management solutions has on the operations of a business and the significant commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, the Company's products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on the Company's quarterly financial condition, operating results and cash flows, which may cause such results to be less than the Company's or analysts' expectations. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent quarters may be adversely affected. In particular, due to economic conditions and developments in the Company's core markets, the Company has experienced an increase in the time necessary to complete the negotiation and signing of contracts with some of its customers.

DEPENDENCE ON LARGE CONTRACTS AND CONCENTRATION OF CUSTOMERS

      The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. During the years ended December 31, 2003, 2002, and 2001, approximately 44.3%, 29.1%, and 33.2% respectively, of the Company's consolidated revenue was attributable to five or fewer customers. During the year ended December 31, 2003, TELKOM South Africa Limited accounted for 18.0% of the Company's consolidated revenue and Transco PLC accounted for 17.1% of the Company's consolidated revenue. During the year ended December 31, 2002 TELKOM South Africa accounted for 9.1% of the Company's consolidated revenue. During the year ended December 31, 2001, eircom P.L.C. accounted for 11.6% of the Company's consolidated revenue. The Company believes that revenue derived from current and future large customers will continue to represent a significant portion of its total revenue. See "Forward-Looking Statements". The inability of the Company to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Moreover, the Company's success will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and general economic conditions.

      The size of a contract for a particular customer can vary substantially depending on whether the Company is providing only its own products and services or is also responsible for supplying third party products and services. The Company recognizes revenue using the percentage of completion method, which the Company calculates based on total man days incurred compared to total man days estimated by the Company for completion. Therefore, any significant increase in the costs required to complete a project, or any significant delay in a project schedule, could have a material adverse effect on that contract's profitability and because of the size of each contract, on the Company's overall results of operations. The Company from time to time has also experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis and delays caused by customers. The Company's contracts generally provide for payments upon the achievement of certain milestones. Therefore, any significant delay in the achievement of milestones on one or more contracts would affect the timing of the Company's cash flows and could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Any significant failure by the Company to accurately estimate the scope of work involved, plan and formulate a contract proposal, effectively negotiate a favorable contract price, effectively negotiate the specifications for a workforce management system, properly manage a project or efficiently allocate resources among several projects could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

POTENTIAL FLUCTUATIONS IN BACKLOG

      The Company's backlog consists of a relatively small number of large contracts relating to sales of its mobile workforce management and wireless connectivity software and related equipment and services, and sales of third party products and services. Due to the long, complex sales process and the mix of sales of the Company's products and services and third party products and services, the Company's backlog may fluctuate significantly from period-to-period. In addition, under the terms of the Company's contracts, the Company's customers may elect to terminate their contracts with the Company at any time after notice to the Company or to delay certain aspects of installation. Due to the relative size of a typical contract compared to the Company's annual and quarterly revenue, a termination or installation delay of one or more contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Contracts for software maintenance and support are generally renewable every year and are subject to renegotiation upon renewal. There can be no assurance that the Company's customers will renew their maintenance contracts or that renewal terms will be as favorable to the Company as existing terms.

      The Company believes that unfavorable economic conditions and reduced capital spending by existing and prospective customers have and may continue to adversely affect demand for the Company's products and services in 2004. In particular, service providers, utilities companies and telecommunications companies in North America have been impacted since the latter half of 2000. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic conditions and general trends are likely to continue to delay purchasing and implementation decisions. If the economic conditions in the United States and Canada worsen or if a global economic slowdown occurs, the Company may experience reduced revenues, increased costs, reduced margins and increased risks associated with the collection of customer receivables, any of which may have a material adverse impact on its business, operating results, cash flows and financial condition.

SEASONAL VARIATIONS IN DEMAND

      Certain of the vertical markets targeted by the Company include industries with implementation requirements that vary seasonally. For example, utility companies in North America generally have decreased implementation activity in winter months when such utilities face their greatest consumer demand. As a result, the Company's results of operations may also vary seasonally, and such variation may be significant.

HISTORY OF LOSSES AND FIXED OPERATING EXPENSES

      As of December 31, 2003, the Company had an accumulated deficit of $29.9 million. There can be no assurance that the Company will realize revenue growth or be profitable on a quarterly or annual basis. The Company plans to continue to allocate significant resources to its operating expenses related to sales and marketing operations, to fund significant levels of research and development, to broaden its customer support capabilities and to maintain its administrative resources. A relatively high percentage of the Company's expenses are fixed in the short term and the Company's expense levels are based, in part, on its expectations of future revenue. To the extent that such expenses precede or are not subsequently followed by increased revenue, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In addition, due to the rapidly evolving nature of its business and markets, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

INTEGRATION OF ACQUISITIONS

      The Company may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to the Company's business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which the Company has no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that any anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and write-off of acquired research and development costs, all of which could materially and adversely affect the Company's financial condition, results of operations and cash flows.

NEW PRODUCT DEVELOPMENT

      The Company expects that a significant portion of its future revenue will be derived from the sale of newly introduced products, including Advantex r7, and from enhancement of existing products. See "Forward-Looking Statements". The Company's success will depend in part upon its ability to enhance its current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. There can be no assurance that the Company will be successful in developing and marketing on a timely and cost-effective basis new products and enhancements that respond to such changing market conditions. If the Company is unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In light of the difficulties inherent in software development, the Company expects that it will experience delays in the completion and introduction of new software products.

MANAGEMENT OF GROWTH AND REDUCTION OF WORKFORCE

      Since its inception, the Company has experienced periods of rapid growth in product sales, personnel, research and development activities, number and complexity of products, the number and geographic focus of its targeted vertical markets and product distribution channels. The total number of employees of the Company has grown from 9 employees in Canada in February 1993 to 330 employees located in Canada, the United States and other international locations at December 31, 2003. The Company also recently expanded the geographical areas in which it operates. In March and April, 2001, the Company made several announcements regarding its intention to reduce the size of its work force by approximately 25% in anticipation of reduced demand for its products and services due to the general economic slowdown. In July 2002, the Company completed the sale of its subsidiary Connectria Corporation, reducing the size of its work force by 71 employees. If the Company resumes its growth in future periods, such growth may place strains on its management, administrative, operational and financial resources, as well as increased demands on its internal systems, procedures and controls. There can be no assurance that the Company will be able to effectively manage its operations or future growth and expansion into new markets. Failure to do so could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

DEPENDENCE ON KEY PERSONNEL

      The Company's performance and future operating results are substantially dependent on the continued service and performance of its senior management and key technical and sales personnel. Competition for qualified personnel is intense, and in light of the Company's performance there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it will be able to attract or retain highly-qualified technical and managerial personnel in the future if demand for the Company's products and services increase. The loss of the services of any of the Company's senior management or other key employees or the inability to retain the necessary technical, sales and managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

DEPENDENCE ON SELECTED VERTICAL MARKETS

      Since its inception, substantially all of the Company's revenue has been derived from the sale of products and services to customers in the utility, telecommunications and cable/broadband markets. The Company anticipates that a significant portion of its revenue will continue to be generated by sales of products and services to these markets. Demand for the Company's services in these markets has fluctuated and is likely to fluctuate in the future. In additions, the Company believes that recent economic developments and trends have adversely affected and may continue to adversely affect levels of capital spending by companies in a variety of industries, including the vertical markets MDSI serves. The Company believes that these and other factors may cause potential and existing customers to delay or defer purchasing decisions or seek to terminate or delay payment under existing contracts for the Company's products and services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts. See "Forward-Looking Statements." A decline in demand for the Company's products in these markets as a result of economic conditions, competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There can be no assurance that the Company will be able to diversify its product offerings or revenue base by entering into new vertical markets or continue to earn revenue in current markets.

DEPENDENCE ON MARKETING RELATIONSHIPS

      The Company's products are marketed by the Company's direct field sales force as well as by third parties that act as lead generators or with whom the Company acts together as a co-marketer or co-seller. The Company's existing agreements with such partners are nonexclusive and may be terminated by either party without cause. Such organizations are not within the control of the Company, are not obligated to purchase products from the Company and may also represent and sell competing products. There can be no assurance that the Company's existing partners will continue to provide the level of services and technical support necessary to provide a complete solution to the Company's customers or that they will not emphasize their own or third-party products to the detriment of the Company's products. The loss of these partners, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers with the technical, industry and application experience required to market the Company's products successfully could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company may enter into certain joint ventures in order to facilitate its expansion into other vertical markets and geographic areas. See "Forward Looking Statements". To the extent that such joint ventures are not successful, there could be a material adverse effect on the Company's business, financial condition, operating results and cash flows.

COMPETITION

      The markets for mobile workforce management applications, wireless connectivity software, mobile data network equipment and mobile computing devices are highly competitive. Numerous factors affect MDSI's competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability on multiple platforms (server, wireless carrier, and mobile workstation), ability to implement mobile workforce management solutions domestically and internationally while meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support. Within these markets, there are a small number of new ventures, either small companies attempting to establish a business in this market or large companies attempting to diversify their product offerings. MDSI expects such competition to intensify as acceptance and awareness of mobile workforce management solutions continue. See "Forward Looking Statements". In addition, a small number of MDSI's potential customers develop software solutions internally, thereby eliminating the requirement for suppliers such as MDSI. Current or potential competitors may establish cooperative arrangements among themselves or with third parties to increase the ability of their products to address customer requirements. Certain of MDSI's competitors have substantially greater financial, technical, marketing and distribution resources than MDSI. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that MDSI will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by MDSI will not materially adversely affect its business, financial condition, operating results and cash flows.

      The Company primarily competes in the utilities market with Utility Partners, L.C. (which recently emerged from Chapter 11 bankruptcy), CGI Group Inc. (via its acquisition of Cognicase, Inc., owner of MDSI competitor M3i Systems, Inc.), Intergraph Corporation, Axiom Corporation, Oracle Corporation, Itron Inc. (via its acquisition of e-Mobile Data Inc.) a.p.solve Limited and ViryaNet Ltd. The Company has several competitors in the telecommunications and cable/broadband markets. The Company's primary competitor for telecommunications customers is Telcordia Technologies, Inc., a company that has historical relationships with certain of the large telecommunications companies. Other competitors include ClickSoftware, Inc., ViryaNet Ltd., which the Company mostly sees competing for small accounts, and more recently Accenture FFE. In the cable/broadband market, the Company's primary competitors are Telcordia Technologies Inc., C-Cor.net Corp., PointServe Inc., CSG Systems International Inc., and Viryanet Ltd., again mostly for small accounts.

      The Company believes that the principal competitive factors in other field service markets are the ability to improve the customer service aspects of an organization's business and increase the productivity of service representatives. In this market, MDSI sells a wireless enablement product, called MDSI ideligo, that is largely a subset of Advantex. MDSI ideligo provides a mobile extension of selected field service application vendors' solutions. The initial implementation has been with Siebel Systems' Field Service offering. Other wireless enablement products are offered by Aether Systems Inc., Antenna Systems, Broadbeam Corporation, Everypath Inc., Extended Systems Incorporated and IBM, as well as a variety of other newer competitors. Also serving the commercial field service market are enterprise application solution providers, such as Astea International Inc., Metrix Inc., and FieldCentrix Inc., in addition to several larger enterprise software companies, such as Amdocs Limited (which acquired the assets of Clarify), Oracle Corporation, PeopleSoft Inc., and Siebel Systems Inc. MDSI believes that these enterprise application vendors offer less comprehensive wireless enablement solutions than MDSI, and are consequently potential partners for expanding MDSI's penetration in this market.

RISK OF PRODUCT DEFECTS AND IMPLEMENTATION FAILURE

      Software products, including those offered by the Company, contain undetected errors or omissions. Software products, when implemented, installed, configured and customized, may also fail to perform according to customer expectations due to the failure by the customer to properly specify its system requirements, failure by the customer to properly operate or interact with the system, operator error, technical problems associated with the customer's host system, or the resistance of the customer's workforce to the adoption of new technology. In addition, software products may fail to perform according to expectations due to the failure by the Company to properly design the system to operate in the environment, infrastructure or communications network in which the product is to be used. There can be no assurance that, despite testing by the Company and by current and potential customers, that the Company's products will be free of errors or that such products will perform according to expectations with respect to response time, ability to communicate over multiple networks, scalability, stability and ease of use. Such errors and failures could result in loss of or delay in market acceptance of the Company's products, the cancellation of contracts or the imposition of substantial penalties, any of which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

PROPRIETARY TECHNOLOGY

      The Company's success is dependent on its ability to protect its intellectual property rights. The Company relies principally upon a combination of copyright, trademark, trade secret and patent laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. To date, the Company has been granted trademark registrations or has registrations pending in the United States, Canada and the European Community for the MDSI, Advantex, Wireless@work and Compose trademarks. MDSI has also filed several patent applications in the United States and internationally covering various aspects of its technology, and has recently been granted a U.S. patent for certain aspects of Compose. The earliest of these applications has been granted and will be issued as a U.S. patent, and the remainder are pending a substantive examination. As part of its confidentiality procedures, the Company generally enters into nondisclosure and confidentiality agreements with each of its key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the Company's efforts to protect its intellectual property rights will be successful. Despite the

Company's efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of the Company's software products, and use such copies to create competitive products. Policing the unauthorized use of the Company's products is difficult, and, while the Company is unable to determine the extent to which piracy of its software products exists, the risk of software piracy can be expected to continue. In addition, the laws of certain countries in which the Company's products are or may be licensed may not protect its products and intellectual property rights to the same extent as do the laws of Canada and the United States. As a result, sales of products by the Company in such countries may increase the likelihood that the Company's proprietary technology is infringed upon by unauthorized third parties. In addition, because third parties may attempt to develop similar technologies independently, the Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segments grows and the functionality of products in different industry segments overlaps. See "Forward-Looking Statements". Although the Company believes that its products do not infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against the Company with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

DEPENDENCE ON THIRD PARTIES

      Certain contracts require the Company to supply, coordinate and install third party products and services or employ subcontractors. The Company believes that there are a number of acceptable vendors and subcontractors for most of its required products, but in many cases, despite the availability of multiple sources, the Company may select a single source in order to maintain quality control and to develop a strategic relationship with the supplier or may be directed by a customer to use a particular product. The failure of a third party supplier or subcontractor to provide a sufficient and reliable supply of parts and components or products and services in a timely manner could have a material adverse effect on the Company's results of operations. In addition, any increase in the price of one or more of these products, components or services could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Additionally, under certain circumstances, the Company supplies products and services to a customer through a larger company with a more established reputation acting as a project manager or systems integrator. In such circumstances, the Company has a sub-contract to supply its products and services to the customer through the prime contractor. In these circumstances, the Company is at risk that situations may arise outside of its control that could lead to a delay, cost over-run or cancellation of the prime contract which could also result in a delay, cost over-run or cancellation of the Company's sub-contract. The failure of a prime contractor to supply its products and services or perform its contractual obligations to the customer or MDSI in a timely manner could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

EXCHANGE RATE FLUCTUATIONS

      Because the Company's reporting and functional currency is the United States dollar, its operations outside the United States face additional risks, including fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company has operations outside the United States and is hedged, to some extent, from foreign exchange risks because of its ability to purchase, develop and sell in the local currency of those jurisdictions. In addition, the Company has entered into foreign currency contracts under certain circumstances to reduce the Company's exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activities will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. In addition, to the extent the Company has operations outside the United States, the Company is subject to the impact of foreign currency fluctuations and exchange rate changes on the Company's reporting in its financial statements of the results from such operations outside the United States. During 2003, the relative weakness of the U.S. dollar contributed to an increase in direct costs as a percentage of revenue, as the majority of direct costs are incurred in Canadian dollars.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

      In the years ended December 31, 2003, 2002, and 2001 revenue derived from sales outside of North America accounted for approximately 44.5%, 30.9%, and 23.9%, respectively, of the Company's total revenue. Because the Company's revenue is dependent, in large part, on significant contracts with a limited number of customers, the percentage of the Company's revenues that is derived from sales outside of North America has fluctuated, and may continue to fluctuate, from period-to-period. The Company believes that its ability to grow and be profitable will require additional expansion of its sales in foreign markets, and that revenue derived from international sales will account for a significant percentage of the Company's revenue for the foreseeable future. This expansion has required and will continue to require significant management attention and financial resources. The inability of the Company to expand international sales in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There are a number of risks inherent in the Company's international business activities, including changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign markets, longer accounts receivable payment cycles, difficulties in collecting payments, reduced protection for intellectual property, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization, war, insurrection, terrorism and other political risks and factors beyond the Company's control. Fluctuations in currency exchange rates could adversely affect sales denominated in foreign currencies and cause a reduction in revenue derived from sales in a particular country. In addition, revenue of the Company earned abroad may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not materially adversely affect the Company's future international sales and, consequently, the Company's business, financial condition, operating results and cash flows.

      As a result of the international scope of the Company's operations, the Company's business is carried out under an international corporate structure that has been designed in part to optimize tax costs to the Company. The effectiveness of this international corporate structure from a tax perspective, and the corresponding risk of any negative financial impact on the Company from the imposition of tax liability on the Company in the event such structure is not effective, depends on the quality of the Company's internal compliance and implementation procedures, as well as external regulatory factors such as investigations, audits and decisions by tax officials and changes in tax laws, regulations and policies.

PRODUCT LIABILITY

      The license and support of products by the Company may entail the risk of exposure to product liability claims. A product liability claim brought against the Company or a third party that the Company is required to indemnify, whether with or without merit, could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company carries insurance coverage for product liability claims which it believes to be adequate for its operations. See "Forward-Looking statements."

ANTI-TAKEOVER EFFECTS; INVESTMENT CANADA ACT

      An investment in the Common Shares of the Company which results in a change of control of the Company may, under certain circumstances, be subject to review and approval under the Investment Canada Act if the party or parties acquiring control is not a Canadian person (as defined therein). Therefore, the Canadian regulatory environment may have the effect of delaying, deferring or preventing a change in control of the Company.

      The Company is organized under the laws of Canada and, accordingly, is governed by the Canada Business Corporations Act (the "CBCA"). The CBCA differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders' suits, indemnification of directors and inspection of corporate records.

      In December 1998, the Company implemented a shareholder rights plan (the "Plan"). The Plan had a 5-year term and was subsequently renewed in December 2003 for a further 5-year term. Pursuant to the renewed Plan, shareholders of record on December 17, 2003 received a dividend of one right to purchase, for CDN$140, one Common Share of the Company. The rights are attached to the Company's Common Shares and will also become attached to Common Shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's Common Shares. After a triggering event, the rights will detach from the Common Shares. If the Company is then merged into, or is acquired by, another corporation, the Company may either (i) redeem the rights or (ii) permit the rights holder to receive in the merger Common Shares of the Company equal to two times the exercise price of the right (i.e., CDN $280). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the Plan is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's Board of Directors, the offer is inadequate. Pursuant to regulatory requirements, the renewed Plan must be approved by the Company's shareholders at a meeting to be held 6 months of implementation of the renewed Plan.

      As a result of being a reporting issuer in certain provinces of Canada, the Company is required to file certain reports in such jurisdictions. As part of such reports, the Company is required to file consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada. Canadian and US GAAP differ in certain respects, including the treatment of certain reorganization costs, acquired research and development costs, and the expensing of stock options. As a result, the Company's Consolidated Financial Statements included in this report may differ materially from the financial statements filed by the Company in Canada.

MARKET FOR THE COMMON SHARES; POTENTIAL VOLATILITY OF STOCK PRICE

      The trading prices of the Common Shares have been subject to wide fluctuations since trading of the Company's shares commenced in December 1995. There can be no assurance that the market price of the Common Shares will not significantly fluctuate from its current level. The market price of the Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many high-technology companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of the Common Shares. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

ITEM 2: PROPERTIES

      The Company occupies approximately 96,000 square feet of leased office space at its headquarters in Richmond, British Columbia for its product development, marketing, support, administration and sales operations. The lease expires on November 30, 2008 with two options to renew for five years each. The Company has sub-let approximately 16,000 square feet of this space until November 30, 2008. The Company also maintains an office in Itasca, Illinois. The Itasca office lease is for approximately 29,000 square feet and and has been terminated effective November 30, 2004. The Company has sub-let approximately 17,600 feet of this space until November 30, 2004. The Company believes that the current office space under lease less the current subleased portions is adequate to meet its needs for the foreseeable future.

ITEM 3: LEGAL PROCEEDINGS

      Mobile Data Solutions Inc. v. Citizens Telecom Services Co., L.L.C. - U.S. District Court, Texas District Court Collin County - 366 Judicial District (Docket No. 366-01914-00). On February 2, 2004, MDSI and Citizens settled this lawsuit. Under the settlement agreement, each company has fully discharged the other from all outstanding legal claims without further financial compensation.

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

ITEM 4: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      Not applicable.

                                     PART II

ITEM 5: MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON SHARES

      The Company's Common Shares began trading on The Toronto Stock Exchange and on the Montreal Exchange under the symbol "MMD" on December 20, 1995 and began trading on the Nasdaq National Market System under the symbol "MDSIF" on November 26, 1996. The Company changed its Nasdaq National Market System trading symbol to "MDSI" in April 1999. In December 1999, the Company's listing on the Montreal Exchange was automatically withdrawn as part of a restructuring plan of the Canadian stock exchanges. Prior to December 20, 1995, there was no public market for the Common Shares. The following table sets forth, for the periods indicated, the high and low sale prices for the Common Shares as reported on The Toronto Stock Exchange and the Nasdaq National Market System with their equivalent U.S. dollar amounts where applicable.

                                               THE TORONTO STOCK EXCHANGE                     NASDAQ NATIONAL MARKET
                                   ------------------------------------------------           ----------------------
                                          US$(1)                        CDN$                   US$            US$
                                   ------------------           -------------------            ---            ---
                                   HIGH           LOW           HIGH            LOW            HIGH           LOW
                                   ----           ---           ----            ---            ----           ---
2002
First Quarter.............         4.29           3.31           6.76           5.22           4.25           3.40
Second Quarter............         3.93           3.10           6.21           4.87           3.95           3.05
Third Quarter.............         3.48           2.83           5.50           4.47           3.62           2.87
Fourth Quarter............         3.55           2.82           5.60           4.44           3.60           2.78

2003
First Quarter.............         4.28           3.33           6.00           4.67           3.91           3.00
Second Quarter............         5.18           3.39           7.25           4.75           5.35           3.00
Third Quarter.............         6.07           3.88           8.50           5.43           6.33           3.85
Fourth Quarter............         5.60           4.12           7.85           5.77           6.12           4.25

----------
(1) US dollar amounts have been translated using the average noon buying rate for Canadian dollars for the relevant quarter. See "Exchange Rates."

SHAREHOLDERS

      As of December 31, 2003 the Company had approximately 347 shareholders of record.

DIVIDENDS

      The Company has never paid dividends on its Common Shares. The Company currently intends to retain earnings for use in its business and does not anticipate paying any dividends in the foreseeable future. The Company's current bank credit agreement prohibits the payment of dividends without prior consent of the lender.

RECENT SALES OF UNREGISTERED SECURITIES

      The Company did not issue any unregistered securities during the fiscal year ended December 31, 2003.

EXCHANGE CONTROLS

      There are no government laws, decrees or regulations in Canada which restrict the export or import of capital or which affect the remittance of dividends, interest or other payments to non-resident holders of the Company's Common Shares. Any remittances of dividends to United States residents and to other non-residents are, however, subject to withholding tax. See "Taxation" below.

TAXATION

      Canadian Federal Income Taxation

      We consider that the following summary fairly describes in general the principal Canadian federal income tax consequences applicable to a holder of our common shares who at all times deals at arm's length with us, who holds all common shares as capital property, who is resident in the United States, who is not a resident of Canada and who does not use or hold, and is not deemed to use or hold, his common shares of MDSI Mobile Data Solutions Inc. in connection with carrying on a business in Canada (a "non-resident holder"). It is assumed that the common shares will at all material times be listed on a stock exchange that is prescribed for purposes of the Income Tax Act (Canada) (the "ITA") and regulations thereunder. The Canadian federal income tax consequences applicable to holders of the Company's common shares will not change if we are deemed inactive by the Toronto Stock Exchange. Investors should however be aware that the Canadian federal income tax consequences applicable to holders of the Company's common shares will change if we cease to be listed on a prescribed stock exchange like the Toronto Stock Exchange. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences of them purchasing, owning and disposing of the Company's common shares should the Company cease to be listed on a prescribed stock exchange.

      This summary is based upon the current provisions of the ITA, the regulations thereunder, the Canada-United States Tax Convention as amended by the Protocols thereto (the "Treaty") as at the date of the registration statement and the currently publicly announced administrative and assessing policies of the Canada Revenue Agency (the "CRA"). This summary does not take into account Canadian provincial income tax consequences. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action. This summary does, however, take into account all specific proposals to amend the ITA and regulations thereunder, publicly announced by the Government of Canada to the date hereof.

      This summary does not address potential tax effects relevant to the Company or those tax considerations that depend upon circumstances specific to each investor. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences to them of purchasing, owning and disposing of the Company's common shares.

      Dividends

      The ITA provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as MDSI Mobile Data Solutions Inc.) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend or deemed dividend. Provisions in the ITA relating to dividend and deemed dividend payments and gains realized by non-residents of Canada, who are residents of the United States, are subject to the Treaty. The Treaty may reduce the withholding tax rate on dividends as discussed below.

      Article X, of the Treaty as amended by the US-Canada Protocol ratified on December 16, 1997 provides a 5% withholding tax on gross dividends or deemed dividends paid to a United States corporation which beneficially owns at least 10% of our voting stock paying the dividend. In cases where dividends or deemed dividends are paid to a United States resident (other than a corporation) or a United States corporation which beneficially owns less than 10% of our voting stock, a withholding tax of 15% is imposed on the gross amount of the dividend or deemed dividend paid. The Company will be required to withhold any such tax from the dividend and remit the tax directly to CRA for the account of the investor.

      The reduction in withholding tax from 25%, pursuant to the Treaty, will not be available:

      (a) if the shares in respect of which the dividends are paid are effectively connected with a permanent establishment or fixed base that the holder has in Canada, or

      (b)   the holder is a U.S. LLC which is not subject to tax in the U.S.

      The Treaty generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the U.S. and is exempt from income tax under the laws of the U.S.

      Capital Gains

      A non-resident holder is not subject to tax under the ITA in respect of a capital gain realized upon the disposition of our share unless the share represents "taxable Canadian property" to the holder thereof. The Company's Common shares will be considered taxable Canadian property to a non-resident holder only if:

      (a)   the non-resident holder,

      (b) persons with whom the non-resident holder did not deal at arm's length, or

      (c) the non-resident holder and persons with whom he did not deal at arm's length,

      owned 25% or more of the Company's issued shares of any class or series at any time during the five year period preceding the disposition. In the case of a non-resident holder to whom the Company's shares represent taxable Canadian property and who is resident in the United States, no Canadian taxes will generally be payable on a capital gain realized on such shares by reason of the Treaty unless:

      (a) the value of such shares is derived principally from real property (including resource property) situated in Canada,

      (b) the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding the disposition, the holder was resident in Canada at any time during the 10 years immediately preceding the disposition and the shares were owned by him when he ceased to be a resident of Canada,

      (c) they formed part of personal property constituting business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or

      (d)   the holder is a U.S. LLC which is not subject to tax in the U.S.

      If subject to Canadian tax on such a disposition, the taxpayer's capital gain (or capital loss) from a disposition is the amount by which the taxpayer's proceeds of disposition exceed (or are exceeded by) the aggregate of the taxpayer's adjusted cost base of the shares and reasonable expenses of disposition. For Canadian income tax purposes, the "taxable capital gain" is equal to one-half of the capital gain.

ITEM 6: SELECTED FINANCIAL DATA (UNAUDITED)

      The following selected consolidated financial data of the Company is qualified in its entirety by reference to and should be read in conjunction with
Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this report. The consolidated statements of operations data for the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet data at December 31, 2003 and 2002 are derived from and are qualified by reference to the Company's audited consolidated financial statements. This selected consolidated financial data is presented in conformity with generally accepted accounting principles in the United States.

                                                       YEARS ENDED DECEMBER 31,
                                         2003        2002        2001         2000       1999
                                         ----        ----        ----         ----       ----
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue                               $ 47,385    $ 38,211    $ 44,941    $ 51,852    $ 52,000
Gross profit                            24,022      21,192      23,894      30,772      29,449
Operating (loss) income                 (2,884)     (2,933)    (11,167)        912       7,624
(Loss) income from continuing           (3,643)     (2,047)    (13,240)        (24)      4,731
  operations for the year(1)(2)(3)
Diluted (loss) earnings per common
  share                               $  (0.44)   $  (0.23)   $  (1.61)   $  (0.08)   $   0.11
Weighted average shares outstanding      8,201       8,481       8,623       8,527       9,101

                                         2003        2002        2001        2000        1999
                                         ----        ----        ----        ----        ----
BALANCE SHEET DATA:
Cash and cash equivalents             $ 15,827    $ 11,017    $ 13,176    $ 12,865    $ 14,750
Working capital                          8,576       8,296      11,374      23,305      23,151
Total assets                            37,071      37,031      44,263      60,517      50,191
Non-current liabilities                    982       1,914       3,050       6,738       3,399
Stockholders' equity                    15,942      19,464      23,916      37,404      34,916

----------
(1) Net loss for the year ended December 31, 2001 includes charges of $6,105,927 with respect to restructuring of certain operations, $2,749,992 for the impairment in valuation of investments in three private companies, $1,558,578 for the impairment in valuation of intangible assets acquired on acquisition of Alliance Systems Incorporated, $165,000 for the impairment in valuation of a commercial web site domain name, and $2,938,195 for bad debts with respect to several doubtful accounts.

(2) Net income from continuing operations for the year ended December 31, 2000 includes charges of $1,691,028 for costs of merger with respect to the Company's merger with Connectria, and $985,000 for bad debts with respect to one doubtful account.

(3) Net loss from continuing operations for the year ended December 31, 2003 includes charges related to the evaluation of strategic options for the Company of $1,275,120, and $3,069,860 for bad debts with respect to several doubtful accounts.

ITEM 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the Company's ability to accelerate or defer operating expenses, achieve revenue in a particular period, hire new personnel and other factors set forth under "Business-Risk Factors" in Item 1 of this Annual Report on Form 10-K. In particular, note the Business-Risk Factors entitled "Potential Fluctuations in Quarterly Operating Results", "Lengthy Sales Cycles for Advantex Products", "Dependence on Large Contracts and Concentration of Customers", "History of Losses and Fixed Expenses", "Integration of Acquisitions," "Litigation" and "Competition." Also see "Forward-Looking Statements."

      Unless otherwise noted, all financial information in this report is expressed in the Company's functional currency, United States dollars. See Item 7A, "Quantitative and Qualitative Disclosures About Market Risk".

OVERVIEW

      MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems.

      The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, configuration, customization and training; (ii) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts; and (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract.

STRATEGIC ALTERNATIVES

      The Company has retained Bear, Stearns & Co. Inc. as financial advisor to the Board of Directors. The Board is evaluating potential business combinations, financing and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value. The Company continues to conduct the strategic review process. The process is ongoing, and to date the Company has not entered any transaction as a result of the strategic review.

RESTRUCTURING

      The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions, have elected not to purchase the Company's products, or have sought to terminate existing contracts for the Company's products and services. As a result, the Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of facts, particularly the timing and receipt of significant orders. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic and political conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. See "Forward-Looking Statements." Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

      In order to address the uncertainties caused by these economic trends, MDSI announced in 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and were expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. A majority of the savings were realized by reduced salary and payroll costs, and the remaining savings have been realized from the subleasing of excess space, and a reduction in discretionary spending. As a result of the sale of the public safety operations during the second quarter of 2002, the Company exceeded the estimated quarterly savings. There can be no assurance that the workforce reductions and other measures will not have a material adverse affect on the Company's business operations.

      In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                                     TOTAL RESTRUCTURING
                                                                            CHARGE
                                                                            ------
Workforce reduction                                                      $  3,375,000
Provision for excess office space                                           1,861,000
Non cash write-down of capital assets                                         563,780
Other                                                                         306,147
                                                                         ------------
Total restructuring charges                                                 6,105,927
Cumulative draw-downs                                                      (5,225,145)
                                                                         ------------
Accrued restructuring charges as at December 31, 2003                    $    880,782
                                                                         ============

      During the year ended December 31, 2003, the Company made cash payments of $376,553 relating to the restructuring accruals.

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

FIELD SERVICE BUSINESS

      The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the users are rolled out initially, with the balance implemented over a period that may extend up to one year or more. Where increases in mobile workforces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed, which may result in additional revenue for the Company. See "Forward-Looking Statements."

      Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services, which includes a warranty period that is generally ninety days in length. These services are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total man days incurred over the total estimated man days to complete the contract.

      The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing after expiration of the initial warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually, quarterly, or monthly. Revenue for these services is recognized ratably over the term of the contract.

      The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware and software upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract. Also included in third party revenue are reimbursements to the Company for out of pocket expenses incurred on implementation projects performed by the Company. EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses" requires characterization of these expenses as revenue. An equal and offsetting amount of expense is recognized relating to these reimbursements as direct costs.

      The Company believes that it will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

      During 2001, MDSI decided not to continue pursuing opportunities in the Public Safety market. These opportunities consisted of federal, state and local agencies that provide police, fire, medical and other emergency services. The Company had installed solutions for a limited number of customers, and this market did not represent a material portion of MDSI's revenues. On May 24, 2002 the Company entered into an agreement with Datamaxx Applied Technologies Inc. ("Datamaxx"), granting exclusive license to Datamaxx for MDSI's Public Safety products in North America, and non exclusive license rights for these products outside North America. The Company also assigned its existing contracts in the Public Safety market to Datamaxx. MDSI will receive royalty payments under the agreement for any license and implementation revenue earned by Datamaxx in relation to the licensed products, subject to a maximum royalty payout of $1,500,000. As a result of this licensing agreement, the Company has now exited the Public Safety market.

      The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

DISPOSITION OF HOSTING AND INFORMATION TECHNOLOGY (IT) SERVICES BUSINESS SEGMENT

      In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares of MDSI that had a market value of approximately $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI also received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The loan was repaid subsequent to December 31,2003. On closing, the Company realized a small gain as a result of the disposition of Connectria.

      As a result of its decision to dispose of Connectria, MDSI has treated this business segment as a discontinued operation and the results of operations, financial position and changes in cash flow for this segment have been segregated from those of continuing operations. The following discussion and analysis of the Company's results of operations excludes Connectria for the current and corresponding prior periods.

RECENT ACCOUNTING PRONOUNCEMENTS

      In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

      In April 2003 FASB issued Statement No. 149 ("SFAS 149"), Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and (4) amends certain other existing pronouncements.

      SFAS 149 is effective for contracts entered into or modified after June 30, 2003, subject to certain exceptions, for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

      In January 2003, FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

      The significant accounting policies are outlined within Note 1 to the Consolidated Financial Statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. The following items require the most significant judgment and involve complex estimation:

RESTRUCTURING CHARGES

      In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.

ACCOUNTS RECEIVABLE

      The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At December 31, 2003, the allowance for doubtful accounts was $2.8 million. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts. During the year ended December 31, 2003 the Company wrote off a long term receivable of $2.8 million, as the Company entered into a settlement agreement with this customer whereby no further proceeds on the receivable would be realized by the Company.

REVENUE RECOGNITION

      We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," SAB No. 104, "Revenue Recognition," and other authoritative accounting literature. We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

      We generally provide services with our supply agreements, that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements under SOP 81-1 using the percentage of completion method of contract accounting.

License Fees and Professional Services

      Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

      We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

      We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

      Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

Maintenance Revenue

      Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

      Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

Third party products and services

      Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis.

      When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product. The recognition of gross revenue is in accordance with criteria established in Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

      On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, in accordance with criteria established in EITF 99-19 (as described above), the revenue for these implementations and installations is typically recognized on a gross basis. In these cases we ultimately manage the engagement.

INCOME TAXES

      The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other deferred tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.

INTANGIBLE ASSETS

      As part of the Company's restructuring plan, during the year ended December 31, 2001 the Company determined that an impairment in the value of goodwill that resulted from the acquisition of Alliance Systems, Inc. had occurred. A valuation allowance was recorded of $1.6 million, equal to the remaining net book value. The Company also discontinued development of its e-Service Manager product line during the year. A valuation allowance of $0.2 million was recorded to remove the remaining net book value.

INVESTMENTS AND ADVANCES

      During the year ended December 31, 2000 MDSI invested in or advanced funds to private companies, which the Company reviews periodically to determine if there has been a non-temporary decline in the market value of those investments and advances below the carrying value. The assessment of fair market value is made based on the market value trends of similar public companies, the current business performance of the companies in which MDSI has invested, and if available, the estimated future market potential of the companies. MDSI recorded an impairment of the investments in private companies and advances of $2.7 million during 2001. This resulted in a full allowance against the recorded costs of the investments and advances. During the year ended December 31, 2002 one of the Companies in which MDSI had made an $500,000 equity investment was liquidated, with no net proceeds being realized by MDSI. As a result MDSI has written off the investment of $500,000 against the valuation allowance set up during the year ended December 31, 2001.

WARRANTY

      The Company warrants to its customers that its software will be in substantial conformance with its specifications.

INDEMNIFICATION

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

RESULTS OF OPERATIONS

      The following table sets forth, for the years indicated, certain components of the selected financial data of the Company:

                                                                        YEARS ENDED DECEMBER 31,
                                                                     2003        2002        2001
                                                                     ----        ----        ----
                                                                           (IN THOUSANDS)
Revenue:
   Software and services .....................................    $ 28,932    $ 24,676    $ 31,578
   Maintenance and support ...................................      13,976      11,055      10,910
   Third party products and services .........................       4,477       2,480       2,453
                                                                  --------    --------    --------
                                                                    47,385      38,211      44,941
Direct costs .................................................      23,363      17,019      21,047
                                                                  --------    --------    --------
Gross profit .................................................      24,022      21,192      23,894
                                                                  --------    --------    --------
Operating expenses:
   Research and development ..................................       5,513       5,506       7,258
   Sales and marketing .......................................      10,497      12,382      10,859
   General and administrative ................................       6,551       6,237       6,075
   Restructuring charge ......................................          --          --       6,106
   Amortization and provision for valuation
   of intangible assets ......................................          --          --       1,824
   Strategic expenses ........................................       1,275          --          --
   Provision for doubtful accounts ...........................       3,070          --       2,938
                                                                  --------    --------    --------
                                                                    26,906      24,125      35,060
Operating loss ...............................................      (2,884)     (2,933)    (11,166)
Valuation allowance on investments ...........................          --          --      (2,750)
Other (expense) income .......................................        (307)        273         177
                                                                  --------    --------    --------
Loss from continuing operations before tax provision .........      (3,191)     (2,660)    (13,739)
(Provision for) recovery of income taxes
from continuing operations ...................................        (452)        613         499
                                                                  --------    --------    --------
Loss for continuing operations ...............................      (3,643)     (2,047)    (13,240)
                                                                  --------    --------    --------
Income (loss) from discontinued operations ...................          --         121        (653)
                                                                  --------    --------    --------
Net loss for the year ........................................    $ (3,643)   $ (1,926)   $(13,893)
                                                                  ========    ========    ========

      The following table sets forth, for the years indicated, certain components of the selected financial data of the Company as a percentage of total revenue.

                                                     YEARS ENDED DECEMBER 31,
                                                    2003      2002      2001
                                                    ----      ----      ----
Revenue:
   Software and services ........................   61.1%     64.6%     70.3%
   Maintenance and support ......................   29.5      28.9      24.2
   Third party products and services ............    9.4       6.5       5.5
                                                   -----     -----     -----
                                                   100.0     100.0     100.0
Direct costs ....................................   49.3      44.5      46.8
                                                   -----     -----     -----
Gross profit ....................................   50.7      55.5      53.2
                                                   -----     -----     -----
Operating expenses:
   Research and development .....................   11.6      14.4      16.1
   Sales and marketing ..........................   22.2      32.4      24.2
   General and administrative ...................   13.8      16.3      13.5
   Restructuring charge .........................     --        --      13.6
   Amortization and provision for valuation of
      intangible assets .........................     --        --       4.1
   Strategic expenses ...........................    2.7        --        --
   Provision for doubtful accounts ..............    6.5        --       6.5
                                                   -----     -----     -----
                                                    56.8      63.1      78.0
                                                   -----     -----     -----
Operating loss ..................................   (6.1)     (7.6)    (24.8)
Valuation allowance on investments ..............     --        --      (6.1)
Other (expense) income ..........................   (0.6)      0.7       0.4
                                                   -----     -----     -----
Loss from continuing operations before tax
provision .......................................   (6.7)     (6.9)    (30.5)
(Provision for) recovery of income taxes from
continuing operations ...........................   (1.0)      1.6       1.1
                                                   -----     -----     -----
Loss from continuing operations .................   (7.7)     (5.3)    (29.4)
Income (loss) from discontinued operations ......     --       0.3      (1.4)
                                                   -----     -----     -----
Net loss for the year ...........................   (7.7)%    (5.0)%   (30.8)%
                                                   =====     =====     =====

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

      Revenue. Revenue increased by $9.2 million (24.0%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase was primarily due to increased software and services revenue, and maintenance and support revenue.

      Software and services revenue increased by $4.3 million (17.2%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase in revenue was attributable to several significant contracts the Company has entered into, representing increased success in the core markets the Company serves. These contracts continue to generate significant revenue for the Company. The Company expects that these contracts will continue to make up a significant portion of revenues over the next few quarters. "See Forward-Looking Statements". While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company anticipates that economic conditions are likely to continue to have an adverse impact on software and services revenues in future periods. See "Forward-Looking Statements".

      Maintenance and support revenue was $14.0 million for the year ended December 31, 2003, compared to $11.1 million for the year ended December 31, 2002, an increase of 26.4%. The Company believes maintenance and support revenue will continue to increase as the Company's installed customer base increases. See "Forward-Looking Statements." The primary reason for the increase in maintenance and support revenue during 2003 was that two of the Company's significant implementation contracts entered the maintenance and support phases of their agreements during the year.

      Third party products and services revenue increased by $2.0 million (80.5%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another. The Company has agreed to supply a large amount of third party services at no margin which is being recognized on a gross basis, in connection with one particular contract, and therefore expects that future revenues from third party products and services will fluctuate in the near term. For the year ended December 31, 2003 approximately $1.8 million of these services were provided, as compared to $0.1 million for the year ended December 31, 2002. See "Forward Looking Statements."

      Direct Costs. Direct costs were 49.3% of revenue for the year ended December 31, 2003, compared to 44.5% for the year ended December 31, 2002. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The increase in direct costs as a percentage of revenue occurred primarily due to the Company's agreement to supply a large amount of third-party services at no margin, in connection with one particular contract. The relative weakness of the United States dollar also contributed to the cost increase as the majority of direct costs are incurred in Canadian dollars. As a result, direct costs as a percentage of revenue increased. The Company expects that direct costs as a percentage of revenue will remain relatively consistent with the current period in the near term. See "Forward-Looking Statements."

      Gross Margins. Gross margins were 50.7% of revenue for the year ended December 31, 2002, compared to 55.5% for the year ended December 31, 2002. The decrease in gross margins as a percentage of revenue related primarily to an agreement whereby the Company has agreed to supply a large amount of third-party services at no margin. During the current year the Company recognized approximately $1.8 million in third party revenues and costs related to this project. The relative weakness of the United States dollar also contributed to the reduction in gross margin in the period. The Company expects that in the near term its gross margins as a percentage of revenue will remain consistent with the current period, subject to the level of third party services actually provided. See "Forward-Looking Statements."

      Research and Development. Research and development expenses were $5.5 million, or 11.6% of revenue, for the year ended December 31, 2003, compared to $5.5 million, or 14.4% of revenue, for the year ended December 31, 2002. The decrease in research and development expenses as a percentage of revenue was a result of stable research and development expenses incurred during a period of revenue growth. The Company also utilized research and development personnel on revenue producing projects in 2003, and corresponding portions of the associated salary costs for these staff are reflected as direct costs as opposed to research and development expenses. The Company intends to continue committing a significant portion of its revenue to enhance existing products and develop new products. In addition, the Company expects to increase its research and development expenditures during 2004. See "Forward-Looking Statements".

      Sales and Marketing. Sales and marketing expenses were $10.5 million or 22.2% of revenue for the year ended December 31, 2003 and $12.4 million or 32.4% of revenue for the year ended December 31, 2002. Total sales and marketing expenses represents a decrease of approximately $1.9 million as compared to the same period of 2002. The decrease in expenditures in 2003 was due to an decrease in commission costs relating to contracts entered into during 2002 that did not reoccur in 2003. The Company anticipates that the dollar amounts of its sales and marketing expenses will continue to be significant as a result of the Company's commitment to its international marketing efforts and attempts to penetrate additional markets for its products. See "Forward-Looking Statements".

      General and Administrative. General and administrative expenses were $6.6 million, or 13.8% of revenue, for the year ended December 31, 2003 and $6.2 million, or 16.3% of revenue, for the year ended December 31, 2002. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by increased legal costs incurred during 2003. The Company expects that in the near future, general and administrative expenditures will remain relatively consistent with current levels. See "Forward-Looking Statements".

      Provision for Doubtful Accounts. During the year ended December 31, 2003 the Company determined that an additional allowance of approximately $3.1 million was required primarily due to a settlement agreement being reached in the legal action against Citizens Communications. This settlement did not result in the Company realizing any proceeds on its $2.8 million long term receivable from Citizens Communications, and as a result the Company has written off the entire amount during the year ended December 31, 2003. The remaining provision resulted from significant uncertainty surrounding collection of one further specific account. The Company intends to vigorously pursue collection of accounts where no settlement agreements have been reached; however due to uncertainty with regard to ultimate collection, the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful accounts. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002.

      Strategic expenses. Strategic expenses were approximately $1.3 million, or 2.7% of revenue, for the year ended December 31, 2003. The Company did not incur any strategic expenses in the year ended December 31, 2002. Strategic expenses consisted of professional fees associated with investigating potential corporate transactions that the Company considered during 2003. The Company expects it will consider additional strategic opportunities and expects to incur additional strategic expenses; however, the Company cannot predict the amount of the strategic expenses or whether the Company will be successful in negotiating a successful transaction. See "Forward-Looking Statements."

      Other expense (income). Other expense was $0.3 million for the year ended December 31, 2003, compared to $(0.3) million for the year ended December 31, 2002. Substantially all of other expense (income) related to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

      Income Taxes. The Company provided for income taxes on losses for the year ended December 31, 2003. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, U.S., and other foreign jurisdictions' tax rates. Since the Company incurred a loss during the period and it is not more likely than not that the Company will be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2003.

      Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations have been presented as Discontinued Operations. There was no effect on income from Discontinued Operations during the year ended December 31, 2003. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000. Going forward, the Company expects no further financial statement impact from this disposition.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

      Revenue. Revenue decreased by $6.7 million (15.0%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The decrease was primarily due to the decrease in the revenue earned from software and services, which was partially offset by an increase in the revenue earned from maintenance and support.

      Software and services revenue decreased by $6.9 million (21.9%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The Company believes its software and service revenue was adversely impacted by an increase in time taken for the decision-making cycle regarding the purchase of software, and reduction of capital expenditures by customers. This delay and reduction in expenditure caused fewer contracts to be worked on by the Company in the year ended December 31, 2002 as compared to the year ended December 31, 2001 and as a result caused a reduction in revenue.

      Maintenance and support revenue was $11.1 million for the year ended December 31, 2002, compared to $10.9 million for the year ended December 31, 2001, an increase of 1.3%. Maintenance and support revenue increased primarily due to the increase in the Company's installed customer base.

      Third party products and services revenue increased by $27,000 (1.1%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. In addition, not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another.

      Direct Costs. Direct costs were 44.5% of revenue for the year ended December 31, 2002, compared to 46.8% for the year ended December 31, 2001. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The decrease in direct costs as a percentage of revenue occurred as the Company increased its efficiency due to its restructuring, and as a result of increased experience with Advantex r7 installations.

      Gross Margins. Gross margins were 55.5% of revenue for the year ended December 31, 2002, compared to 53.2% for the year ended December 31, 2001. The increase in gross margin as a percentage of revenue related primarily to the increased efficiencies for the installations of Advantex r7.

      Research and Development. Research and development expenses were $5.5 million, or 14.4% of revenue, for the year ended December 31, 2002, compared to $7.3 million, or 16.2% of revenue, for the year ended December 31, 2001. The decrease in research and development expenses in 2002 is a result of research and development personnel being utililized on revenue producing projects in 2002, and corresponding portions of the associated salary costs for these staff being reflected as direct costs as opposed to research and development. The decrease is also the result of the Company's restructuring efforts, and the completion of a major development project in the first quarter of 2001.

      Sales and Marketing. Sales and marketing expenses were $12.4 million or 32.4% of revenue for the year ended December 31, 2002 and $10.9 million or 24.2% of revenue for the year ended December 31, 2001. Total sales and marketing expenses represents an increase of approximately $1.5 million as compared to the same period of 2001. The increase in expenditures in the current year was due to an increase in commission costs relating to contracts entered into during the period that are expected to generate significant revenues in future periods. See "Forward-Looking Statements".

      General and Administrative. General and administrative expenses were $6.2 million, or 16.3% of revenue, for the year ended December 31, 2002 and $6.1 million, or 13.5% of revenue, for the year ended December 31, 2001. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by one-time severance costs expensed during the year.

      Amortization and Provision for Valuation of Intangible Assets. The Company adopted Statement of Financial Accounting Standard No. 142 "Goodwill and other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. As the Company had taken a full valuation allowance against the remaining value of intangible assets during the year ended December 31, 2001, Adoption of SFAS 142 on a prospective basis did not have a significant impact on the Company's financial statements. Amortization and impairment charges for intangible assets for the year ended December 31, 2001 were $1.8 million. The charge was a result of a determination by the Company that an impairment in the value of the Goodwill acquired on the acquisition of Alliance Systems Inc. had occurred during the year ended, December 31, 2001 due to poor historical and forecasted performance in the acquired company's business. The impact of not amortizing goodwill on net (loss) income and net (loss) income per share for 2001 is provided in Note 1 to the Consolidated Financial Statements.

      Provision for Doubtful Accounts. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful account. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002. The Company included in its operating results for the year ended December 31, 2001, a provision for $2.9 million with respect to doubtful accounts.

      Valuation Allowance on Investments. No charge was recorded for valuation allowance on investments during the year ended December 31, 2002, as a valuation allowance equal to the remaining book value of investments was recorded during the year ended December 31, 2001. As part of its e-Business strategy the Company invested in or advanced funds to three private companies in 2000. As a result of significant uncertainty over the future realization of any return on investment or capital, the Company recorded a valuation allowance equal to the full cost of the investments during the year ended December 31, 2001.

      Other Income (expense). Other income was $0.3 million for the year ended December 31, 2002, compared to $0.2 million for the year ended December 31, 2001. Substantially all of other income (expense) relates to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

      Income Taxes. The Company provided for recovery of income taxes on losses for the year ended December 31, 2002 at the rate of 23.0%, after adjusting for the amortization and impairment of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates. Since the Company has incurred a loss during the period and it was not more likely than not that the Company would be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2002.

      Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations for the current and comparative periods have been presented as Discontinued Operations. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000 as compared to a loss of $(653,000) for the year ended December 31, 2001. The increase in the income from discontinued operations was due to strict cost control efforts implemented at Connectria in 2002, and the completion of the disposal of Connectria during the third quarter of 2002. Going forward, the Company expects no further financial statement impact from this disposition.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has financed its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At December 31, 2003, the Company had cash and cash equivalents of $15.8 million (2002 - $11.0 million) and working capital of $8.6 million (2002 - $8.3 million).

      Cash provided by (used in) operating activities was $7.4 million, $2.3 million and $3.2 million, respectively, for the years ended December 31, 2003, 2002 and 2001. The $7.4 million of cash provided by operating activities in 2003 was comprised of $3.6 million net loss, non-cash charges of $5.6 million, and $5.4 million of changes to non-cash working capital items. The changes to working capital items include a $1.9 million increase in trade receivables, a $2.2 million decrease in unbilled receivables, a $0.3 million increase in prepaid expenses and other assets, a $1.4 million increase in accounts payable and accrued liabilities, a $0.3 million increase in taxes payable and a $3.7 million increase in deferred revenue. Unbilled accounts receivable arise where the Company has earned revenue on a project and has not completed specific billing milestones under the terms of the applicable contract. Deferred revenue arises where the Company has achieved a billing milestone under a customer contract but has yet to recognize all of the revenue billed due to the percentage of completion under the contract.

      The Company maintains as at December 31, 2003 a provision of $2.8 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however, due to uncertainty with regards to ultimate collection, the Company determined that it would be prudent to maintain an allowance to address this uncertainty.

      Cash used in financing activities was $1.7 million, $1.7 million and $1.6 million, respectively, during the years ended December 31, 2003, 2002 and 2001. The cash used in financing activities in 2003 comprised $1.8 million in repayments of capital leases offset by $0.1 million from the issuance of common shares.

      Cash used in investing activities was $0.9 million, $2.2 million, and $0.9 million, respectively, for the years ended December 31, 2003, 2002 and 2001. Total investing activity in 2003 primarily consisted of $0.9 million for the purchase of capital equipment, including computer hardware and software for use in research and development activities, and to support the growth of the Company's corporate information systems.

      Existing sources of liquidity at December 31, 2003 include $15.8 million of cash and cash equivalents and funds available under the Company's operating line of credit. At the year ended December 31, 2003, the Company's borrowing capacity under the line of credit was up to $10 CDN million. Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At December 31, 2003, the Company was not using this line of credit, other than to secure performance guarantees.

      The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity. See "Business - Risk Factors" and "Forward Looking Statements".

      The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders. See "Forward Looking Statements". As at December 31, 2003 the Company had the following contractual obligations and commercial commitments:

                                                       PAYMENTS DUE BY PERIOD
                                                       ----------------------
   CONTRACTUAL                             Less Than One                                      After 5
   OBLIGATIONS               Total              Year        1-3 Years     4-5 Years            Years
   -----------               -----              ----        ---------     ---------            -----
  Capital Lease
   Obligations             $2,376,504        $1,345,399     $1,031,105             -             -
Operating Leases           $6,730,801        $1,954,669     $2,438,876    $2,337,256             -
Total Contractual
   Obligations             $9,107,305        $3,300,068     $3,469,981    $2,337,256             -

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

      In addition to these commercial commitments the Company has also provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192) expiring October 1, 2004. The
Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

DERIVATIVE FINANCIAL INSTRUMENTS

      The Company generates a significant portion of its sales from customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidiary and are typically denominated in either U.S. dollars or Euros. The Company also incurs a significant portion of expenses outside the United States, principally in Canada and Europe, which are typically denominated in Canadian dollars, Euros or British pounds. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

      The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at December 31, 2003, and 2002 the Company had no foreign currency forward contracts outstanding.

OFF-BALANCE SHEET TRANSACTIONS

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 7A: QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

FOREIGN CURRENCY RISK

      We conduct business on a global basis in international currencies. As such, we are exposed to adverse or beneficial movements in foreign exchange rates. The majority of our sales are denominated in U.S. dollars, the functional currency of our domestic operations and the currency in which we report our financial statements. We also conduct a portion of our sales in currencies other than the U.S. dollar, including the British pound and Euro.

      We are exposed to foreign exchange fluctuations as the financial results of our foreign subsidiaries are translated into U.S. dollars on consolidation. All translation gains and losses are included in the determination of net income
(loss). As exchange rates vary, these results when translated may impact our overall expected financial results. We also have exposure to foreign currency rate fluctuations when we translate cash from one currency into another to fund operational requirements. In addition, we have exposure to the change in rates as the result of timing differences between expenses being incurred and paid. As exchange rates vary, we may experience a negative impact on financial results.

      We have evaluated our exposure to foreign currency risk and have determined that while we have a degree of exposure to the Euro and British pound, our most significant operating exposure to foreign currencies at this time is to the Canadian dollar. The strengthening of the Canadian dollar has negatively affected our operating results.

      As of December 31, 2003, the potential reduction in future earnings from a hypothetical instantaneous 10% change in quoted foreign currency exchange rates applied to our foreign currency sensitive contracts and assets would be approximately $3.5 million. The foreign currency sensitivity model is limited by the assumption that all foreign currencies, to which the Company is exposed, would simultaneously change by 10%. Such synchronized changes are unlikely to occur. The sensitivity model does not include the inherent risks associated with anticipated future transactions denominated in foreign currencies or future forward contracts entered into for hedging purposes.

      To minimize the risk associated with the effects of certain foreign currency exposures, we occasionally use foreign currency forward exchange contracts. We do not use forward contracts for trading or speculative purposes. From time to time we may also purchase Canadian dollars in the open market and hold these funds in order to satisfy forecasted operating needs in Canadian dollars

      At December 31, 2003 and December 31, 2002, we had no outstanding currency forward exchange contracts, and during the years ended December 31, 2003, and December 31, 2002 we did not enter into any forward exchange contracts. We therefore did not record any gain or loss as a result of these contracts for the years ended December 31, 2003 or December 31, 2002.

INTEREST RATE RISK

      Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. The investment of cash is regulated by our investment policy of which the primary objective is the security of principal. Among other selection criteria, the investment policy states that the term to maturity of investments cannot exceed one year in length. We invest our cash in a variety of short-term financial instruments, including government bonds, commercial paper and money market instruments. Our portfolio is diversified and consists primarily of investment grade securities to minimize credit risk. These investments are typically denominated in U.S. dollars. Cash balances in foreign currencies are operating balances and are only invested in demand or short-term deposits of the local operating bank. We do not use derivative financial instruments in our investment portfolio.

      Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted because of a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations because of changes in interest rates or we may suffer losses in principal if forced to sell securities that have seen a decline in market value because of changes in interest rates.

      While interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of these financial instruments. Our interest income and interest expense are most sensitive to the general level of interest rates in Canada and the United States. Sensitivity analysis is used to measure our interest rate risk. Based on analysis of our balances as of December 31, 2003, a 100 basis-point adverse change in interest rates would not have a material effect on our consolidated financial position, results of operation, or cash flows.

      The Company does not have any material exposure to commodity risks. The Company is exposed to economic and political changes in international markets where the Company competes such as inflation rates, recession, foreign ownership restrictions and other external factors over which the Company has no control; domestic and foreign government spending, budgetary and trade policies.

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The financial statements listed under the heading "(a)1. Consolidated Financial Statements" of Item 15 herein, are included immediately following this page.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc.

      We have audited the accompanying consolidated balance sheets of MDSI Mobile Data Solutions Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at
Item 15 (a). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as at December 31, 2003 and 2002 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      On March 25, 2004, we reported separately to the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc. on consolidated financial statements for the same periods audited in accordance with Canadian generally accepted auditing standards and prepared in accordance with Canadian generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, British Columbia
March 25, 2004

                         MDSI MOBILE DATA SOLUTIONS INC.
                           CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                            AS AT DECEMBER 31,
                                                                                           --------------------
                                                                                           2003            2002
                                                                                           ----            ----
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                             $ 15,827,043    $ 11,016,945
  Accounts receivable, net
     Trade (net of allowance for doubtful accounts of $2,792,415; 2002 - $2,506,614)       8,610,846       6,705,088
     Unbilled                                                                              2,446,271       4,675,112
  Prepaid expenses and other assets                                                        1,838,425       1,552,236
                                                                                        ------------    ------------
  Total current assets                                                                    28,722,585      23,949,381
CAPITAL ASSETS, NET (NOTE 3)                                                               7,990,457       9,798,087
LONG TERM RECEIVABLE (NOTE 7(c))                                                                   -       2,749,860
DEFERRED INCOME TAXES (NOTE 5)                                                               357,628         533,628
                                                                                        ------------    ------------
TOTAL ASSETS                                                                            $ 37,070,670    $ 37,030,956
                                                                                        ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                                      $  1,786,665    $  1,777,465
  Accrued liabilities (note 11)                                                            4,677,980       3,300,113
  Income taxes payable                                                                       917,183         602,717
  Deferred revenue                                                                        11,560,446       7,899,034
  Current obligations under capital lease (note 7(a))                                      1,204,269       2,073,906
                                                                                        ------------    ------------
  Total current  liabilities                                                              20,146,543      15,653,235

OBLIGATIONS UNDER CAPITAL LEASES (NOTE 7(a))                                                 982,016       1,913,538
                                                                                        ------------    ------------
TOTAL LIABILITIES                                                                         21,128,559      17,566,773
                                                                                        ------------    ------------
STOCKHOLDERS' EQUITY
  Common stock (note 4)
    Authorized:
      Unlimited common shares with no par value
  Issued:  8,218,118 shares; 2002: 8,176,431 shares                                       44,329,182      44,208,511
  Additional paid-up capital                                                               2,222,128       2,222,128
  Accumulated other comprehensive loss                                                      (690,104)       (690,104)
  Deficit                                                                                (29,919,095)    (26,276,352)
                                                                                        ------------    ------------
                                                                                          15,942,111      19,464,183
                                                                                        ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $ 37,070,670    $ 37,030,956
                                                                                        ============    ============
Commitments and contingencies (note 7)

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                         YEARS ENDED DECEMBER 31,
                                                                   ------------------------------------
                                                                   2003            2002            2001
                                                                   ----            ----            ----
REVENUE
      Software and services                                    $ 28,931,932    $ 24,676,534    $ 31,577,795
   Maintenance and support                                       13,976,154      11,054,550      10,909,906
   Third party products and services                              4,476,503       2,480,368       2,453,137
                                                               ------------    ------------    ------------
                                                                 47,384,589      38,211,452      44,940,838
                                                               ------------    ------------    ------------
DIRECT COSTS                                                     23,362,608      17,019,346      21,047,146
                                                               ------------    ------------    ------------
GROSS PROFIT                                                     24,021,981      21,192,106      23,893,692
                                                               ------------    ------------    ------------
OPERATING EXPENSES
   Research and development                                       5,512,706       5,505,810       7,258,396
   Sales and marketing                                           10,496,644      12,381,679      10,858,596
   General and administrative                                     6,551,205       6,237,194       6,075,396
   Restructuring charge (note 11)                                         -               -       6,105,927
   Amortization and provision
   for valuation of intangible assets (note 1(h))                         -               -       1,824,058
   Strategic expenses (note 12)                                   1,275,120               -               -
   Provision for doubtful accounts                                3,069,860               -       2,938,195
                                                               ------------    ------------    ------------
                                                                 26,905,535      24,124,683      35,060,568
                                                               ------------    ------------    ------------
OPERATING LOSS                                                   (2,883,554)     (2,932,577)    (11,166,876)

VALUATION ALLOWANCE ON INVESTMENTS (NOTE 1(k))                            -               -      (2,749,992)
OTHER (EXPENSE) INCOME                                             (307,404)        272,988         177,200
                                                               ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS BEFORE TAX PROVISION             (3,190,958)     (2,659,589)    (13,739,668)

(PROVISION FOR) RECOVERY OF INCOME TAXES FROM CONTINUING
CONTINUING OPERATIONS (NOTE 5)                                     (451,785)        612,952         499,715
                                                               ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS                                  (3,642,743)     (2,046,637)    (13,239,953)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (NOTE 2)                       -         121,031        (653,165)
                                                               ------------    ------------    ------------
NET LOSS FOR THE YEAR                                          ($ 3,642,743)   ($ 1,925,606)   ($13,893,118)
                                                               ============    ============    ============
LOSS PER COMMON SHARE
   Loss from continuing operations
    Basic                                                      ($      0.44)   ($      0.24)   ($      1.54)
                                                               ============    ============    ============
    Diluted                                                    ($      0.44)   ($      0.24)   ($      1.54)
                                                               ============    ============    ============
   Net loss
    Basic                                                      ($      0.44)   ($      0.23)   ($      1.61)
                                                               ============    ============    ============
    Diluted                                                    ($      0.44)   ($      0.23)   ($      1.61)
                                                               ============    ============    ============

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (EXPRESSED IN UNITED STATES DOLLARS)


                                                                                       ACCUMULATED
                                    COMMON STOCK          ADDITIONAL                      OTHER
                                -------------------         PAID         TREASURY     COMPREHENSIVE
                                SHARES       AMOUNT       UP CAPITAL       STOCK           LOSS          DEFICIT         TOTAL
                                ------       ------       ----------       -----           ----          -------         -----
BALANCE, DECEMBER 31, 2000    8,612,453   $ 48,416,502        220,700       (85,043)       (690,104)   (10,457,628)    37,404,427

  Issued on exercise of
  stock options                  63,567        102,558              -             -               -              -        102,558
  Stock based compensation
  charge                              -              -        301,921             -               -              -        301,921
  Net loss for the year               -              -              -             -               -    (13,893,118)   (13,893,118)
                              ---------   ------------   ------------  ------------    ------------   ------------   ------------
BALANCE, DECEMBER 31, 2001    8,676,020   $ 48,519,060   $    522,621  $    (85,043)   $   (690,104)  $(24,350,746)  $ 23,915,788

  Issued on exercise of
  stock options                 253,181         65,366              -             -               -              -         65,366
  Issued under stock
  purchase plan (Note 4(b))      85,405        212,614              -             -               -              -        212,614
  Redemption of shares
  during year on
  divestiture of
  subsidiary (Note 2)          (824,700)    (4,515,766)     1,711,787             -               -              -     (2,803,979)
  Redemption of treasury
  shares                        (13,475)       (72,763)       (12,280)       85,043               -              -              -
  Net loss for the year               -              -              -             -               -     (1,925,606)    (1,925,606)
                              ---------   ------------   ------------  ------------    ------------   ------------   ------------
BALANCE, DECEMBER 31, 2002    8,176,431   $ 44,208,511   $  2,222,128  $          -    $   (690,104)  $(26,276,352)  $ 19,464,183

  Issued on exercise of
  stock options                   4,312         14,312              -             -               -              -         14,312
  Issued under stock
  purchase plan (Note 4(b))      37,375        106,359              -             -               -              -        106,359
  Net loss for the year                                                                                 (3,642,743)    (3,642,743)
                              ---------   ------------   ------------  ------------    ------------   ------------   ------------
BALANCE, DECEMBER 31, 2003    8,218,118   $ 44,329,182   $  2,222,128  $          -    $   (690,104)  $(29,919,095)  $ 15,942,111
                              =========   ============   ============  ============    ============   ============   ============

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                             2003            2002            2001
                                                                             ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss from continuing operations for the year                $ (3,642,743)   $ (2,046,637)   $(13,239,953)
        Items not affecting cash:
         Depreciation, amortization and provision for valuation of         2,726,208       2,706,987       4,502,772
         intangible assets
         Write down in value of surplus capital assets                             -               -         563,780
         Write down in value of long term receivable                       2,749,860               -               -
         Valuation allowance on investments                                        -               -       2,749,992
         Deferred income taxes                                               176,000        (183,659)          4,370
         Stock based compensation charge                                           -               -         301,921
         Changes in non-cash operating working capital items (Note 9)      5,399,839       1,828,619       8,322,809
                                                                        ------------    ------------    ------------

        Net cash provided by  operating activities                         7,409,164       2,305,310       3,205,691
                                                                        ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
        Issuance of common shares                                            120,671         277,981         102,558
        Repayment of capital leases                                       (1,801,159)     (1,989,664)     (1,727,326)
                                                                        ------------    ------------    ------------

        Net cash used in financing activities                             (1,680,488)     (1,711,683)     (1,624,768)
                                                                        ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Repayment of lease receivable                                              -               -         133,724
        Proceeds on sale of investments                                            -               -         331,458
        Acquisition of capital assets                                       (918,578)     (2,178,732)     (1,346,279)
                                                                        ------------    ------------    ------------

        Net cash used in investing activities                               (918,578)     (2,178,732)       (881,097)
                                                                        ------------    ------------    ------------

Net cash provided by (used in)  continuing operations                      4,810,098      (1,585,105)        699,826

Net cash used in discontinued operations (note 2)                                  -        (574,030)       (388,727)
                                                                        ------------    ------------    ------------

NET CASH INFLOW (OUTFLOW)                                                  4,810,098      (2,159,135)        311,099

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              11,016,945      13,176,080      12,864,981
                                                                        ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                  $ 15,827,043    $ 11,016,945    $ 13,176,080
                                                                        ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

        Cash payments for interest                                      $    300,686    $    174,619    $    387,773
                                                                        ============    ============    ============

        Cash payment (refund) for taxes                                 $    415,251    $ (1,320,664)   $    326,694
                                                                        ============    ============    ============

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

      During the year ended December 31, 2002 MDSI completed an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria). Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater.

      During the year ended December 31, 2002 the Company entered into two capital lease arrangements for the gross amount of $2,922,078 (2001 - $881,195) for newly purchased capital assets. As a result of these arrangements the Company did not incur cash outlays to purchase these assets but will pay lease obligations with interest accruing at interest rates of up to 9.5% over terms of up to three years. Since these asset purchases in 2002 are non cash transactions, the gross amount of the leases have been excluded from both the Acquisition of Capital Assets and Proceeds from Capital Leases line items.

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES

      These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and reflect the following significant accounting policies:

      (a)   Basis of presentation

            These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are presented in the Company's functional currency, the United States dollars. All intercompany balances and transactions have been eliminated.

            In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT services business segment Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. As a result of this transaction, the consolidated financial statements and related footnotes have been restated to present the results of the business as discontinued operations (Note 2).

      (b)   Nature of operations

            The Company develops, markets and supports workforce management software solutions for use in the mobile service industry. Prior to the disposition of Connectria (Note 2), the Company was also a provider of managed application services.

      (c)   Research and development

            Research and development costs related to software are expensed as incurred unless a project meets the specified criteria for capitalization in accordance with Statement of Financial Accounting Standard No. 86 Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Acquired research and development costs related to software are charged to earnings on acquisition if there is no alternative future use and technological feasibility has not been established.

      (d)   Revenue recognition

            We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," SAB No. 104, "Revenue Recognition," and other authoritative accounting literature. We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

            We generally provide services with our supply agreements, that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements under SOP 81-1 using the percentage of completion method of contract accounting.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES

      (d)   Revenue recognition (continued)

            License Fees and Professional Services

            Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

            We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

            We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

            Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

            Maintenance Revenue

            Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

            Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

\
                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES

      (d)   Revenue recognition (continued)

            Third party products and services

            Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product. The recognition of gross revenue is in accordance with criteria established in Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agen.

            On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, in accordance with criteria established in EITF 99-19 (as described above), the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, the we ultimately manage the engagement.

            Warranty

            The Company warrants to its customers that its software will be in substantial conformance with its specifications.

      (e)   Deferred Revenue

            Deferred revenue is comprised of deferrals for software and service fees, and maintenance and support fees. The principal components of deferred revenue at December 31, 2003 and 2002 were as follows:

                             2003          2002
                          -----------   -----------
Software and services     $ 7,313,279   $ 3,890,260

Maintenance and support     4,247,167     4,008,774
                          -----------   -----------
Total Deferred Revenue    $11,560,446   $ 7,899,034
                          ===========   ===========

      (f)   Accounts Receivable and Allowance for Doubtful Accounts

            Accounts receivable are comprised of billed and unbilled receivables arising from recognized or deferred revenues. Receivables related to specific deferred revenues are offset for balance sheet presentation. The Company's receivables are unsecured.

            The Company maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on its receivables. Individual overdue accounts are reviewed, and allowance adjustments are recorded when determined necessary to state receivables at realizable value.

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (g)   Capital assets

            Capital assets are recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

Computer hardware and software   30% declining balance
Furniture and fixtures           20% declining balance
Leasehold improvements           lesser of lease term or useful life, generally five years
Vehicle                          20% declining balance

            The carrying value of capital assets is reviewed on a regular basis for any impairment in value. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.

      (h)   Intangible Assets

            Intangible assets previously consisted of goodwill arising on the acquisition of Alliance Systems Inc., and the purchase of a commercial web-site domain name and were previously amortized on a straight line basis over ten and five years respectively. All intangible assets were written off during the year ended December 31, 2001.

            In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. As a result of the Company's decision to write - off goodwill during the year ended December 31, 2001, the adoption of SFAS 142 on a prospective basis did not have a significant impact on the Company's financial statements.

            The Company adopted SFAS 142 on a prospective basis at the beginning of fiscal 2002. Net loss and net loss per share adjusted to exclude goodwill and other intangible assets that would not have been subject to amortization for 2003, 2002 and 2001 are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------
                                                        2003             2002              2001
                                                    -------------    -------------    -------------
Net loss for the year                               $  (3,642,743)   $  (1,925,606)   $ (13,893,118)
Adjustments
     Amortization of goodwill                                   -                -          989,693
     Amortization of other intangible assets                    -                -           22,000
                                                    -------------    -------------    -------------
Adjusted net loss                                   $  (3,642,743)   $  (1,925,606)   $ (14,904,811)
                                                    =============    =============    =============
Basic and diluted net loss per share, as reported   $       (0.44)   $       (0.23)   $       (1.61)
Basic and diluted net loss per share, as adjusted   $       (0.44)   $       (0.23)   $       (1.73)

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (i)   Foreign exchange

            The accounts of the Company and its foreign subsidiaries are expressed in United States dollars, its functional currency. Current monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to monetary items and revenue and expenses denominated in foreign currencies are included in income.

      (j)   Income taxes

            The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered likely.

      (k)   Investments

            The Company accounts for investments on a cost basis. Any impairment in value that is determined to be other than temporary is charged to earnings. As a result of significant uncertainty over the future realization of any return on investment or advances, the Company has recorded a valuation allowance equal to the full cost of the investments and advances during the year ended December 31, 2001.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (l)   Loss per common share

            Basic earnings (loss) per share is computed by dividing net income
            (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents in the weighted average number of common shares outstanding for a period, if dilutive. Common equivalent shares consist of incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

            A reconciliation of net (loss) per common share from continuing operations and the weighted average shares used in the earnings per share ("EPS") calculations for fiscal years 2003, 2002 and 2001 is as follows:

                                 NET LOSS                           LOSS PER SHARE
                              FROM CONTINUING         SHARES       FROM CONTINUING
                          OPERATIONS (NUMERATOR)   (DENOMINATOR)      OPERATIONS
                          ----------------------   -------------   ---------------
2003
Basic                          $ (3,642,743)         8,200,676      $      (0.44)
Effect of stock options                                      -                 -
                               ------------          ---------      ------------
Diluted                        $ (3,642,743)         8,200,676      $      (0.44)
                               ============          =========      ============
2002
Basic                          $ (2,046,637)         8,480,866      $      (0.24)
Effect of stock options                                      -                 -
                               ------------          ---------      ------------
Diluted                        $ (2,046,637)         8,480,866      $      (0.24)
                               ============          =========      ============
2001
Basic                          $(13,239,953)         8,623,296      $      (1.54)
Effect of stock options                                      -                 -
                               ------------          ---------      ------------
Diluted                        $(13,239,953)         8,623,296      $      (1.54)
                               ============          =========      ============

            Options to purchase 1,191,248, 1,291,181, and 2,056,361 shares of common stock were outstanding as at December 31, 2003, 2002 and 2001 respectively, but were not included in the computation of diluted EPS because of the net loss in fiscal 2003, 2002 and 2001, and therefore, their effect would be antidilutive.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (m)   Use of estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, accrual for restructuring charges, amortization, determination of net recoverable value of assets, revenue recognized on long-term contracts, taxes and contingencies. Actual results could differ from those estimates.

      (n)   Derivatives

            From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. As at December 31, 2003 and December 31, 2002 the Company had no forward transactions open.

      (o)   Stock-based compensation

            The Company accounts for stock-based compensation using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common share over the exercise price of the common stock option at the date granted.

            The following pro forma financial information presents the net loss for the year and loss per common share had the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation.

                                                    2003            2002            2001
                                                -----------     -----------    ------------
Net loss for the year                           $(5,209,143)    $(4,607,505)   $(17,847,308)
                                                -----------     -----------    ------------
Basic and fully diluted loss per common share   $     (0.64)    $     (0.54)   $      (2.07)
                                                ===========     ===========    ============

            Using the fair value method for stock-based compensation, additional compensation costs of approximately $1,566,400 would have been recorded for the year ended December 31, 2003 (2002 - $2,681,899 and 2001 - $3,954,190 respectively). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years (2002 - 4 years; 2001 - 3 years), average life of the option of 5 years (2002 - 5 years; 2001 5 years) a weighted average annualized volatility of the Company's share price of 47% (2002 - 73% and 2001 - 96% respectively) and a weighted average annualized risk free interest rate at 1.1% (2002 2.7% and 2001 - 3.7% respectively).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (p)   Comprehensive income

            The Company reports comprehensive income or loss in accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income or loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company had no source of other comprehensive income for the years ended December 31, 2003, 2002 or 2001. Tax effects of other comprehensive income or loss are not considered material for any period.

      (q)   Segmented information

            SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," established new standards for the reporting of segmented information in annual financial statements and requires the reporting of certain selected segmented information on interim reports to shareholders. In accordance with SFAS 131 the Company has determined that it has one reportable segment, Field Service and has reported in accordance with SFAS 131 in note 8.

      (r)   Accounting for derivative instruments and hedging activities

            Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS
            133), and the corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) ("OCI") and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss).

      (s)   Cash and cash equivalents

            Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (t)   Recent accounting pronouncements

            In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

            In April 2003 FASB issued Statement No. 149 ("SFAS 149"), Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and (4) amends certain other existing pronouncements.

            SFAS 149 is effective for contracts entered into or modified after June 30, 2003, subject to certain exceptions, for hedging relationships designated after June 30, 2003.

            The adoption of this standard did not have a material impact on the Company's financial statements.

            In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial statements.

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.    DISCONTINUED OPERATIONS

      CONNECTRIA CORPORATION

      In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced to Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The loan was repaid subsequent to December 31, 2003. The Company recognized a gain of $12,419 on the disposal of Connectria. Connectria represented a significant segment of the Company's business.

      These businesses are accounted for as discontinued operations and for reporting purposes the results of operations, financial position and cash flow are segregated from those of continuing operations for the current and prior periods. The Company has included in the results of the discontinued operations, the sale proceeds, the costs of disposition, the results of operations from the measurement date to the disposal date and an estimate of the costs to complete the remaining contracts.

      Summarized financial information of the discontinued operations is as follows:

                                                       DECEMBER 31, 2003   DECEMBER 31, 2002   DECEMBER 31, 2001
                                                       -----------------   -----------------   -----------------
Revenues from discontinued operations (after
  applicable income taxes of $ - nil)                     $         -         $  5,058,101       $ 13,414,690

Income (loss) before income taxes                                   -              108,612           (653,165)
                                                          -----------         ------------       ------------
Operating income (loss) to measurement date                         -              108,612           (653,165)
Estimated income (loss) on disposal
  (net of income taxes of 2002 - $5,322;  2000 -nil)                -               12,419                  -
                                                          -----------         ------------       ------------
Income (loss) from discontinued operations                $         -         $    121,031       $   (653,165)
                                                          ===========         ============       ============

      Cash flow of discontinued operations

                                                       DECEMBER 31, 2003   DECEMBER 31, 2002   DECEMBER 31, 2001
                                                       -----------------   -----------------   -----------------
Operating activities                                      $         -         $  2,491,158       $    758,508
Investing activities                                                               (43,775)          (807,710)
Financing activities                                                            (3,021,413)          (339,525)
                                                          -----------         ------------       ------------
Cash used in discontinued operations                      $         -         $   (574,030)      $   (388,727)
                                                          ===========         ============       ============

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

3.    CAPITAL ASSETS

                                      2003            2002
                                  ------------    ------------
Computer hardware and software    $ 16,705,813    $ 15,830,618
Furniture and fixtures               2,557,303       2,532,807
Leasehold improvements                 988,712         918,920
Vehicles                                     -          50,905
                                  ------------    ------------
                                    20,251,828      19,333,250
Less:  accumulated amortization    (12,261,371)     (9,535,163)
                                  ------------    ------------
                                  $  7,990,457    $  9,798,087
                                  ============    ============

      As at December 31, 2003 the Company has entered into capital lease arrangements for computer hardware in the amount of $3,540,336 (2002 - $7,218,355) and recorded accumulated amortization of $1,280,535 (2002 - $2,489,013) relating to these assets (note 7(a)).

4.    STOCKHOLDERS' EQUITY

      (a)   Stock options

            The Company adopted its Stock Option Plan to provide options to purchase common shares of the Company for its employees, officers, directors and consultants. The options granted pursuant to the Stock Option Plan are exercisable at a price which is equal to the fair market value of the common shares at the time the options are granted. The options typically vest over a three year period and the term of the option is typically five years. The maximum number of common shares reserved for issuance under the Stock Option Plan, including current options outstanding, is 2,400,000 common shares. Upon acquisition of Connectria the Company assumed certain obligations under the Connectria Stock Option Plan, and all future option issuances will occur under the MDSI Plan. As a result of the divestiture of Connectria (note 2) all outstanding options under the Connectria plan were cancelled during 2002. The resulting position of the two Stock Option plans is as follows:

                                   Connectria Plan   MDSI Plan      Total     Weighted
                                      Number of      Number of    Number of   Average
                                        Shares        Shares        Shares     Price
                                   ---------------   ---------    ---------   --------
Outstanding at December 31, 2000       534,246       1,779,698    2,313,944   $  10.32

  Granted                                    -         711,765      711,765       4.18
  Exercised                            (54,123)         (9,444)     (63,567)      1.61
  Cancelled                            (52,980)       (852,801)    (905,781)     14.50
                                      --------       ---------    ---------   --------
Outstanding at December 31, 2001       427,143       1,629,218    2,056,361   $   6.62

  Granted                                    -         249,000      249,000       3.48
  Exercised                           (253,077)           (104)    (253,181)      0.26
  Cancelled                           (174,066)       (586,933)    (760,999)      7.13
                                      --------       ---------    ---------   --------
Outstanding at December 31, 2002             -       1,291,181    1,291,181       6.96

  Granted                                    -         298,755      298,755       4.31
  Exercised                                  -          (4,312)      (4,312)      3.72
  Cancelled                                  -        (394,376)    (394,376)      8.87
                                      --------       ---------    ---------   --------
Outstanding at December 31, 2003             -       1,191,248    1,191,248   $   5.67
                                      ========       =========    =========   ========

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

4.    STOCKHOLDERS' EQUITY (CONTINUED)

            The following table summarizes information concerning options outstanding at December 31, 2003:

                          OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                 ------------------------------------   ----------------------
                                 WEIGHTED
                   NUMBER        AVERAGE                  NUMBER
                 OUTSTANDING    REMAINING    WEIGHTED   EXERCISABLE   WEIGHTED
                    AS OF      CONTRACTUAL    AVERAGE      AS OF       AVERAGE
   RANGE OF       DECEMBER         LIFE      EXERCISE    DECEMBER     EXERCISE
EXERCISE PRICES   31, 2003       (MONTHS)      PRICE     31, 2003       PRICE
---------------  -----------   -----------   --------   -----------   --------
$    0-$ 3.95       483,374        38.7      $   3.45     303,755     $   3.42
$ 4.00-$12.90       443,790        39.6          5.19     318,891         5.35
$12.95-$28.00       264,084        12.6         13.76     264,084        13.76
                  ---------        ----      --------     -------     --------
                  1,191,248        33.3      $   5.67     886,730     $   7.19
                  =========        ====      ========     =======     ========

            At December 31, 2002 and 2001 under the combined MDSI and Connectria option plans, 1,291,181 and 926,021 options were exercisable at a weighted average exercise price of $8.02 and $6.73, respectively.

      (b)   Stock purchase plan

            The Company has established a voluntary stock compensation arrangement for its full and part-time employees to purchase common shares of the Company by way of payroll deductions for a maximum of $10,000 CDN for each employee per year. The subscription price of common shares purchased under the 2002 Stock Purchase Plan is determined based upon a weighted average market price of the Company's common shares each quarter, less 15%. During the year ended December 31, 2003, 37,375 (2002 - 85,405; 2001 - nil) common shares were issued under the Stock Purchase Plan.

      (c)   Shareholder rights plan

            At the Annual General Meeting on May 6, 1999, the Company's shareholders' approved the adoption of a Shareholder Rights Plan, similar to those adopted by other Canadian companies. The Plan had a 5-year term and was subsequently renewed in December 2003 for a further 5-year term. Under the terms of the Plan, rights are attached to the common shares of the Company. These rights become marketable and exercisable only after certain specified events related to the acquisition of, or announcement of an intention to acquire 20% or more of the outstanding common shares of the Company.

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.    INCOME TAXES

            The provision for income taxes consists of the following:

                                                       2003        2002         2001
                                                     ---------   ---------    ---------
Current:
  Canada                                             $       -   $       -    $       -
  Foreign                                              275,785    (429,293)    (504,085)
                                                     ---------   ---------    ---------
     Total current provision for (recovery
           of) income taxes from continuing
           operations                                  275,785    (429,293)    (504,085)
                                                     ---------   ---------    ---------
Deferred:
  Canada                                                     -           -            -

  Foreign                                              176,000    (183,659)       4,370
                                                     ---------   ---------    ---------
     Total deferred  (recovery of) provision for
        income taxes from continuing operations        176,000    (183,659)       4,370
                                                     ---------   ---------    ---------
Provision for (recovery of) income taxes  from
        continuing operations                        $ 451,785   4(612,952)   $(499,715)
                                                     =========   =========    =========

            The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian Federal and provincial income tax rates to the loss from continuing operations before tax provision due to the following:

                                                                2003           2002            2001
                                                            -----------     -----------     -----------
Statutory tax rate                                                 37.6%           39.6%           44.6%

Recovery of income taxes from
        continuing operations computed at statutory  rate   $(1,200,438)    $(1,053,197)    $(6,127,892)
Tax benefits not recognized in the
        period that the benefit arose                         2,409,337         967,215       5,833,010
Lower effective rate on earnings of foreign
        subsidiaries                                         (1,295,973)       (158,652)     (1,286,297)
Amortization and write-down of intangible assets
        not deductible for tax                                        -        (393,202)        813,529
Other                                                           538,859          24,884         267,935
                                                            -----------     -----------     -----------
Provision for (recovery of) income taxes from
        continuing operations                               $   451,785     $  (612,952)    $  (499,715)
                                                            ===========     ===========     ===========

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

5.    INCOME TAXES (CONTINUED)

            The principal components of the deferred portion of the provision for income taxes are as follows:

                                                             2003            2002           2001
                                                          -----------    -----------    -----------
Depreciation                                              $(1,961,685)   $(1,482,694)   $  (807,765)
Deferred revenue                                              383,204        224,433       (756,867)

Other                                                       1,754,481      1,074,602      1,569,002
                                                          -----------    -----------    -----------
Total deferred provision for (recovery of) income taxes   $   176,000    $  (183,659)   $     4,370
                                                          ===========    ===========    ===========

            The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax assets are as follows:

                                         2003            2002
                                     ------------    ------------
Operating loss carry forwards        $  6,700,056    $  3,789,394
Deferred revenue                          646,642       1,029,846
Capital assets & intangibles            4,102,742       2,093,368
Reserves and accrued expenses             333,079       2,579,456
Other                                     493,398         374,518
                                     ------------    ------------
                                       12,275,917       9,886,582
Less: Valuation allowance             (11,918,289)     (9,332,954)
                                     ------------    ------------
Net non current deferred tax asset   $    357,628    $    533,628
                                     ============    ============

            At December 31, 2003, the Company has the following loss carry-forwards available for tax purposes:

COUNTRY      AMOUNT           EXPIRY
-------   -----------    -----------------
Canada    $ 6,000,000    2005 through 2010

US        $13,000,000    2021 through 2023

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

6.    RELATED PARTY TRANSACTIONS

      Related party transactions and balances not disclosed elsewhere in these financial statements include advisory fees expensed during the year ended December 31, 2003 of $ nil (2002 - $nil; 2001 - $280,000) paid to companies controlled by two former directors of MDSI.

7.    COMMITMENTS AND CONTINGENCIES

  (a)   Capital and operating leases

      At December 31, 2003, future minimum payments under capital and non-cancelable operating leases for office space and computer equipment are as follows:

                                                        CAPITAL       OPERATING
                                                        LEASES         LEASES
                                                      -----------    -----------
2004                                                  $ 1,345,399    $ 1,954,669
2005                                                    1,031,105      1,219,438
2006                                                            -      1,219,438
2007                                                            -      1,219,438
2008                                                            -      1,117,818
Therafter                                                       -              -
                                                      -----------    -----------
Total minimum lease payments                            2,376,504    $ 6,730,801
Less: amount representing interest                       (190,219)   ===========
                                                      -----------
Present value of net minimum lease payments             2,186,285
Less: current portion of capital lease obligations     (1,204,269)
                                                      -----------
Long term portion of capital lease obligations        $   982,016
                                                      ===========

      Rent expense for the year ended December 31, 2003 in respect of operating leases for office space was $1,468,887 (2002 - $1,139,352; 2001 -
      $1,662,337).

  (b)   Line and letters of credit

      The Company has an operating line of credit with a Canadian commercial bank to borrow up to $10,000,000 CDN (2002 - $10,000,000 CDN), which bears interest at prime plus 0.5%. As at December 31, 2003, the Company was not utilizing the operating line of credit.

      The Company has provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192)
      expiring October 1, 2004. The Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

7.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

  (c)   Contingency

      The Company was involved in a legal dispute with a customer. The Company filed suit against the customer alleging that the customer had breached a series of contracts, and failed to pay sums due of approximately $3.7 million. The suit sought payment of the contract balance, plus other damages, interest and attorneys' fees. The customer filed an answer and counterclaim alleging the Company breached the contracts, entitling the customer to repayment of all sums paid to the Company of approximately $3.5 million. In addition, the customer's counterclaims alleged fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. The customer sought all actual, special, incidental and consequential damages associated with these claims of approximately $7.2 million in addition to punitive damages, interest and attorneys' fees.

      On February 2, 2004 the customer and the Company settled this lawsuit. Under the settlement agreement each company has fully released and discharged the other from all outstanding legal claims without further financial compensation. As a result of this settlement the Company has written off the remaining $2.7 million long term receivable due from the customer as no further consideration will be received from this customer under terms of the settlement.

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

7.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

  (d)   Commitment

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementation services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

8.    SEGMENTED INFORMATION

      As described in Note 2, the Company has reclassified the results of operations of Connectria as discontinued operations. The business was previously disclosed as a separate operating segment. As a result of discontinuing this business, the Company now only operates in a single business segment, the Field Service business segment. The segment data below excludes amounts related to the discontinued operations.

      Geographic information

      The Company earned revenue from sales to customers and has long-lived assets, including capital assets and goodwill, in the following geographic locations:

                                 2003                        2002                        2001
                      -------------------------   -------------------------   -------------------------
                                    Long-lived                  Long-lived                  Long-lived
                        Revenue        assets       Revenue        assets       Revenue       assets
                      -----------   -----------   -----------   -----------   -----------   -----------
Canada                $ 1,540,258   $ 7,442,217   $   840,388   $ 8,880,084   $ 1,374,365   $ 6,789,712
United States          24,749,574       397,485    25,571,679       830,789    32,819,991       787,448
Europe, Middle East
  and Africa           20,034,775       150,755    10,999,163        80,991     9,507,404        57,416
Asia and Other          1,059,982             -       800,222         6,223     1,239,078           672
                      -----------   -----------   -----------   -----------   -----------   -----------
                      $47,384,589   $ 7,990,457   $38,211,452   $ 9,798,087   $44,940,838   $ 7,635,248
                      ===========   ===========   ===========   ===========   ===========   ===========

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

8.    SEGMENTED INFORMATION (CONTINUED)

            Major customer

      During the year ended December 31, 2003 the Company earned revenue from one customer of $8,532,086 and revenue from a second customer of $8,098,509, representing 18.0% and 17.1% of revenue respectively. During the year ended December 31, 2002 the Company earned revenue from one customer of $3,472,229 or approximately 9.1% of total revenue. For the year ended December 31, 2001 the Company earned revenue from on customer of $5,211,212 or approximately 11.6% of total revenue.

9.    SUPPLEMENTAL CASH FLOW DISCLOSURES

                                              2003           2002           2001
                                           -----------    -----------    -----------
Accounts receivable                        $   323,083    $ 2,882,600    $ 8,396,394
Prepaid expenses and other assets             (286,189)       314,223       (595,648)
Income taxes payable / receivable              314,467        969,223     (1,457,670)
Accounts payable and accrued liabilities     1,387,067     (2,305,884)     1,841,956
Deferred revenue                             3,661,411        (31,543)       137,777
                                           -----------    -----------    -----------
                                           $ 5,399,839    $ 1,828,619    $ 8,322,809
                                           ===========    ===========    ===========

10.   FINANCIAL INSTRUMENTS

      The carrying value of cash and cash equivalents, accounts receivable, certain other assets, accounts payable, accrued liabilities, and capital lease obligations approximate their respective fair values as of December 31, 2003 and 2002.

      The Company's revenues have historically been dependent on large contracts from a limited number of customers in the utility, telecommunications and cable sectors. Where exposed to credit risk, the Company mitigates this risk by analyzing the counter-parties' financial condition prior to entering into agreements, establishing billing arrangements and assessing the collectibility of the account on an ongoing basis. As these customers are geographically dispersed, concentrations of credit risk are further mitigated.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

11.   RESTRUCTURING CHARGE

      On March 30, 2001, the Company, in response to uncertain economic conditions and poor financial performance, announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs that resulted in the elimination of 34 full time and contractor positions. On May 11, 2001, the Company announced a Board approved update to this plan, which resulted in the elimination of an additional 115 positions. As part of this restructuring, the Company recorded a charge to earnings of $6.1 million in the year ended December 31, 2001. These charges were reflected in the "restructuring charge" line item of the Company's Consolidated Statement of Operations. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                         TOTAL RESTRUCTURING
                                                               CHARGE
                                                         -------------------
Workforce reduction                                          $ 3,375,000
Provision for excess office space                              1,861,000
Non cash writedown of capital assets                             563,780
Other                                                            306,147
                                                             -----------
Total restructuring charges                                    6,105,927
Cumulative draw-downs                                         (5,225,145)
                                                             -----------
Accrued restructuring charges included in accrued
  liabilities at December 31, 2003 (2002 - $1,257,335)       $   880,782
                                                             ===========

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

12.   STRATEGIC EXPENSES

      Strategic expenses consist of professional fees associated with investigating potential corporate transactions that the Company considered during the year ended December 31, 2003.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table sets forth certain unaudited statement of operations data for each of the eight quarters beginning January 1, 2002 and ending December 31, 2003 as well as the percentage of the Company's revenue represented by each item. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information when read in conjunction with the Company's audited financial statements and the notes thereto appearing elsewhere in this report. In view of the Company's recent restructuring, its recent dispositions and other factors, the Company believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                           THREE MONTHS ENDED
                                                                           ------------------
                                                          2003                                            2002
                                      --------------------------------------------------------------------------------------------
                                      Dec. 31     Sep. 30     June 30     Mar. 31     Dec. 31     Sep. 30     June 30     Mar. 31
                                      --------    --------    --------    --------    --------    --------    --------    --------
                                                                  (Unaudited, in thousands of dollars)
STATEMENT OF OPERATIONS DATA:

Revenue:
Software and services                 $  7,364    $  6,976    $  7,379    $  7,213    $  8,017    $  6,283    $  4,723    $  5,654
Maintenance and support                  4,230       3,560       3,368       2,818       2,637       2,675       2,907       2,836
Third party products and services          538       1,474         612       1,853         356       1,608         279         236
                                      --------    --------    --------    --------    --------    --------    --------    --------
                                        12,131      12,010      11,359      11,884      11,010      10,565       7,909       8,727

Direct costs                             5,741       6,055       5,638       5,928       4,897       5,001       3,491       3,630
                                      --------    --------    --------    --------    --------    --------    --------    --------
Gross profit                             6,390       5,955       5,721       5,956       6,113       5,564       4,418       5,097
                                      --------    --------    --------    --------    --------    --------    --------    --------
Operating expenses:
Research and development                 1,490       1,324       1,419       1,279       1,269       1,278       1,499       1,460
Sales and marketing                      2,228       2,436       2,884       2,948       3,026       3,030       3,912       2,414
General and administrative               1,503       1,865       1,613       1,570       1,557       1,486       1,529       1,664
Strategic expenses                         450           -         825           -           -           -           -           -
Provision for doubtful accounts          2,960         110           -           -           -           -           -           -
                                      --------    --------    --------    --------    --------    --------    --------    --------
                                         8,632       5,736       6,741       5,797       5,852       5,794       6,940       5,538
                                      --------    --------    --------    --------    --------    --------    --------    --------
Operating (loss) income                 (2,242)        219      (1,020)        159         261        (230)     (2,522)       (441)
Other income (expense)                     235         (81)       (208)       (253)         40          70          86          76
                                      --------    --------    --------    --------    --------    --------    --------    --------
(Loss) income  from continuing
   operations before income tax
   provision                            (2,007)        138      (1,228)        (94)        301        (160)     (2,436)       (365)
(Provision for) recovery of income
   taxes from continuing operations        (59)       (168)       (125)        (99)       (169)         31         689         122
                                      --------    --------    --------    --------    --------    --------    --------    --------
(Loss) income from continuing
   operations                           (2,066)        (30)     (1,354))      (193)        132        (191)     (1,747)       (243)
Income from discontinued operations          -           -           -           -           -          12          22          86
                                      --------    --------    --------    --------    --------    --------    --------    --------
Net (loss) income  for the period     $ (2,066)   $    (30)   $ (1,354)   $   (193)   $    132    $   (179)   $ (1,725)   $   (157)
                                      ========    ========    ========    ========    ========    ========    ========    ========

      The following table sets forth, for the periods indicated, certain components of the unaudited selected financial data of the Company as a percentage of total revenue:

                                                                           THREE MONTHS ENDED
                                                                           ------------------
                                                          2003                                            2002
                                      -------------------------------------------------------------------------------------------
                                      Dec. 31     Sept. 30    June 30     Mar. 31     Dec. 31     Sept. 30    June 30     Mar. 31
                                      -------     --------    -------     -------     -------     --------    -------     -------
Revenue:
Software and services                    60.7%       58.1%       65.0%       60.7%       72.8%       59.5%       59.7%       64.8%
Maintenance and support                  34.9        29.6        29.6        23.7        24.0        25.3        36.8        32.5
Third party products and services         4.4        12.3         5.4        15.6         3.2        15.2         3.5         2.7
                                      -------     -------     -------     -------     -------     -------     -------     -------
                                        100.0       100.0       100.0       100.0       100.0       100.0       100.0       100.0
Direct costs                             47.3        50.4        49.6        49.9        44.5        47.3        44.1        41.6
                                      -------     -------     -------     -------     -------     -------     -------     -------
Gross profit                             52.7        49.6        50.4        50.1        55.5        52.7        55.9        58.4
                                      -------     -------     -------     -------     -------     -------     -------     -------
Operating expenses:
Research and development                 12.3        11.0        12.5        10.8        11.5        12.1        19.0        16.7
Sales and marketing                      18.4        20.3        25.4        24.8        27.5        28.7        49.5        27.7
General and administrative               12.4        15.5        14.2        13.2        14.2        14.1        19.3        19.1
Strategic expenses                        3.7           -         7.3           -           -           -           -           -
Allowance for doubtful accounts          24.4         0.9           -           -           -           -           -           -
                                      -------     -------     -------     -------     -------     -------     -------     -------
                                         71.2        47.8        59.4        48.8        53.2        54.8        87.8        63.5
                                      -------     -------     -------     -------     -------     -------     -------     -------
Operating (loss) income                 (18.5)        1.8        (9.0)        1.3         2.4        (2.2)      (31.9)       (5.1)
Other income (expense)                    1.9        (0.7)       (1.8)       (2.1)        0.4         0.7         1.1         0.9
                                      -------     -------     -------     -------     -------     -------     -------     -------
(Loss) income from continuing
   operations before income tax
   provision                            (16.5)        1.1       (10.8)       (0.8)        2.7        (1.5)      (30.8)       (4.2)
                                      -------     -------     -------     -------     -------     -------     -------     -------
(Provision for) recovery of income
  taxes from continuing operations       (0.5)       (1.4)       (1.1)        0.8        (1.5)       (0.3)        8.7         1.4
                                      -------     -------     -------     -------     -------     -------     -------     -------
(Loss) income from continuing
   operations                           (17.0)       (0.3)      (11.9)       (1.6)        1.2        (1.8))     (22.1)       (2.8)
Income from discontinued operations         -           -           -           -           -         0.1         0.3         1.0
                                      =======     =======     =======     =======     =======     =======     =======     =======
Net (loss) income for the period        (17.0)%      (0.3)%     (11.9)%      (1.6)%       1.2%       (1.7)%     (21.8)%      (1.8)%
                                      =======     =======     =======     =======     =======     =======     =======     =======

ITEM 9: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 9A: CONTROLS AND PROCEDURES

(a)   Evaluation of Disclosure Controls and Procedures

      In connection with this filing, the Company's management, with the participation of the Company's Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report (the "Evaluation Date").

      Based upon the evaluation described above, the Chief Executive Officer and Chief Financial Officer concluded that as of the Evaluation Date, subject to the matters discussed in the following paragraphs with respect to the Company's internal accounting controls, the Company's disclosure controls and procedures were effective in timely alerting them to the material information relating to the Company (or its consolidated subsidiaries) required to be included in reports that the Company files or submits under the Exchange Act.

      In connection with the contract review undertaken concerning the restatements of the Company's financial statements for the fiscal years ended December 31, 1998 to 2002, and for the first three quarters of fiscal 2003 as discussed in previously refiled audited consolidated financial statements, the Company together with its independent auditors identified certain areas in which the Company could improve its internal control over financial reporting. The Company had implemented internal controls and procedures to review and evaluate its software and implementation contracts to determine the appropriate revenue recognition accounting treatment for such contracts in accordance with U.S. generally accepted accounting principles. Notwithstanding these internal controls, the Company, in consultation with its independent auditors, determined that its analysis of the terms included in the Company's software and implementation contracts resulted in the Company's revenue recognition for such contracts being inappropriate under U.S. generally accepted accounting principles.

(b)   Changes in Internal Control

      On November 17, 2003 and February 26, 2004, the Company announced its intention to restate the Company's annual financial statements for the fiscal years ended December 31, 1998 to 2002 and for the first three quarters of fiscal 2003. The restatement related to an inappropriate allocation of contracted fees between software and implementation services and maintenance and support services as a result of certain terms or provisions included in software and implementation contracts and a detailed review of the services being performed during this period. Please see the company's previously refiled consolidated financial statements for further information.

      In connection with this restatement, senior management performed a review of the circumstances that resulted in the need for the restatements and as a result, the Company has undertaken certain steps to strengthen the Company's internal control over financial reporting in order to prevent future recurrences. These steps include a thorough review and analysis of the Company's existing software and implementation contracts by senior members of the Company's accounting group, a determination of the appropriate revenue recognition treatment for each existing contract by senior members of the accounting group and revisions to the Company's standard contractual wording. The Company plans to take additional steps to strengthen the Company's internal control over financial reporting, including: implementing a formal contract review checklist for each new contract; improving communication between the various functional groups within the Company (namely sales, implementation, accounting and legal) at both the contract negotiation and execution level and at the implementation level; requiring any exceptions to the Company's standard contractual wording to be approved at a senior management level; and review by management of any unusual terms which may impact its historical practice of accounting for revenue. The Company's management plans to undertake a further review and assessment of the Company's internal control over financial reporting in light of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC thereunder, which the SEC currently plans to implement for accelerated filers for fiscal years ending on or after November 15, 2004 and for non-accelerated filers for fiscal years ending on or after July 15, 2005. As of the date of this report, the Company is not an accelerated filer and, accordingly, the Company expects these additional requirements to apply to the Company for its fiscal year ended December 31, 2005. The Company's management may recommend and the Company may implement additional changes in the Company's internal control over financial reporting pursuant to this review. In light of these additional SEC requirements and the Company's current level of activities, the Company is evaluating the level of staffing of its finance group

      Except as described in the foregoing paragraphs, no changes were made in the Company's internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting. The Company's management, including the Chief Executive Officer and Chief Financial Officer, does not expect that the Company's disclosure controls and procedures or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake, such as the error that led to the Company's restatements. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

                                    PART III

ITEM 10: DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      The following table sets forth certain information concerning the Company's executive officers and directors as of December 31, 2003.

NAME                                 AGE   POSITION
----                                 ---   --------
EXECUTIVE OFFICERS
Erik Dysthe........................   66   Chairman of the Board, Director, President and Chief Executive Officer
Peter H. Rankin ...................   47   Vice President - Strategy and Performance Improvement
Verne D. Pecho.....................   60   Vice President - Finance and Administration and Chief Financial Officer
Simon Backer.......................   48   Vice President - Wireless Services
Cyril Tordiffe.....................   52   Vice President - Enterprise Solutions
Tommy Lee..........................   40   Vice President - Product Development
Walter Beisheim (4)................   49   Vice President - Worldwide Sales
Warren Cree........................   44   Vice President - Marketing and Business Development
Glenn Y. Kumoi.....................   41   Senior Vice President -Chief Legal Counsel and Corporate Secretary
Paul H.L. Lui......................   47   Vice President - Customer Support
Poul Kvist.........................   58   Operations Manager EMEA
Ronald P. Toffolo..................   52   Vice President - Human Resources
David Haak.........................   42   Vice President - Sales, Americas

DIRECTORS
Peter Ciceri (2)(3)................   48   Director
Robert C. Harris, Jr. (1)(2).......   57   Director
Marc Rochefort (1)(2)..............   56   Director
David R. Van Valkenburg(1)(2)(3)...   61   Director

      (1) Member of Compensation Committee.

      (2) Member of Corporate Governance and Nominating Committee.

      (3) Member of Audit Committee.

      (4) Mr. Beisheim resigned effective January 7, 2004.

      ERIK DYSTHE has served as Chairman of the Company since its inception. Mr. Dysthe was appointed Chief Executive Officer of the Company in March 2001 and President in March 2002. He also served as Chief Executive Officer of the Company from its inception to November 1998 and President from its inception until February 1996. Mr. Dysthe also serves as a director of Digital Dispatch Systems Inc., Avcan Systems Inc. and several private companies.

      PETER H. RANKIN has served as Vice President - Strategy and Performance Improvement since 2003. From May 2001 to 2003, he was Executive Vice President - Operations. From May 1997 to April 2001, Mr. Rankin was an independent consultant. From February 1996 to May 1997, he served as Senior Vice President - Operations of the Company. From July 1995 to February 1996, Mr. Rankin was Vice President - Product Management of MDSI Mobile Data Solutions Canada Inc. and from February 1993 to June 1995, he was Vice President - Technology of MDSI Mobile Data Solutions Canada Inc.

      VERNE D. PECHO has served as Vice President - Finance and Administration and Chief Financial Officer of the Company since June 1996. From June 1995 to June 1996, Mr. Pecho was an independent consultant. From September 1992 to June 1995, Mr. Pecho was Executive Vice President and Chief Financial Officer of Versacold Corporation.

      SIMON BACKER has served as Vice President - Wireless Services of the Company since 2003. From June 2000 to 2003 he was Senior Vice President - Wireless Services. Prior to that he was Senior Vice President - eBusiness Operations since October 1999. From August 1998 to August 1999 he served as Senior Vice President and General Manager, Transportation and from August 1997 to February 1999, Mr. Backer was Vice President - Customer Engineering. Between 1997 and 1998 he was President and CEO of Retix Wireless Inc. From 1984 to 1996, Mr. Backer held numerous positions of progressive responsibility at Motorola's Wireless Data Group (formerly MDI), culminating in his appointment as Director of Architecture in 1996.

      CYRIL TORDIFFE has served as Vice President - Enterprise Solutions since 2003. From July 2001 to 2003 he was Senior Vice President - Project Implementation of the Company and he was Vice President - Operations, Australia between January 2001 and June 2001. From 1999 to 2000, he was Vice President - Implementation Engineering. From 1995 to 1998, Mr. Tordiffe was Vice President - Project Implementation and Customer Support, Utilities Division. From the Company's inception in 1993 to 1994, he held various senior project management positions at the Company. Mr. Tordiffe has over 20 years of experience in the information technology industry covering operations, project management, systems analysis and application programming.

      TOMMY LEE has served as Vice President - Product Development since 2003. From March 1999 to 2003 he was Senior Vice President Product Development. From 1997 to March 1999 he was Vice President - Product Development. From inception of the Company to 1997, Mr. Lee served in various technical positions, including Director - Product Development and Software Development Manager. Between 1988 and 1995, Mr. Lee was a member of the scientific and engineering staff at MacDonald, Dettwiler and Associates Ltd.

      WALTER BEISHEIM served as Vice President - Worldwide Sales from 2003 until January 7, 2004. From July 2002 to 2003 he was Senior Vice President Worldwide Sales and Marketing. Prior to that he was Vice President, North American Sales with Click Software, Inc. from 2001 to 2002. From 2000 to 2001, Mr. Beisheim was Vice President Worldwide Sales for Inxight Software. From 1999 to 2000, he was General Manager, Software Products Group for Digital Microwave Corp. (now DMC Stratex Networks) and from 1997 to 1999 he was Vice President and General Manager of SR Datacom. Mr. Beishem has over 20 years of experience in sales, marketing and business development of enterprise software with an emphasis on the utility and telecommunications industries.

      WARREN CREE has served as Vice President - Products since 2003. From October 2001 to 2003 he was Senior Vice President - Products. Prior to this he held numerous positions of progressive responsibility in product management for the Company since September 1999. Mr. Cree also served as Manager, Application Engineering of the Company from its inception to August 1999. Between 1989 and 1994, he was a member of the scientific and engineering staff at MacDonald, Dettwiler and Associates Ltd.

      GLENN Y. KUMOI has served as Vice President - Chief Legal Officer and Corporate Secretary of the Company since 2003. From September 2002 to 2003 he was Senior Vice President - Chief Legal Officer. Prior to that he was Managing Director - Europe Middle East and Africa of the Company since May 2001. Prior to that he was Vice President - Chief Legal Officer of the Company since October 1999. From December 1998 to October 1999, Mr. Kumoi was Vice President - General Counsel of the Company. From April 1997 to November 1998, Mr. Kumoi served as Vice President - Customer Contracts of the Company. From 1994 to 1996, Mr. Kumoi was a lawyer at the firm of Wedge and Company, Computer Law in Vancouver, British Columbia.

      POUL KVIST has served as Operations Manager EMEA since 1997. Prior to this he held various positions with Nokia Corporation.

      PAUL H.L. LUI has served as Vice President - Customer Support since 2001. Since joining the Company in 1993, Mr. Lui has held various positions of progressive responsibility, including Director of Customer Service (1993 to 1997), Director of Customer Service - UK Operations (1998 to 1999), and Director of Special Projects (1999 to 2000).

      RONALD P. TOFFOLO has served as Vice President - Human Resources since March 1999. Between 1997 and 1998, he was Director of Human Resources. From 1985 to 1997, Mr. Toffolo held various human resources management positions at Canadian Airlines International Ltd.

      DAVID HAAK has served as Vice President, Sales - Americas of the Company since November 2000 and as Vice President, Sales - North America since June 1999. Prior to that he was Vice President, Sales - Utilities since January of 1999. Prior to joining the Company Mr. Haak was employed by IBM Corporation where he held a number of sales, marketing and management positions during his 11-year tenure.

      DAVID R. VAN VALKENBURG has served as a director of the Company since June 2001. Mr. Van Valkenburg is currently a management consultant. From 1999 to 2000, he was Executive Vice President of MediaOne Group, Inc., and from 1996 to 1999 he was Executive Vice President, MediaOne International, and from 1997 to 1999 CEO/COO of Telwest Communications, PLC. From 1994 to 1995, Mr. Van Valkenburg was Senior Vice President, Multimedia Group, MediaOne Group Inc. He also serves as a director of Harmonic, Inc, 360 Networks Inc. and several other private companies.

     PETER CICERI has served as a director of the Company since June 2001.
Mr. Ciceri is currently a management consultant and an Executive in Residence at the University of British Columbia. From 2000 to 2001, he was President of Rogers Telecom, Inc. and from 1996 to 2000 he was President and Managing Director of Compaq Canada Ltd. and Vice-President Compaq Computer Corporation
(US). Mr. Ciceri also serves as independent lead director of Sierra Wireless, Inc. and as a director of several other private companies.

      ROBERT C. HARRIS, JR. has served as a director of the Company since December 1995. Mr. Harris is currently Senior Managing Director, Vice Chairman, Technology Investment Banking of Bear Stearns & Co., Inc. Mr. Harris was a co-founder and Managing Director of Unterberg Harris from May 1989 until November 1997. Mr. Harris also serves as a director of American Independence Corp., and a number of private companies.

      MARC ROCHEFORT has served as a director of the Company since June 1996. Mr. Rochefort has been a partner at the law firm of Desjardins Ducharme Stein Monast in Montreal, Quebec since May 1993. From March 1989 to April 1993, Mr. Rochefort was a partner at the law firm of Clark Lord Rochefort Fortier. Mr. Rochefort also serves as a director of Mont Saint-Sauveur International Inc., as well as numerous other private companies.

BOARD OF DIRECTORS

      Each member of the Board of Directors is elected annually and holds office until the next annual meeting of shareholders or until his successor has been elected or appointed, unless his office is earlier vacated in accordance with the Bylaws of the Company or the provisions of the CBCA. Officers serve at the discretion of the Board and are appointed annually. The Company's Board of Directors currently has four committees, the Audit Committee, the Corporate Governance, the Special Committee and Nominating Committee and the Compensation Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Audit Committee recommends independent accountants to the Company to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews the Company's interim and year-end operating results with the Company's executive officers and the Company's independent accountants, considers the adequacy of the internal accounting controls, considers the audit procedures of the Company and reviews and approves the non-audit services to be performed by the independent accountants. During the fiscal year ended December 31, 2003, non-audit services were approved by the Audit Committee to be performed by the Company's independent accountants. The members of the Audit Committee are David Van Valkenburg, and Peter Ciceri. The Board of Directors has determined that both David Van Valkenburg is an audit committee financial expert within the meaning of the SEC's rules. Mr. Van Valkenburg is independent, as independence is defined in the NASD's listing standards.

      The Corporate Governance and Nominating Committee monitors and assesses the corporate governance system in place in the Company, develops corporate disclosure and insider trading policies, and monitors the effectiveness of the Board of Directors, its size and composition, its committees and the individual performance of its directors. The Corporate Governance and Nominating Committee also identifies and recommends potential appointees to the Board of Directors, reviews the adequacy of directors and officers third-party liability coverage, ensures that annual strategic planning process and review is carried out and approves appropriate orientation and education programs for new directors. The members of the Corporate Governance and Nominating Committee are Marc Rochefort, Robert C. Harris, Jr., Peter Ciceri., and David Van Valkenburg..

      The Compensation Committee reviews and recommends the compensation arrangements for the executive officers of the Company and administers the Company's stock option and stock purchase plans. The members of the Compensation Committee are Robert C. Harris, Jr., Marc Rochefort and David Van Valkenburg.

      A Special Committee of the Board of Directors was formed in 2002. Its mandate is to review strategic business development alternatives that would potentially enhance shareholder value. The members of the Special Committee are Peter Ciceri, Marc Rochefort and David Van Valkenburg.

CODE OF ETHICS

      The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. A copy of the code of ethics is being filed as an exhibit to this report.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company is a foreign private issuer and, as such, its insiders are not required to file reports under Section 16(a).

ITEM 11:  EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

      The Company's compensation program for all executive officers is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee directors. During fiscal 2003, the compensation of Erik Dysthe, the Chairman, President and CEO of the Company, Peter Rankin, the Vice President Strategy and Performance Improvement of the Company, Verne Pecho the Vice President Finance and Administration and Chief Financial Officer of the Company had variable components to their compensation based on certain performance criteria. With respect to compensation for all other executive officers, the Board of Directors reviewed a compensation proposal prepared by the Chairman, President and CEO.

OBJECTIVES

      The primary objectives of the Company's executive compensation program are to enable the Company to attract, motivate and retain outstanding individuals and to align their success with that of the Company's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. The Company's executive compensation program consists of a base salary, performance bonuses and stock options. The Company furnishes other benefits to certain of its officers and other employees.

CHIEF EXECUTIVE OFFICERS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

      There are currently 13 executive officers of the Company, including the Chief Executive Officer. For purposes of this section, "executive officer" of the Company means an individual who at any time during the year was the Chairman or a Vice-Chairman of the board of directors, where such person performed the functions of such office on a full-time basis; the President; any Vice-President in charge of a principal business unit such as sales, finance or production; any officer or key employee of the Company or of a subsidiary of the Company, and any other person who performed a policy-making function in respect of the Company.

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with each of its Named Executive Officers (as hereinafter defined) except David Haak. These agreements provide for base salaries and incentive plan bonuses as approved by the Board of Directors of the Company, medical and dental benefits and reimbursement for certain expenses approved by the Company.

      The Company may terminate any of its officers for cause without any payment of any kind of compensation, except for such compensation earned to the date of such termination. The Company may terminate any of its officers without cause by giving notice and upon payment of all salary and bonuses owing up to the date of termination and for those officers with an employment agreement, a lump sum termination payment equal to amounts ranging up to two times base annual salary and current bonus. Any officer may terminate his or her employment with the Company at any time by giving four, or in certain cases, eight to twelve weeks written notice, to the Board of Directors of the Company. The employment agreements of certain officers, including Mr. Dysthe, provide that in the event of a takeover or change of control of the Company, they may elect to terminate their employment and receive, in addition to compensation earned to the date of their termination, a lump sum payment equal to one and one-half times their annual base salary. The Company's employment agreements with certain of its officers also provide for the acceleration of options in the event of termination without cause, and in certain cases, in the event of a takeover or change in control of the Company.

PENSION ARRANGEMENTS

      The Company and its subsidiaries do not have any pension arrangements in place for the Named Executive Officers (as defined below) or any other officers.

SUMMARY COMPENSATION TABLE

      The following table sets forth all compensation paid during the fiscal years ended December 31 2003, 2002 and 2001 in respect of each individual who, at any time during fiscal 2003, served as the Company's Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus exceeded $100,000 for fiscal 2003 who were serving as executive officers as at December 31, 2003, and one individual who would have been among the foregoing but for the fact that the individual was not employed by the Company at December 31, 2003. (collectively "Named Executive Officers") :

                                                                             LONG TERM
                                                                            COMPENSATION
                                                  ANNUAL COMPENSATION           AWARDS
                                            ------------------------------  -------------
                                                              OTHER ANNUAL    SECURITIES
                              YEARS ENDING   SALARY   BONUS   COMPENSATION  UNDER OPTIONS     OTHER
NAME AND PRINCIPAL POSITION   DECEMBER 31     ($)      ($)         ($)           (#)       COMPENSATION
---------------------------   ------------  -------  -------  ------------  -------------  ------------
Erik Dysthe                       2003      200,561        -       N/A          52,500          -
Chairman President & Chief        2002      177,632   19,032       N/A         100,000          -
Executive Officer                 2001      123,011        -       N/A          10,000          -

Peter H. Rankin(1)                2003      157,584        -         -               -          -
Vice President,  Strategy         2002      139,568        -       N/A               -          -
and Performance Improvement       2001       92,668        -       N/A          70,000          -

David Haak                        2003      151,250   39,908       N/A          15,000          -
Vice President Sales,             2002      151,250   72,651       N/A               -          -
Americas                          2001      134,000   81,241       N/A           5,000          -

Rob Owen(2)                       2003      151,837   19,891         -               -          -
General Manager, EMEA             2002       33,160        -     8,000               -          -
                                  2001            -        -         -               -          -

Walter Beisheim(3)                2003      157,584  195,743       N/A               -          -
Vice President                    2002       58,154   43,487       N/A          15,000          -
Worldwide Sales                   2001            -        -         -               -          -

Poul Kvist                        2003      149,992        -       N/A           1,670          -
Operations Manager EMEA           2002      126,304   33,408       N/A               -          -
                                  2001       92,623   21,634       N/A            1500          -

(1) Had Mr. Rankin been employed for the full year ended December 31, 2001 his salary would have been $142,146.

(2) Mr. Owen is the additional officer. Mr. Owen terminated effective October 31, 2003.

(3)   Mr. Beisheim resigned effective January 7, 2004.

STOCK OPTIONS

      The following table sets forth stock options granted by the Company during the fiscal year ended December 31, 2003 to any of the Named Executive Officers or the Additional Officer:

OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2003

                                                                                                  POTENTIAL REALIZED VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF
                                                % OF TOTAL                                          STOCK PRICE APPRECIATION
                                 SECURITIES       OPTIONS                                                     FOR
                                    UNDER       GRANTED TO     EXERCISE OR                                OPTION TERM
                                   OPTIONS     EMPLOYEES IN    BASE PRICE                         --------------------------
              NAME               GRANTED (#)    FISCAL YEAR   ($/SECURITY)    EXPIRATION DATE     5% GROWTH        10% GROWTH
              ----               -----------   ------------   ------------   ------------------   ---------        ----------
Erik Dysthe                        45,000          15.1%          $4.89      September 17, 2008    $60,796          $134,343
Chairman & Chief Executive                                     ($6.70 CAD)
Officer                             7,500           2.5%           $3.35      February 25, 2008    $ 7,978          $ 17,628
                                                               ($5.00 CAD)
Peter H. Rankin                      Nil            Nil            Nil              Nil              Nil               Nil
Vice President, Strategy and
Performance Improvement

David Haak                         15,000           5.0%          $5.26       November 3, 2008     $21,799          $ 48,169
Vice President Sales, Americas

Rob Owen                             Nil            Nil            Nil              Nil              Nil               Nil
General Manager, EMEA

Walter Beisheim                      Nil            Nil            Nil              Nil              Nil               Nil
Vice President
Worldwide Sales

Poul Kvist                           Nil            Nil            Nil              Nil              Nil               Nil
Operations Manager
EMEA

      The following table sets forth details of each exercise of stock options during the fiscal year ended December 31, 2003 by any of the Named Executive Officersr, and the fiscal year end value of unexercised options on an aggregate basis:

      AGGREGATED OPTIONS EXERCISED DURING THE FISCAL YEAR ENDED DECEMBER 31, 2003 AND FISCAL YEAR-END OPTION VALUES

                                                                 UNEXERCISED OPTIONS     VALUE OF UNEXERCISED IN THE
                                 SECURITIES       AGGREGATE         AT FY-END (#)          MONEY-OPTIONS AT FY-END
                                ACQUIRED ON    VALUE REALIZED        EXERCISABLE/              ($) EXERCISABLE/
             NAME               EXERCISE (#)         ($)           UNEXERCISABLE(2)           UNEXERCISABLE (1)
             ----               ------------   --------------   ----------------------   ---------------------------
Erik Dysthe                         Nil             Nil         109,040 (exercisable)      $ 15,721 (exercisable)
Chairman & President Chief                                      55,960 (unexercisable)     $ 20,048 (unexercisable)
Executive Officer
Peter H. Rankin                     Nil             Nil         64,167 (exercisable)       $ nil (exercisable)
Vice President, Strategy and                                    5,833 (unexercisable)      $ nil (unexercisable)
Performance Improvement
David Haak                          Nil             Nil         12,915 (exercisable)       $6,457 (exercisable)
Vice President Sales, Americas                                  9,585(unexercisable)       $1,293 (unexercisable)
Rob Owen                            Nil             Nil         nil (exercisable)          $nil (exercisable)
General Manager, EMEA                                           nil (unexercisable)        $nil (unexercisable)

Walter Beisheim                     Nil             Nil         6,249 (exercisable)        $ 5,437 (exercisable)
Vice President                                                  8,751 (unexercisable)      $ 7,613 (unexercisable)
Worldwide Sales
Poul Kvist                          Nil             Nil         3,353(exercisable)         $2,098 (exercisable)
Operations Manager                                              817(unexercisable)         $687(unexercisable)
Nordic Region

-----------

(1) Based on Nasdaq closing price of $4.55 on December 31, 2003.

(2) Includes options to purchase common shares within 60 days after December 31, 2003.

COMPENSATION OF DIRECTORS

      During the latest fiscal year, the Company paid its non-employee directors a meeting stipend of $2,500 for each board meeting they attended in person, $1,250 for each board meeting they attended by telephone, and $1,000 for certain committee meetings. In the case of the Special Committee, members received $2,500 per day. During the fiscal year ended December 31, 2003, the non-employee directors of the Company received aggregate cash compensation of $241,642 for their services. The non-employee directors were also reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as directors.

      Non-employee directors were also eligible to receive stock options issued pursuant to the Company's stock option plan in consideration for their services as directors and in accordance with rules and policies of The Toronto Stock Exchange. On June 5, 2003, the Company's four non employee directors were granted options to acquire 3,000 common shares each; at an exercise price of $4.41 per share, vesting over thirty-six months and subject to the grantee being a director on the date of vesting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended December 31, 2003, the Compensation Committee consisted of Robert C. Harris, Jr., Marc Rochefort and David Van Valkenburg. None of the members of the Compensation Committee was an officer or employee of MDSI during the fiscal year ended December 31, 2003, or was formerly an officer of MDSI, or had any relationship during the fiscal year ended December 31, 2003 that required disclosure under Item 14 below.

      During the fiscal year ended December 31, 2003, no executive officer of MDSI served as a director or member of a committee of the board of any entity that had one or more executive officers serving as a member of MDSI's Board or Compensation Committee.

ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Shares as of December 31, 2003, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each director of the Company,
(iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Shares listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY       % OF TOTAL SHARES
    DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS(1)            OWNED(2)               OWNED
    ----------------------------------------------------        ----------------     -----------------
Erik Dysthe(3) .............................................         483,933                5.8
Peter Hill Rankin (4).......................................         106,043                1.2
David Haak(5) ..............................................          20,415                 *
Robert Owen.................................................               -                 *
Walter Beisheim(6)..........................................           6,249                 *
Poul Kvist(7)...............................................           3,363                 *
Robert C. Harris, Jr. (8)...................................         107,744                1.3
David R. Van Valkenburg(9)..................................          43,998                 *
Peter Ciceri(10)............................................          15,665                 *
Marc Rochefort(11)..........................................          19,317                 *
                                                                   ---------               ----
All Directors and Executive Officers as a group
(17 persons) (12)...........................................       1,050,488               12.2%
                                                                   ---------               ----
5% Shareholders:
Howson Tattersall Investment Counsel Limited                       1,211,995               14.7%
20 Queen Street West,
Toronto, Ontario M5H 3R3
Seamark Asset Management Ltd.                                      1,110,500               13.5%
1801 Hollis Street, Suite 310
Halifax, Nova Scotia B3J 3N4
Natcan Investment Management                                         765,600                9.3%
1100, rue Universite Suite 400
Montreal, Quebec  H3B 2G7
Guardian Capital Inc.                                                548,775                6.7%
Commerce Court West
Suite 3100 PO Box 201
Toronto Ontario M5L 1E8

----------
*     Represents beneficial ownership of less than 1% of the Common Shares.

(1) Unless otherwise indicated, the address of each beneficial owner is that of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Common Shares subject to options currently exercisable at December 31, 2003, or exercisable within 60 days after December 31, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership for any other person. Applicable percentage ownership is based on the aggregate Common Shares outstanding as of December 31, 2003, together with the applicable options of such shareholder.

(3) Includes 326,898 Common Shares held by Erik Dysthe Holdings Co. and options to purchase 109.039 Common Shares exercisable within 60 days after December 31, 2003 held by Mr. Dysthe individually.

(4) Includes options to purchase 60,278 Common Shares exercisable within 60 days of December 31, 2003.

(5) Includes options to purchase 12,915 Common Shares exercisable within 60 days after December 31, 2003

(6) Consists of options to purchase 6,249 Common Shares exercisable within 60 days after December 31, 2003.

(7) Consists of options purchase 3,363 Common Shares exercisable within 60 days after December 31, 2003.

(8) Includes options to purchase 38,554 Common Shares exercisable within 60 days after December 31, 2003.

(9) Includes options to purchase 28,998 Common Shares exercisable within 60 days after December 31, 2003.

(10) Consists of options to purchase 15,665 Common Shares exercisable within 60 days after December 31, 2003.

(11) Includes options to purchase 17,887 Common Shares exercisable within 60 days after December 31, 2003.

(12) Includes options to purchase 476,182 Common Shares exercisable within 60 days after December 31, 2003.

  EQUITY COMPENSATION PLAN INFORMATION AS AT DECEMBER 31, 2003

                                                                                     NUMBER OF SECURITIES
                                                                                   REMAINING AVAILABLE FOR
                                                                                    FUTURE ISSUANCE UNDER
                                                                                     EQUITY COMPENSATION
                             NUMBER OF SECURITIES TO BE       WEIGHTED-AVERAGE         PLANS (EXCLUDING
                               ISSUED UPON EXERCISE OF        EXERCISE PRICE OF     SECURITIES SUBJECT TO
                                OUTSTANDING OPTIONS,        OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,
      PLAN CATEGORY              WARRANTS AND RIGHTS         WARRANTS AND RIGHTS     WARRANTS AND RIGHTS)
      -------------         -----------------------------   --------------------   -----------------------
EQUITY COMPENSATION PLANS   1,191,248 (stock option plan)          $5.67                  1,208,752
APPROVED BY SECURITY
HOLDERS                           Nil     (employee share            N/A                     62,625
                                           purchase plan)

EQUITY COMPENSATION PLANS                             Nil            N/A                        Nil
NOT APPROVED BY SECURITY
HOLDERS
                            -----------------------------          -----                  ---------
TOTAL                                           1,191,248            N/A                  1,271,377
                            =============================          =====                  =========

ITEM 13:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has granted options to certain of its directors and executive officers. See Item 11 - "Executive Compensation". The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

ITEM 14:  PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The following table sets forth the aggregate fees billed to the Company for the years ended December 31, 2003 and 2002 by its independent accountants, Deloitte & Touche LLP ("Deloitte"):

                                     Year ended          Year ended
                                 December 31, 2003    December 31, 2002
                                 -----------------    -----------------
Audit Fees..................         $ 260,098            $  113,337
Audit-Related Fees..........         $  87,803            $   62,481
Tax Fees ...................         $   1,420            $        -
All Other Fees..............         $       -            $        -

The Audit Committee must pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company's independent certified public accountants. The Audit Committee pre-approved all audit-related and non-audit services in 2003.

                                     PART IV

ITEM 15: EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

      (a) 1. Consolidated Financial Statements

      The following financial statements of the Registrant and the Report of Independent Auditors thereon are included herewith in response to Item 8 above.

                Report of Independent Auditors
                Consolidated Balance Sheets
                Consolidated Statements of Operations
                Consolidated Statements of Changes in Stockholders' Equity Consolidated Statements of Cash Flows
                Notes to the Consolidated Financial Statements

      2. Financial Statement Schedules

      The financial statement schedules required to be filed by Item 8 and Item 15(d) are included immediately following this page.

                                   SCHEDULE II

                         MDSI MOBILE DATA SOLUTIONS INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                      BALANCE,    ADDITIONS,
                                    BEGINNING OF    DURING    APPLICATION/WRITE-  BALANCE, END
                                       PERIOD       PERIOD    OFF DURING PERIOD    OF PERIOD
Allowance for doubtful accounts

Year ended December 31, 2003          3,506,614    3,069,860       3,784,059        2,792,415
Year ended December 31, 2002          3,587,303            -          80,689        3,506,614
Year ended December 31, 2001            985,000    2,938,195         335,892        3,587,303

Provision against investments and
   advances
Year ended December 31, 2003          2,499,992            -       2,499,992                -
Year ended December 31, 2002          2,999,992            -         500,000        2,499,992
Year ended December 31, 2001            250,000    2,749,992               -        2,999,992

Deferred income tax valuation
  allowance
Year ended December 31, 2003          9,332,954    2,585,335               -       11,918,289
Year ended December 31, 2002          8,148,680    1,184,274               -        9,332,954
Year ended December 31, 2001          1,825,049    6,323,631               -        8,148,680

3. Exhibits

The following Exhibits are filed as part of this report:

  EXHIBIT
   NUMBER                                            DESCRIPTION
------------                                         -----------
   2.1(3)       Agreement and Plan of Merger dated April 17, 1997 among the Company, MDSI Acquisition Corp.,
                  Alliance, Geoffrey Engerman and Doug Engerman
   3.1(1)       Articles of Incorporation of the Company
   3.2(1)       Articles of Amendments of the Company
   3.3(1)       By-laws of the Company
   4.1(1)       Form of Common Share Certificate
   4.2(11)      Shareholder Rights Plan Agreement made as of December 17, 2003 between the Company and
                  Computershare Trust Company of Canada
 10.1(2)(3)     2000 Stock Option Plan
   10.2(1)      Form of Indemnification Agreement between the Company and certain officers of the Company
   10.3(1)      Lease dated September 25, 1997 between Sun Life Assurance Company of Canada and the Company

   10.4(4)      Lease dated October 12, 2001 between Crown Diversified Industries Corporation and Connectria
                  Corporation a subsidiary of the Company

   10.5(4)      Amending Agreement  dated December 1, 1998 between Sun Life Assurance Company of Canada and the Company
 10.6(2)(5)     Employment Agreement dated January 2, 2002 between the Company and Verne Pecho
 10.7(2)(6)     2002 Stock Purchase Plan

  EXHIBIT
   NUMBER                                            DESCRIPTION
------------                                         -----------
   10.8(7)      Exchange Agreement dated as of June 26, 2002 among the Company, Connectria Corporation, Richard S.
                  Waidmann and Eric Y. Miller
   10.9(7)      Amendment to Exchange Agreement dated as of June 30, 2002 among the Company, Connectria Corporation, Richard
                  S. Waidmann and Eric Y. Miller
  10.10(7)      Warrant dated as of June 29, 2002 to purchase 50,380 shares of Series A Nonvoting Preferred Stock of Connectria Corporation
  10.11(7)      $250,000 Promissory Note dated as of June 30, 2002 made by Connectria Corporation in favor of the Company
  10.12(7)      Security Agreement dated as of June 30, 2002 between Connectria Connectria and the Company
 10.13(2)(8)    Employment Agreement dated January 1, 1999 between the Company and Glenn Y. Kumoi
 10.14(2)(8)    Settlement Agreement dated March 15, 2002 between the Company and Gerald F. Chew
 10.15(2)(8)    Settlement Agreement dated May 31, 2002 between the Company and Gene Mastro*
 10.16(2)(9)    Employment Agreement dated September 12, 2001 between the Company and Walter J. Beisheim
10.17(2)(10)    Employment Agreement dated August 1, 2003 between the Company and Peter Hill Rankin
10.18(2)(10)    Employment Agreement dated September 3, 2003 between the Company and Glenn Kumoi
10.19(2)(10)    Employment Agreement dated September 4, 2003 between the Company and Erik Dysthe
10.20(2)(10)    Employment Agreement dated August 20, 2003 between the Company and Joo-Hyung (Tommy) Lee
  10.21(2)      Settlement Agreement dated January 7, 2004 between the Company and Walter J. Beisheim
  10.22(2)      Employment Agreement dated August 18, 1997 between the Company and Poul Kvist
  10.23(2)      Employment Agreement dated October 21, 2002 between the Company and Rob Owen
  10.24(2)      Settlement Agreement dated October 30, 2003 between the Company and Rob Owen
    14.1        Code of Ethics
    21.1        List of the Company's Subsidiaries
    23.1        Consent of Deloitte & Touche LLP
    31.1        Section 302 Certification of Chief Executive Officer
    31.2        Section 302 Certification of Chief Financial Officer
    32.1        Section 906 Certification of Chief Executive Officer
    32.2        Section 906 Certification of Chief Financial Officer

(1) Previously filed as exhibits with the same corresponding number with the Registrants' Registration Statement on Form F-1 (Registration No. J33-5872) and amendments numbers 1 and 2 thereto, filed with the Securities and Exchange Commission on October 28, 1996, November 13, 1996 and November 25, 1996, respectively.

(2) This document has been identified as a management contract or compensatory plan or arrangement.

(3) Previously filed as exhibits with the Registrant's Registration Statement on Form S-8 filed on November 22, 2000.

(4) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2001.

(5) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended March 31, 2002.

(6) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended June 30, 2002.

(7) Previously filed as exhibits with the Registrant's Form 8-K filed on August 14, 2002.

(8) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2002.

(9) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended March 31, 2003.

(10) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended September 30, 2003.

(11) Previously filed as exhibits with the Registrant's Form 8-K filed on December 18, 2003.

* Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to an application for Confidential Treatment under Rule 24b-2 promulgated under the Securities Exchange act of 1934, as amended.

      (b) Reports on Form 8-K

      The Company furnished a Form 8-K to the SEC on October 28, 2003 pursuant to Items 9 and 12 attaching a press release regarding the Company's earnings for the third quarter of 2003.

      The Company furnished a Form 8-K to the SEC on November 17, 2003 pursuant to Items 9 and 12 attaching a press release regarding the Company's intent to restate its consolidated financial statements for the fiscal year 2002, the third and fourth quarters of 2002 and the first and second quarters of 2003.

      The Company filed and furnished a Form 8-K to the SEC on December 18, 2003 pursuant to Items 5, 7 and 9 relating to the renewal of the Company's shareholder rights plan.

      The information in a Form 8-K furnished pursuant to Items 9 and 12 shall not be deemed to be filed under the Exchange Act.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, MDSI Mobile Data Solutions Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

      March 30, 2004.

                         MDSI MOBILE DATA SOLUTIONS INC.

                         By: /s/ Erik Dysthe
                             ---------------------------------------------------
                             Erik Dysthe, President and Chief Executive Officer,
                                      Chairman of the Board and Director

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report to be signed by the following persons on behalf of MDSI Mobile Data Solutions Inc. in the capacities and on the dates indicated.

            SIGNATURE                                   TITLE                                  DATE
            ---------                                   -----                                  ----
/s/ Erik Dysthe                      President and  Chief Executive Officer, Chairman
--------------------------------     of the Board and Director (Principal Executive
Erik Dysthe                          Officer)                                             March 30, 2004

 /s/ Verne D. Pecho                  Vice President - Finance and Administration and
--------------------------------     Chief Financial Officer (Principal Financial and
Verne D. Pecho                       Accounting Officer)                                  March 30, 2004

/s/ Peter Ciceri
--------------------------------
Peter Ciceri                         Director                                             March 30, 2004

/s/ Robert C. Harris, Jr.
--------------------------------
Robert C. Harris, Jr.                Director                                             March 30, 2004

/s/ Marc Rochefort
--------------------------------
Marc Rochefort                       Director                                             March 30, 2004

/s/ David R. Van Valkenburg
--------------------------------
David R. Van Valkenburg              Director (Authorized U.S. Representative)            March 30, 2004

                                  EXHIBIT LIST

  EXHIBIT
   NUMBER                                                    DESCRIPTION
------------                                                 -----------
   2.1(3)       Agreement and Plan of Merger dated April 17, 1997 among the Company, MDSI Acquisition Corp., Alliance,
                  Geoffrey Engerman and Doug Engerman
   3.1(1)       Articles of Incorporation of the Company
   3.2(1)       Articles of Amendments of the Company
   3.3(1)       By-laws of the Company
   4.1(1)       Form of Common Share Certificate
  4.2(11)       Shareholder Rights Plan Agreement made as of December 17, 2003 between the Company and Computershare
                  Trust Company of Canada
 10.1(2)(3)     2000 Stock Option Plan
  10.2(1)       Form of Indemnification Agreement between the Company and certain officers of the Company
  10.3(1)       Lease dated September 25, 1997 between Sun Life Assurance Company of Canada and the Company

  10.4(4)       Lease dated October 12, 2001 between Crown Diversified Industries Corporation and Connectria
                  Corporation a subsidiary of the Company

  10.5(4)       Amending Agreement  dated December 1, 1998 between Sun Life Assurance Company of Canada and the Company

 10.6(2)(5)     Employment Agreement dated January 2, 2002 between the Company and Verne Pecho
 10.7(2)(6)     2002 Stock Purchase Plan
  10.8(7)       Exchange Agreement dated as of June 26, 2002 among the Company, Connectria Corporation, Richard S.
                  Waidmann and Eric Y. Miller
  10.9(7)       Amendment to Exchange Agreement dated as of June 30, 2002 among the Company, Connectria Corporation,
                  Richard S. Waidmann and Eric Y. Miller
  10.10(7)      Warrant dated as of June 29, 2002 to purchase 50,380 shares of Series A Nonvoting Preferred Stock of
                  Connectria Corporation
  10.11(7)      $250,000 Promissory Note dated as of June 30, 2002 made by Connectria Corporation in favor of the Company
  10.12(7)      Security Agreement dated as of June 30, 2002 between Connectria Connectria and the Company
10.13(2)(8)     Employment Agreement dated January 1, 1999 between the Company and Glenn Y. Kumoi
10.14(2)(8)     Settlement Agreement dated March 15, 2002 between the Company and Gerald F. Chew
10.15(2)(8)     Settlement Agreement dated May 31, 2002 between the Company and Gene Mastro*
10.16(2)(9)     Employment Agreement dated September 12, 2001 between the Company and Walter J. Beisheim
10.17(2)(10)    Employment Agreement dated August 1, 2003 between the Company and Peter Hill Rankin
10.18(2)(10)    Employment Agreement dated September 3, 2003 between the Company and Glenn Kumoi
10.19(2)(10)    Employment Agreement dated September 4, 2003 between the Company and Erik Dysthe
10.20(2)(10)    Employment Agreement dated August 20, 2003 between the Company and Joo-Hyung (Tommy) Lee
  10.21(2)      Settlement Agreement dated January 7, 2004 between the Company and Walter J. Beisheim
  10.22(2)      Employment Agreement dated August 18, 1997 between the Company and Poul Kvist
  10.23(2)      Employment Agreement dated October 21, 2002 between the Company and Rob Owen
  10.24(2)      Settlement Agreement dated October 30, 2003 between the Company and Rob Owen
    14.1        Code of Ethics
    21.1        List of the Company's Subsidiaries
    23.1        Consent of Deloitte & Touche LLP
    31.1        Section 302 Certification of Chief Executive Officer
    31.2        Section 302 Certification of Chief Financial Officer
    32.1        Section 906 Certification of Chief Executive Officer
    32.2        Section 906 Certification of Chief Financial Officer

(1) Previously filed as exhibits with the same corresponding number with the Registrants' Registration Statement on Form F-1 (Registration No. J33-5872) and amendments numbers 1 and 2 thereto, filed with the Securities and Exchange Commission on October 28, 1996, November 13, 1996 and November 25, 1996, respectively.

(2) This document has been identified as a management contract or compensatory plan or arrangement.

(3) Previously filed as exhibits with the Registrant's Registration Statement on Form S-8 filed on November 22, 2000.

(4) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2001.

(5) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended March 31, 2002.

(6) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended June 30, 2002.

(7) Previously filed as exhibits with the Registrant's Form 8-K filed on August 14, 2002.

(8) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2002.

(9) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended March 31, 2003.

(10) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended September 30, 2003.

(11) Previously filed as exhibits with the Registrant's Form 8-K filed on December 18, 2003.

* Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to an application for Confidential Treatment under Rule 24b-2 promulgated under the Securities Exchange act of 1934, as amended.

                                                                    EXHIBIT 31.1

                                 CERTIFICATIONS

      I, Erik Dysthe, President, Chief Executive Officer, Chairman of the Board and Director of MDSI Mobile Data Solutions Inc., certify that:

      1. I have reviewed this Annual Report on Form 10-K of MDSI Mobile Data Solutions Inc.;

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

      5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

      Date: March 30, 2004

                                          /s/ Erik Dysthe
                                          ------------------------------------
                                          Erik Dysthe
                                          President, Chief Executive Officer,
                                          Chairman of the Board and Director

                                 CERTIFICATIONS

                                                                    EXHIBIT 31.2

      I, Verne D. Pecho, Vice President Finance & Administration and Chief Financial Officer of MDSI Mobile Data Solutions Inc., certify that:

      1. I have reviewed this Annual Report on Form 10-K of MDSI Mobile Data Solutions Inc.;

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

      5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

      Date: March 30, 2004

                                     /s/ Verne D. Pecho
                                     -------------------------------------------
                                     Verne D. Pecho
                                     Vice President Finance & Administration and
                                     Chief Financial Officer

                                                                    EXHIBIT 32.1

                            CERTIFICATION PURSUANT TO

                               18 U.S.C. Section 1350,

                             AS ADOPTED PURSUANT TO

                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of MDSI Mobile Data Solutions Inc. (the "Company") on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Erik Dysthe, the President, Chief Executive Officer, Chairman of the Board and Director of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                            /s/ Erik Dysthe
                                            ------------------------------------
                                            President, Chief Executive Officer,
                                            Chairman of the Board and Director
                                            March 30, 2004

                                                                    EXHIBIT 32.2

                            CERTIFICATION PURSUANT TO

                               18 U.S.C. Section 1350,

                             AS ADOPTED PURSUANT TO

                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of MDSI Mobile Data Solutions Inc. (the "Company") on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Verne
D. Pecho, the Vice President Finance & Administration and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                      /s/ Verne D. Pecho
                                      ----------------------------------------
                                      Vice President Finance & Administration
                                      and Chief Financial Officer
                                      March 30, 2004

                                                                     [MDSI LOGO]

                         MDSI MOBILE DATA SOLUTIONS INC.

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of Shareholders of MDSI Mobile Data Solutions Inc. (the "Corporation") will be held at the Sheraton Wall Centre Hotel, Port Alberni Room, 4th Floor, 1088 Burrard Street, Vancouver, British Columbia, on Monday, June 14, 2004, at 9:00 a.m. (local time), for the following purposes:

1.    to receive the Report of the Directors;

2. to receive the audited Financial Statements of the Corporation for the fiscal year ended December 31, 2003, together with the report of the auditors thereon;

3.    to ratify the appointment of auditors for the ensuing year;

4.    to elect Directors for the ensuing year;

5. to consider and, if deemed advisable, to pass an ordinary resolution (the "Rights Plan Ratification Resolution") to ratify the Corporation's shareholder protection rights plan (the "Rights Plan"); and

6. to transact such further or other business as may properly come before the Meeting or any adjournment thereof.

Accompanying this Notice and Management Proxy Circular is a form of proxy and the 2003 Annual Report containing the Directors' Report to the Shareholders and the Financial Statements of the Corporation for the fiscal year ended December 31, 2003, including the auditors' report thereon.

The Board of Directors of the Corporation has fixed the close of business on May 12, 2004 as the record date for determining the shareholders who are entitled to receive notice of, and to vote at, the Meeting. Shareholders of record, or non-registered shareholders who have received a form of proxy, may either attend the Meeting and vote in person or exercise their voting rights by completing, signing and returning the form of proxy enclosed with their Meeting materials in the enclosed envelope within the time stated on the proxy.

DATED at Richmond, British Columbia, this 17th day of May, 2004.

                                 BY ORDER OF THE BOARD

                                 /s/ Erik Dysthe

                                 Erik Dysthe
                                 Chairman, President and Chief Executive Officer

IF YOU ARE A NON-REGISTERED SHAREHOLDER OF THE CORPORATION AND RECEIVE THESE MATERIALS THROUGH YOUR BROKER OR THROUGH ANOTHER INTERMEDIARY, PLEASE COMPLETE AND RETURN THE MATERIALS IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED TO YOU BY YOUR BROKER OR BY THE OTHER INTERMEDIARY. FAILURE TO DO SO MAY RESULT IN YOUR SHARES NOT BEING ELIGIBLE TO BE VOTED BY PROXY AT THE MEETING.

                                TABLE OF CONTENTS

SOLICITATION OF PROXIES..............................................................................   1
RECORD DATE AND RIGHT TO VOTE........................................................................   1
APPOINTMENT AND REVOCATION OF PROXIES................................................................   1
ADVICE TO NON-REGISTERED SHAREHOLDERS................................................................   2
VOTING OF SHARES REPRESENTED BY PROXY AND DISCRETIONARY POWERS.......................................   2
VOTING SECURITIES AND PRINCIPAL HOLDERS..............................................................   3
ELECTION OF DIRECTORS................................................................................   3
APPOINTMENT OF AUDITORS..............................................................................   4
EXECUTIVE COMPENSATION...............................................................................   5
        Report of the Compensation Committee.........................................................   5
        Objectives...................................................................................   5
        Executive Salaries...........................................................................   5
        Annual Incentives............................................................................   5
        Long-Term Incentives.........................................................................   5
        Chief Executive Officers and Executive Officers..............................................   6
        Employment Agreements........................................................................   6
        Termination Arrangements.....................................................................   6
        Pension Arrangements.........................................................................   6
        Summary Compensation Table...................................................................   7
        Stock Options................................................................................   8
Compensation of Directors............................................................................   9
Compensation Committee Interlocks and Insider Participation..........................................  10
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS....................................  10
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS........................................................  10
Directors' and Officers' Liability Insurance.........................................................  11
PERFORMANCE GRAPH....................................................................................  11
CORPORATE GOVERNANCE.................................................................................  12
        Mandate of the Board.........................................................................  12
        Committees of the Board of Directors.........................................................  12
        Audit Committee..............................................................................  12
        Corporate Governance and Nominating Committee................................................  12
        Compensation Committee.......................................................................  13
        Special Committee............................................................................  13
        Disclosure of Corporate Governance Policies..................................................  13
Special business.....................................................................................  14
        Ratification of Shareholder Rights Plan......................................................  14
        Recommendation of the Board of Directors.....................................................  14
        Purpose and Context of the Rights Plan.......................................................  14
        Background of the Rights Plan................................................................  15
        Summary Description of the Rights Plan.......................................................  16
PARTICULARS OF OTHER MATTERS TO BE ACTED UPON........................................................  19
GENERAL..............................................................................................  19
ADDITIONAL INFORMATION...............................................................................  19
shareholder proposals................................................................................  20
DIRECTORS' APPROVAL..................................................................................  21
APPENDIX "A"

                         MDSI MOBILE DATA SOLUTIONS INC.

                            MANAGEMENT PROXY CIRCULAR

The information contained in this Management Proxy Circular (the "Circular") is as at May 14, 2004 unless otherwise indicated.

SOLICITATION OF PROXIES

THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF MDSI MOBILE DATA SOLUTIONS INC. ("MDSI" OR THE "CORPORATION") FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD ON JUNE 14, 2004 (THE "MEETING"), AND ANY ADJOURNMENT THEREOF, AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the Directors and regular employees of the Corporation. All costs of solicitation will be borne by the Corporation.

RECORD DATE AND RIGHT TO VOTE

The Board of Directors of the Corporation has set May 12, 2004 as the record date for determining which shareholders will be entitled to receive notice of and to vote at the Meeting (the "Record Date"), or at any adjournment. If a shareholder transfers any common shares after the Record Date and the new holder of such common shares establishes proper ownership, the new holder may have his, her or its name included on the list of shareholders entitled to vote at the Meeting by filing a written request to that effect with the Secretary of the Corporation not later than ten (10) days before the Meeting or any adjournments thereof.

APPOINTMENT AND REVOCATION OF PROXIES

An instrument appointing a proxy must be in writing and must be executed by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney.

The individuals named as proxy holders in the accompanying form of proxy are the Chairman and the Chief Financial Officer of the Corporation, and were designated by the Directors of the Corporation. A SHAREHOLDER SUBMITTING A PROXY HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT THE SHAREHOLDER AT THE MEETING OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED BY THE CORPORATION. TO EXERCISE THIS RIGHT, THE SHAREHOLDER MUST EITHER INSERT THE NAME OF HIS OR HER DESIRED REPRESENTATIVE IN THE BLANK SPACE PROVIDED IN THE PROXY, OR SUBMIT ANOTHER PROXY. A proxy will not be valid unless it is deposited at the offices of the Corporation's Transfer Agent and Registrar, Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Stock Transfer Services), or sent by fax to 1.866.249.7775 (within North America) or
1.416.263.9524 (outside North America), not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting, or any adjournment(s) thereof, or unless it is delivered to the Chairman of the Meeting at the Meeting or any adjournment(s) thereof, who may, in his discretion, accept or reject such proxies.

A person giving a proxy has the power to revoke it. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or by his or her attorney authorized in writing, and delivered to the offices of Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Stock Transfer Services), or sent by fax to 1.866.249.7775 (within North America) or
1.416.263.9524 (outside North America), at any time up to and including the last business day preceding the day of the Meeting, or any adjournment(s) thereof at which such proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting, or any adjournment(s) thereof, and upon either of such deliveries, the proxy shall be revoked. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

ADVICE TO NON-REGISTERED SHAREHOLDERS

Many of the beneficial owners of common shares of the Corporation are non-registered shareholders whose common shares are held by an intermediary, such as a broker or a trustee of a Registered Retirement Savings Plan, which is the registered shareholder of their common shares.

Non-registered shareholders who have received a form of proxy may cast a vote in person or by proxy, as would be the case if they were registered shareholders. Non-registered shareholders who have not received a form of proxy and who wish to cast a vote must obtain a form of proxy from their trustee or other intermediary, or provide voting instructions to such trustee or other intermediary.

Non-registered shareholders should contact their financial advisor or other intermediary for further information or assistance.

VOTING OF SHARES REPRESENTED BY PROXY AND DISCRETIONARY POWERS

Shares represented by proxies may be voted by the proxyholder on a show of hands, except where the proxyholder has conflicting instructions from more than one shareholder, in which case such proxyholder will not be entitled to vote on a show of hands. In addition, shares represented by proxies will be voted on any poll. In either case, where a choice with respect to any matter to be acted upon has been specified in the proxy, the management representatives designated in the accompanying form of proxy will vote the shares in respect of which they are appointed proxyholder on any ballot that may be called for in accordance with the instructions of a shareholder as specified on a properly executed form of proxy. WHERE NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER IN THE PROXY WITH RESPECT TO ANY MATTER TO BE ACTED UPON, SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH SUCH MATTER.

The enclosed form of proxy when properly completed and delivered by a shareholder and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business. At the time of the printing of this Circular, the management of the Corporation knows of no such amendment, variation or other matter which may be presented at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of May 14, 2004, the Corporation has issued and outstanding 8,295,233 fully paid and non-assessable common shares, each share carrying the right to one vote. THE CORPORATION HAS NO OTHER CLASSES OF VOTING SECURITIES.

To the knowledge of the directors and senior officers of the Corporation, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Corporation are(1):

                                                   APPROXIMATE
                     NAME                        NUMBER OF SHARES   PERCENTAGE
------------------------------------------------------------------------------
Howson Tattersall Investment Counsel Limited(2)     1,211,995          14.6%
Seamark Asset Management Ltd.(3)                    1,110,500          13.4%

   NOTES:
   (1) The table excludes shares registered in the names of clearing agencies.
   (2) Represents shares owned by shareholder as at December 31, 2003.
   (3) Represents shares owned by shareholder as at December 31, 2003

ELECTION OF DIRECTORS

The Board of Directors presently consists of five Directors, each of whose term of office expires at the Meeting. The Board has determined to maintain the number of Directors at five for the ensuing year. See "Corporate Governance - Independence of the Board". Accordingly, five Directors will be elected at the Meeting.

The five persons named below will be presented for election at the Meeting as management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a Director. Each Director elected will hold office until the next annual meeting of shareholders of the Corporation or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the By-laws of the Corporation or the provisions of the Canada Business Corporations Act ("CBCA").

The following table sets out the names of the nominees for election as Directors, the country in which each is ordinarily resident, all offices of the Corporation now held by each of them, their principal occupations, the period of time for which each has been a Director of the Corporation, and the number of common shares of the Corporation or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

                                                                                            DATE OF
     NAME, POSITION AND                                                                 APPOINTMENT AS A
    COUNTRY OF RESIDENCE (1)         PRINCIPAL OCCUPATION OR EMPLOYMENT (1)       DIRECTOR OF THE CORPORATION    SHARES OWNED (1)
---------------------------------------------------------------------------------------------------------------------------------
Erik Dysthe                     Chief Executive Officer of the Corporation from         September 1995               374,894
Director, President and Chief   March 2001 to present and from 1995 to 1998;
Executive Officer of the        President of the Corporation from March 2002 to
Corporation and Chairman of     present, Chairman of the Corporation from 1995
the Board                       to present.
Resident of Canada

Robert C. Harris, Jr.           Senior Managing Director, Bear, Stearns & Co.           December 1995                69,190
Director                        Inc. from 1997 to present; Managing Director,
Resident of the United States    Unterberg Harris from 1989 to 1997.
                                                                                                                     1,430

Marc Rochefort                  Senior Partner, Desjardins Ducharme Stein                  May 1996
Director                        Monast, General Partnership, Barristers &
Resident of Canada              Solicitors from 1993 to present.

Peter Ciceri                    Management Consultant from 2002 to present;                June 2001                   Nil
Director                        Executive-in-residence, University of British
Resident of Canada              Columbia, Faculty of Commerce from 2001 to
                                present; President of Rogers Telecom, Inc. from
                                2000 to 2001; President and Managing Director
                                of Compaq Canada Ltd. and Vice-President
                                Compaq Canada Corporation (US) from 1996 to
                                 2000.

David R. Van Valkenburg         Management Consultant from 2000 to present;                June 2001                  15,000
Director                        Executive Vice President, MediaOne Group, Inc.
Resident of the United States   from 1999 to 2000; Chief Executive Officer and
                                Chief Operating Officer, Telewest PLC from
                                1997 to 1999.

NOTES:

(1) The information as to country of residence, principal occupation, and shares owned is not within the knowledge of the management of the Corporation and has been furnished by the respective nominees. The principal occupation or employment of the Directors covers the past five years. Share information does not include common shares issuable upon exercise of options.

Pursuant to Section 171 of the CBCA, the Corporation is required to have an Audit Committee. As at the date hereof, the members of the Audit Committee are Peter Ciceri, and David R. Van Valkenburg. See "Corporate Governance - Audit Committee".

APPOINTMENT OF AUDITORS

The management of the Corporation will recommend at the Meeting that shareholders ratify the re-appointment of Deloitte & Touche LLP as auditors of the Corporation and authorize the Directors to fix their remuneration. Deloitte & Touche LLP were first appointed auditors of the Corporation on September 11, 1995.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Corporation's compensation program for all executive officers is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee directors. During fiscal 2003, the compensation of Erik Dysthe, the Chairman, President and CEO of the Corporation, Peter Rankin, Executive Vice President, Operations of the Corporation, Verne Pecho, Vice President Finance and Administration and Chief Financial Officer of the Corporation and Glenn Kumoi, Vice President Legal and Chief Legal Officer of the Corporation, determined by the Compensation Committee, had variable components based on certain performance criteria. With respect to Fiscal 2003 compensation for all other executive officers, the Board of Directors reviewed a compensation proposal prepared by the Chairman, President and CEO.

OBJECTIVES

The primary objectives of the Corporation's executive compensation program are to enable the Corporation to attract, motivate and retain outstanding individuals and to align their success with that of the Corporation's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The Corporation's executive compensation program consists of a base salary, performance bonuses and stock options and the level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. . The Corporation furnishes other benefits to certain of its officers and other employees.

EXECUTIVE SALARIES

Salary ranges for Mr. Dysthe and the other senior executives are based on salaries paid by major Canadian technology companies for positions similar in magnitude, scope and complexity. Companies used for competitive benchmarking are selected based on business similarity and size. The Compensation Committee reviews the salary of these senior executives annually and makes adjustments within the salary range in order to maintain a competitive position within this marketplace. Mr. Dysthe's compensation is subject to the same annual review, peer position comparisons, and evaluation criteria that are applied to the compensation of the Corporation's other senior executives. Special emphasis is placed by the Compensation Committee on the performance of Mr. Dysthe with respect to the creation of shareholder value. Erik Dysthe, Peter Rankin, Verne Pecho and Glenn Kumoi each had variable components to their compensation in the past financial year based on certain performance criteria.

ANNUAL INCENTIVES

The Compensation Committee's policy is to tie the annual incentive compensation of senior executives to corporate results and individual performance. The annual incentive amount payable to senior executives is based on specific objective performance measures, being the key performance criteria that indicates whether and to what degree, annual objectives have been achieved by the Corporation as a whole. These targets are reviewed annually. The maximum bonus payable to a senior executive pursuant to the Corporation's annual incentive plan is up to 80% of base salary.

LONG-TERM INCENTIVES

The Corporation also grants stock options to senior executives as a long-term incentive intended to retain and motivate the senior executives into taking actions that enhance shareholder value. The Corporation's stock option plan serves to bind the interests of the senior executives, and thereby reward teamwork and co-operation. Under the plan, options for the purchase of common shares of the Corporation may be granted by the Board, on the recommendation of the Compensation Committee, to key executive personnel at prices equal to the market price of the common shares on the date that the options are granted. Market price is defined as the closing price reported for the business day immediately preceding the grant date on The Toronto Stock Exchange ("TSX"), or in the case of US-based executives, on The NASDAQ National Market ("NASDAQ"). The number of options issued to each senior executive is based on guidelines established by the Compensation Committee as well as industry benchmarks. The options are exercisable during a period not exceeding five years from the date of grant and usually vest over a three or four year period.

CHIEF EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS

There are currently 13 executive officers of the Corporation, including the Chief Executive Officer. For purposes of this section, "executive officer" of the Corporation means an individual who at any time during the year was (i) the Chairman or a Vice-Chairman of the Board of Directors, where such person performed the functions of such office on a full-time basis; (ii) the President;
(iii) any Vice President in charge of a principal business unit such as sales, finance or production; (iv) any officer or key employee of the Corporation or of a subsidiary of the Corporation; and (iv) any other person who performed a policy-making function in respect of the Corporation.

EMPLOYMENT AGREEMENTS

The Corporation has entered into employment agreements with each of its Named Executive Officers (as hereinafter defined), except David Haak. These agreements provide for base salaries and incentive plan bonuses as approved by the Board of Directors of the Corporation, medical and dental benefits and reimbursement for certain expenses approved by the Corporation.

TERMINATION ARRANGEMENTS

The Corporation may terminate any of its officers for cause without any payment of any kind of compensation, except for such compensation earned to the date of such termination. The Corporation may terminate any of its officers without cause by giving notice and upon payment of all salary and bonuses owing up to the date of termination and, for those officers with an employment agreement, a lump sum termination payment equal to amounts up to two times base annual salary and current bonus. Any officer may terminate his or her employment with the Corporation at any time by giving four, or in certain cases eight to twelve, weeks written notice, to the Board of Directors of the Corporation. The employment agreements of certain officers, including Mr. Dysthe, provide that in the event of a takeover or change of control of the Corporation, such officers may elect to terminate their employment and receive, in addition to compensation earned to the date of their termination, a lump sum payment equal to one and one-half times their annual base salary. The Corporation's employment agreements with certain of its officers also provide for the acceleration of options in the event of termination without cause, and in certain cases, in the event of a takeover or change of control of the Corporation.

PENSION ARRANGEMENTS

The Corporation and its subsidiaries do not have any pension arrangements in place for the Named Executive Officers or any other officers.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid during the fiscal years ended December 31 2003, 2002 and 2001 in respect of (i)each individual who, at any time during fiscal 2003, served as the Corporation's Chief Executive Officer, (ii) the four most highly compensated executive officers, other than the Chief Executive Officer, whose total salary and bonus exceeded $100,000 for fiscal 2003 who were serving as executive officers as at December 31, 2003, and
(iii) one individual who would have been among the foregoing but for the fact that that individual was not employed by the Corporation at December 31, 2003 (collectively, the "Named Executive Officers"):

                                                   ANNUAL COMPENSATION                  LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS       OTHER
                                                                       OTHER ANNUAL     SECURITIES     COMPEN-
         NAME AND PRINCIPAL            YEARS ENDING  SALARY    BONUS   COMPENSATION        UNDER       SATION
              POSITION                  DECEMBER 31   (US$)    (US$)     (US$)          OPTIONS(#)     (US$)
-------------------------------------------------------------------------------------------------------------
Erik Dysthe                                2003      200,561     -          N/A            52,500        -
Chairman,                                  2002      177,632   19,032       N/A           100,000        -
Chief Executive Officer and President      2001      123,011     -          N/A            10,000        -

Peter H. Rankin(1)                         2003      157,584     -          N/A              -           -
Vice President, Strategy and               2002      139,568     -          N/A              -           -
Performance Improvement                    2001       92,668     -          N/A            70,000        -

David Haak                                 2003      151,250   39,908       N/A            15,000        -
Vice President Sales, Americas             2002      151,250   72,651       N/A              -           -
                                           2001      134,000   81,241       N/A            5,000         -

Robert Owen(2)                             2003      151,837   19,891       N/A              -           -
General Manager, EMEA                      2002       33,160     -         8,000             -           -
                                           2001         -        -          N/A              -           -

Walter Beisheim(3)                         2003      157,584  195,743       N/A              -           -
Vice President, Worldwide Sales            2002       58,154   43,487       N/A            15,000        -
                                           2001         -        -          N/A              -           -

Paul Kvist                                 2003      149,992     -          N/A            1,670         -
Operations Manager                         2002      126,304   33,408       N/A               -          -
EMEA                                       2001       92,623   21,634       N/A            1,500         -

(1) Had Mr. Rankin been employed for the full year ended December 31, 2001 his salary would have been $142,146.

(2) Mr. Owen is the additional officer. Mr. Owen's employment was terminated effective October 31, 2003.

(3)   Mr. Beisheim resigned effective January 7, 2004.

STOCK OPTIONS

The following table sets forth stock options granted by the Corporation during the fiscal year ended December 31, 2003 to any of the Named Executive Officers:

          OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2003

                                                                                                POTENTIAL REALIZED VALUE AT
                                 SECURITIES    % OF TOTAL                                         ASSUMED ANNUAL RATES OF
                                   UNDER        OPTIONS                                           STOCK PRICE APPRECIATION
                                  OPTIONS      GRANTED TO    EXERCISE OR                               FOR OPTION TERM
                                  GRANTED     EMPLOYEES IN   BASE PRICE                            5% GROWTH   10% GROWTH
              NAME                  (#)       FISCAL YEAR    ($/SECURITY)   EXPIRATION DATE          (US$)        (US$)
--------------------------------------------------------------------------------------------------------------------------
Erik Dysthe                        45,000         15.1%         $4.89      September 17, 2008      $  60,796   $  134,343
Chairman, Chief Executive                                     ($6.70CAD)
Officer and President              7,500           2.5%         $3.35      February 25, 2008       $   7,978   $   17,628
                                                             ($5.00 CAD)
Peter H. Rankin
Vice President,
Strategy and Performance            Nil            Nil           Nil              Nil                    Nil          Nil

David Haak                         15,000          5.0%         $5.26       November 3, 2008       $  21,799   $   48,169
Vice President Sales, Americas

Robert Owen
General Manager,                    Nil            Nil           Nil              Nil                    Nil          Nil
EMEA

Walter Beisheim
Vice President,                     Nil            Nil           Nil              Nil                    Nil          Nil
Worldwide Sales

Paul Kvist
Operations Manager,
EMEA                                Nil            Nil           Nil              Nil                    Nil          Nil

The following table sets forth details of each exercise of stock options during the fiscal year ended December 31, 2003 by any of the Named Executive Officers, and the fiscal year-end value of unexercised options on an aggregate basis:

   AGGREGATED OPTIONS EXERCISED DURING THE FISCAL YEAR ENDED DECEMBER 31, 2003
                        AND FISCAL YEAR-END OPTION VALUES

                                 SECURITIES                    UNEXERCISED OPTIONS    VALUE OF UNEXERCISED IN THE
                                  ACQUIRED     AGGREGATE          AT FY-END (#)         MONEY-OPTIONS AT FY-END
                                     ON          VALUE             EXERCISABLE/            (US$) EXERCISABLE/
             NAME                EXERCISE (#)  REALIZED ($)      UNEXERCISABLE(2)        UNEXERCISABLE (US$)(1)
-----------------------------------------------------------------------------------------------------------------
Erik Dysthe
Chairman, Chief Executive            Nil            Nil       109,040 (exercisable)     $ 15,721 (exercisable)
Officer and President                                         55,960 (unexercisable)    $ 20,048 (unexercisable)

Peter H. Rankin
Vice President, Strategy and         Nil            Nil       64,167 (exercisable)      $ nil (exercisable)
Performance Improvemen                                        5,833 (unexercisable)     $ nil (unexercisable)

David Haak                           Nil            Nil       12,915 (exercisable)      $ 6,457 (exercisable)
Vice President Sales, Americas                                9,585 (unexercisable)     $ 1,293 (unexercisable)

Rob Owen
General Manager,                     Nil            Nil       nil (exercisable)         $ nil (exercisable)
EMEA                                                          nil (unexercisable)       $ nil (unexercisable)

Walter Beisheim
Vice President,                      Nil            Nil       6,249 (exercisable)       $ 5,437 (exercisable)
Worldwide Sales                                               8,751 (unexercisable)     $ 7,613 (unexercisable)

Paul Kvist
Operations Manager,                                           3,353 (exercisable)       $ 2,098 (exercisable)
EMEA                                 Nil            Nil       817 (unexercisable)       $ 687 (unexercisable)

NOTES:

(1)   Based on NASDAQ closing price of US $4.55 on December 31, 2003.

(2) Includes options to purchase common shares within 60 days after December 31, 2003.

- This Report of the Compensation Committee is submitted by the Compensation
  Committee:

      Robert C. Harris, Jr., Chairman
      Marc Rochefort
      David R. Van Valkenburg

COMPENSATION OF DIRECTORS

During the latest fiscal year, the Corporation paid its non-employee Directors a meeting stipend of US $2,500 for each board meeting they attended in person, US $1,250 for each Board meeting they attended by telephone, and US $1,000 for certain committee meetings. In the case of the Special Committee, members received US $2,500 per day. During the fiscal year ended December 31, 2003, the non-employee directors of the Corporation received aggregate cash compensation of US $241,642 for their services. The non-employee Directors were also reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as Directors.

Non-employee Directors were also eligible to receive stock options issued pursuant to the Corporation's stock option plan in consideration for their services as Directors and in accordance with the rules and policies of the TSX. On June 5, 2003, the Corporation's four non-employee directors were granted options to acquire 3,000 common shares each, at an exercise price of US $4.41/CDN $5.75 per share, vesting over thirty-six months, and subject to the grantee being a Director on the date of vesting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2003, the Compensation Committee consisted of Robert C. Harris, Jr., Marc Rochefort and David Van Valkenburg. None of the members of the Compensation Committee was an officer or employee of MDSI during the fiscal year ended December 31, 2003, was formerly an officer of MDSI, or had any relationship during the fiscal year ended December 31, 2003 that required disclosure under Item 14 below.

During the fiscal year ended December 31, 2003, no executive officer of MDSI served as a Director or member of a committee of the board of any entity that had one or more executive officers serving as a member of MDSI's Board or Compensation Committee.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No director, executive officer, senior officer, proposed nominee for election as a director or associate or affiliate of any such director, senior officer or proposed nominee, is currently, or was at any time during the financial year ended December 31, 2003, indebted to the Corporation or its subsidiaries.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Management Proxy Circular, no insider, proposed nominee for election as a Director, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction or proposed transaction since the commencement of the Corporation's 2003 fiscal year which has materially affected or would materially affect the Corporation or any of its subsidiaries.

Robert C. Harris, Jr., a director of the Corporation, is also Senior Managing Director of Bear Stearns & Co. ("Bear"), the financial advisors to the Corporation in respect of the Transaction (as described below under the heading "Special Business - Purpose and Context of the Rights Plan"). Bear will receive a fee for its service rendered as financial advisor to the Corporation. A substantial portion of this fee is contingent upon the successful completion of the Transaction. The Corporation has also agreed to indemnify Bear and certain related persons against certain liabilities in connection with their engagements, including certain liabilities under securities legislation. Mr. Harris abstained from voting with respect to the resolution of the Board of Directors approving, and recommending to shareholders, the Transaction.

In connection with the Transaction, the Corporation will provide a retention package to certain officers and employees. In addition, the Corporation has employment agreements containing "change of control" provisions with certain officers, entitling these officers to receive certain payments, to be paid by @Road. if the officer is terminated within a period of time after a change of control of the Corporation. Consummation of the Transaction will constitute a change of control under such agreements. Also, the vesting of options to acquire common shares held by officers and employees will conditionally accelerate in connection with the Transaction. Further, in connection with the Transaction, the Corporation will extend the term of Directors' and Officers' Liability Insurance policies.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

As at May 12, 2004, the Corporation had in force Directors' and Officers' Liability Insurance policies in the amount of US $10,000,000 for the benefit of the Directors and officers of the Corporation and its subsidiaries. The total amount of the premiums paid by the Corporation for the policies in effect for the fiscal year ended December 31, 2003 was US $523,000. No portion of these premiums were paid by the Directors and officers of the Corporation. The policies provide for no deductible for any loss in connection with claims against a Director or officer and deductibles of US $250,000 for claims relating to violations of United States securities laws and US $50,000 for other claims resulting in a loss for the Corporation.

PERFORMANCE GRAPH

The Corporation's common shares commenced trading on the TSX on December 20, 1995. Trading on NASDAQ commenced on November 26, 1996.

The following graph shows the cumulative total shareholder return on a $100 investment in MDSI shares for the five most recently completed fiscal years compared with the cumulative total return of the S&P/TSX Composite Index (formerly, the TSE 300 Index) over the same period. The graph assumes reinvestment of all dividends.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               BETWEEN THE CORPORATION AND S&P/TSX COMPOSITE INDEX

                                    [GRAPH]

Year Ended December 31    1998    1999    2000    2001    2002    2003
-----------------------------------------------------------------------
S&P/TSX Composite Index  100.00  129.72  137.74  118.54  101.98  126.75
MDSI                     100.00  134.55  41.82   20.47   18.47   21.64

CORPORATE GOVERNANCE

MANDATE OF THE BOARD

The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation. In fulfilling its mandate, the Board is responsible for, among other things:

(a)   adoption of a strategic planning process;

(b) identification of the principal risks of the Corporation's business and ensuring the implementation of the appropriate systems to manage these risks;

(c) succession planning for the Corporation, including appointing, training and monitoring senior management; (d) maintenance of a communications policy for the Corporation; and (e) assurance of the integrity of the Corporation's internal control and management information systems.

The Board of Directors is kept informed of the Corporation's operations at meetings of the Board and its committees, and through reports and analysis by, and discussions with, management. The Board of Directors meets on a regularly scheduled basis. The frequency of meetings of the Board depends upon the state of the Corporation's affairs and the opportunities or risks which the Corporation faces. In addition to the four regularly scheduled meetings of the Board held in 2003, the Board met on three occasions, in person or by telephone conference, to deal with new issues. In addition, communications between the Directors and management occur apart from regularly scheduled Board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Special Committee. Each of these committees has been delegated certain responsibilities and has been instructed to perform certain advisory functions and make certain decisions or recommendations and report to the Board of Directors.

AUDIT COMMITTEE

The Audit Committee recommends independent auditors to the Corporation to audit the Corporation's financial statements, discusses the scope and results of the audit with the independent auditor, reviews the Corporation's interim and year-end operating results with the Corporation's executive officers and the Corporation's independent auditors, considers the adequacy of the Corporation's internal accounting controls, considers the audit procedures of the Corporation and reviews and approves the non-audit services to be performed by the independent auditors. During the fiscal year ended December 31, 2003, non-audit services were approved by the Audit Committee to be performed by the Corporation's independent auditors. The members of the Audit Committee are David Van Valkenburg and Peter Ciceri, both of whom are unrelated Directors. The Board of Directors has determined that David Van Valkenburg is an audit committee financial expert within the meaning of the SEC's rules. Mr. Van Valkenburg is independent, as independence is defined in the NASD's listing standards.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee is responsible for monitoring and assessing the corporate governance systems in place in the Corporation. The Committee also monitors the Corporation's corporate disclosure policy and business conduct policy for its Directors and officers as well as the effectiveness of the Board, its size and composition, its committees and the individual performance of its

Directors. The Committee is also responsible for identifying and recommending potential appointees to the Board. The Committee further ensures that an annual, strategic planning process and review is carried out, and periodically reviews the Directors and officers third party liability insurance to ensure adequacy of coverage. The Committee also approves an appropriate orientation and education program for new recruits to the Board of Directors. The Corporate Governance and Nominating Committee is currently composed of four directors: Marc Rochefort, Robert C. Harris, Jr., Peter Ciceri and David R. Van Valkenburg, all of whom are unrelated Directors.

COMPENSATION COMMITTEE

The mandate of the Compensation Committee is to ensure the ongoing and long-term development and deployment of high calibre senior management resources. The Committee also ensures that compensation policy and practice is supportive of the Corporation's business strategies and that the relationship between senior management performance and compensation is appropriate. The Committee is also charged with administering the Stock Option Plan and the Stock Purchase Plan of the Corporation. The Committee reviews human resource matters with emphasis on overall strategy and programs relating to recruitment, development and continuity of personnel as well as the succession of senior management. The Compensation Committee is composed of three Directors: Robert C. Harris, Jr., Marc Rochefort and David R. Van Valkenburg, all of whom are unrelated Directors.

SPECIAL COMMITTEE

A Special Committee of the Board of Directors was formed in 2002. Its mandate is to review strategic business development alternatives that would potentially enhance shareholder value. The members of the Special Committee are Peter Ciceri, Marc Rochefort and David Van Valkenburg, all of whom are unrelated.

DISCLOSURE OF CORPORATE GOVERNANCE POLICIES

The TSX requires that each listed corporation disclose its policies with respect to corporate governance. The disclosure must be made with reference to the guidelines (the "TSX Guidelines") contained in the final report of the TSX Committee on Corporate Governance. The TSX Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members.

The Corporation's Board of Directors and senior management consider good corporate governance to be central to its effective and efficient operation.

INDEPENDENCE OF THE BOARD. The TSX Guidelines focus on the constitution and independence of corporate boards. Under the TSX Guidelines, an "unrelated" director is a director who is independent of the Corporation's management and is free from any interest in any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the Corporation's best interests, other than interests and relationships arising from shareholdings. The TSX Guidelines also distinguish between "inside directors" (a director who is an officer or employee of MDSI or any of its affiliates) and "outside directors".

The Directors have examined the relevant definitions in the TSX Guidelines and have individually considered their respective interests and relationships in and with the Corporation. As a consequence, the Board has determined that of its five proposed directors, four are unrelated directors and one is a related director. Mr. Dysthe is an "inside director" (i.e. directors who are officers and/or employees of the Corporation or any of its affiliates) and is, by definition, a "related director". The Board considers its current size of five Directors to be appropriate at the current time.

LEAD DIRECTOR. Since the Chairman of the Board is also the Corporation's President and Chief Executive Officer, the Corporate Governance and Nominating Committee recently considered the appropriateness of appointing a lead director. It concluded that based on the ratio of unrelated directors to related directors, the size of the current Board and each Director's ability to have his concerns addressed, that the Corporation currently has sufficient safeguards in place to operate independently of management without the need to appoint a lead director at this time. In addition, each Committee of the Board is composed entirely of members who are unrelated.

SIGNIFICANT SHAREHOLDER. The TSX Guidelines recommend that if a company has a "significant shareholder", the Board of Directors should, in addition to having a majority of unrelated directors, include a number of directors who do not have interests in, or relationships with, either the company or the significant shareholder and should be constituted to fairly reflect the investment in the company by shareholders other than the significant shareholder. A "significant shareholder" is defined as a shareholder with the ability to exercise a majority of the votes for the election of directors attached to the outstanding shares of the company. The Corporation does not have a significant shareholder (as defined).

SPECIAL BUSINESS

RATIFICATION OF SHAREHOLDER RIGHTS PLAN

At the Meeting, shareholders will be asked to approve, ratify and confirm, with or without variation, the adoption of MDSI's shareholder rights plan (the "Rights Plan"). The terms and conditions of the Rights Plan are set out in the shareholder rights plan agreement (the "Rights Agreement") made as of December 17, 2003 between MDSI and Computershare Trust Company of Canada (the "Rights Agent"), a copy of which has been filed on www.sedar.com. A copy of the Rights Plan will also be provided free of charge to shareholders of the Corporation upon request from Rick Wadsworth, Director of Investor Relations at the Corporation's head office. See "Additional Information".

While the Rights Plan became effective upon the entering into of the Rights Agreement on December 17, 2003, the Rights Plan will terminate if the Rights Agreement is not approved, with or without variation, at the Meeting by a majority of the votes cast by "independent" holders of common shares who vote in respect of approval of the Rights Agreement at the Meeting. In effect, all shareholders will be considered "independent" provided that they are not, at the relevant time, making a takeover bid for MDSI common shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

In adopting the Rights Plan, the Board of Directors considered the appropriateness of establishing a renewal shareholder rights plan and concluded that it was in the best interests of MDSI and its shareholders to adopt such a plan. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE RIGHTS PLAN RATIFICATION RESOLUTION SET OUT AS APPENDIX "A" TO THIS CIRCULAR.

PURPOSE AND CONTEXT OF THE RIGHTS PLAN

The Rights Plan is intended to, among other things, provide the Board of Directors with sufficient time, in the event of a public takeover bid or tender offer for the Corporation's common shares, to pursue alternatives to enhance shareholder value. These alternatives could include, in appropriate circumstances, competing takeover bids or offers from other interested parties or the advancement of other alternatives to maximize share value through possible corporate reorganizations or other transactions.

The Corporation and At Road, Inc. ("@Road"), by press release dated April 13, 2004, have previously announced the signing of a definitive agreement (the "Combination Agreement") providing for the acquisition of MDSI by @Road by way of court ordered plan of arrangement (the "Transaction"). The Transaction has been approved by the boards of directors of both companies, but is subject to approval by MDSI shareholders, approval of the British Columbia Supreme Court and to other customary closing conditions. The Corporation is currently preparing an information circular for a special meeting of shareholders and optionholders of MDSI, at which shareholders and optionholders will be asked to consider, and if deemed appropriate, to vote in favour of the Transaction. The Corporation intends to schedule this special meeting and to mail this further circular as promptly as is reasonably practicable. The Board of Directors intends to recommend to MDSI shareholders and optionholders that they vote in favour of the Transaction, and has effectively suspended the Rights Plan in respect of the Transaction by extending the "Separation Time" under the Rights Plan (as defined below) to the earlier of the termination of the Combination Agreement or ten days after closing of the Transaction.

In the event that the Transaction closes, MDSI will become an indirect wholly-owned subsidiary of @Road and will cease to be a reporting issuer. Its common shares will be delisted from the TSX and the Rights Plan will be terminated. Nonetheless, it is important for the Corporation to hold this annual and special meeting at this time, both to comply with its requirement to hold its annual meeting within six months of its fiscal year-end and to comply with the requirements of the TSX to seek shareholder confirmation of the Rights Plan within six months of its adoption by the Corporation. In the event that the Transaction does not close, and an alternative transaction is not consummated, the Corporation will remain a listed reporting issuer and it will be important, for the reasons set forth below, for the Rights Plan to remain in force.

The Rights Plan was adopted by MDSI to ensure that any takeover bid made for MDSI common shares would be made to all shareholders and would treat all shareholders equally, and to provide the Board of Directors with sufficient time to consider the bid and to pursue alternatives on behalf of shareholders. MDSI believes that under current laws there may be insufficient time for directors to assess bids fully and to explore and develop alternatives on behalf of shareholders. In Canada, for example, current securities laws provide that a takeover bid need only remain open for 35 days.

BACKGROUND OF THE RIGHTS PLAN

In December, 2003, the Board of Directors, after carrying out certain preliminary investigations and consulting with outside advisors, met to consider and approve the terms of a suitable shareholder rights plan to replace the Corporation's then expiring shareholder rights plan. In their investigations and deliberations, the Special Committee, the Board of Directors and their advisors considered the shareholder rights plans recently adopted by other public corporations in Canada, as well as the experience in rights plans in the context of unsolicited takeover bids. This review led the Board of Directors to the conclusion that:

      (a) shareholder rights plans have been a valuable tool in enabling boards of directors to enhance shareholder value in the face of unsolicited takeover bids;

      (b) shareholder rights plans do not materially discourage the making of takeover bids; and

      (c) any shareholder rights plan must be structured to address the concerns of the shareholders and investment industry commentators on a basis consistent with the valid objectives of a shareholder rights plan.

The Board of Directors believes that the Rights Plan addresses these issues.

SUMMARY DESCRIPTION OF THE RIGHTS PLAN

The following is a summary description of the operation of the Rights Plan. This summary is qualified in its entirety by reference to the text of the Rights Agreement, a copy of which was filed on SEDAR on May 17, 2004 and can be found at www.sedar.com. A copy of the Rights Plan will also be provided free of charge to shareholders of the Corporation upon request from Rick Wadsworth, Director of Investor Relations at the Corporation's head office. Capitalized terms used but not defined below have the meanings ascribed to them in the Rights Agreement.

THE RIGHTS

The Rights were issued pursuant to the Rights Agreement. Each Right entitles the registered holder thereof to purchase from MDSI on the occurrence of certain events, one MDSI common share at the price of CDN $140 per common share, subject to adjustment (the "Exercise Price"). However, if a Flip-in Event (as defined below) occurs, each Right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable until the Separation Time (as defined below).

OVERVIEW OF THE RIGHTS PLAN

The Rights Plan utilizes the mechanism of the Permitted Bid to ensure that a person seeking control of MDSI provides both the shareholders and the Board with sufficient time to evaluate the bid. The purpose of the Permitted Bid is to allow a potential bidder to avoid the dilutive features of a Rights Plan by making a bid in conformity with the conditions specified in the Permitted Bid provisions. If a person makes a takeover bid that is a Permitted Bid, the Rights Plan will not affect the transaction in any respect.

The Rights Plan should not deter a person seeking to acquire control of the Corporation if that person is prepared to make a takeover bid pursuant to the Permitted Bid requirements or is prepared to negotiate with the Board of Directors. Otherwise, a person will likely find it impractical to acquire 20% or more of the outstanding common shares because the Rights Plan will substantially dilute the holdings of a person or group that seeks to acquire such an interest other than by means of a Permitted Bid or on terms approved by the Board of Directors. When a person or group or their transferees become an Acquiring Person, the Rights Beneficially Owned by those persons become void, thereby permitting their holdings to be diluted. The possibility of such dilution is intended to encourage such a person to make a Permitted Bid or to seek to negotiate with the Board the terms of an offer which is fair to all shareholders.

The Rights Plan will not prevent shareholders from disposing of their common shares through any takeover bid or tender offer for the Corporation. The Directors will continue to be bound to consider fully and fairly any bona fide takeover bid or offer for the common shares of the Corporation and to discharge that responsibility with a view to the best interests of the Corporation.

TRADING OF RIGHTS

Until the Separation Time (as defined below), the Rights will be evidenced only by the register maintained by the Rights Agent and outstanding share certificates. The Rights Plan provides that, until the Separation Time, the Rights will be transferred with and only with the associated common shares. Until the Separation Time, or earlier termination or expiration of the Rights, each new share certificate issued after the Record Time, upon transfer of existing common shares or the issuance of additional common shares, will display a legend incorporating the terms of the Rights Agreement by reference. As soon as practicable following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of common shares as of the close of business at the Separation Time, and thereafter the Rights Certificates alone will evidence the Rights.

ACQUIRING PERSON AND FLIP-IN EVENT

An Acquiring Person is, generally, a person who beneficially owns 20% or more of the outstanding common shares of MDSI. The Rights Agreement provides certain exceptions to that rule, including a person who acquires 20% or more of the outstanding common shares through a Permitted Bid Acquisition, an Exempt Acquisition or in its capacity as Investment Manager, Trust Company, Crown Agency, Statutory Body or Plan Administrator, provided in these latter instances that the person is not making or proposing to make a takeover bid. The term Acquiring Person does not include MDSI or any subsidiary of MDSI. If a person becomes an Acquiring Person (a "Flip-in Event"), each Right will generally convert into the right to purchase from MDSI, upon exercise, a number of common shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

SEPARATION TIME

The Separation Time is the close of business on the tenth trading day after the earlier of (i) the "Stock Acquisition Date", which is generally the first date of public announcement of facts indicating that a person has become an Acquiring Person; (ii) the date of commencement of, or first public announcement of the intent of any person (other than MDSI or any subsidiary of MDSI) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid); and
(iii) the date on which a Take-over Bid ceases to be a Permitted Bid or Competing Permitted Bid. In any of the above cases, the Separation Time can be such later time as may from time to time be determined by the Board of Directors. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

PERMITTED BID

A Flip-in Event does not occur if a takeover bid is a Permitted Bid. A Permitted Bid is a Take-over Bid, made by means of a takeover bid circular, which, among other things:

      (a) is made for all common shares to all holders of record of common shares as registered on the books of MDSI (other than the Offeror);

      (b) contains, and the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified condition that no common shares will be taken up or paid for pursuant to the Take-over Bid:

            (i) prior to the close of business on the 60th day following the date of the Take-over Bid; and

            (ii) unless at such date more than 50% of the then outstanding common shares held by Independent Shareholders have been deposited under the bid and not withdrawn;

      (c) unless the Take-over Bid is withdrawn, common shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for common shares under the bid and that all common shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date; and

      (d) if the condition referred to in clause (b) (ii) is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of common shares for a period of not less than 10 business days from the date of such public announcement.

The Rights Plan also provides for a "Competing Permitted Bid", which is a Take-over Bid made while another Permitted Bid is outstanding, that satisfies all of the requirements of a Permitted Bid other than the requirements of clause
(b) (i). The Competing Permitted Bid must expire no earlier than the later of:
(i) the date on which common shares may be taken up under the Permitted Bid which preceded the Competing Permitted Bid; and (ii) 35 days following the date of commencement of the Competing Permitted Bid.

TAKE-OVER BID

A Take-over Bid is defined in the Rights Plan as an offer to acquire common shares or other securities convertible into common shares, where the common shares subject to the offer to acquire, together with the common shares into which the securities subject to the offer to acquire are convertible, and the Offeror's Securities, constitute in the aggregate 20% or more of the outstanding common shares at the date of the offer.

REDEMPTION AND WAIVER

At any time prior to the occurrence of a Flip-in Event, the Board may redeem all, but not part, of the outstanding Rights at a redemption price of $0.0001 per Right, subject to appropriate adjustment in certain events.

The Board may, prior to the occurrence of a Flip-in Event, waive the application of the Flip-in Event provisions to a transaction that would otherwise be subject to those provisions, provided that such Flip-in Event occurs by way of a takeover bid made by means of a takeover bid circular delivered to all shareholders of record. If a waiver is granted, the Board of Directors will have been deemed to have waived the application of the Flip-in Event provisions to all other takeover bids made by takeover bid circular to all holders of record of common shares which are made prior to the expiration of any takeover bid in respect of which a waiver is, or is deemed to have been, granted. The Board may also, with the prior consent of the majority of the then outstanding common shares held by independent shareholders, determine, at any time prior to the occurrence of a Flip-in Event, if such Flip-in Event would occur by reason of an acquisition of common shares otherwise than pursuant to a takeover bid made by means of a takeover bid circular to all shareholders of record, to waive the application of the Flip-in Event provisions to such Flip-in Event. In the event that the Board proposes such a waiver, the Board shall extend the Separation Time to a date subsequent to and not more than ten (10) business days following the meeting of shareholders called to approve such waiver. The Board may also, in respect of any Flip-in Event, waive the application of the Flip-in Event provisions to such Flip-in Event, where the Acquiring Person became such by inadvertence.

AMENDMENTS

MDSI may, from time to time, make amendments to the Rights Agreement which are required in order to correct any clerical or typographical errors or which are required to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, regulations or rules thereunder. MDSI may also, prior to approval of the Rights Plan by the shareholders at the Meeting, supplement or amend the Rights Agreement without the approval of any holders of Rights or common shares to make any changes which the Board of Directors may deem necessary or desirable, provided that no such supplement or amendment shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement, amendment or variance made after the date of approval of the Rights Plan but prior to the Separation Time may only be made with the prior consent of the Independent Shareholders, provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement or amendment made on or after the Separation Time may only be made with the prior consent of the holders of Rights, provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. In addition, any amendment to the Rights Agreement is subject to the prior written consent of the TSX.

TERM

The Rights Plan became effective on December 17, 2003 and will terminate if not ratified by a resolution passed by a majority of greater than 50 per cent of the votes cast by independent holders of common shares who vote in respect of approval of the Rights Agreement at the Meeting. Unless earlier redeemed by the Board of Directors, the Rights expire at the close of business on December 17, 2008.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Management of the Corporation knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Management Proxy Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Management Proxy Circular to vote the same in accordance with their best judgement of such matters.

GENERAL

All matters referred to herein for approval by the shareholders require a simple majority of the shareholders voting (disinterested, where applicable), in person or by proxy, at the Meeting.

ADDITIONAL INFORMATION

WHERE YOU CAN FIND INFORMATION

MDSI is subject to the disclosure requirements of the 1934 Act and in accordance therewith files reports, statements and other information with the SEC. The reports, statements and other information filed by MDSI with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. MDSI public filings in the United States are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov. You may also inspect and copy MDSI's public filings at the offices of NASDAQ at Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

MDSI is also subject to the continuous disclosure requirements of Canadian securities legislation and the TSX. The former type of material can be requested from Micromedia, 20 Victoria Street, Toronto, Ontario M5C 2N8 while the latter type of material can be inspected at the offices of the TSX, 3rd Floor, 2 First Canadian Place, 130 King Street West, Toronto, Ontario M5X 1J2. Generally, such information is also available on the Internet World Wide Web site maintained by the Canadian Depository for Securities Limited at www.sedar.com.

AVAILABILITY OF MDSI'S DOCUMENTS ON THE INTERNET

Documents filed by MDSI pursuant to the continuous disclosure requirements described above are also publicly available free of charge on the Internet and may be accessed as follows:

A.    on MDSI's Internet World Wide Web site at "www.mdsi.ca";

B. for documents relating to MDSI filed with the Canadian securities regulatory authorities, you may also go to "www.sedar.com", "Company Profiles", then click on the letter "M" in the "Public Companies" category, then select "MDSI Mobile Data Solutions Inc."; and

C. for documents relating to MDSI filed with the SEC, you may also go to "www.sec.gov", then, under the sub-heading "Filings and Forms (EDGAR)", click on "Search for Company Filings". Under the sub-heading "General Purpose Searches", click on "Companies & Other Filers", then in the search box called "Company Name", type (without quotes) "MDSI" and hit "Enter".

PAPER COPY AVAILABILITY

If you (a) are unable to access MDSI's documents on the Internet at the Internet addresses specified above, or (b) would like an identical paper version of any of MDSI's documents for any reason whatsoever, including any of the following documents:

(a) the latest annual information form of the Corporation, together with any document, or the pertinent pages of any document, incorporated therein by reference, filed with the applicable regulatory authorities;

(b) the comparative financial statements of the Corporation for its most recently completed financial year in respect of which financial statements have been issued together with the accompanying report of the auditor and any interim financial statements of the Corporation, filed with the applicable regulatory authorities subsequent to the filing of the annual financial statements;

(c) the management proxy circular of the Corporation in respect of its most recent annual meeting of shareholders that involved the election of Directors, filed with the applicable regulatory authorities; and

(d) the Rights Agreement described in this Circular and filed with the applicable regulatory authorities;

please contact Rick Wadsworth, Director of Investor Relations at the Corporation's head office at 10271 Shellbridge Way, Richmond, British Columbia, V6X 2W8; or by telephone at 519-729-7998, by facsimile at 519-880-0173, or by e-mail at ir@mdsi.ca, at any time prior to the date of the Meeting, and a copy of any of MDSI's publicly filed documents referred to above will be provided to you upon request without charge by e-mail, pre-paid mail or pre-paid overnight courier, at your option and where practical. MDSI will pay all mailing and shipping costs associated with such a request.

SHAREHOLDER PROPOSALS

ANY SHAREHOLDER WHO INTENDS TO PRESENT A PROPOSAL AT THE CORPORATION'S 2005 ANNUAL MEETING OF SHAREHOLDERS MUST SEND THE PROPOSAL TO THE CORPORATION'S CORPORATE SECRETARY AT THE ABOVE ADDRESS. IN ORDER FOR THE PROPOSAL TO BE INCLUDED IN THE CORPORATION'S PROXY MATERIALS SENT TO THE SHAREHOLDERS, IT MUST BE RECEIVED BY THE CORPORATION NO LATER THAN FEBRUARY 17, 2005 AND MUST COMPLY WITH THE REQUIREMENTS OF SECTION 137 OF THE CBCA. THE CORPORATION IS NOT OBLIGATED TO INCLUDE ANY SHAREHOLDER PROPOSAL IN ITS PROXY MATERIALS FOR THE 2005 ANNUAL MEETING IF THE PROPOSAL IS RECEIVED AFTER THE FEBRUARY 17, 2005 DEADLINE.

DIRECTORS' APPROVAL

The contents and sending of this Management Proxy Circular have been approved by the Directors of the Corporation.

DATED at Richmond, British Columbia, this 17th day of May, 2004.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 /s/ Erik Dysthe

                                 Erik Dysthe
                                 Chairman, President and Chief Executive Officer

                                  APPENDIX "A"

                       RIGHTS PLAN RATIFICATION RESOLUTION

BE IT RESOLVED THAT:

1. A Shareholder Rights Plan upon the terms and conditions set forth in the Shareholder Rights Plan Agreement (the "Agreement") dated as of December 17, 2003 between MDSI Mobile Data Solutions Inc. (the "Corporation") and Computershare Trust Company of Canada, as Rights Agent, as the same may be amended prior to the date of the 2004 Annual and Special Meeting of Shareholders, is hereby approved, ratified and confirmed; and

2. Any director or officer of the Corporation be and is hereby authorized to execute and deliver in the name of and on behalf of the Corporation all such certificates, instruments, agreements, notices and other documents and to do all such other acts and things as in the opinion of such person may be necessary or desirable in connection with the Agreement and the performance by the Corporation of its obligations thereunder.

                         MDSI MOBILE DATA SOLUTIONS INC.

                                  [MDSI LOGO]

                                    CANADIAN
                             ANNUAL STATUTORY REPORT

                             MANAGEMENT'S DISCUSSION
               AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS - CONSOLIDATED FINANCIAL STATEMENTS

                                      2003

TABLE OF CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS ............................................   3

FINANCIAL STATEMENTS

    MANAGEMENT'S RESPONSIBILITY ..............................................................  17

    AUDITORS' REPORT .........................................................................  18

    CONSOLIDATED BALANCE SHEETS ..............................................................  19

    CONSOLIDATED STATEMENTS OF OPERATIONS ....................................................  20

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY ...............................  21

    CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................................  22

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...............................................  24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless otherwise noted, all financial information in this report is expressed in the Company's functional currency, United States dollars.

OVERVIEW

      MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems.

      The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, configuration, customization and training; (ii) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts; and (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract.

STRATEGIC ALTERNATIVES

      The Company has retained Bear, Stearns & Co. Inc. as financial advisor to the Board of Directors. The Board is evaluating potential business combinations, financing and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value. The Company continues to conduct the strategic review process

RESTRUCTURING

      The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions, have elected not to purchase the Company's products, or have sought to terminate existing contracts for the Company's products and services. As a result, the Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of facts, particularly the timing and receipt of significant orders. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic and political conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

      In order to address the uncertainties caused by these economic trends, MDSI announced in 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and were expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. A majority of the savings were realized by reduced salary and payroll costs, and the remaining savings have been realized from the subleasing of excess space, and a reduction in discretionary spending. As a result of the sale of the public safety operations during the second quarter of 2002, the Company exceeded the estimated quarterly savings. There can be no assurance that the workforce reductions and other measures will not have a material adverse affect on the Company's business operations.

      In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                        TOTAL RESTRUCTURING
                                                               CHARGE
                                                        -------------------
Workforce reduction                                     $         3,375,000
Provision for excess office space                                 1,861,000
Non cash write-down of capital assets                               563,780
Other                                                               306,147
                                                        -------------------
Total restructuring charges                                       6,105,927
Cumulative draw-downs                                            (5,225,145)
                                                        -------------------
Accrued restructuring charges as at December 31, 2003   $           880,782
                                                        ===================

      During the year ended December 31, 2003, the Company made cash payments of $376,553 relating to the restructuring accruals.

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

FIELD SERVICE BUSINESS

      The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the users are rolled out initially, with the balance implemented over a period that may extend up to one year or more. Where increases in mobile workforces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed, which may result in additional revenue for the Company.

      Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services, which includes a warranty period that is generally ninety days in length. These services are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total man days incurred over the total estimated man days to complete the contract.

      The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing after expiration of the initial warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually, quarterly, or monthly. Revenue for these services is recognized ratably over the term of the contract.

      The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware and software upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract. Also included in third party revenue are reimbursements to the Company for out of pocket expenses incurred on implementation projects performed by the Company. EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses" requires characterization of these expenses as revenue. An equal and offsetting amount of expense is recognized relating to these reimbursements as direct costs.

      The Company believes that it will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

      During 2001, MDSI decided not to continue pursuing opportunities in the Public Safety market. These opportunities consisted of federal, state and local agencies that provide police, fire, medical and other emergency services. The Company had installed solutions for a limited number of customers, and this market did not represent a material portion of MDSI's revenues. On May 24, 2002 the Company entered into an agreement with Datamaxx Applied Technologies Inc. ("Datamaxx"), granting exclusive license to Datamaxx for MDSI's Public Safety products in North America, and non exclusive license rights for these products outside North America. The Company also assigned its existing contracts in the Public Safety market to Datamaxx. MDSI will receive royalty payments under the agreement for any license and implementation revenue earned by Datamaxx in relation to the licensed products, subject to a maximum royalty payout of $1,500,000. As a result of this licensing agreement, the Company has now exited the Public Safety market.

      The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

DISPOSITION OF HOSTING AND INFORMATION TECHNOLOGY (IT) SERVICES BUSINESS SEGMENT

      In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares of MDSI that had a market value of approximately $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI also received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The loan was repaid subsequent to December 31, 2003. On closing, the Company realized a small gain as a result of the disposition of Connectria.

      As a result of its decision to dispose of Connectria, MDSI has treated this business segment as a discontinued operation and the results of operations, financial position and changes in cash flow for this segment have been segregated from those of continuing operations. The following discussion and analysis of the Company's results of operations excludes Connectria for the current and corresponding prior periods.

RECENT ACCOUNTING PRONOUNCEMENTS

      The Canadian Institute of Chartered Accountants (CICA) recently issued Accounting Guideline 14 "Disclosure of Guarantees". This Guideline is applicable, on a prospective basis, to fiscal years beginning on or after January 1, 2003. The Guideline requires a guarantor to disclose significant information about guarantees that it has provided to third parties, without regard to its evaluation of whether it will have to make any payments under the guarantees. The Company has disclosed its obligations under their guarantees in
Note 7 to the consolidated financial statements.

      The CICA has amended section 3870, Stock-Based Compensation and Other Stock-Based Payments, to require that equity instruments awarded to employees be measured and expensed, thus eliminating the current provisions which permit an entity to only disclose the fair value. Fair value of the equity instruments would be used to measure compensation expense. The transitional provisions that apply when an entity adopts the fair value method have been modified and include both retroactive and prospective alternatives. The amendments are applicable for public companies for fiscal years beginning on or after January 1, 2004. The Company has adopted this new standard with the effect of expensing $227,401 of stock based compensation charges for the year ended December 31, 2003.

      The CICA recently issued section 3110 "Asset Retirement Obligations". This Standard is effective for fiscal years beginning on or after January 1, 2004 but may be applied as soon as it is issued. The Standard requires the recognition of a liability for obligations for asset retirement in the period the liability is incurred. This Standard will result in increasing the carrying value of an entity's liabilities and assets. The asset retirement obligation will be amortized as an expense over the life of the asset. The company is still in the process of assessing the impact of this section on the Company's financial statements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

      The significant accounting policies are outlined within Note 1 to the Consolidated Financial Statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. The following items require the most significant judgment and involve complex estimation:

RESTRUCTURING CHARGES

      In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.

ACCOUNTS RECEIVABLE

      The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At December 31, 2003, the allowance for doubtful accounts was $2.8 million. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts. During the year ended December 31, 2003 the Company wrote off a long term receivable of $2.8 million, as the Company entered into a settlement agreement with this customer whereby no further proceeds on the receivable would be realized by the Company.

REVENUE RECOGNITION

      We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

      We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements using the percentage of completion method of contract accounting.

License Fees and Professional Services

      Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

      We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

      We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

      Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

Maintenance Revenue

      Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

      Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

Third party products and services

      Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis.

      When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product.

      On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, the revenue for these implementations and installations is typically recognized on a gross basis. In these cases we ultimately manage the engagement.

INCOME TAXES

      The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other deferred tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.

WARRANTY

      The Company warrants to its customers that its software will be in substantial conformance with its specifications.

INDEMNIFICATION

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

RESULTS OF OPERATIONS

      The following table sets forth, for the years indicated, certain components of the selected financial data of the Company:

                                                                            YEARS ENDED DECEMBER 31,
                                                                       2003            2002          2001
                                                                     ---------       --------      --------
                                                                                  (IN THOUSANDS)
Revenue:

    Software and services ........................................   $  28,932       $ 24,676      $ 31,578
    Maintenance and support ......................................      13,976         11,055        10,910
    Third party products and services ............................       4,477          2,480         2,453
                                                                     ---------       --------      --------
                                                                        47,385         38,211        44,941
Direct costs .....................................................      23,421         17,019        21,047
                                                                     ---------       --------      --------
Gross profit .....................................................      23,964         21,192        23,894
                                                                     ---------       --------      --------
Operating expenses:

    Research and development .....................................       5,536          5,506         7,259
    Sales and marketing ..........................................      10,534         12,382        10,859
    General and administrative ...................................       6,660          6,237         6,075
    Restructuring charge .........................................          --             --         6,106
    Amortization and provision for valuation of
       Intangible assets .........................................          --             --         6,150
    Strategic expenses ...........................................       1,275             --            --
    Provision for doubtful accounts ..............................       3,070             --         2,938
                                                                     ---------       --------      --------
                                                                        27,075         24,125        39,387
Operating loss ...................................................      (3,111)        (2,933)      (15,493)
Valuation allowance on investments ...............................          --             --        (2,750)
Other (expense) income ...........................................        (307)           273           177
                                                                     ---------       --------      --------
Loss from continuing operations before tax
provision ........................................................      (3,418)        (2,660)      (18,066)
(Provision for) recovery of income taxes from
continuing operations ............................................        (452)           613           500
                                                                     ---------       --------      --------
Loss for continuing operations ...................................      (3,870)        (2,047)      (17,566)
                                                                     ---------       --------      --------
Income (loss) from discontinued operations .......................          --            121       (27,340)
                                                                     ---------       --------      --------
Net loss for the year ............................................   $  (3,870)      $ (1,926)     $(44,906)
                                                                     =========       ========      ========

         The following table sets forth, for the years indicated, certain components of the selected financial data of the Company as a percentage of total revenue.


                                                                    YEARS ENDED DECEMBER 31,
                                                                    2003     2002     2001
                                                                    -----    -----    -----
Revenue:

    Software and services .......................................    61.1%    64.6.%   70.3%
    Maintenance and support .....................................    29.5     28.9     24.2
    Third party products and services ...........................     9.4      6.5      5.5
                                                                    -----    -----    -----
                                                                    100.0    100.0    100.0
Direct costs ....................................................    49.4     44.5     46.8
                                                                    -----    -----    -----
Gross profit ....................................................    50.6     55.5     53.2
                                                                    -----    -----    -----
Operating expenses:

    Research and development ....................................    11.7     14.4     16.2
    Sales and marketing .........................................    22.2     32.4     24.2
    General and administrative ..................................    14.1     16.3     13.5
    Restructuring charge ........................................      --       --     13.6
    Amortization and provision for valuation of
           intangible assets ....................................      --       --     13.7
    Strategic expenses ..........................................     2.7       --       --
    Provision for doubtful accounts .............................     6.5       --      6.5
                                                                    -----    -----    -----
                                                                     57.2     63.1     87.7
                                                                    -----    -----    -----
Operating loss ..................................................    (6.6)    (7.6)   (34.5)
Valuation allowance on investments ..............................      --       --     (6.1)
Other (expense) income ..........................................    (0.6)     0.7      0.4
                                                                    -----    -----    -----
Loss from continuing operations before tax
provision .......................................................    (7.2)    (6.9)   (40.2)
(Provision for) recovery of income taxes from
continuing operations ...........................................    (1.0)     1.6      1.1
                                                                    -----    -----    -----
Loss from continuing operations .................................    (8.2)    (5.3)   (39.1)
Income (loss) from discontinued operations ......................      --      0.3    (60.8)
                                                                    -----    -----    -----
Net loss for the year ...........................................    (8.2)%   (5.0)%  (99.9)%
                                                                    =====    =====    =====

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

      Revenue. Revenue increased by $9.2 million (24.0%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase was primarily due to increased software and services revenue, and maintenance and support revenue.

      Software and services revenue increased by $4.3 million (17.2%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. The increase in revenue was attributable to several significant contracts the Company has entered into representing increased success in the core markets the Company serves. These contracts continue to generate significant revenue for the Company. The Company expects that these contracts will continue to make up a significant portion of revenues over the next few quarters. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company anticipates that economic conditions are likely to continue to have an adverse impact on software and services revenues in future periods.

      Maintenance and support revenue was $14.0 million for the year ended December 31, 2003, compared to $11.1 million for the year ended December 31, 2002, an increase of 26.4%. The Company believes maintenance and support revenue will continue to increase as the Company's installed customer base increases. The primary reason for the increase in maintenance and support revenue during 2003 was that two of the Company's significant implementation contracts entered the maintenance and support phases of their agreements during the year.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002 (CONTINUED)

      Third party products and services revenue increased by $2.0 million (80.5%) for the year ended December 31, 2003, compared to the year ended December 31, 2002. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another. The Company has agreed to supply a large amount of third party services at no margin which is being recognized on a gross basis, in connection with one particular contract, and therefore expects that future revenues from third party products and services will fluctuate in the near term. For the year ended December 31, 2003 approximately $1.8 million of these services were provided, as compared to $0.1 million for the year ended December 31, 2002.

      Direct Costs. Direct costs were 49.4% of revenue for the year ended December 31, 2003, compared to 44.5% for the year ended December 31, 2002. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The increase in direct costs as a percentage of revenue occurred primarily due to the Company's agreement to supply a large amount of third-party services at no margin, in connection with one particular contract. The relative weakness of the United States dollar also contributed to the cost increase as the majority of direct costs are incurred in Canadian dollars. As a result, direct costs as a percentage of revenue increased. The Company expects that direct costs as a percentage of revenue will remain relatively consistent with the current period in the near term.

      Gross Margins. Gross margins were 50.6% of revenue for the year ended December 31, 2002, compared to 55.5% for the year ended December 31, 2002. The decrease in gross margins as a percentage of revenue related primarily to an agreement whereby the Company has agreed to supply a large amount of third-party services at no margin. During the current year the Company recognized approximately $1.8 million in third party revenues and costs related to this project. The relative weakness of the United States dollar also contributed to the reduction in gross margin in the period. The Company expects that in the near term its gross margins as a percentage of revenue will remain consistent with the current period, subject to the level of third party services actually provided.

      Research and Development. Research and development expenses were $5.5 million, or 11.7% of revenue, for the year ended December 31, 2003, compared to $5.5 million, or 14.4% of revenue, for the year ended December 31, 2002. The decrease in research and development expenses as a percentage of revenue was a result of stable research and development expenses incurred during a period of revenue growth. The Company also utilized research and development personnel on revenue producing projects in 2003, and corresponding portions of the associated salary costs for these staff are reflected as direct costs as opposed to research and development expenses. The Company intends to continue committing a significant portion of its revenue to enhance existing products and develop new products. In addition, the Company expects to increase its research and development expenditures during 2004.

      Sales and Marketing. Sales and marketing expenses were $10.5 million or 22.2% of revenue for the year ended December 31, 2003 and $12.4 million or 32.4% of revenue for the year ended December 31, 2002. Total sales and marketing expenses represents a decrease of approximately $1.9 million as compared to the same period of 2002. The decrease in expenditures in 2003 was due to an decrease in commission costs relating to contracts entered into during 2002 that did not reoccur in 2003. The Company anticipates that the dollar amounts of its sales and marketing expenses will continue to be significant as a result of the Company's commitment to its international marketing efforts and attempts to penetrate additional markets for its products.

      General and Administrative. General and administrative expenses were $6.7 million, or 14.1% of revenue, for the year ended December 31, 2003 and $6.2 million, or 16.3% of revenue, for the year ended December 31, 2002. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by increased legal costs incurred during 2003. The Company expects that in the near future, general and administrative expenditures will remain relatively consistent with current levels.

      Stock Based Compensation. As a result of the Company adopting CICA section 3870, Stock-Based Compensation and Other Stock-Based Payments during the year ended December 31, 2003 included in the Company's direct costs and operating expenses is $227,401 of stock based compensation charges for the year ended December 31, 2003. In accordance with the guidance this standard was not applied retroactively and therefore no comparative charge existed for the year ended December 31, 2002.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002 (CONTINUED)

      Provision for Doubtful Accounts. During the year ended December 31, 2003 the Company determined that an additional allowance of approximately $3.1 million was required primarily due to a settlement agreement being reached in the legal action against Citizens Communications. This settlement did not result in the Company realizing any proceeds on its $2.8 million long term receivable from Citizens Communications, and as a result the Company has written off the entire amount during the year ended December 31, 2003. The remaining provision resulted from significant uncertainty surrounding collection of one further specific account. The Company intends to vigorously pursue collection of accounts where no settlement agreements have been reached; however due to uncertainty with regard to ultimate collection, the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful accounts. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002.

      Strategic expenses. Strategic expenses were approximately $1.3 million, or 2.7% of revenue, for the year ended December 31, 2003. The Company did not incur any strategic expenses in the year ended December 31, 2002. Strategic expenses consisted of professional fees associated with investigating potential corporate transactions that the Company considered during 2003. The Company expects it will consider additional strategic opportunities and expects to incur additional strategic expenses; however, the Company cannot predict the amount of the strategic expenses or whether the Company will be successful in negotiating a successful transaction.

      Other expense (income). Other expense was $0.3 million for the year ended December 31, 2003, compared to $(0.3) million for the year ended December 31, 2002. Substantially all of other expense (income) related to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

      Income Taxes. The Company provided for income taxes on losses for the year ended December 31, 2003. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, U.S., and other foreign jurisdictions' tax rates. Since the Company incurred a loss during the period and it is not more likely than not that the Company will be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2003.

      Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations have been presented as Discontinued Operations. There was no effect on income from Discontinued Operations during the year ended December 31, 2003. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000. Going forward, the Company expects no further financial statement impact from this disposition.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

      Revenue. Revenue decreased by $6.7 million (15.0%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The decrease was primarily due to the decrease in the revenue earned from software and services, which was partially offset by an increase in the revenue earned from maintenance and support.

      Software and services revenue decreased by $6.9 million (21.9%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. The Company believes its software and service revenue was adversely impacted by an increase in time taken for the decision-making cycle regarding the purchase of software, and reduction of capital expenditures by customers. This delay and reduction in expenditure caused fewer contracts to be worked on by the Company in the year ended December 31, 2002 as compared to the year ended December 31, 2001 and as a result caused a reduction in revenue.

      Maintenance and support revenue was $11.1 million for the year ended December 31, 2002, compared to $10.9 million for the year ended December 31, 2001, an increase of 1.3%. Maintenance and support revenue increased primarily due to the increase in the Company's installed customer base.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001 (CONTINUED)

      Third party products and services revenue increased by $27,000 (1.1%) for the year ended December 31, 2002, compared to the year ended December 31, 2001. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. In addition, not all customers under contract require the provision of third party products and services. Accordingly, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another.

      Direct Costs. Direct costs were 44.5% of revenue for the year ended December 31, 2002, compared to 46.8% for the year ended December 31, 2001. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The decrease in direct costs as a percentage of revenue occurred as the Company increased its efficiency due to its restructuring, and as a result of increased experience with Advantex r7 installations.

      Gross Margins. Gross margins were 55.5% of revenue for the year ended December 31, 2002, compared to 53.2% for the year ended December 31, 2001. The increase in gross margin as a percentage of revenue related primarily to the increased efficiencies for the installations of Advantex r7.

      Research and Development. Research and development expenses were $5.5 million, or 14.4% of revenue, for the year ended December 31, 2002, compared to $7.3 million, or 16.2% of revenue, for the year ended December 31, 2001. The decrease in research and development expenses in 2002 is a result of research and development personnel being utililized on revenue producing projects in 2002, and corresponding portions of the associated salary costs for these staff being reflected as direct costs as opposed to research and development. The decrease is also the result of the Company's restructuring efforts, and the completion of a major development project in the first quarter of 2001.

      Sales and Marketing. Sales and marketing expenses were $12.4 million or 32.4% of revenue for the year ended December 31, 2002 and $10.9 million or 24.2% of revenue for the year ended December 31, 2001. Total sales and marketing expenses represents an increase of approximately $1.5 million as compared to the same period of 2001. The increase in expenditures in the current year was due to an increase in commission costs relating to contracts entered into during the period that are expected to generate significant revenues in future periods.

      General and Administrative. General and administrative expenses were $6.2 million, or 16.3% of revenue, for the year ended December 31, 2002 and $6.1 million, or 13.5% of revenue, for the year ended December 31, 2001. General and administrative expenses remained relatively consistent with the comparative period as a result of a cost control effort initiated by the Company, offset by one-time severance costs expensed during the year.

      Amortization and Provision for Valuation of Intangible Assets. The company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, "Goodwill and Other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. As the Company had taken a full valuation allowance against the remaining value of intangible assets during the year ended December 31, 2001, adoption of Section 3062 on a prospective basis did not have a significant impact on the Company's financial statements. Amortization and impairment charges for intangible assets for the year ended December 31, 2001 were $6.2 million. The charge was a result of a determination by the Company that an impairment in the value of the Goodwill acquired on the acquisition of Alliance Systems Incorporated had occurred during the year ended, December 31, 2001 due to poor historical and forecasted performance in the acquired company's business.

      Provision for Doubtful Accounts. During the year ended December 31, 2002 the Company recovered approximately $0.6 million from a previously allowed for doubtful account. Also during the year ended December 31, 2002 the Company determined that an additional allowance of approximately $0.6 million was required due to significant uncertainty surrounding collection of a specific account. The net result is that there was no charge recorded in the provision for doubtful accounts for the year ended December 31, 2002. The Company included in its operating results for the year ended December 31, 2001, a provision for $2.9 million with respect to doubtful accounts.

      Valuation Allowance on Investments. No charge was recorded for valuation allowance on investments during the year ended December 31, 2002, as a valuation allowance equal to the remaining book value of investments was recorded during the year ended December 31, 2001. As part of its e-Business strategy the Company invested in or advanced funds to three private companies in 2000. As a result of significant uncertainty over the future realization of any return on investment or capital, the Company recorded a valuation allowance equal to the full cost of the investments during the year ended December 31, 2001.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001 (CONTINUED)

      Other Income (expense). Other income was $0.3 million for the year ended December 31, 2002, compared to $0.2 million for the year ended December 31, 2001. Substantially all of other income (expense) relates to interest income on cash and short-term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

      Income Taxes. The Company provided for recovery of income taxes on losses for the year ended December 31, 2002 at the rate of 23.0%, after adjusting for the amortization and impairment of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates. Since the Company has incurred a loss during the period and it was not more likely than not that the Company would be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2002.

      Income (loss) from Discontinued Operations. During the year ended December 31, 2002 the Company divested itself of its Hosting and IT services subsidiary Connectria Corporation ("Connectria"). As a result, Connectria's results of operations for the current and comparative periods have been presented as Discontinued Operations. Income from Discontinued Operations for the year ended December 31, 2002 was $121,000 as compared to a loss of $27.3 million for the year ended December 31, 2001. The increase in the income from discontinued operations was due to the write off of approximately $26.2 million of goodwill related to the Connectria acquisition in the year ended December 31, 2001, strict cost control efforts implemented at Connectria in the current year, and the completion of the disposal of Connectria during the third quarter of 2002. Going forward, the Company expects no further financial statement impact from this disposition.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has financed its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At December 31, 2003, the Company had cash and cash equivalents of $15.8 million (2002 - $11.0 million) and working capital of $8.6 million (2002 - $8.3 million).

      Cash provided by (used in) operating activities was $7.4 million, $2.3 million and $3.2 million, respectively, for the years ended December 31, 2003, 2002 and 2001. The $7.4 million of cash provided by operating activities in 2003 was comprised of $3.9 million net loss, non-cash charges of $5.9 million, and $5.4 million of changes to non-cash working capital items. The changes to working capital items include a $1.9 million increase in trade receivables, a $2.2 million decrease in unbilled receivables, a $0.3 million increase in prepaid expenses and other assets, a $1.4 million increase in accounts payable and accrued liabilities, a $0.3 million increase in taxes payable and a $3.7 million increase in deferred revenue. Unbilled accounts receivable arise where the Company has earned revenue on a project and has not completed specific billing milestones under the terms of the applicable contract. Deferred revenue arises where the Company has achieved a billing milestone under a customer contract but has yet to recognize all of the revenue billed due to the percentage of completion under the contract.

      The Company maintains as at December 31, 2003 a provision of $2.8 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however, due to uncertainty with regards to ultimate collection, the Company determined that it would be prudent to maintain an allowance to address this uncertainty.

      Cash used in financing activities was $1.7 million, $1.7 million and $1.6 million, respectively, during the years ended December 31, 2003, 2002 and 2001. The cash used in financing activities in 2003 comprised $1.8 million in repayments of capital leases offset by $0.1 million from the issuance of common shares.

      Cash used in investing activities was $0.9 million, $2.2 million, and $0.9 million, respectively, for the years ended December 31, 2003, 2002 and 2001. Total investing activity in 2003 primarily consisted of $0.9 million for the purchase of capital equipment, including computer hardware and software for use in research and development activities, and to support the growth of the Company's corporate information systems.

      Existing sources of liquidity at December 31, 2003 include $15.8 million of cash and cash equivalents and funds available under the Company's operating line of credit. At the year ended December 31, 2003, the Company's borrowing capacity under the line of credit was up to $10 CDN million. Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At December 31, 2003, the Company was not using this line of credit, other than to secure performance guarantees.

      The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity.

      The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders. As at December 31, 2003 the Company had the following contractual obligations and commercial commitments:

   CONTRACTUAL OBLIGATIONS                             PAYMENTS DUE BY PERIOD
                                --------------------------------------------------------------------
                                             Less Than One
                                  Total           Year       1-3 Years    4-5 Years    After 5 Years
                                ----------   -------------   ----------   ----------   -------------
Capital Lease Obligations       $2,376,504   $   1,345,399   $1,031,105            -               -
Operating Leases                $6,730,801   $   1,954,669   $2,438,876   $2,337,256               -
Total Contractual Obligations   $9,107,305   $   3,300,068   $3,469,981   $2,337,256               -


      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

      In addition to these commercial commitments the Company has also provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192) expiring October 1, 2004. The
Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

DERIVATIVE FINANCIAL INSTRUMENTS

      The Company generates a significant portion of its sales from customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidiary and are typically denominated in either U.S. dollars or Euros. The Company also incurs a significant portion of expenses outside the United States, principally in Canada and Europe, which are typically denominated in Canadian dollars, Euros or British pounds. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

      The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at December 31, 2003, and 2002 the Company had no foreign currency forward contracts outstanding.

OFF-BALANCE SHEET TRANSACTIONS

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

QUARTERLY RESULTS OF OPERATIONS

      The following table sets forth certain unaudited statement of operations data for each of the eight quarters beginning January 1, 2002 and ending December 31, 2003. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information when read in conjunction with the Company's audited financial statements and the notes thereto appearing elsewhere in this report. In view of the Company's recent restructuring, its recent acquisitions and other factors, the Company believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                           THREE MONTHS ENDED
                                                                           ------------------
                                                              2003                                    2002
                                              -----------------------------------------------------------------------------
                                              Dec. 31   Sep. 30   June 30   Mar. 31   Dec. 31   Sep. 30   June 30   Mar. 31
                                              -------   -------   -------   -------   -------   -------   -------   -------
                                                                   (Unaudited, in thousands of dollars)
STATEMENT OF OPERATIONS DATA:
Revenue:
Software and services                         $ 7,364   $ 6,976   $ 7,379   $ 7,213   $ 8,017   $ 6,283   $ 4,723   $ 5,654
Maintenance and support                         4,230     3,560     3,368     2,818     2,637     2,675     2,907     2,836
Third party products and services                 538     1,474       612     1,853       356     1,608       279       236
                                              -------   -------   -------   -------   -------   -------   -------   -------
                                               12,131    12,010    11,359    11,884    11,010    10,565     7,909     8,727
Direct costs                                    5,800     6,055     5,638     5,928     4,897     5,001     3,491     3,630
                                              -------   -------   -------   -------   -------   -------   -------   -------
Gross profit                                    6,331     5,955     5,721     5,956     6,113     5,564     4,418     5,097
                                              -------   -------   -------   -------   -------   -------   -------   -------
Operating expenses:
Research and development                        1,514     1,324     1,419     1,279     1,269     1,278     1,499     1,460
Sales and marketing                             2,266     2,436     2,884     2,948     3,026     3,030     3,912     2,414
General and administrative                      1,611     1,865     1,613     1,570     1,557     1,486     1,529     1,664
Strategic expenses                                450         -       825         -         -         -         -         -
Provision for doubtful accounts                 2,960       110         -         -         -         -         -         -
                                              -------   -------   -------   -------   -------   -------   -------   -------
                                                8,801     5,736     6,741     5,797     5,852     5,794     6,940     5,538
                                              -------   -------   -------   -------   -------   -------   -------   -------
Operating (loss) income                        (2,470)      219    (1,020)      159       261      (230)   (2,522)     (441)
Other income (expense)                                      (81)     (208)     (253)       40        70        86        76
                                              -------   -------   -------   -------   -------   -------   -------   -------
(Loss) income from continuing
    operations before income tax provision     (2,235)      138    (1,228)      (94)      301      (160)   (2,436)     (365)
(Provision for) recovery of income taxes
from continuing operations                        (59)     (168)     (125)      (99)     (169)       31       689       122
                                              -------   -------   -------   -------   -------   -------   -------   -------
(Loss) income from continuing
    operations                                 (2,294)      (30)   (1,354)     (193)      132      (191)   (1,747)     (243)
Income from discontinued operations
                                                    -         -         -         -         -        12        22        86
                                              -------   -------   -------   -------   -------   -------   -------   -------
Net (loss) income for the period              $(2,294)  $   (30)  $(1,354)  $  (193)  $   132   $  (179)  $(1,725)  $  (157)
                                              =======   =======   =======   =======   =======   =======   =======   =======

      The following table sets forth, for the periods indicated, certain components of the unaudited selected financial data of the Company as a percentage of total revenue:

                                                                         THREE MONTHS ENDED
                                                           2003                                   2002
                                            -----------------------------------   -------------------------------------
                                            DEC. 31   SEPT.   JUNE 30   MAR. 31   DEC. 31   SEPT.30   JUNE 30   MAR. 31
                                            -------   -----   -------   -------   -------   -------   -------   -------
Revenue:
Software and services                         60.7%    58.1%    65.0%     60.7%     72.8%     59.5.%    59.7%     64.8%
Maintenance and support                       34.9     29.6     29.6      23.7      24.0      25.3      36.8      32.5
Third party products and services              4.4     12.3      5.4      15.6       3.2      15.2       3.5       2.7
                                            ------    -----   ------    ------    ------    ------    ------    ------
                                             100.0    100.0    100.0     100.0     100.0     100.0     100.0     100.0
Direct costs                                  47.8     50.4     49.6      49.9      44.5      47.3      44.1      41.6
                                            ------    -----   ------    ------    ------    ------    ------    ------
Gross profit                                  52.2     49.6     50.4      50.1      55.5      52.7      55.9      58.4
                                            ------    -----   ------    ------    ------    ------    ------    ------
Operating expenses:
Research and development                      12.5     11.0     12.5      10.8      11.5      12.1      19.0      16.7
Sales and marketing                           18.7     20.3     25.4      24.8      27.5      28.7      49.5      27.7
General and administrative                    13.3     15.5     14.2      13.2      14.2      14.1      19.3      19.1
Strategic expenses                             3.7        -      7.3         -         -         -         -         -
Allowance for doubtful accounts               24.4      0.9        -         -         -         -         -         -
                                            ------    -----   ------    ------    ------    ------    ------    ------
                                              72.6     47.8     59.4      48.8      53.2      54.8      87.8      63.5
                                            ------    -----   ------    ------    ------    ------    ------    ------
Operating (loss) income                      (20.4)     1.8     (9.0)      1.3       2.4      (2.2)    (31.9)     (5.1)
Other income (expense)                         1.9     (0.7)    (1.8)     (2.1)      0.4       0.7       1.1       0.9
                                            ------    -----   ------    ------    ------    ------    ------    ------
(Loss) income from continuing
           operations before income tax
           provision                         (18.5)     1.1    (10.8)     (0.8)      2.7      (1.5)    (30.8)     (4.2)
                                            ------    -----   ------    ------    ------    ------    ------    ------
(Provision for) recovery of income taxes
       from continuing operations             (0.5)    (1.4)    (1.1)      0.8      (1.5)     (0.3)      8.7       1.4
                                            ------    -----   ------    ------    ------    ------    ------    ------
    (Loss) income from continuing
           operations                        (19.0)    (0.3)   (11.9)     (1.6)      1.2      (1.8)    (22.1)     (2.8)

Income from discontinued operations
                                                 -        -        -         -         -       0.1       0.3       1.0
                                            ======    =====   ======    ======    ======    ======    ======    ======
Net (loss) income for the period             (19.0)%   (0.3)%  (11.9)%    (1.6)%     1.2%     (1.7)%   (21.8)%    (1.8)%
                                            ======    =====   ======    ======    ======    ======    ======    ======

MANAGEMENT'S RESPONSIBILITY

The management of MDSI Mobile Data Solutions Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in this report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains a system of internal controls to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements.

The Company's Audit Committee is comprised of two non-management directors and is appointed by the Board of Directors annually. The Committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The Audit Committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

The Company's independent auditors, Deloitte & Touche LLP, have examined the consolidated financial statements and their report follows.

/s/ Erik Dysthe                              /s/ Verne D. Pecho

Erik Dysthe                                  Verne D. Pecho
President, Chief Executive Officer and       Vice President, Finance and
Chairman of the Board of Directors           Administration and
                                             Chief Financial Officer

AUDITORS' REPORT

To the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc.

We have audited the accompanying consolidated balance sheets of MDSI Mobile Data Solutions Inc. as at December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

On March 25, 2004 we reported separately to the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc. on consolidated financial statements for the same periods prepared in accordance with generally accepted accounting principles in the United States of America.

/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, British Columbia
March 25, 2004

                         MDSI MOBILE DATA SOLUTIONS INC.
                           CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                             AS AT DECEMBER 31,
                                                                                        ----------------------------
                                                                                            2003            2002
                                                                                        ------------    ------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                            $ 15,827,043    $ 11,016,945
   Accounts receivable, net
     Trade (net of allowance for doubtful accounts of $2,792,415; 2002 - $2,506,614)       8,610,846       6,705,088
     Unbilled                                                                              2,446,271       4,675,112
   Prepaid expenses and other assets                                                       1,838,425       1,552,236
                                                                                        ------------    ------------
   Total current assets                                                                   28,722,585      23,949,381

CAPITAL ASSETS, NET (NOTE 3)                                                               7,990,457       9,798,087
LONG TERM RECEIVABLE (NOTE 7(c))                                                                   -       2,749,860
FUTURE INCOME TAXES (NOTE 5)                                                                 357,628         533,628
                                                                                        ------------    ------------
TOTAL ASSETS                                                                            $ 37,070,670    $ 37,030,956
                                                                                        ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                                      $  1,786,665    $  1,777,465
  Accrued liabilities (note 11)                                                            4,677,980       3,300,113
  Income taxes payable                                                                                       602,717
                                                                                             917,183
  Deferred revenue                                                                        11,560,446       7,899,034
  Current obligations under capital lease (note 7(a))                                      1,204,269       2,073,906
                                                                                        ------------    ------------
  Total current liabilities                                                               20,146,543      15,653,235

OBLIGATIONS UNDER CAPITAL LEASES (NOTE 7(a))                                                 982,016       1,913,538
                                                                                        ------------    ------------
TOTAL LIABILITIES                                                                         21,128,559      17,566,773
                                                                                        ------------    ------------
STOCKHOLDERS' EQUITY
  Common stock (note 4)
    Authorized:
     Unlimited common shares with no par value
  Issued: 8,218,118 shares; 2002: 8,176,431 shares                                        59,600,402      59,479,731
  Other stockholder's equity                                                              15,203,119      14,975,718
  Cumulative translation adjustment                                                         (297,268)       (297,268)
  Deficit                                                                                (58,564,142)    (54,693,998)
                                                                                        ------------    ------------
                                                                                          15,942,111      19,464,183
                                                                                        ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $ 37,070,670    $ 37,030,956
                                                                                        ============    ============
Commitments and contingencies (note 7)

         See accompanying notes to the consolidated financial statements

Approved by: /s/ Erik Dysthe            Approved by: /s/ David R. Van Valkenburg
----------------------------            ----------------------------------------
         Director                                       Director

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                           2003            2002            2001
                                                       ------------    ------------    ------------
REVENUE
    Software and services                              $ 28,931,932    $ 24,676,534    $ 31,577,795
    Maintenance and support                              13,976,154      11,054,550      10,909,906
    Third party products and services                     4,476,503       2,480,368       2,453,137
                                                       ------------    ------------    ------------
                                                         47,384,589      38,211,452      44,940,838
                                                       ------------    ------------    ------------

DIRECT COSTS                                             23,421,059      17,019,346      21,047,146
                                                       ------------    ------------    ------------
GROSS PROFIT                                             23,963,530      21,192,106      23,893,692
                                                       ------------    ------------    ------------

OPERATING EXPENSES
    Research and development                              5,536,278       5,505,810       7,258,396
    Sales and marketing                                  10,533,899      12,381,679      10,858,596
    General and administrative                            6,659,328       6,237,194       6,075,396
    Restructuring charge (note 11)                                -               -       6,105,927
    Amortization and provision
    for valuation of intangible assets                            -               -       6,149,899
    Strategic expenses (note 11)                          1,275,120               -               -
    Provision for doubtful accounts                       3,069,860               -       2,938,195
                                                       ------------    ------------    ------------
                                                         27,074,485      24,124,683      39,386,409
                                                       ------------    ------------    ------------
OPERATING LOSS                                           (3,110,955)     (2,932,577)    (15,492,717)

VALUATION ALLOWANCE ON INVESTMENTS                                -               -      (2,749,992)
OTHER (EXPENSE) INCOME                                     (307,404)        272,988         177,200
                                                       ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS BEFORE TAX PROVISION     (3,418,359)     (2,659,589)    (18,065,509)

(PROVISION FOR) RECOVERY OF INCOME TAXES FROM
CONTINUING OPERATIONS (NOTE 5)                             (451,785)        612,952         499,715
                                                       ------------    ------------    ------------

LOSS FROM CONTINUING OPERATIONS                          (3,870,144)     (2,046,637)    (17,565,794)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (NOTE 2)               -         121,031     (27,340,047)
                                                       ------------    ------------    ------------

NET LOSS FOR THE YEAR                                 ($  3,870,144)  ($  1,925,606)   ($44,905,841)
                                                      =============   =============    ============

LOSS PER COMMON SHARE
    Loss from continuing operations
       Basic                                          ($       0.47)  ($       0.24)   ($      2.04)
                                                      =============   =============    ============
       Diluted                                        ($       0.47)  ($       0.24)   ($      2.04)
                                                      =============   =============    ============

    Net loss
       Basic                                          ($       0.47)  ($       0.23)   ($      5.21)
                                                      =============   =============    ============
       Diluted                                        ($       0.47)  ($       0.23)   ($      5.21)
                                                      =============   =============    ============

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                            OTHER                     CUMULATIVE
                                      COMMON STOCK       STOCKHOLDER     TREASURY    TRANSLATION
                                -----------------------       S
                                  SHARES      AMOUNT        EQUITY        STOCK       ADJUSTMENT      DEFICIT         TOTAL
                                ---------  ------------  ------------  ------------  ------------   ------------   ------------
BALANCE, DECEMBER 31, 2000      8,612,453  $ 65,246,439  $ 11,415,573  $    (85,043) $   (297,268)  $ (7,862,551)  $ 68,417,150
    Issued on exercise of
    stock options                  63,567       102,558             -             -             -              -        102,558
    Stock based
    compensation charge                 -             -       301,921             -             -              -        301,921
    Net loss for the year               -             -             -             -             -    (44,905,841)   (44,905,841)
                                ---------  ------------  ------------  ------------  ------------   ------------   ------------
BALANCE, DECEMBER 31, 2001      8,676,020  $ 65,348,997  $ 11,717,494  $    (85,043) $   (297,268)  $(52,768,392)  $ 23,915,788
    Issued on exercise of
    stock options                 253,181        65,366             -             -             -              -         65,366
    Issued under stock
    purchase plan (Note 4(b))      85,405       212,614             -             -             -              -        212,614
    Redemption of shares
    during year on divestiture
    of subsidiary (Note 2)       (824,700)   (6,074,483)    3,270,504             -             -              -     (2,803,979)
    Redemption of treasury
    shares                        (13,475)      (72,763)      (12,280)       85,043             -              -              -
    Net loss for the year               -             -             -             -             -     (1,925,606)    (1,925,606)
                                ---------  ------------  ------------  ------------  ------------   ------------   ------------
BALANCE, DECEMBER 31, 2002      8,176,431  $ 59,479,731  $ 14,975,718  $          -  $   (297,268)  $(54,693,998)  $ 19,464,183
    Issued on exercise of
    stock options                   4,312        14,312                                                                  14,312
    Issued under stock
    purchase plan (Note 4(b))      37,375       106,359                                                                 106,359
    Net loss for the year                                                                             (3,870,144)    (3,870,144)
    Stock based
    compensation charge                                       227,401                                                   227,401
                                ---------  ------------  ------------  ------------  ------------   ------------   ------------
BALANCE, DECEMBER 31, 2003      8,218,118  $ 59,600,402  $ 15,203,119  $          -  $   (297,268)  $(58,564,142)  $ 15,942,111
                                =========  ============  ============  ============  ============   ============   ============

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                              YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------------
                                                                         2003           2002            2001
                                                                     ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss from continuing operations for the year                 $ (3,870,144)  $ (2,046,637)  $(17,565,794)
    Items not affecting cash:
       Depreciation, amortization and provision for valuation of        2,726,208      2,706,987      8,828,612
       intangible assets
       Write down in value of surplus capital assets                            -              -        563,780
       Write down in value of long term receivable                      2,749,860              -              -
       Valuation allowance on investments                                       -              -      2,749,992
       Future income taxes                                                176,000       (183,659)         4,370
       Stock based compensation charge                                    227,401              -        301,921
       Changes in non-cash operating working capital items (Note 9)     5,399,839      1,828,619      8,322,810
                                                                     ------------   ------------   ------------
    Net cash provided by (used in) operating activities                 7,409,164      2,305,310      3,205,691
                                                                     ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of common shares                                             120,671        277,981        102,558
    Repayment of capital leases                                        (1,801,159)    (1,989,664)    (1,727,326)
                                                                     ------------   ------------   ------------
    Net cash (used in) provided by financing activities                (1,680,488)    (1,711,683)    (1,624,768)
                                                                     ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Repayment of lease receivable                                               -              -        133,724
    Proceeds on sale of investments                                             -              -        331,458
    Acquisition of capital assets                                        (918,578)    (2,178,732)    (1,346,279)
                                                                     ------------   ------------   ------------
    Net cash used in investing activities                                (918,578)    (2,178,732)      (881,097)
                                                                     ------------   ------------   ------------
Net cash (used in) provided by continuing operations                    4,810,098     (1,585,105)       699,826
Net cash used in discontinued operations (note 2)                               -       (574,030)      (388,727)
                                                                     ------------   ------------   ------------
NET CASH INFLOW (OUTFLOW)                                               4,810,098     (2,159,135)       311,099
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           11,016,945     13,176,080     12,864,981
                                                                     ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                               $ 15,827,043   $ 11,016,945   $ 13,176,080
                                                                     ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash payments for interest                                       $    300,686   $    174,619   $    387,773
                                                                     ============   ============   ============
    Cash payment (refund) for taxes                                  $    415,251   $ (1,320,664)  $    326,694
                                                                     ============   ============   ============

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES

      During the year ended December 31, 2002 MDSI completed an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria). Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater.

      During the year ended December 31, 2002 the Company entered into two capital lease arrangements for the gross amount of $2,922,078 (2001 $885,195) for newly purchased capital assets. As a result of these arrangements the Company did not incur cash outlays to purchase these assets but will pay lease obligations with interest accruing at interest rates of up to 9.5% over terms of up to three years. Since these asset purchases in 2002 are non cash transactions, the gross amount of the leases have been excluded from both the Acquisition of Capital Assets and Proceeds from Capital Leases line items.

         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES

   These financial statements have been prepared in accordance with Canadian generally accepted accounting principles and reflect the following significant accounting policies, which differ in some respects from those in the United States as outlined in note 13.

   (a) Basis of presentation

         These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are presented in the Company's functional currency, the United States dollar. All intercompany balances and transactions have been eliminated.

         In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT services business segment Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. As a result of this transaction, the consolidated financial statements and related footnotes have been restated to present the results of the business as discontinued operations (Note 2).

   (b) Nature of operations

         The Company develops, markets and supports workforce management software solutions for use in the mobile service industry. Prior to the disposition of Connectria (Note 2), the Company was also a provider of managed application services.

   (c) Research and development

         Research and development costs related to software are expensed as incurred unless a project meets the specified criteria for capitalization. Capitalized costs related to software are amortized commencing at the point that the product is available to the market in order to recognize the net realizable value over the respective estimated useful life. All capitalized software costs have arisen due to business combinations and are amortized on the straight-line basis over 10 years. The net book value of all capitalized development projects is reviewed annually for impairment. During the year ended December 31, 2001, the Company determined an impairment in value of acquired capitalized development costs had occurred.

   (d) Revenue recognition

         We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

         We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements using the percentage of completion method of contract accounting.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES

   (d) Revenue recognition (continued)

         License Fees and Professional Services

         Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

         We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

         We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

         Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

         Maintenance Revenue

         Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

         Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on Vendor Specific Objective Evidence of the value of these services, and recognize the deferred amount as revenue over the warranty period.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES

   (d) Revenue recognition (continued)

         Third party products and services

         Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product.

         On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, we ultimately manage the engagement.

         Warranty

         The Company warrants to its customers that its software will be in substantial conformance with its specifications.

   (e) Deferred Revenue

         Deferred revenue is comprised of deferrals for software and service fees, and maintenance and support fees. The principal components of deferred revenue at December 31, 2003 and 2002 were as follows:

                               2003            2002
                           -----------      ----------
Software and services      $ 7,313,279      $3,890,260
Maintenance and support      4,247,167       4,008,774
                           -----------      ----------
Total Deferred Revenue     $11,560,446      $7,899,034
                           ===========      ==========

   (f) Accounts Receivable and Allowance for Doubtful Accounts

         Accounts receivable are comprised of billed and unbilled receivables arising from recognized or deferred revenues. Receivables related to specific deferred revenues are offset for balance sheet presentation. The Company's receivables are unsecured.

         The Company maintains an allowance for doubtful accounts at an amount it estimates to be sufficient to provide adequate protection against losses resulting from collecting less than full payment on its receivables. Individual overdue accounts are reviewed, and allowance adjustments are recorded when determined necessary to state receivables at realizable value.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (g) Capital assets

         Capital assets are recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

         Computer hardware and software    30% declining balance
         Furniture and fixtures            20% declining balance
         Leasehold improvements            lesser of lease term or useful life,
                                           generally five years
         Vehicle                           20% declining balance

         The carrying value of capital assets is reviewed on a regular basis for any impairment in value. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.

   (h) Intangible Assets

         Intangible assets previously consisted of goodwill and acquired research and development costs arising on the acquisitions of Alliance Systems Incorporated, goodwill and acquired intellectual property arising on the acquisition of Connectria Corporation, and the purchase of a commercial web-site domain name. Goodwill arising on the acquisition of Alliance was amortized on a straight-line basis over ten years, and goodwill from the acquisition of Connectria was amortized on a straight line basis over five years. The commercial web-site domain name was being amortized on a straight line basis over a five year period. Management regularly reviews the carrying value of intangible assets for evidence of any permanent impairment in value by reference to expected future cash flows. During the year ended December 31, 2001 the Company determined an impairment in value had occurred in relation to the Company's intangible assets.

         The Company adopted Canadian Institute of Chartered Accountants (CICA)
         section 1581 "Business Combinations," and CICA section 3062 "Goodwill and Other Intangible Assets" on a prospective basis at the beginning of fiscal 2002. Net loss and net loss per share adjusted to exclude goodwill and other intangible assets that would not have been subject to amortization for 2002, 2001 and 2000 are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    2003          2002           2001
                                                 -----------   -----------   ------------
Net loss for the year                            $(3,870,144)  $(1,925,606)  $(44,905,841)

Adjustments
       Amortization of goodwill                            -             -      6,158,322
       Amortization of other intangible assets             -             -         22,000
                                                 -----------   -----------   ------------
Adjusted net loss                                $(3,870,144)  $(1,925,606)  $(51,086,163)
                                                 -----------   -----------   ------------
Basic and diluted net loss per share, as         $     (0.47)  $     (0.23)  $      (5.21)
    reported
Basic and diluted net loss per share, as         $     (0.47)  $     (0.23)  $      (5.92)
    adjusted

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (i) Foreign exchange

         The accounts of the Company and its foreign subsidiaries are expressed in United States dollars, its functional currency. Current monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to monetary items and revenue and expenses denominated in foreign currencies are included in income.

   (j) Income taxes

         The Company accounts for income taxes using the asset and liability method. Under this method, future income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Future tax assets and liabilities are measured using substantially enacted tax rates expected to apply to taxable income in the years which such temporary differences are expected to be recovered or settled. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

   (k) Investments

         The Company accounts for investments on a cost basis. Any impairment in value that is determined to be other than temporary is charged to earnings. As a result of significant uncertainty over the future realization of any return on investment or advances, the Company has recorded a valuation allowance equal to the full cost of the investments and advances during the year ended December 31, 2001.

   (l) Earnings (loss) per common share

         Basic earnings (loss) per share is computed by dividing net income
         (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents in the weighted average number of common shares outstanding for a period, if dilutive. Common equivalent shares consist of incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

         A reconciliation of net (loss) per common share from continuing operations and the weighted average shares used in the earnings per share ("EPS") calculations for fiscal years 2003, 2002 and 2001 is as follows:

                                 NET LOSS                        LOSS PER SHARE
                            FROM CONTINUING         SHARES       FROM CONTINUING
                          OPERATIONS (NUMERATOR)  (DENOMINATOR)    OPERATIONS
                          ---------------------   ------------   ---------------
2003
Basic                     $          (3,870,144)     8,200,676   $         (0.47)
Effect of stock options                                      -                 -
                          ---------------------   ------------   ---------------
Diluted                   $          (3,870,144)     8,200,676   $         (0.47)
                          =====================   ============   ===============
2002
Basic                     $          (2,046,637)     8,480,866   $         (0.24)
Effect of stock options                                      -                 -
                          ---------------------   ------------   ---------------
Diluted                   $          (2,046,637)     8,480,866   $         (0.24)
                          =====================   ============   ===============
2001
Basic                     $         (17,565,794)     8,623,296   $         (2.04)
Effect of stock options                                      -                 -
                          ---------------------   ------------   ---------------
Diluted                   $         (17,565,794)     8,623,296   $         (2.04)
                          =====================   ============   ===============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (l) Earnings (loss) per common share (continued)

         Options and warrants to purchase 1,191,248, 1,291,181, and 2,056,361 shares of common stock were outstanding as at December 31, 2003, 2002 and 2001 respectively, but were not included in the computation of diluted EPS because of the net loss in fiscal 2003, 2002 and 2001, and therefore, their effect would be antidilutive.

   (m) Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, accrual for restructuring charges, amortization, determination of net recoverable value of assets, revenue recognized on long-term contracts, taxes and contingencies. Actual results could differ from those estimates.

   (n) Derivatives

         From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. As at December 31, 2003 and December 31, 2002 the Company had no forward transactions open.

   (o) Cash and cash equivalents

         Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

   (p) Goodwill

         As of January 1, 2002 the Company has adopted the Canadian Institute of Chartered Accountants (CICA) section 1581 "Business Combinations," and CICA section 3062 "Goodwill and Other Intangible Assets." The "Business Combinations" section addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The "Goodwill and Other Intangible Asset" section addresses the continuing measurement and valuation of intangible assets and goodwill. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests. Amortization of goodwill under the Company's previous accounting policy for the year ended December 31, 2003 would not have had any effect on the Company's income (loss) per share for any period presented.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (q) Stock-based Compensation

         The Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002. The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares for options issued prior to January 1, 2003.

         Effective January 1, 2003, the Company adopted the new amended provisions of the CICA Accounting Standards Board has amended CICA Handbook Section 3870 - Stock based Compensation and Other Stock-based Payments which requires entities to account for employee stock options using the fair value based method. In accordance with the transitional options permitted under amended Section 3870, the Company has prospectively applied the fair value based method to all employee stock options granted on or after January 1, 2003, using the fair value based method.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (q) Stock-based Compensation

         As a result of prospectively adopting the fair value based method of valuing stock options as of January 1, 2003 the Company recorded stock based compensation charge of $227,401 in the statement of operations and the same amount was recorded as other stockholder's equity. The following table illustrates the effect on net loss as if the fair value based method had been applied to all options awarded on or after January 1, 2002.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                  ----------------------------
                                                                                      2003            2002
                                                                                  ------------    ------------
Net loss, as reported                                                             $ (3,870,144)   $ (1,925,606)
Add:

Stock based employee compensation expense included in reported net
earnings, net of related tax effects                                                   227,401               -

Deduct:
Total stock-based employee compensation expense determined under the fair value based method for all awards from the original effective
date of January 1, 2002, net of related tax effects                                   (332,456)       (177,925)
                                                                                  ------------    ------------
Pro forma net loss                                                                $ (3,975,199)   $ (2,103,531)
                                                                                  ============    ============
Loss per Share:

As Reported:
Basic and Diluted                                                                       ($0.47)         ($0.24)
Pro forma:
Basic and Diluted                                                                       ($0.48)         ($0.25)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                           YEAR ENDED DECEMBER 31,
                           -----------------------
                              2003         2002
                           ----------   ----------
Risk-free interest rate        1.1%         2.7%
Dividend yield                   0%           0%
Expected life               5 years      5 years
Volatility                      47%          72%

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.    DISCONTINUED OPERATIONS

      CONNECTRIA CORPORATION

      In June 2002, MDSI adopted a plan for sale and entered into an agreement to sell its Hosting and IT Services business segment, Connectria Corporation (Connectria) to former Connectria shareholders who were both shareholders and employees of the Company. The transaction closed in July 2002. Pursuant to the terms of the agreement, the Company received from the former Connectria shareholders 824,700 shares of the Company that had an approximate market value of $2.8 million and the cancellation of 103,088 previously issued stock options of MDSI as consideration for Connectria. In addition to the share consideration, a wholly-owned subsidiary of MDSI received a warrant allowing it to purchase up to 50,380 shares of Series A Nonvoting Preferred Stock of Connectria at a price of $50 per share exercisable for a period of five years. The Series A Nonvoting Preferred Stock of Connectria has a face value of $100 per share, bears a dividend of five percent per annum, bears a liquidation preference equal to the face value, may be redeemed at Connectria's option at any time, and must be redeemed by Connectria upon a capital infusion of $10 million or greater. In addition MDSI has advanced to Connectria $500,000, consisting of a loan in the principal amount of $250,000 with a two year term, bearing interest at 5%, and $250,000 for prepaid hosting services. The Company recognized a gain of $12,419 on the disposal of Connectria. Connectria represented a significant segment of the Company's business.

      These businesses are accounted for as discontinued operations and for reporting purposes the results of operations, financial position and cash flow are segregated from those of continuing operations for the current and prior periods. The Company has included in the results of the discontinued operations, the sale proceeds, the costs of disposition, the results of operations from the measurement date to the disposal date and an estimate of the costs to complete the remaining contracts.

      Summarized financial information of the discontinued operations is as follows:

                                                DECEMBER 31, 2003   DECEMBER 31, 2002  DECEMBER 31, 2001
                                                -----------------   -----------------  -----------------
Revenues from discontinued operations (after
applicable income taxes of $ - nil)             $               -   $       5,058,101  $      13,414,690

Income (loss) before income taxes                               -             108,612        (27,340,047)
                                                -----------------   -----------------  -----------------
Operating income (loss) to measurement date                     -             108,612        (27,340,047)
Estimated income (loss) on disposal
(net of income taxes of 2002 - $5,322)                          -              12,419                  -
                                                -----------------   -----------------  -----------------
Income (loss) from discontinued operations      $               -   $         121,031  $     (27,340,047)
                                                =================   =================  =================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

2.    DISCONTINUED OPERATIONS (CONTINUED)

         Cash flow of discontinued operations

                                                DECEMBER 31, 2003   DECEMBER 31, 2002   DECEMBER 31, 2001
                                                -----------------   -----------------   -----------------
Operating activities                            $               -   $       2,491,158   $         758,508
Investing activities                                            -             (43,775)           (807,710)
Financing activities                                            -          (3,021,413)           (339,525)
                                                -----------------   -----------------   -----------------
Cash used in discontinued operations            $               -   $        (574,030)  $        (388,727)
                                                =================   =================   =================

3.    CAPITAL ASSETS

                                    2003            2002
                                 ------------    ------------
Computer hardware and software   $ 16,705,813    $ 15,830,618
Furniture and fixtures              2,557,303       2,532,807
Leasehold improvements                988,712         918,920
Vehicles                                    -          50,905
                                 ------------    ------------
                                   20,251,828      19,333,250
Less: accumulated amortization    (12,261,371)     (9,535,163)
                                 ------------    ------------
                                 $  7,990,457    $  9,798,087
                                 ============    ============

         As at December 31, 2003 the Company has entered into capital lease arrangements for computer hardware in the amount of $3,540,336 (2002 - $7,218,355) and recorded accumulated amortization of $1,280,535 (2002 -$2,489,013) relating to these assets (note 9(a)).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

4. STOCKHOLDERS' EQUITY

   (a) Stock options

      The Company adopted its Stock Option Plan to provide options to purchase common shares of the Company for its employees, officers, directors and consultants. The options granted pursuant to the Stock Option Plan are exercisable at a price which is equal to the fair market value of the common shares at the time the options are granted. The options typically vest over a three year period and the term of the option is typically five years. The maximum number of common shares reserved for issuance under the Stock Option Plan, including current options outstanding, is 2,400,000 common shares. Upon acquisition of Connectria the Company assumed certain obligations under the Connectria Stock Option Plan, and all future option issuances will occur under the MDSI Plan. As a result of the divestiture of Connectria (note 2) all outstanding options under the Connectria plan were cancelled during 2002. The resulting position of the two Stock Option plans is as follows:

                                          Connectria Plan    MDSI Plan        Total        Weighted
                                             Number of       Number of      Number of      Average
                                              Shares           Shares        Shares         Price
                                              ------           ------        ------         -----
Outstanding at December 31, 2000              534,246        1,779,698      2,313,944      $ 10.32

 Granted                                            -          711,765        711,765         4.18
 Exercised                                    (54,123)          (9,444)       (63,567)        1.61
 Cancelled                                    (52,980)        (852,801)      (905,781)       14.50
                                           ----------       ----------     ----------      -------
Outstanding at December 31, 2001              427,143        1,629,218      2,056,361      $  6.62

 Granted                                            -          249,000        249,000         3.48
 Exercised                                   (253,077)            (104)      (253,181)        0.26
 Cancelled                                   (174,066)        (586,933)      (760,999)        7.13
                                           ----------       ----------     ----------      -------
Outstanding at December 31, 2002                    -        1,291,181      1,291,181      $  6.96

 Granted                                            -          298,755        298,755         4.31
 Exercised                                          -           (4,312)        (4,312)        3.72
 Cancelled                                          -         (394,376)      (394,376)        8.87
                                           ----------       ----------     ----------      -------
Outstanding at December 31, 2003                    -        1,191,248      1,191,248      $  5.67
                                           ==========       ==========     ==========      =======

      The following table summarizes information concerning options outstanding at December 31, 2003:

                                     OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                        ----------------------------------------   -------------------------
                                          WEIGHTED
                           NUMBER         AVERAGE                    NUMBER
                        OUTSTANDING      REMAINING      WEIGHTED   EXERCISABLE     WEIGHTED
                            AS OF        CONTRACTUAL     AVERAGE     AS OF         AVERAGE
    RANGE OF              DECEMBER         LIFE         EXERCISE    DECEMBER       EXERCISE
EXERCISE PRICES          31, 2003        (MONTHS)        PRICE      31, 2003        PRICE
---------------          --------        --------        -----      --------        -----
 $    0-$ 3.95            483,374            38.7       $ 3.45      303,755         $ 3.42
 $ 4.00-$12.90            443,790            39.6         5.19      318,891           5.35
 $12.95-$28.00            264,084            12.6        13.76      264,084          13.76
                        ---------            ----       ------      -------         ------
                        1,191,248            33.3       $ 5.67      886,730         $ 7.19
                        =========            ====       ======      =======         ======

      At December 31, 2002 and 2001 under the combined MDSI and Connectria option plans, 926,021 and 1,304,959 options were exercisable at a weighted average exercise price of $8.02 and $6.73, respectively.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

4. STOCKHOLDERS' EQUITY (CONTINUED)

   (b) Stock purchase plan

      The Company has established a voluntary stock compensation arrangement for its full and part-time employees to purchase common shares of the Company by way of payroll deductions for a maximum of $10,000 CDN for each employee per year. The subscription price of common shares purchased under the 2002 Stock Purchase Plan is determined based upon a weighted average market price of the Company's common shares each quarter, less 15%. During the year ended December 31, 2003, 37,375 (2002 - 85,405; 2001 - nil)
      common shares were issued under the Stock Purchase Plan.

   (c) Shareholder rights plan

      At the Annual General Meeting on May 6, 1999, the Company's shareholders' approved the adoption of a Shareholder Rights Plan, similar to those adopted by other Canadian companies. The Plan had a 5 year term and was subsequently renewed in December 2003 for a further 5 year term. Under the terms of the Plan, rights are attached to the common shares of the Company. These rights become marketable and exercisable only after certain specified events related to the acquisition of, or announcement of an intention to acquire 20% or more of the outstanding common shares of the Company.

5. INCOME TAXES

      The provision for income taxes consists of the following:

                                                           2003        2002         2001
                                                           ----        ----         ----
Current:
   Canada                                               $       -   $       -    $       -
   Foreign                                                275,785    (429,293)    (504,085)
                                                        ---------   ---------    ---------
     Total current provision for (recovery
          of) income taxes from continuing operations     275,785    (429,293)    (504,085)
                                                        ---------   ---------    ---------
Future:
   Canada                                                       -           -            -
   Foreign                                                176,000    (183,659)       4,370
                                                        ---------   ---------    ---------
     Total future (recovery of) provision for income
          Taxes from continuing operations                176,000    (183,659)       4,370
                                                        ---------   ---------    ---------
Provision for (recovery of) income taxes from
          continuing operations                         $ 451,785   $(612,952)   $(499,715)
                                                        =========   =========    =========

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

5. INCOME TAXES (CONTINUED)

      The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian Federal and provincial income tax rates to the loss from continuing operations before tax provision due to the following:

                                                           2003            2002            2001
                                                       -----------     -----------     -----------
Statutory tax rate                                            37.6%           39.6%           44.6%

Recovery of (provision for) income taxes from
  continuing operations computed at statutory rate     $(1,285,303)    $(1,053,197)    $(8,057,217)
Tax losses and (benefits) not recognized in the
  period that the benefit arose                          2,409,337         967,215       6,146,297
Lower effective rate on earnings of foreign
  subsidiaries                                          (1,295,973)       (158,652)     (1,265,093)
Amortization and write-down of intangible assets
  not deductible for tax                                         -        (393,202)      2,433,323
Other                                                      623,724          24,884         242,975
                                                       -----------     -----------     -----------
Provision for (recovery of) income taxes from
  continuing operations                                $   451,785     $  (612,952)    $  (499,715)
                                                       ===========     ===========     ===========

      The principal components of the future portion of the provision for income taxes are as follows:

                                                            2003           2002              2001
                                                        ------------   ------------       ----------
Depreciation                                            $ (1,961,685)  $ (1,482,694)      $ (807,765)
Deferred revenue                                             383,204        224,433         (756,867)
Other                                                      1,754,481      1,074,602        1,569,002
                                                        ------------   ------------       ----------
Total deferred provision for (recovery of) income
 taxes                                                  $   (176,000)  $   (183,759)      $    4,370
                                                        ============   ============       ==========

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

5. INCOME TAXES (CONTINUED)

      The approximate tax effect of each type of temporary difference that gave rise to the Company's future tax assets are as follows:

                                            2003                          2002
                                            ----                          ----
Operating loss carry forwards           $ 6,700,056                   $ 3,789,394
Deferred revenue                            646,642                     1,029,846
Capital assets & intangibles              4,102,742                     2,093,368
Reserves and accrued expenses               333,079                     2,579,456
Other                                       493,398                       374,518
                                        -----------                   -----------
                                         12,275,917                     9,886,582
Less: Valuation allowance               (11,918,289)                   (9,332,954)
                                        -----------                   -----------
Net non current future tax asset        $   357,628                   $   533,628
                                        ===========                   ===========

      At December 31, 2003, the Company has the following loss carry-forwards available for tax purposes:

COUNTRY                AMOUNT                      EXPIRY
-------                ------                      ------
Canada              $  6,000,000             2005 through 2010
US                  $ 13,000,000             2021 through 2023

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

6. RELATED PARTY TRANSACTIONS

      Related party transactions and balances not disclosed elsewhere in these financial statements include advisory fees expensed during the year ended December 31, 2003 of $nil (2002 - $nil; 2001 - $280,000) paid to companies controlled by two former directors of MDSI.

7. COMMITMENTS AND CONTINGENCIES

   (a) Capital and operating leases

      At December 31, 2003, future minimum payments under capital and non-cancelable operating leases for office space and computer equipment are as follows:

                                                                CAPITAL        OPERATING
                                                                LEASES          LEASES
                                                                ------          ------
2004                                                         $ 1,345,399     $ 1,954,669
2005                                                           1,031,105       1,219,438
2006                                                                   -       1,219,438
2007                                                                   -       1,219,438
2008                                                                   -       1,117,818
Thereafter                                                             -               -
                                                             -----------     -----------
Total minimum lease payments                                   2,376,504     $ 6,730,801
                                                                             ===========
Less: amount representing interest                              (190,219)
                                                             -----------
Present value of net minimum lease payments                    2,186,285
Less: current portion of capital lease obligations            (1,204,269)
                                                             -----------
Long term portion of capital lease obligations               $   982,016
                                                             ===========

      Rent expense for the year ended December 31, 2003 in respect of operating leases for office space was $1,468,887 (2002 - $1,139,352; 2001 -
      $1,662,337).

   (b) Line and letters of credit

      The Company has an operating line of credit with a Canadian commercial bank to borrow up to $10,000,000 CDN (2002 - $10,000,000 CDN), which bears interest at prime plus 0.5%. As at December 31, 2003, the Company was not utilizing the operating line of credit.

      The Company has provided, letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192)
      expiring October 1, 2004. The Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

7.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

      (c) Contingency

      The Company was involved in a legal dispute with a customer. The Company filed suit against the customer alleging that the customer had breached a series of contracts, and failed to pay sums due of approximately $3.7 million. The suit sought payment of the contract balance, plus other damages, interest and attorneys' fees. The customer filed an answer and counterclaim alleging the Company breached the contracts, entitling the customer to repayment of all sums paid to the Company of approximately $3.5 million. In addition, the customer's counterclaims alleged fraud, negligent misrepresentation, breach of express warranty and breach of implied warranties. The customer sought all actual, special, incidental and consequential damages associated with these claims of approximately $7.2 million in addition to punitive damages, interest and attorneys' fees.

      On February 2, 2004 the customer and the Company settled this lawsuit. Under the settlement agreement each company has fully released and discharged the other from all outstanding legal claims without further financial compensation. As a result of this settlement the Company has written off the remaining $2.7 million long term receivable due from the customer as no further consideration will be received from this customer under terms of the settlement.

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

      (d) Commitment

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. As at December 31, 2003 the Company has generated an estimated $175,000 of credits relating to this obligation. The Company's obligation may increase as a result of contract expansions.

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

8.    SEGMENTED INFORMATION

      As described in Note 2, the Company has reclassified the results of operations of Connectria as discontinued operations. The business was previously disclosed as a separate operating segment. As a result of discontinuing this business, the Company now only operates in a single business segment, the Field Service business segment. The segment data below excludes amounts related to the discontinued operations.

      Geographic information

      The Company earned revenue from sales to customers and has long-lived assets, including capital assets and goodwill, in the following geographic locations:

                                 2003                        2002                        2001
                      -------------------------   -------------------------   -------------------------
                                    Long-lived                  Long-lived                  Long-lived
                        Revenue       assets        Revenue       assets        Revenue       assets
                      -----------   -----------   -----------   -----------   -----------   -----------
Canada                $ 1,540,258   $ 7,442,217   $   840,388   $ 8,880,084   $ 1,374,365   $ 6,789,712
United States          24,749,574       397,485    25,571,679       830,789    32,819,991       787,448
Europe, Middle East
 and Africa            20,034,775       150,755    10,999,163        80,991     9,507,404        57,416
Asia and Other          1,059,982             -       800,222         6,223     1,239,078           672
                      -----------   -----------   -----------   -----------   -----------   -----------
                      $47,384,589   $ 7,990,457   $38,211,452   $ 9,798,087   $44,940,838   $ 7,635,248
                      ===========   ===========   ===========   ===========   ===========   ===========

      Major customer

      During the year ended December 31, 2003 the Company earned revenue from one customer of $8,532,086 and revenue from a second customer of $8,098,509, representing 18.0% and 17.1% of revenue respectively. During the year ended December 31, 2002 the Company earned revenue from one customer of $3,472,229 or approximately 9.1% of total revenue. For the year ended December 31, 2001 the Company earned revenue from on customer of $5,211,212 or approximately 11.6% of total revenue.

9.    SUPPLEMENTAL CASH FLOW DISCLOSURES

                                              2003           2002           2001
                                           -----------    -----------    -----------
Accounts receivable                        $   323,083    $ 2,882,600    $ 8,396,394
Prepaid expenses and other assets             (286,189)       314,223       (595,648)
Income taxes payable / receivable              314,467        969,223     (1,457,670)
Accounts payable and accrued liabilities     1,387,067     (2,305,884)     1,841,956
Deferred revenue                             3,661,411        (31,543)       137,777
                                           -----------    -----------    -----------
                                           $ 5,399,839    $ 1,828,619    $ 8,322,809
                                           ===========    ===========    ===========

      During the year ended December 31, 2003, capital assets of $-nil were acquired through the assumption of capital lease obligations (2002 - $2,922,078; 2001 - $ 885,145).

                         MDSI MOBILE DATA SOLUTIONS INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

10.   FINANCIAL INSTRUMENTS

      The carrying value of cash and cash equivalents, accounts receivable, certain other assets, accounts payable, accrued liabilities, and capital lease obligations approximate their respective fair values as of December 31, 2003.

      The Company's revenues have historically been dependent on large contracts from a limited number of customers in the utility, telecommunications and cable sectors. Where exposed to credit risk, the Company mitigates this risk by analyzing the counter-parties' financial condition prior to entering into agreements, establishing billing arrangements and assessing the collectibility of the account on an ongoing basis. As these customers are geographically dispersed, concentrations of credit risk are further mitigated.

11.   RESTRUCTURING CHARGE

      On March 30, 2001, the Company, in response to uncertain economic conditions and poor financial performance, announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs that resulted in the elimination of 34 full time and contractor positions. On May 11, 2001, the Company announced a Board approved update to this plan, which resulted in the elimination of an additional 115 positions. As part of this restructuring, the Company recorded a charge to earnings of $6.1 million in the year ended December 31, 2001. These charges were reflected in the "restructuring charge" line item of the Company's Consolidated Statement of Operations. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                       TOTAL RESTRUCTURING
                                                             CHARGE
                                                       -------------------
Workforce reduction                                        $ 3,375,000
Provision for excess office space                            1,861,000
Non cash writedown of capital assets                           563,780
Other                                                          306,147
                                                           -----------
Total restructuring charges                                  6,105,927
Cumulative draw-downs                                       (5,225,145)
                                                           -----------
Accrued restructuring charges included in accrued
liabilities at December 31, 2003 (2002 - $1,257,335)       $   880,782
                                                           ===========

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

11.   RESTRUCTURING CHARGE (CONTINUED)

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term lease by the Company at two locations, including one location where the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $1.0 million of cash costs relating to this provision leaving an accrual of $0.9 million remaining as at December 31, 2003. The Company expects that the provision will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

12.   STRATEGIC EXPENSES

      Strategic expenses consist of professional fees associated with investigating potential corporate transactions that the Company considered during the year ended December 31, 2003.

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principals ("Canadian GAAP") which differ in some respects from those in the United States ("U.S. GAAP") as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                   2003           2002           2001
                                                               ------------    ------------    ------------
RESULTS OF OPERATIONS
Net (loss) income for the year from continuing
 operations
     Under Canadian GAAP                                       $ (3,870,144)   $ (2,046,637)   $(18,065,509)
     Amortization of intangible assets (a)                                -               -       4,325,841
     Stock based compensation charge (b)                            227,401               -               -
Net loss for the year from continuing operations
 under US GAAP                                                   (3,642,743)     (2,046,637)    (13,739,668)

Net loss for the year discontinued operations
     Under Canadian GAAP                                                  -         121,031     (27,340,047)
     Amortization of intangible assets (a)                                -               -         444,573
     Impairment provision for intangible assets (a)(f)                    -               -      26,242,309
     Net loss for the year U.S. GAAP-Discontinued                         -         121,031        (653,165)
Net loss for the year US GAAP                                  $ (3,642,743)   $ (1,925,606)   $(14,106,693)

   Basic (loss) earnings per common share under U.S. GAAP      $      (0.44)   $      (0.23)   $      (1.61)
   Weighted average shares outstanding under U.S. GAAP            8,200,676       8,480,866       8,623,296

   Diluted (loss) earnings per common share under U.S. GAAP    $      (0.44)   $      (0.23)   $      (1.61)
   Weighted average shares outstanding under U.S. GAAP            8,200,676       8,480,866       8,623,296

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

      (a) Acquired research and development, intellectual property and goodwill

      Under U.S. GAAP, acquired research and development costs related to software are charged to earnings on acquisition if it is determined they have no alternative use and technological feasibility has not been established. Under Canadian GAAP, acquired research and development costs related to software are capitalized on acquisition based on the fair values of the acquired research and development and are amortized over the estimated useful lives of the products once they are available for commercial markets.

      As the Company's acquisition of Connectria was reported using the purchase method of accounting in Canada, the excess value of consideration paid on acquisition over tangible net asset value was assigned to intellectual property and goodwill. No value was given for intellectual property or goodwill under the pooling of interests method of accounting used for the acquisition in the U.S. The value assigned to intellectual property and goodwill in Canada is amortized over the estimated useful lives of the intellectual property and intangible assets acquired.

      During the year ended December 31, 2001 the Company determined there had been an impairment in the value of acquired research and development intellectual property and goodwill charges. As a result, a charge was taken to earnings for the remaining value of acquired research and development, intellectual property and goodwill.

      (b) Stock-based compensation

      For U.S. GAAP purposes the Company accounts for stock based compensation to employees and directors, under Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees (APB 25), using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price at the date granted. As at December 31, 2003, no compensation cost has been recorded for any period under this method, under U.S. GAAP.

      Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS 123) issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant dated based on the fair value of the options granted and is recognized over the exercise period.

      SFAS 123 allows the Company to continue to measure the compensation cost of employees in accordance with APB 25 under the disclosure only provision which the Company follows.

      The following pro forma financial information presents the net loss for the year and loss per common share had the Company adopted the fair value provisions of Statement of Financial Accounting Standard No. 123
      (SFAS 123)

      Accounting for Stock-based Compensation for US GAAP purposes.

                                                    2003             2002             2001
                                                -------------    -------------    -------------
Net loss for the year US GAAP                   $  (5,209,143)   $  (4,607,505)   $ (17,847,308)
                                                -------------    -------------    -------------
Basic and fully diluted loss per common share   $       (0.64)   $       (0.54)   $       (2.07)
                                                =============    =============    =============

      Using the fair value method for stock-based compensation, additional compensation costs of approximately $1,566,400 would have been recorded for the year ended December 31, 2003 (2002 - $2,681,899 and 2001
      - $3,954,190 respectively). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years (2002 - 4 years; 2001 - 3 years), average life of the option of 5 years (2002 - 5 years; 2001 5 years) a weighted average annualized volatility of the Company's share price of 47% (2002 - 73% and 2001 - 96% respectively) and a weighted average annualized risk free interest rate at 1.1% (2002 2.7% and 2001 - 3.7% respectively).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

 (b) Stock-based compensation (continued)

      In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of the previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 covers specific events that occurred after either December 15, 1998 or January 12, 2000. The Company adopted FIN 44 in the third quarter of fiscal 2000 and there was no material effect on the consolidated financial position, results of operations or cash flows.

      The Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002. The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares for options issued prior to January 1, 2003.

      Effective January 1, 2003, the Company adopted the new amended provisions of the CICA Accounting Standards Board has amended CICA Handbook Section 3870 - Stock based Compensation and Other Stock-based Payments which to requires entities to account for employee stock options using the fair value based method. In accordance with the transitional options permitted under amended Section 3870, the Company has prospectively applied the fair value based method to all employee stock options granted on or after January 1, 2003, using the fair value based method.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

 (b) Stock-based compensation (continued)

      As a result of prospectively adopting the fair value based method of valuing stock options as of January 1, 2003 the Company recorded stock based compensation charge of $227,401 in the statement of operations and the same amount was recorded as other stockholder's equity. The following table illustrates the effect on net loss as if the fair value based method had been applied to all options awarded on or after January 1, 2002.

                                                                YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 2003           2002
                                                              -----------    -----------
Net loss, as reported                                         $(3,870,144)   $(1,925,606)
Add:
Stock based employee compensation expense included in
reported net earnings, net of related tax effects                 227,401              -
Deduct:
Total stock-based employee compensation expense
determined under the fair value based method for all awards
from the original effective date of January 1, 2002, net of
related tax effects                                              (332,456)      (177,925)
                                                              -----------    -----------
Pro forma net loss                                            $(3,975,199)   $(2,103,531)
                                                              ===========    ===========
Loss per Share:
As Reported:
Basic and Diluted                                            ($      0.47)  ($      0.47)
Pro forma:
Basic and Diluted                                            ($      0.48)  ($      0.25)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                     YEAR ENDED DECEMBER 31,
                                     ----------------------
                                       2003         2002
                                       ----         ----
Risk-free interest rate                  1.1%         2.7%
Dividend yield                             0%           0%
Expected life                         5 years      5 years
Volatility                                47%          72%

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

 (b) Stock-based compensation (continued)

      As a result of the differing methods of recognizing stock based compensation under U.S. and Canadian GAAP, a charge of $227,401 has been recognized in the Canadian GAAP consolidated financial statements for stock based compensation, and no corresponding amount for stock based compensation has been recognized in the U.S. GAAP consolidated financial statements.

 (c) Comprehensive income

      For US GAAP purposes, the Company reports comprehensive income or loss in accordance with the provisions of SFAS 130, Reporting Comprehensive Income. Under Canadian GAAP Companies do not report comprehensive income. SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The Company had Comprehensive Income under this standard as follows:

      Comprehensive income for the period can be summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                                           2003           2002          2001
                                        -----------    -----------  ------------
Net loss for the year                   $(3,642,743)   $(1,925,606) $(13,893,118)

Other Comprehensive items
   - Translation adjustment                       -              -             -
                                        -----------    -----------  ------------
Comprehensive net income for the year   $(3,642,743)   $(1,925,606) $(13,893,118)
                                        ===========    ===========  ============

 (d) Revenue recognition

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20 "Accounting Changes." For US GAAP purposes the Company adopted SAB 101 for the Company's Year ended December 31, 2000. Based on the Company's interpretation of SAB 101, the Company believes its current revenue recognition policies are consistent with SAB 101 and there has been no additional US GAAP differences as a result of implementing this standard.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                      (EXPRESSED IN UNITED STATES DOLLARS)

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (CONTINUED)

      Statement of Position 97-2 (Software Revenue Recognition) (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by Statement of Position 98-4 (Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition) (SOP 98-4) and Statement of Position 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions) (SOP 98-9). For US GAAP purposes the Company adopted SOP 97-2 effective for the Company's year ended December 31, 1998. Based upon our interpretation of SOP 97-2, SOP 98-4 and SOP 98-9, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2, SOP 98-4, and SOP 98-9. There are no US GAAP differences as a result of adoption of SOP 97-2, SOP 98-4, and SOP 98-9.

 (e) Accounting for derivative instruments and hedging contracts

      For US GAAP purposes, effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and the corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) ("OCI") and are recognized in net earnings
      (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings
      (loss). The adoption of this statement has not had a significant effect on the Company's financial position or results of operations. There have been no US GAAP differences as a result of adoption of this standard.

 (f) Acquisition of subsidiary

      On June 1, 2000 the Company acquired Connectria Corporation, Connectria was subsequently disposed of in July of 2002 (note 2). This transaction has been treated using the purchase method for Canadian GAAP, and using the pooling method for US GAAP. As a result of the acquisition the results of Connectria have been consolidated with the Company as of the date of acquisition under Canadian GAAP, and have been pooled since inception with those of the Company under US GAAP. As a result of the disposition of Connectria all operating results of Connectria have been presented as income (loss) from discontinued operations for both Canadian and US GAAP purposes.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   ------------------------------------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended March 31, 2004

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ------------------ to --------------------.

                         Commission file number 0-28968

                         MDSI MOBILE DATA SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

                 CANADA                                 NOT APPLICABLE
     (Jurisdiction of incorporation)        (I.R.S. Employer Identification No.)
                             10271 SHELLBRIDGE WAY
                          RICHMOND, BRITISH COLUMBIA,
                                 CANADA V6X 2W8
                                 (604) 207-6000

   (Address and telephone number of registrant's principal executive offices)

      Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act. Yes [ ] No [X]

              The number of outstanding shares of the Registrant's
            common stock, no par value, at May 6, 2004 was 8,265,203.

================================================================================

                         MDSI MOBILE DATA SOLUTIONS INC.

                             INDEX TO THE FORM 10-Q
                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2004

                                                                          PAGE
                                                                          ----
PART I - FINANCIAL INFORMATION

   ITEM 1. FINANCIAL STATEMENTS

           Condensed Consolidated Balance Sheets.......................     1

           Condensed Consolidated Statements of Operations.............     2

           Condensed Consolidated Statements of Cash Flows.............     3

           Notes to the Condensed Consolidated Financial Statements....     4

   ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS.........................    10

   ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..    21

   ITEM 4. CONTROLS AND PROCEDURES ....................................    23

PART II - OTHER INFORMATION

   ITEM 1. LEGAL PROCEEDINGS ..........................................    25

   ITEM 5. OTHER INFORMATION ..........................................    25

   ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K............................    26

SIGNATURES ............................................................    28

PART I - FINANCIAL INFORMATION
         ITEM 1. FINANCIAL STATEMENTS

                         MDSI MOBILE DATA SOLUTIONS INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                                                               AS AT
                                                                                      MARCH 31,     DECEMBER 31,
                                                                                    ----------------------------
                                                                                       2004             2003
                                                                                    ------------    ------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                        $ 16,873,805    $ 15,827,043
   Accounts receivable, net
     Trade (net of allowance for doubtful accounts $2,060,844; 2003 - $2,792,415)      9,151,453       8,610,846
     Unbilled                                                                          2,231,492       2,446,271
   Prepaid expenses and other assets                                                   1,295,711       1,838,425
                                                                                    ------------    ------------
                                                                                      29,552,461      28,722,585

CAPITAL ASSETS, NET                                                                    7,736,157       7,990,457
LONG TERM DEFERRED TAXES                                                                 358,640         357,628
                                                                                    ------------    ------------

TOTAL ASSETS                                                                        $ 37,647,258    $ 37,070,670
                                                                                    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                                 $  2,424,709    $  1,786,665
   Accrued liabilities (note 4)                                                        4,679,025       4,677,980
   Income taxes payable                                                                  915,912         917,183
   Deferred revenue                                                                   11,356,876      11,560,446
   Current obligations under capital lease                                             1,124,753       1,204,269
                                                                                    ------------    ------------
                                                                                      20,501,275      20,146,543

OBLIGATIONS UNDER CAPITAL LEASES                                                         697,332         982,016
                                                                                    ------------    ------------
TOTAL LIABILITIES                                                                     21,198,607      21,128,559

STOCKHOLDERS' EQUITY
   Common stock                                                                       44,357,139      44,329,182
   Additional paid-up capital                                                          2,357,128       2,222,128
   Deficit                                                                           (29,575,512)    (29,919,095)
   Comprehensive Income                                                                 (690,104)       (690,104)
                                                                                    ------------    ------------
                                                                                      16,448,651      15,942,111
                                                                                    ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $ 37,647,258    $ 37,070,670
                                                                                    ============    ============

Commitments and Contingencies (note 5)

            See Notes to Condensed Consolidated Financial Statements

                         MDSI MOBILE DATA SOLUTIONS INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                              2004            2003
                                          ------------    ------------
REVENUE
   Software and services                  $  7,481,714    $  7,213,433
   Maintenance and support                   4,302,727       2,817,794
   Third party products and services           866,257       1,852,745
                                          ------------    ------------
                                            12,650,698      11,883,972

DIRECT COSTS                                 6,589,989       5,928,104
                                          ------------    ------------
GROSS PROFIT                                 6,060,709       5,955,868
                                          ------------    ------------
OPERATING EXPENSES
   Research and development                  1,535,344       1,279,026
   Sales and marketing                       2,135,051       2,947,943
   General and administrative                1,753,061       1,570,066
   Strategic Expenses                          350,000              --
                                          ------------    ------------
                                             5,773,456       5,797,035
                                          ------------    ------------
OPERATING INCOME                               287,253         158,833

OTHER INCOME (EXPENSE)                         226,118        (252,619)
                                          ------------    ------------
INCOME (LOSS) FROM BEFORE TAX PROVISION        513,371         (93,786)

PROVISION FOR INCOME TAXES                     169,788          99,262
                                          ------------    ------------
NET INCOME (LOSS) FOR THE PERIOD               343,583        (193,048)

DEFICIT, BEGINNING OF PERIOD               (29,919,095)    (26,276,352)
                                          ------------    ------------

DEFICIT, END OF PERIOD                    $(29,575,512)   $(26,469,400)
                                          ============    ============

EARNINGS (LOSS) PER COMMON SHARE

   BASIC                                  $       0.04           (0.02)
                                          ============    ============
   DILUTED                                $       0.04           (0.02)
                                          ============    ============

            See Notes to Condensed Consolidated Financial Statements

                         MDSI MOBILE DATA SOLUTIONS INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED MARCH 31,
                                                                    ----------------------------
                                                                        2004            2003
                                                                    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) for the period                                  $    343,583    $   (193,048)
  Items not affecting cash:
     Depreciation                                                        579,061         730,761
     Deferred income taxes                                                (1,012)              -
     Stock based compensation charge                                     135,000               -
     Changes in non-cash operating working capital items (note 6)        651,134       1,814,169
                                                                    ------------    ------------

  Net cash provided by operating activities                            1,707,766       2,351,882
                                                                    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Common Shares                                               27,957          73,067
  Repayment of capital leases                                           (364,200)       (470,557)
                                                                    ------------    ------------

  Net cash used in financing activities                                 (336,243)       (397,490)
                                                                    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of capital assets                                         (324,761)       (422,093)
                                                                    ------------    ------------

  Net cash used in investing activities                                 (324,761)       (422,093)
                                                                    ------------    ------------

NET CASH INFLOW                                                        1,046,762       1,532,299

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        15,827,043      11,016,945
                                                                    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                            $ 16,873,805    $ 12,549,244
                                                                    ============    ============

            See Notes to Condensed Consolidated Financial Statements

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   Basis of presentation

            These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and pursuant to the instructions of the United States Securities and Exchange Commission Form 10-Q and
            Article 10 of Regulation S-X.

            While these financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim period, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report of MDSI Mobile Data Solutions Inc. (the "Company" or "MDSI") filed on Form 10-K for the year ended December 31, 2003.

      (b)   Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, amortization, determination of the net recoverable value of assets, revenue recognized on long term contracts, taxes and contingencies. Actual results could differ from those estimates.

      (c)   Revenue Recognition

            We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," SAB No. 104, "Revenue Recognition," and other authoritative accounting literature. We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

            We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements under SOP 81-1 using the percentage of completion method of contract accounting.

          License Fees and Professional Services

            Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (c)   Revenue recognition (continued)

            We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated man-days to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

            We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

            Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

          Maintenance Revenue

            Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

            Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we defer a portion of the supply agreement fee, based on vendor specific objective evidence of the value of these services, and recognize the deferred amount as revenue pro rata over the warranty period.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (c) Revenue recognition (continued)

          Third party products and services

            Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product. The recognition of gross revenue is in accordance with criteria established in Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

            On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, in accordance with criteria established in EITF 99-19 (as described above), the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, we ultimately manage the engagement.

      (d)   Recently issued accounting standards

            In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition", which supercedes Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of Emerging Issues Task Force 00-21 ("EITF 00-21"), "Accounting for Revenue Arrangements with Multiple Deliverables." SAB 104 also incorporated certain sections of the SEC's "Revenue Recognition in Financial Statements -- Frequently Asked Questions and Answers" document. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have an impact on the consolidated financial statements.

      (e)   Stock-based compensation

            The Company accounts for stock-based compensation using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common share over the exercise price of the common stock option at the date granted.

            The following pro forma financial information presents the net loss for the quarter and loss per common share had the Company adopted Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation.

                                                THREE MONTHS ENDED MARCH 31,
                                                ----------------------------
                                                   2004             2003
                                                -----------    -------------
Net income (loss) for the period                $   103,502    $  (537,504)
                                                -----------    -----------
Basic and fully diluted loss per common share   $      0.01    $     (0.07)
                                                ===========    ===========

            Using the fair value method for stock-based compensation, additional compensation costs of approximately $240,081, would have been recorded for the three months ended March 31, 2004 (2003 - $344,456). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of four years, average life of the option of 5 years, a weighted average annualized volatility of the Company's share price of 47% and a weighted average annualized risk free interest rate of 1.1%.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

2.    SEGMENTED INFORMATION

            The Company operates in a single business segment, the Field Service business segment.

            The Company earned revenue from sales to customers in the following geographic locations:

                                    THREE MONTHS ENDED
                                         MARCH 31,
                                 -------------------------
                                    2004           2003
                                 -----------   -----------
Canada .......................   $   484,167   $   273,437
United States ................     6,931,318     5,305,338
Europe, Middle East and Africa     5,055,657     6,023,815
Asia and Other ...............       179,556       281,382
                                 -----------   -----------
                                 $12,650,698   $11,883,972
                                 ===========   ===========

            Major customers

            During the three months ended March 31, 2004 revenue from two customers accounted for approximately 18.2% and 13.1%, respectively, of total revenue. For the three months ended March 31, 2003 revenue from two customers accounted for approximately 20.6% and 9.6%, respectively, of total revenue.

3.    EARNINGS (LOSS) PER COMMON SHARE

            Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. In periods for which there is a reported net loss, potentially dilutive securities have been excluded from the calculation, as their effect would be anti-dilutive.

            The following table reconciles the number of shares utilized in the loss per common share calculations for the periods indicated:

                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                               ---------------------
                                                  2004       2003
                                               ---------   ---------
Weighted average shares outstanding ........   8,226,068   8,185,445
Effect of dilutive securities
  Stock options ..............................   143,886          --
                                               ---------   ---------
Diluted weighted average shares outstanding    8,369,954   8,185,445
                                               =========   =========

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

4.    RESTRUCTURING CHARGE

            During 2001, in response to uncertain economic conditions and poor financial performance, the Company announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs. In connection with the restructuring the Company recorded a charge of $6.1 million. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                       TOTAL
                                                   RESTRUCTURING
                                                      CHARGE
                                                   -------------
Workforce reduction                                 $ 3,375,000
Provision for excess office space                     1,861,000
Non cash write-down of capital assets                   563,780
Other                                                   306,147
                                                    -----------
Total restructuring charges                           6,105,927
Cumulative draw-downs                                (5,283,169)
                                                    -----------
Accrued restructuring charges included in accrued
  liabilities at March 31, 2004                     $   822,758
                                                    ===========

            Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

            The Company has recorded a $1.9 million provision relating to surplus office space under long term leases by the Company at two locations. The Company has incurred approximately $1.1 million of cash costs relating to this provision leaving an accrual of $0.8 million remaining as at March 31, 2004. The Company expects that the charge will be fully drawn down no later than the fourth quarter of 2004.

5.    COMMITMENTS AND CONTINGENCIES

      (a)   Contingency

            From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

      (b)   Commitment

            The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period ending May 2010. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementation services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. The Company's obligation may increase as a result of contract expansions.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)


5.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

      (c)   Indemnifications

            The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

6.    CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS

                                              THREE MONTHS ENDED
                                                  MARCH 31,
                                           --------------------------
                                              2004           2003
                                           -----------    -----------
Accounts receivable                        $  (325,828)   $ 1,140,084
Prepaid expenses and other assets              542,714        425,985
Income taxes payable                            (1,272)        (3,672)
Accounts payable and accrued liabilities       639,090       (803,149)
Deferred revenue                              (203,570)     1,054,921
                                           -----------    -----------
                                           $   651,134    $ 1,814,169
                                           ===========    ===========

7.    STRATEGIC EXPENSES

            Strategic expenses consist of professional fees and expenses associated with investigating potential corporate transactions.

8.    SUBSEQUENT EVENTS

            On April 12, 2004, as a result of the strategic review process, the Company entered into a definitive agreement to be acquired by At Road, Inc. This transaction is subject to certain terms and conditions including shareholder and court approval and is expected to close in the third quarter of 2004.

            The agreement relating to the Company's proposed transaction with At Road, Inc. provides that, on the occurrence of certain events leading to the termination of the agreement, At, Road Inc. will be entitled to this termination fee of between $3.1 million and $4.0 million from the Company.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

      Certain statements in this Quarterly Report on Form 10-Q, including statements regarding the proposed transaction with At Road, Inc. ("@Road") constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MDSI, or developments in MDSI's industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: lengthy sales cycles, the Company's dependence upon large contracts and relative concentration of customers, the failure of MDSI to successfully execute its business strategies, the effect of volatile United States and international economies generally, the threat or reality of war, as well as economic trends and conditions in the vertical markets that MDSI serves, the effect of the risks associated with technical difficulties or delays in product introductions and improvements, product development, product pricing or other initiatives of MDSI's competitors, the possibility that our potential customers will defer purchasing decisions due to economic or other conditions or will purchase products offered by our competitors, the failure of MDSI's security holders, the court or regulatory authorities to approve the @Road transaction, the possibility that customers and suppliers will view the transaction unfavourably and the other risks and uncertainties described in the risk factors attached as Exhibit 99.1 hereto and in other Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

      Unless otherwise noted, all financial information in this report is expressed in the Company's functional currency, United States dollars. See Item 3, "Quantitative and Qualitative Disclosures About Market Risk".

OVERVIEW

      MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems.

      The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, configuration, customization and training; (ii) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts; and (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract.

STRATEGIC TRANSACTION

      During 2003, the Company retained Bear, Stearns & Co. Inc. as financial advisor to the Board of Directors, to assist the Board in evaluating potential business combinations, financings and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value. As a result of this process, on April 12, 2004, the Company signed a definitive combination agreement with @Road providing for the acquisition of the Company by @Road. Under the terms of the combination agreement, Company shareholders will be entitled to receive, at the election of the holder, $9.00 cash (subject to an aggregate maximum of $19.5 million) or
0.75 shares of @Road common stock or (in the case of Company shareholders who are also Canadian residents) equivalent exchangeable shares in a new indirect wholly-owned British Columbia subsidiary of @Road ("Exchangeco") for each Company common share owned. As a result of the transaction, Exchangeco will become the sole owner of the outstanding common shares of the Company, and the Company will become an indirect wholly-owned subsidiary of @Road.

      The transaction is subject to the approval of the Company's shareholders and the Supreme Court of British Columbia, as well as customary closing conditions. The Company anticipates that the transaction will close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe, or at all. See "Forward-Looking Statements" and the risk factors in Exhibit 99.1.

RESTRUCTURING

      The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions, have elected not to purchase the Company's products, or have sought to terminate existing contracts for the Company's products and services. As a result, the Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of facts, particularly the timing and receipt of significant orders. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic and political conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. See "Forward-Looking Statements." Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

      In order to address the uncertainties caused by these economic trends, MDSI announced in 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and were expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. A majority of the savings were realized by reduced salary and payroll costs, and the remaining savings have been realized from the subleasing of excess space, and a reduction in discretionary spending. As a result of the sale of the public safety operations during the second quarter of 2002, the Company exceeded the estimated quarterly savings. There can be no assurance that the workforce reductions and other measures will not have a material adverse affect on the Company's business operations.

      In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                        TOTAL RESTRUCTURING
                                               CHARGE
Workforce reduction                         $ 3,375,000
Provision for excess office space             1,861,000
Non cash write-down of capital assets           563,780
Other                                           306,147
Total restructuring charges                   6,105,927
Cumulative draw-downs                        (5,283,169)
                                            -----------
Total restructuring charges                 $   822,758
                                            ===========

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term leases by the Company at two locations. The Company has incurred approximately $1.1 million of cash costs relating to this provision leaving an accrual of $0.8 million remaining as at March 31, 2004. The Company expects that the provision will be fully drawn down no later than the fourth quarter of 2004.

FIELD SERVICE BUSINESS

      The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the users are rolled out initially, with the balance implemented over a period that may extend up to one year or more. Where increases in mobile workforces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed, which may result in additional revenue for the Company. See "Forward-Looking Statements."

      Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services, which historically has included a warranty period that is generally ninety days in length. These services are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total man days incurred over the total estimated man days to complete the contract.

      The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing at delivery, or after expiration of any warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually, quarterly, or monthly. Revenue for these services is recognized ratably over the term of the contract.

      The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware and software upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract. Also included in third party revenue are reimbursements to the Company for out of pocket expenses incurred on implementation projects performed by the Company. EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses" requires characterization of these expenses as revenue. An equal and offsetting amount of expense is recognized relating to these reimbursements as direct costs.

      The Company believes that it will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

      The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition", which supercedes Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of Emerging Issues Task Force 00-21 ("EITF 00-21"), "Accounting for Revenue Arrangements with Multiple Deliverables." SAB 104 also incorporated certain sections of the SEC's "Revenue Recognition in Financial Statements -- Frequently Asked Questions and Answers" document. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have an impact on the consolidated financial statements.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

      The significant accounting policies are outlined within Note 1 to the Condensed Consolidated Financial Statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. The following items require the most significant judgment and involve complex estimation:

RESTRUCTURING CHARGES

      In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.

ACCOUNTS RECEIVABLE

      The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At March 31, 2004, the allowance for doubtful accounts was $2.1 million. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts.

REVENUE RECOGNITION

      We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," SOP 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," SAB No. 104, "Revenue Recognition," and other authoritative accounting literature. We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

      We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements under SOP 81-1 using the percentage of completion method of contract accounting.

License Fees and Professional Services

      Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

      We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing man-days incurred to date as a percentage of total estimated man-days to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

      We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

      Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

Maintenance Revenue

      Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

      Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result, we defer a portion of the supply agreement fee, based on vendor specific objective evidence of the value of these services, and recognize the deferred amount as revenue pro rata over the warranty period.

Third party products and services

      Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis.

      When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product. The recognition of gross revenue is in accordance with criteria established in Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

      On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, in accordance with criteria established in EITF 99-19 (as described above), the revenue for these implementations and installations is typically recognized on a gross basis. In these cases we ultimately manage the engagement.

INCOME TAXES

      The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other deferred tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.

WARRANTY

      The Company warrants to its customers that its software will be in substantial conformance with its specifications.

INDEMNIFICATION

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

RESULTS OF OPERATIONS

      The Company's net income was $0.3 million for the three months ended March 31, 2004. This compares to a net loss of $0.2 million for the three months ended March 31, 2003. Income increased primarily due to an increase in maintenance and support revenue.

      The following table sets forth, for the periods indicated, certain components of the selected financial data of the Company as a percentage of total revenue:

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                              2004           2003
                                          ------------    ------------
REVENUE
    Software and services                     59.1%          60.7%
    Maintenance and support                   34.0%          23.7%
    Third party products and services          6.9%          15.6%
                                             -----          -----
                                             100.0%         100.0%

DIRECT COSTS                                  52.1%          49.9%
                                             -----          -----
GROSS PROFIT                                  47.9%          50.1%
                                             -----          -----
OPERATING EXPENSES
    Research and development                  12.1%          10.8%
    Sales and marketing                       16.9%          24.8%
    General and administrative                13.9%          13.2%
    Strategic Expenses                         2.8%             -%
                                             -----          -----
                                              45.7%          48.8%
                                             -----          -----
OPERATING INCOME                               2.2%           1.3%

OTHER INCOME (EXPENSE)                         1.8%          (2.1)%
                                             -----          -----
INCOME (LOSS) BEFORE TAX PROVISION             4.0%          (0.8)%

INCOME TAX EXPENSE                             1.3%           0.8%
                                             -----          -----
NET INCOME (LOSS) FOR THE PERIOD               2.7%          (1.6)%
                                             =====          =====

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003

      Revenue. Revenue increased by $0.8 million or 6.5% for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. This increase was primarily due to increases in revenue from maintenance and support services, partially offset by a decrease in revenue from third party products and services during the first quarter of 2004 relative to the same period in 2003.

      Software and services revenue increased by $0.3 million or 3.7% for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. The relatively small increase in revenue was attributable to several significant contracts the Company entered into in 2002. These contracts continue to generate significant revenue for the Company. The Company expects that these contracts will continue to make up a significant portion of revenues over the next several quarters. See "Forward-Looking Statements". While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company anticipates that economic conditions and general trends are likely to continue to have an adverse impact on software and services revenues in future periods. See "Forward-Looking Statements".

      Maintenance and support revenues were $4.3 million for the three months ended March 31, 2004 as compared to $2.8 million for the three months ended March 31, 2003. Maintenance and support revenue increased primarily due to the initiation of several large maintenance contracts in the past year resulting from growth in the Company's installed customer base. Such revenue is expected to fluctuate as it corresponds to the level of services which the Company is engaged to provide in support of its installations.

      Third party products and services revenue decreased by $1.0 million (53.2%) for the three months ended March 31, 2004, compared to the three months ended March 31, 2003. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Not all customers under contract require the provision of third party products and services. As third party product and services historically have lower margins than the Company's other sources of revenue, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another. The Company has agreed to supply a large amount of third party services at no margin which is being recognized on a gross basis, in connection with one particular contract, and therefore expects that future revenues from third party products and services will fluctuate in the near term. For the three months ended March 31, 2004 approximately $0.3 million of these services were provided, as compared to $1.1 million for the three months ended March 31, 2003. See "Forward Looking Statements."

      Direct Costs. Direct costs were 52.1% of revenue for the three months ended March 31, 2004, compared to 49.9% for the three months ended March 31, 2003. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. Direct costs as a percentage of revenue has increased over the comparative period primarily as a result of the Company incurring significant costs to supply maintenance and support services under one contract during the period. The Company has entered into an agreement whereby it has agreed to supply a large amount of third-party services at no margin, in connection with one particular contract. This agreement was in effect for both the three months ended March 31, 2004 and the three months March 31, 2003. As a result, direct costs as a percentage of revenue have increased over historical levels, and are consistent for the comparative periods. The Company expects that direct costs as a percentage of revenue will remain relatively consistent with the current period in the near term. See "Forward-Looking Statements."

      Gross Margins. Gross margins were 47.9% of revenue for the three months ended March 31, 2004, compared to 50.1 for the three months ended March 31, 2003. Gross margins were lower during the current period primarily due to higher direct costs relating to one specific maintenance and support agreement during the current period. The Company has agreed to supply a large amount of third-party services at no margin. As a result the Company expects that in the near term that its gross margins as a percentage of revenue will remain below historical levels and consistent with the current period. "See "Forward-Looking Statements."

      Research and Development. Research and development expenses were $1.5 million, or 12.1% of revenue, for the three months ended March 31, 2004, compared to $1.3 million, or 10.8% of revenue, for the three months ended March 31, 2003. The increase in research and development expenses is a result of the Company's commitment to enhance and develop functionality in its Advantex r7 product. The Company intends to continue committing a significant portion of its product revenues to enhance existing products and develop new products. See "Forward-Looking Statements".

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003 (CONTINUED)

      Sales and Marketing. Sales and marketing expenses were $2.1 million, or 16.9% of revenue for the three months ended March 31, 2004, compared to $2.9 million, or 24.8% of revenue, for the three months ended March 31, 2003. Sales and marketing expenses in the first quarter of 2004 decreased by approximately $0.8 million compared to the same period of 2003. The decrease in expenditures in the current period was due to personnel reductions and reductions to related expenses in the current year as compared to the prior year. See "Forward-Looking Statements". The Company anticipates that its sales and marketing expenses will continue to be significant as a result of the Company's commitment to its international marketing efforts and attempts to penetrate additional markets for its products. See "Forward-Looking Statements".

      General and Administrative. General and administrative expenses were $1.8 million, or 13.9% of revenue, for the three months ended March 31, 2004, compared to $1.6 million, or 13.2% of revenue, for the three months ended March 31, 2003. General and administrative expenses remained relatively consistent with the comparative period as a result of cost control efforts initiated by the Company. The Company expects that in the near future, general and administrative expenditures will remain relatively consistent with current levels. See "Forward-Looking Statements".

      Strategic expenses. Strategic expenses were approximately $0.4 million, or 2.8% of revenue, for the three months ended March 31, 2004. The Company did not incur any strategic expenses in the three months ended March 31, 2003. Strategic expenses consisted of professional fees and expenses associated with investigating potential corporate transactions. On April 12, 2004, as a result of the strategic review process, the Company entered into a definitive agreement to be acquired by At Road, Inc. This transaction is subject to certain terms and conditions including shareholder and court approval and is expected to close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe or at all. See "Forward-Looking Statements" and the risk factors in Exhibit 99.1.

      Other Income (Expense). Other income (expense) was $0.2 million for the three months ended March 31, 2004 as compared to $(0.3) million for the three months ended March 31, 2003. Substantially all of other income (expense) relates to fluctuations in the currencies of the Company's foreign operations, interest income on cash and short term deposits, and interest expense on short-term borrowings under the line of credit and capital lease obligations. In particular the U.S. dollar strengthened during the current period and the Company's foreign denominated liabilities decreased in value which when reflected in U.S. dollars caused an unrealized foreign exchange gain.

      Income Taxes. The Company provided for income tax recovery on income (losses) for the three months ended March 31, 2004 and 2003 at rates of 33.1% and (105.8%) respectively. The Company's effective tax rate reflects the blended effect of Canadian, U.S., and other foreign jurisdictions' tax rates.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has financed its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At March 31, 2004, the Company had cash and cash equivalents of $16.9 million and working capital of $9.1 million.

      Cash provided by operating activities was $1.7 million for the three months ended March 31, 2004 compared to $2.4 million for the three months ended March 31, 2003. The net inflow of cash from operating activities, after adding back depreciation and amortization of $0.6 million and stock based compensation of $0.1 million, is due to a net decrease in non-cash working capital items of $0.7 million and net income of $0.3 million for the three months ending March 31, 2004. The net decrease in non-cash operating working capital items is due primarily to a net decrease in unbilled trade receivables partially offset by an increase in trade accounts receivable and a decrease in deferred revenue. The decrease in unbilled trade receivables and deferred revenue are due to timing differences arising between revenue recognition and billing milestones in multiphase projects. The increase in trade receivables is a result of increased billings during the three months ended March 31, 2004.

      The Company maintains as at March 31, 2004 a provision of $2.1 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however, due to uncertainty with regards to ultimate collection, the Company determined that it would be prudent to maintain an allowance to address this uncertainty.

      Cash used by financing activities of $336,000 during the three months ended March 31, 2004 primarily relates to $364,000 in repayments of capital leases made during the quarter, partially offset by proceeds of $28,000 from the issuance of shares under the employee share purchase plan. The capital leases are to be repaid over a 36 month period ending December 22, 2006, bear interest at various interest rates to a maximum of approximately 9% and are secured by certain computer hardware and software assets of the Company.

      Cash used in investing activities was $0.3 million for the three months ended March 31, 2004 as compared to $0.4 million for the three months ended March 31, 2003. Total investing activity during the three months ended March 31, 2004 consisted of $0.3 million in purchases of capital assets. Purchases of capital assets include computer hardware and software for use in implementation activities. Investing activities in 2003 also related to purchases of capital assets.

      Existing sources of liquidity at March 31, 2004 include $16.9 million of cash and cash equivalents and additional funds available under the Company's operating line of credit. At March 31, 2004, the Company's borrowing capacity under the line of credit was up to $10 CDN million. Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At March 31, 2004, the Company was not using this line of credit, other than to secure performance guarantees.

      The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity. See Forward "Looking Statements" and the risk factors in Exhibit 99.1.

      The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders. See "Forward Looking Statements".

      As at March 31, 2004 the Company had the following contractual obligations and commercial commitments:

                                            PAYMENTS DUE BY PERIOD
                    --------------------------------------------------------------------
   CONTRACTUAL                   Less Than One
   OBLIGATIONS        Total           Year       1-3 Years    4-5 Years    After 5 Years
-----------------   ----------   -------------   ----------   ----------   -------------
  Capital Lease
   Obligations      $1,856,595    $1,100,701     $  755,894            -         -
Operating Leases    $6,272,003    $1,800,730     $2,438,876   $2,032,397         -
Total Contractual
   Obligations      $8,128,599    $2,901,432     $3,194,770   $2,032,397         -

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period ending May 2010. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. The Company's obligation may increase as a result of contract expansions.

      In addition to these commercial commitments the Company has also provided letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192) expiring October 1, 2004. The
Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

STRATEGIC TRANSACTION TERMINATION FEE

      On April 12, 2004, the Company entered into a definitive agreement to be acquired by @Road, Inc. This transaction is subject to shareholder and court approval and is expected to close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe, or at all. See "Forward-Looking Statements" and the risk factors in Exhibit 99.1.

      The agreement relating to the Company's proposed transaction with @Road provides that, on the occurrence of certain events leading to the termination of the agreement, @Road will be entitled to a termination fee of $4.0 million from the Company. These events include circumstances where (i) the Company's Board of Directors has withdrawn, modified or changed in a manner adverse to @Road its recommendation to the Company's shareholders in favor of the proposed transaction, or (ii) the Board of Directors has supported a competing transaction, or (iii) the Company enters into a letter of intent or similar document regarding a competing transaction, or (iv) the Company breaches its agreement not to solicit competing transactions, or (v) a competing tender or exchange offer is made and the Board of Directors fails to timely recommend rejection of the offer. The Company will be required to pay @Road a termination fee of $3.1 million if the Company's security holders do not approve the transaction, and prior to termination of the agreement with @Road a competing offer is announced, and within 12 months following the termination of the agreement with @Road, the Company consummates a competing transaction or enters into an agreement for a competing transaction. In no event will more than one termination fee be payable. If the Company becomes obligated to pay the termination fee, it must pay the termination fee in immediately available funds and, generally, within one business day of demand by @Road.

      Any requirement to pay the $4.0 million or $3.1 million termination fee would adversely impact the Company's cash and cash equivalents and the Company's financial position and could impact the Company's ability to fund its current level of operations. Although the Company believes its existing cash and cash equivalents will be sufficient to pay the termination fee, if required, the Company may be required to or may elect to borrow against its existing line of credit, raise additional capital through debt or equity financings, or reduce operating expenditures in order to pay the termination fee or to strengthen the Company's cash position after such payment.

DERIVATIVE FINANCIAL INSTRUMENTS

      The Company generates a significant portion of its sales from customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidiary and are typically denominated in either U.S. dollars or Euros. The Company also incurs a significant portion of expenses outside the United States, principally in Canada and Europe, which are typically denominated in Canadian dollars, Euros or British pounds. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

      The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at March 31, 2004 and March 31, 2003, the Company had no foreign currency forward contracts outstanding.

OFF-BALANCE SHEET TRANSACTIONS

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 3.  QUANTITIATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates. We do not hold or issue financial instruments for trading purposes.

FOREIGN CURRENCY RISK

      We conduct business on a global basis in international currencies. As such, we are exposed to adverse or beneficial movements in foreign exchange rates. The majority of our sales are denominated in U.S. dollars, the functional currency of our domestic operations and the currency in which we report our financial statements. We also conduct a portion of our sales in currencies other than the U.S. dollar, including the British pound and Euro.

      We are exposed to foreign exchange fluctuations as the financial results of our foreign subsidiaries are translated into U.S. dollars on consolidation. All translation gains and losses are included in the determination of net income
(loss). As exchange rates vary, these results when translated may impact our overall expected financial results. We also have exposure to foreign currency rate fluctuations when we translate cash from one currency into another to fund operational requirements. In addition, we have exposure to the change in rates as the result of timing differences between expenses being incurred and paid. As exchange rates vary, we may experience a negative impact on financial results.

      We have evaluated our exposure to foreign currency risk and have determined that while we have a degree of exposure to the Euro and British pound, our most significant operating exposure to foreign currencies at this time is to the Canadian dollar. In certain historical periods, the strengthening of the Canadian dollar has negatively affected our operating results.

      As of March 31, 2004, the potential reduction in future earnings from a hypothetical instantaneous 10% change in quoted foreign currency exchange rates applied to our foreign currency sensitive contracts and assets would be approximately $3.5 million. The foreign currency sensitivity model is limited by the assumption that all foreign currencies, to which the Company is exposed, would simultaneously change by 10%. Such synchronized changes are unlikely to occur. The sensitivity model does not include the inherent risks associated with anticipated future transactions denominated in foreign currencies or future forward contracts entered into for hedging purposes.

      To minimize the risk associated with the effects of certain foreign currency exposures, we occasionally use foreign currency forward exchange contracts. We do not use forward contracts for trading or speculative purposes. From time to time we may also purchase Canadian dollars in the open market and hold these funds in order to satisfy forecasted operating needs in Canadian dollars

      At March 31, 2004 and March 31, 2003, we had no outstanding currency forward exchange contracts, and during the three months ended March 31, 2004 and March 31, 2003, we did not enter into any forward exchange contracts. We therefore did not record any gain or loss as a result of these contracts for the three months ended March 31, 2004 or March 31, 2003.

INTEREST RATE RISK

      Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. The investment of cash is regulated by our investment policy of which the primary objective is the security of principal. Among other selection criteria, the investment policy states that the term to maturity of investments cannot exceed one year in length. We invest our cash in a variety of short-term financial instruments, including government bonds, commercial paper and money market instruments. Our portfolio is diversified and consists primarily of investment grade securities to minimize credit risk. These investments are typically denominated in U.S. dollars. Cash balances in foreign currencies are operating balances and are only invested in demand or short-term deposits of the local operating bank. We do not use derivative financial instruments in our investment portfolio.

      Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted because of a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations because of changes in interest rates or we may suffer losses in principal if forced to sell securities that have seen a decline in market value because of changes in interest rates.

      While interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of these financial instruments. Our interest income and interest expense are most sensitive to the general level of interest rates in Canada and the United States. Sensitivity analysis is used to measure our interest rate risk. Based on analysis of our balances as of March 31, 2004, a 100 basis-point adverse change in interest rates would not have a material effect on our consolidated financial position, results of operation, or cash flows.

      The Company does not have any material exposure to commodity risks. The Company is exposed to economic and political changes in international markets where the Company competes such as inflation rates, recession, foreign ownership restrictions and other external factors over which the Company has no control; domestic and foreign government spending, budgetary and trade policies.

ITEM 4.  CONTROLS AND PROCEDURES

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

      While preparing the Company's Form 10-Q for the third quarter of 2003, the Company, in consultation with its independent auditors, determined that the Company had inappropriately allocated contracted fees between software and implementation services and maintenance and support services with respect to certain of its software and implementation contracts. The Company announced on November 17, 2003 its intention to restate certain of its financial statements. Senior members of the Company's accounting group then reviewed and analyzed the Company's active and completed software and implementation contracts in order to determine the appropriate revenue recognition treatment for each existing contract. As a result of this extensive review, the Company announced on February 26, 2004 its intention to restate the Company's annual financial statements for the fiscal years ended December 31, 1998 to 2002 and for the first three quarters of fiscal 2003.

      On March 30, 2004, the Company filed an amended annual report on Form 10-K/A for the fiscal year ended December 31, 2002 containing restated audited consolidated financial statements and amended quarterly reports on Form 10-Q/A for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 containing restated unaudited condensed consolidated financial statements. The Company did not file amended annual reports for the fiscal years ended December 31, 2001, 2000, 1999 or 1998.

      In connection with the contract review and restatements, the Company, together with its independent auditors, identified certain areas in which the Company could improve its internal control over financial reporting. The Company had implemented internal control over financial reporting to review and evaluate its software and implementation contracts to determine the appropriate revenue recognition accounting treatment for such contracts in accordance with U.S. generally accepted accounting principles. Notwithstanding this internal control over financial reporting, the Company, in consultation with its independent auditors, determined that its analysis of the terms included in the Company's software and implementation contracts had resulted in the Company's revenue recognition for such contracts being inappropriate under U.S. generally accepted accounting principles.

      As a result of the contract review and restatements, the Company has undertaken certain steps to strengthen the Company's internal control over financial reporting in order to prevent future recurrences. These steps include implementing a formal contract review checklist for each new contract, a thorough review and analysis of new software and implementation contracts by senior members of the Company's accounting group, a determination of the appropriate revenue recognition treatment for each new contract by senior members of the accounting group, revisions to the Company's standard contractual wording, improving communication between the various functional groups within the Company (namely sales, implementation, accounting and legal) at both the contract negotiation and execution level and at the implementation level, requiring any exceptions to the Company's standard contractual wording to be approved at a senior management level and review by management of any unusual terms which may impact its historical practice of accounting for revenue. The Company's management plans to undertake a further review and assessment of the Company's internal control over financial reporting in light of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC thereunder, which the SEC currently plans to implement for accelerated filers for fiscal years ending on or after November 15, 2004 and for non-accelerated filers for fiscal years ending on or after July 15, 2005. As of the date of this report, the Company is not an accelerated filer and, accordingly, the Company expects these additional requirements to apply to the Company for its fiscal year ended December 31, 2005. The Company's management may recommend and the Company may implement additional changes in the Company's internal control over financial reporting pursuant to this review. In light of these additional SEC requirements and the Company's current level of activities, the Company is evaluating the level of staffing of its finance group.

      Except as described in the foregoing paragraphs, no changes were made in the Company's internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

      In connection with the filing of this quarterly report on Form 10-Q, the Company's management, with the participation of the Company's Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report (the "Evaluation Date").

      Based upon the evaluation described above, the Chief Executive Officer and Chief Financial Officer concluded that as of the Evaluation Date, subject to the matters discussed above under "Changes in Internal Control Over Financial Reporting", with respect to the Company's internal accounting controls, the Company's disclosure controls and procedures were effective in timely alerting them to the material information relating to the Company (or its consolidated subsidiaries) required to be included in reports that the Company files or submits under the Exchange Act.

NOTE REGARDING CONTROL LIMITATIONS

      The Company's management, including the Chief Executive Officer and Chief Financial Officer, does not expect that the Company's disclosure controls and procedures or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake, such as the error that led to the Company's restatements. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II - OTHER INFORMATION

      ITEM 1. LEGAL PROCEEDINGS

      Mobile Data Solutions Inc. v. Citizens Telecom Services Co., L.L.C. - U.S. District Court, Texas District Court Collin County - 366 Judicial District (Docket No. 366-01914-00). On February 2, 2004, MDSI and Citizens settled this lawsuit. Under the settlement agreement, each company has fully discharged the other from all outstanding legal claims without further financial compensation.

      From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

      FOR ITEMS 2, 3 AND 4 THERE WAS NO REPORTABLE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2004.

      ITEM 5. OTHER INFORMATION

      On April 12, 2004, the Company entered into a definitive agreement to be acquired by @Road. This transaction is subject to shareholder and court approval and is expected to close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe, or at all. The Company filed a Form 8-K on April 27, 2004 including a summary of the definitive agreement and a copy of the definitive agreement, without exhibits. A copy of the definitive agreement, including exhibits, is being filed as Exhibit
10.23 to this report. For certain risks relating to the transaction, see "Forward-Looking Statements", the section entitled "Liquidity and Capital Resources" in Part I, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations included in this report, and the risk factors included in Exhibit 99.1 to this report.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

      (a)   Exhibits

 EXHIBIT
 NUMBER                                                    DESCRIPTION
------------   ---------------------------------------------------------------------------------------------------------
 2.1(3)        Agreement and Plan of Merger dated April 17, 1997 among the Company, MDSI Acquisition Corp., Alliance,
                 Geoffrey Engerman and Doug Engerman
 3.1(1)        Articles of Incorporation of the Company
 3.2(1)        Articles of Amendments of the Company
 3.3(1)        By-laws of the Company
 4.1(1)        Form of Common Share Certificate
 4.2(10)       Shareholder Rights Plan Agreement made as of December 17, 2003 between the Company and Computershare
                 Trust Company of Canada
10.1(2)(3)     2000 Stock Option Plan
10.2(1)        Form of Indemnification Agreement between the Company and certain officers of the Company
10.3(1)        Lease dated September 25, 1997 between Sun Life Assurance Company of Canada and the Company
10.4(4)        Lease dated October 12, 2001 between Crown Diversified Industries Corporation and Connectria Corporation
                 a subsidiary of the Company
10.5(4)        Amending Agreement dated December 1, 1998 between Sun Life Assurance Company of Canada and the Company
10.6(2)(5)     Employment Agreement dated January 2, 2002 between the Company and Verne Pecho
10.7(2)(6)     2002 Stock Purchase Plan
10.8(7)        Exchange Agreement dated as of June 26, 2002 among the Company, Connectria Corporation, Richard S.
                 Waidmann and Eric Y. Miller
10.9(7)        Amendment to Exchange Agreement dated as of June 30, 2002 among the Company, Connectria Corporation,
                 Richard S. Waidmann and Eric Y. Miller
10.10(7)       Warrant dated as of June 29, 2002 to purchase 50,380 shares of Series A Nonvoting Preferred Stock of
                 Connectria Corporation
10.11(7)       $250,000 Promissory Note dated as of June 30, 2002 made by Connectria Corporation in favor of the Company
10.12(7)       Security Agreement dated as of June 30, 2002 between Connectria Connectria and the Company
10.13(2)(8)    Employment Agreement dated January 1, 1999 between the Company and Glenn Y. Kumoi
10.14(2)(8)    Settlement Agreement dated May 31, 2002 between the Company and Gene Mastro*
10.15(2)(9)    Employment Agreement dated August 1, 2003 between the Company and Peter Hill Rankin
10.16(2)(9)    Employment Agreement dated September 3, 2003 between the Company and Glenn Kumoi
10.17(2)(9)    Employment Agreement dated September 4, 2003 between the Company and Erik Dysthe
10.18(2)(9)    Employment Agreement dated August 20, 2003 between the Company and Joo-Hyung (Tommy) Lee
10.19(2)(11)   Settlement Agreement dated January 7, 2004 between the Company and Walter J. Beisheim
10.20(2)(11)   Employment Agreement dated August 18, 1997 between the Company and Poul Kvist
10.21(2)(11)   Employment Agreement dated October 21, 2002 between the Company and Rob Owen
10.22(2)(11)   Settlement Agreement dated October 30, 2003 between the Company and Rob Owen
10.23          Combination Agreement dated as of April 12, 2004 among At Road, Inc., Orion Exchange Co. Ltd. and the
                 Company
14.1(11)       Code of Ethics
31.1           Section 302 Certification of Chief Executive Officer
31.2           Section 302 Certification of Chief Financial Officer
32.1           Section 906 Certification of Chief Executive Officer
32.2           Section 906 Certification of Chief Financial Officer
99.1           Risk Factors

(1) Previously filed as exhibits with the same corresponding number with the Registrants' Registration Statement on Form F-1 (Registration No. J33-5872) and amendments numbers 1 and 2 thereto, filed with the Securities and Exchange Commission on October 28, 1996, November 13, 1996 and November 25, 1996, respectively.

(2) This document has been identified as a management contract or compensatory plan or arrangement.

(3) Previously filed as exhibits with the Registrant's Registration Statement on Form S-8 filed on November 22, 2000.

(4) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2001.

(5) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended March 31, 2002.

(6) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended June 30, 2002.

(7) Previously filed as exhibits with the Registrant's Form 8-K filed on August 14, 2002.

(8) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2002.

(9) Previously filed as exhibits with the Registrant's Form 10-Q for the quarterly period ended September 30, 2003.

(10) Previously filed as exhibits with the Registrant's Form 8-K filed on December 18, 2003.

(11) Previously filed as exhibits with the Registrant's Form 10-K for the year ended December 31, 2003.

* Confidential portions of this exhibit have been omitted and filed separately with the Commission pursuant to an application for Confidential Treatment under Rule 24b-2 promulgated under the Securities Exchange act of 1934, as amended.

            (b)   Reports on Form 8-K

                  The Company furnished a Form 8-K on February 3, 2004 pursuant to Item 9 regarding the settlement of the Citizens litigation. The Company furnished a Form 8-K on February 27, 2004 pursuant to Item 9 attaching the Company's earnings release for the 2003 fiscal year and a press release regarding the restatement of the Company's financial statements as further described in Part II, Item 4, Controls and Procedures, within this quarterly report. The information furnished by the Company in a Form 8-K pursuant to Item 9 shall not be deemed to be filed pursuant to the Exchange Act.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             MDSI MOBILE DATA SOLUTIONS INC.

Date:  May 12, 2004      By: /s/  Erik Dysthe
                             ---------------------------------------------------
                             Name: Erik Dysthe
                             Title: President, Chief Executive Officer,
                                    Chairman of the Board and Director

Date:  May 12, 2004      By: /s/  Verne D. Pecho
                             ---------------------------------------------------
                             Name: Verne D. Pecho
                             Title: Vice President Finance & Administration
                                    and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                                                    EXHIBIT 31.1

                                 CERTIFICATIONS

      I, Erik Dysthe, President, Chief Executive Officer, Chairman of the Board and Director of MDSI Mobile Data Solutions Inc., certify that:

      1. I have reviewed this Quarterly Report on Form 10-Q of MDSI Mobile Data Solutions Inc.;

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

      5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

      Date: May 12, 2004

                                            /s/  Erik Dysthe
                                            -----------------------------------
                                            Erik Dysthe
                                            President, Chief Executive Officer,
                                            Chairman of the Board and Director

                                 CERTIFICATIONS

                                                                    EXHIBIT 31.2

      I, Verne D. Pecho, Vice President Finance & Administration and Chief Financial Officer of MDSI Mobile Data Solutions Inc., certify that:

      1. I have reviewed this Quarterly Report on Form 10-Q of MDSI Mobile Data Solutions Inc.;

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

      4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

      5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

      Date: May 12, 2004

                               /s/  Verne D. Pecho
                               -------------------------------------------------
                               Verne D. Pecho
                               Vice President Finance & Administration and Chief Financial Officer

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. Section 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of MDSI Mobile Data Solutions Inc. (the "Company") on Form 10-Q for the quarter ended March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Erik Dysthe, the President, Chief Executive Officer, Chairman of the Board and Director of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                            /s/  Erik Dysthe
                                            -----------------------------------
                                            President, Chief Executive Officer,
                                            Chairman of the Board and Director
                                            May 12, 2004

                                                                    EXHIBIT 32.2

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. Section 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of MDSI Mobile Data Solutions Inc. (the "Company") on Form 10-Q for the quarter ended March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Verne
D. Pecho, the Vice President Finance & Administration and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                      /s/  Verne D. Pecho
                                      ---------------------------------------
                                      Vice President Finance & Administration
                                      and Chief Financial Officer
                                      May 12, 2004

                                                                    EXHIBIT 99.1

               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, MDSI has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

      When evaluating MDSI's business, you should consider:

   -  all of the information in this quarterly report on Form 10-Q;

   - the risk factors described in the Company's annual report for the year ended December 31, 2003 filed with the Securities and Exchange Commission; and

   -  the risk factors described below.

RISK FACTORS

      The Company's business is subject to the following risks. These risks could cause actual results to differ materially from results projected in any forward-looking statement in this report.

ANY FAILURE TO OBTAIN SECURITYHOLDER OR COURT APPROVAL, OR TO MEET OR WAIVE CLOSING CONDITIONS MAY PREVENT THE TRANSACTION WITH @ROAD FROM BEING COMPLETED, WHICH MAY ADVERSELY AFFECT THE COMPANY'S FINANCIAL POSITION AND SHARE PRICE

      The completion of the transaction pursuant to which At Road Inc. ("@Road") through its indirect wholly-owned subsidiary, Orion Exchangeco, Ltd., has proposed to acquire all the outstanding shares of the Company is subject to a number of risks, including that the Company's securityholders will not approve the transaction, that the Supreme Court of British Columbia will not approve the transaction, that the Company will be unable to satisfy or obtain a waiver of other conditions precedent, including the continued accuracy of the Company's representations and warranties in the arrangement agreement and receipt of certain third party consents. The arrangement agreement also contains conditions in favor of @Road that include the Company maintaining net working capital of at least $6,500,000, the Company being in compliance in all material respects with its covenants under the agreement and that the holders of not more than 5% of the Company's issued and outstanding common shares shall have exercised and not withdrawn dissent rights in relation to the transaction. Any failure to complete the transaction may adversely impact the Company's share price.

      On the occurrence of certain events, @Road will be entitled to a termination fee of $4.0 million from the Company. These events include circumstances where (i) the Company's Board of Directors has withdrawn, modified or changed in a manner adverse to @Road its recommendation to the Company's shareholders in favor of the proposed transaction, or (ii) the Board of Directors has supported a competing transaction, or (iii) the Company enters into a letter or intent or similar document regarding a competing transaction, or (iv) the Company breaches its agreement not to solicit competing transactions, or (v) a competing tender or exchange offer is made and the Board of Directors fails to timely recommend rejection of the offer. The Company will be required to pay @Road a termination fee of $3.1 million if the Company's security holders do not approve the transaction, and prior to termination of the agreement with @Road a competing offer is announced, and within 12 months following the termination of the agreement with @Road, the Company consummates a competing transaction or enters into an agreement for a competing transaction. In no event will more than one termination fee be payable. If the Company becomes obligated to pay the termination fee, it must pay the termination fee in immediately available funds and, generally, within one business day of demand by @Road.

      Any requirement to pay the $4.0 million or $3.1 million termination fee would adversely impact the Company's cash and cash equivalents and the Company's financial position and could impact the Company's ability to fund its current level of operations. If the Company is required to pay the termination fee, the Company may be required to or may elect to borrow against its existing line of credit, raise additional capital through debt or equity financings, or reduce operating expenditures in order to pay the termination fee or to strengthen the Company's cash position after such payment.

COMPLETION OF THE @ROAD TRANSACTION MAY BE MET WITH UNFAVOURABLE REACTION FROM THE COMPANY'S AND @ROAD'S PARTNERS, CUSTOMERS OR KEY EMPLOYEES

      The Company's and @Road's current or prospective business partners, joint venture partners, service or equipment suppliers or customers may, in response to the announcement or completion of the proposed acquisition by @Road, delay or cancel purchasing decisions or decisions relating to joint ventures, contracts or other business alliances. There can be no assurance that there will be no delay or cancellation by these parties, any of which could have a material adverse effect on the business of either or both companies and the combined company following the transaction. In addition, key employees of both companies may feel that the proposed transaction poses uncertainties that cause them to leave the company, which could have a material adverse effect on the business of either or both companies and the combined company.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

      The Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant orders, the timing of completion of contracts, increased cost in the completion of contracts, increased competition, regulatory and other developments in the Company's vertical markets, changes in the demand for the Company's products and services, the cancellation of contracts, difficulties in collection of receivables, the timing of new product announcements and introductions, difficulties encountered in the protection of intellectual property rights, changes in pricing policies by the Company and its competitors, delays in the introduction of products or enhancements by the Company, expenses associated with the acquisition of products or technology from third parties, the mix of sales of the Company's products and services and third party products, seasonality of customer purchases, personnel changes, political and economic uncertainty, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

      The Company believes that economic and political developments and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess of supply in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse affect on the financial condition of energy and utility companies in certain geographical areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions or have sought to terminate existing contracts for the Company's products and services. While the Company believes that economic and political conditions in certain of its vertical markets show signs of improvement, the Company believes that economic conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

      The Company relies upon its ability to implement and integrate mobile workforce management solutions on schedule and to the satisfaction of its customers. The Company from time to time has experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis, delays caused by customers and development delays. Because the Company currently recognizes revenue on a percentage of completion method, delays in completion of certain contracts have caused delays in recognition of revenue and, consequently, unanticipated fluctuations in quarterly results. There can be no assurance that the Company will be able to complete current projects or implement future systems on a timely and cost effective basis or that delays will not result in cancellations of contracts or result in the imposition of substantial penalties. Any such material delay, cancellation or penalty could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

      Because the Company is unable to forecast with certainty the receipt of orders for its products and services and the Company's expense levels are relatively fixed and are based, in part, upon its expectation of future revenue, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of the Company's expenses vary with its revenue.

      Based upon all of the foregoing factors, the Company believes that its quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance. The Company may also choose to reduce prices or increase spending in response to competition, or to pursue new market opportunities. See "Forward-Looking Statements". If new competitors, technological advances by existing competitors or other competitive factors require the Company to reduce its prices or invest significantly greater resources in research and development efforts, the Company's operating results in the future may be adversely affected. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of total revenue or achieve revenue growth on a quarterly or annual basis. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. See "Forward Looking Statements". In such event, the market price of the Company's Common Shares would likely be materially adversely affected.

DEPENDENCE ON THIRD PARTY PRODUCTS AND SERVICES

      Since 1996, the Company has been, and anticipates that from time to time it will be, engaged to provide, in addition to its own products and services, third party hardware, software and services, which the Company purchases from vendors and sells to its customers. For the years ended December 31, 2003, 2002 and 2001, 9.5%, 6.5%, and 5.5% respectively, of the Company's revenue was attributable to third party products and services. As the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large quarterly fluctuations in revenue. See "Forward Looking Statements". In addition, because the Company's gross margins on third party products and services are substantially below gross margins historically achieved on revenue associated with MDSI products and services, large fluctuations in quarterly revenue from the sale of third party products and services will result in significant fluctuations in direct costs, gross profits, operating results, cash flows and other items expressed as a percentage of revenue.

LENGTHY SALES CYCLES FOR ADVANTEX PRODUCTS

      The purchase of a mobile workforce management solution is often a significant purchase decision for prospective customers and requires the Company to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the use and benefits of such systems. Due in part to the significant impact that the application of mobile workforce management solutions has on the operations of a business and the significant commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, the Company's products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on the Company's quarterly financial condition, operating results and cash flows, which may cause such results to be less than the Company's or analysts' expectations. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent quarters may be adversely affected. In particular, due to economic conditions and developments in the Company's core markets, the Company has experienced an increase in the time necessary to complete the negotiation and signing of contracts with some of its customers.

DEPENDENCE ON LARGE CONTRACTS AND CONCENTRATION OF CUSTOMERS

      The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. During the years ended December 31, 2003, 2002, and 2001, approximately 44.3%, 29.1%, and 33.2% respectively, of the Company's consolidated revenue was attributable to five or fewer customers. During the year ended December 31, 2003, TELKOM South Africa Limited accounted for 18.0% of the Company's consolidated revenue and Transco PLC accounted for 17.1% of the Company's consolidated revenue. During the year ended December 31, 2002 TELKOM South Africa accounted for 9.1% of the Company's consolidated revenue. During the year ended December 31, 2001, eircom P.L.C. accounted for 11.6% of the Company's consolidated revenue. The Company believes that revenue derived from current and future large customers will continue to represent a significant portion of its total revenue. See "Forward-Looking Statements". The inability of the Company to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Moreover, the Company's success will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and general economic conditions.

      The size of a contract for a particular customer can vary substantially depending on whether the Company is providing only its own products and services or is also responsible for supplying third party products and services. The Company recognizes revenue using the percentage of completion method, which the Company calculates based on total man days incurred compared to total man days estimated by the Company for completion. Therefore, any significant increase in the costs required to complete a project, or any significant delay in a project schedule, could have a material adverse effect on that contract's profitability and because of the size of each contract, on the Company's overall results of operations. The Company from time to time has also experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis and delays caused by customers. The Company's contracts generally provide for payments upon the achievement of certain milestones. Therefore, any significant delay in the achievement of milestones on one or more contracts would affect the timing of the Company's cash flows and could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Any significant failure by the Company to accurately estimate the scope of work involved, plan and formulate a contract proposal, effectively negotiate a favorable contract price, effectively negotiate the specifications for a workforce management system, properly manage a project or efficiently allocate resources among several projects could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

POTENTIAL FLUCTUATIONS IN BACKLOG

      The Company's backlog consists of a relatively small number of large contracts relating to sales of its mobile workforce management and wireless connectivity software and related equipment and services, and sales of third party products and services. Due to the long, complex sales process and the mix of sales of the Company's products and services and third party products and services, the Company's backlog may fluctuate significantly from period-to-period. In addition, under the terms of the Company's contracts, the Company's customers may elect to terminate their contracts with the Company at any time after notice to the Company or to delay certain aspects of installation. Due to the relative size of a typical contract compared to the Company's annual and quarterly revenue, a termination or installation delay of one or more contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Contracts for software maintenance and support are generally renewable every year and are subject to renegotiation upon renewal. There can be no assurance that the Company's customers will renew their maintenance contracts or that renewal terms will be as favorable to the Company as existing terms.

      The Company believes that volatile economic conditions and reduced capital spending by existing and prospective customers have and may continue to adversely affect demand for the Company's products and services in 2004. In particular, service providers, utilities companies and telecommunications companies in North America have been impacted since the latter half of 2000. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic conditions and general trends are likely to continue to delay purchasing and implementation decisions. If the economic conditions in the United States and Canada worsen or if a global economic slowdown occurs, the Company may experience reduced revenues, increased costs, reduced margins and increased risks associated with the collection of customer receivables, any of which may have a material adverse impact on its business, operating results, cash flows and financial condition.

SEASONAL VARIATIONS IN DEMAND

      Certain of the vertical markets targeted by the Company include industries with implementation requirements that vary seasonally. For example, utility companies in North America generally have decreased implementation activity in winter months when such utilities face their greatest consumer demand. As a result, the Company's results of operations may also vary seasonally, and such variation may be significant.

HISTORY OF LOSSES AND FIXED OPERATING EXPENSES

      As of March 31, 2004, the Company had an accumulated deficit of $29.6 million. There can be no assurance that the Company will realize revenue growth or be profitable on a quarterly or annual basis. The Company plans to continue to allocate significant resources to its operating expenses related to sales and marketing operations, to fund significant levels of research and development, to broaden its customer support capabilities and to maintain its administrative resources. A relatively high percentage of the Company's expenses are fixed in the short term and the Company's expense levels are based, in part, on its expectations of future revenue. To the extent that such expenses precede or are not subsequently followed by increased revenue, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In addition, due to the rapidly evolving nature of its business and markets, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

      While it is expected that the Company's combination with @Road will result in synergies, which in turn will result in the Company's and @Road's improved financial performance, there is no guarantee that the Company or @Road will be profitable in the future.

INTEGRATION OF ACQUISITIONS

      The Company may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to the Company's business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which the Company has no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that any anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and write-off of acquired research and development costs, all of which could materially and adversely affect the Company's financial condition, results of operations and cash flows.

NEW PRODUCT DEVELOPMENT

      The Company expects that a significant portion of its future revenue will be derived from the sale of newly introduced products, including Advantex r7, and from enhancement of existing products. See "Forward-Looking Statements". The Company's success will depend in part upon its ability to enhance its current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. There can be no assurance that the Company will be successful in developing and marketing on a timely and cost-effective basis new products and enhancements that respond to such changing market conditions. If the Company is unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, the Company's business, financial condition, operating results and cash flows could be materially adversely affected. In light of the difficulties inherent in software development, the Company expects that it will experience delays in the completion and introduction of new software products.

MANAGEMENT OF GROWTH AND REDUCTION OF WORKFORCE

      Since its inception, the Company has experienced periods of rapid growth in product sales, personnel, research and development activities, number and complexity of products, the number and geographic focus of its targeted vertical markets and product distribution channels. The total number of employees of the Company has grown from 9 employees in Canada in February 1993 to 330 employees located in Canada, the United States and other international locations at December 31, 2003. The Company has also expanded the geographical areas in which it operates. Such growth may place strains on its management, administrative, operational and financial resources, as well as increased demands on its internal systems, procedures and controls. There can be no assurance that the Company will be able to effectively manage its operations or future growth and expansion into new markets. Failure to do so could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

DEPENDENCE ON KEY PERSONNEL

      The Company's performance and future operating results are substantially dependent on the continued service and performance of its senior management and key technical and sales personnel. Competition for qualified personnel is intense, and in light of the Company's performance there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it will be able to attract or retain highly-qualified technical and managerial personnel in the future if demand for the Company's products and services increase. The loss of the services of any of the Company's senior management or other key employees or the inability to retain the necessary technical, sales and managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows.

DEPENDENCE ON SELECTED VERTICAL MARKETS

      Since its inception, substantially all of the Company's revenue has been derived from the sale of products and services to customers in the utility, telecommunications and cable/broadband markets. The Company anticipates that a significant portion of its revenue will continue to be generated by sales of products and services to these markets. Demand for the Company's services in these markets has fluctuated and is likely to fluctuate in the future. In additions, the Company believes that recent economic developments and trends have adversely affected and may continue to adversely affect levels of capital spending by companies in a variety of industries, including the vertical markets MDSI serves. The Company believes that these and other factors may cause potential and existing customers to delay or defer purchasing decisions or seek to terminate or delay payment under existing contracts for the Company's products and services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts. See "Forward-Looking Statements." A decline in demand for the Company's products in these markets as a result of economic conditions, competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There can be no assurance that the Company will be able to diversify its product offerings or revenue base by entering into new vertical markets or continue to earn revenue in current markets.


DEPENDENCE ON MARKETING RELATIONSHIPS

      The Company's products are marketed by the Company's direct field sales force as well as by third parties that act as lead generators or with whom the Company acts together as a co-marketer or co-seller. The Company's existing agreements with such partners are nonexclusive and may be terminated by either party without cause. Such organizations are not within the control of the Company, are not obligated to purchase products from the Company and may also represent and sell competing products. There can be no assurance that the Company's existing partners will continue to provide the level of services and technical support necessary to provide a complete solution to the Company's customers or that they will not emphasize their own or third-party products to the detriment of the Company's products. The loss of these partners, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers with the technical, industry and application experience required to market the Company's products successfully could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company may enter into certain joint ventures in order to facilitate its expansion into other vertical markets and geographic areas. See "Forward Looking Statements". To the extent that such joint ventures are not successful, there could be a material adverse effect on the Company's business, financial condition, operating results and cash flows.

COMPETITION

      The markets for mobile workforce management applications, wireless connectivity software, mobile data network equipment and mobile computing devices are highly competitive. Numerous factors affect MDSI's competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability on multiple platforms (server, wireless carrier, and mobile workstation), ability to implement mobile workforce management solutions domestically and internationally while meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support. Within these markets, there are a small number of new ventures, either small companies attempting to establish a business in this market or large companies attempting to diversify their product offerings. MDSI expects such competition to intensify as acceptance and awareness of mobile workforce management solutions continue. See "Forward Looking Statements". In addition, a small number of MDSI's potential customers develop software solutions internally, thereby eliminating the requirement for suppliers such as MDSI. Current or potential competitors may establish cooperative arrangements among themselves or with third parties to increase the ability of their products to address customer requirements. Certain of MDSI's competitors have substantially greater financial, technical, marketing and distribution resources than MDSI. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that MDSI will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by MDSI will not materially adversely affect its business, financial condition, operating results and cash flows.

      The Company primarily competes in the utilities market with Utility Partners, L.C., CGI Group Inc. (via its acquisition of Cognicase, Inc., owner of MDSI competitor M3i Systems, Inc.), Intergraph Corporation, Axiom Corporation, Oracle Corporation, Itron Inc. (via its acquisition of e-Mobile Data Inc.) a.p.solve Limited and ViryaNet Ltd. The Company has several competitors in the telecommunications and cable/broadband markets. The Company's primary competitor for telecommunications customers is Telcordia Technologies, Inc., a company that has historical relationships with certain of the large telecommunications companies. Other competitors include ClickSoftware, Inc., ViryaNet Ltd., which the Company mostly sees competing for small accounts, and more recently Accenture FFE. In the cable/broadband market, the Company's primary competitors are Telcordia Technologies Inc., C-Cor.net Corp., PointServe Inc., CSG Systems International Inc., and Viryanet Ltd., again mostly for small accounts.

      The Company believes that the principal competitive factors in other field service markets are the ability to improve the customer service aspects of an organization's business and increase the productivity of service representatives. In this market, MDSI sells a wireless enablement product, called MDSI ideligo, that is largely a subset of Advantex. MDSI ideligo provides a mobile extension of selected field service application vendors' solutions. The initial implementation has been with Siebel Systems' Field Service offering. Other wireless enablement products are offered by Aether Systems Inc., Antenna Systems, Broadbeam Corporation, Everypath Inc., Extended Systems Incorporated and IBM, as well as a variety of other newer competitors. Also serving the commercial field service market are enterprise application solution providers, such as Astea International Inc., Metrix Inc., and FieldCentrix Inc., in addition to several larger enterprise software companies, such as Amdocs Limited (which acquired the assets of Clarify), Oracle Corporation, PeopleSoft Inc., and Siebel Systems Inc. MDSI believes that these enterprise application vendors offer less comprehensive wireless enablement solutions than MDSI, and are consequently potential partners for expanding MDSI's penetration in this market.

RISK OF PRODUCT DEFECTS AND IMPLEMENTATION FAILURE

      Software products, including those offered by the Company, contain undetected errors or omissions. Software products, when implemented, installed, configured and customized, may also fail to perform according to customer expectations due to the failure by the customer to properly specify its system requirements, failure by the customer to properly operate or interact with the system, operator error, technical problems associated with the customer's host system, or the resistance of the customer's workforce to the adoption of new technology. In addition, software products may fail to perform according to expectations due to the failure by the Company to properly design the system to operate in the environment, infrastructure or communications network in which the product is to be used. There can be no assurance that, despite testing by the Company and by current and potential customers, that the Company's products will be free of errors or that such products will perform according to expectations with respect to response time, ability to communicate over multiple networks, scalability, stability and ease of use. Such errors and failures could result in loss of or delay in market acceptance of the Company's products, the cancellation of contracts or the imposition of substantial penalties, any of which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

PROPRIETARY TECHNOLOGY

      The Company's success is dependent on its ability to protect its intellectual property rights. The Company relies principally upon a combination of copyright, trademark, trade secret and patent laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. To date, the Company has been granted trademark registrations or has registrations pending in the United States, Canada and the European Community for the MDSI, Advantex, Wireless@work and Compose trademarks. MDSI has also filed several patent applications in the United States and internationally covering various aspects of its technology, and has recently been granted a U.S. patent for certain aspects of Compose. The earliest of these applications has been granted and will be issued as a U.S. patent, and the remainder are pending a substantive examination. As part of its confidentiality procedures, the Company generally enters into nondisclosure and confidentiality agreements with each of its key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the Company's efforts to protect its intellectual property rights will be successful. Despite the Company's efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of the Company's software products, and use such copies to create competitive products. Policing the unauthorized use of the Company's products is difficult, and, while the Company is unable to determine the extent to which piracy of its software products exists, the risk of software piracy can be expected to continue. In addition, the laws of certain countries in which the Company's products are or may be licensed may not protect its products and intellectual property rights to the same extent as do the laws of Canada and the United States. As a result, sales of products by the Company in such countries may increase the likelihood that the Company's proprietary technology is infringed upon by unauthorized third parties. In addition, because third parties may attempt to develop similar technologies independently, the Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segments grows and the functionality of products in different industry segments overlaps. See "Forward-Looking Statements". Although the Company believes that its products do not infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against the Company with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

DEPENDENCE ON THIRD PARTIES

      Certain contracts require the Company to supply, coordinate and install third party products and services or employ subcontractors. The Company believes that there are a number of acceptable vendors and subcontractors for most of its required products, but in many cases, despite the availability of multiple sources, the Company may select a single source in order to maintain quality control and to develop a strategic relationship with the supplier or may be directed by a customer to use a particular product. The failure of a third party supplier or subcontractor to provide a sufficient and reliable supply of parts and components or products and services in a timely manner could have a material adverse effect on the Company's results of operations. In addition, any increase in the price of one or more of these products, components or services could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. Additionally, under certain circumstances, the Company supplies products and services to a customer through a larger company with a more established reputation acting as a project manager or systems integrator. In such circumstances, the Company has a sub-contract to supply its products and services to the customer through the prime contractor. In these circumstances, the Company is at risk that situations may arise outside of its control that could lead to a delay, cost over-run or cancellation of the prime contract which could also result in a delay, cost over-run or cancellation of the Company's sub-contract. The failure of a prime contractor to supply its products and services or perform its contractual obligations to the customer or MDSI in a timely manner could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

EXCHANGE RATE FLUCTUATIONS

      Because the Company's reporting and functional currency is the United States dollar, its operations outside the United States face additional risks, including fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company has operations outside the United States and is hedged, to some extent, from foreign exchange risks because of its ability to purchase, develop and sell in the local currency of those jurisdictions. In addition, the Company has entered into foreign currency contracts under certain circumstances to reduce the Company's exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activities will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. In addition, to the extent the Company has operations outside the United States, the Company is subject to the impact of foreign currency fluctuations and exchange rate changes on the Company's reporting in its financial statements of the results from such operations outside the United States. During 2003, the relative weakness of the U.S. dollar contributed to an increase in direct costs as a percentage of revenue, as the majority of direct costs are incurred in Canadian dollars.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

      In the years ended December 31, 2003, 2002, and 2001 revenue derived from sales outside of North America accounted for approximately 44.5%, 30.9%, and 23.9%, respectively, of the Company's total revenue. Because the Company's revenue is dependent, in large part, on significant contracts with a limited number of customers, the percentage of the Company's revenues that is derived from sales outside of North America has fluctuated, and may continue to fluctuate, from period-to-period. The Company believes that its ability to grow and be profitable will require additional expansion of its sales in foreign markets, and that revenue derived from international sales will account for a significant percentage of the Company's revenue for the foreseeable future. This expansion has required and will continue to require significant management attention and financial resources. The inability of the Company to expand international sales in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. There are a number of risks inherent in the Company's international business activities, including changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign markets, longer accounts receivable payment cycles, difficulties in collecting payments, reduced protection for intellectual property, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization, war, insurrection, terrorism and other political risks and factors beyond the Company's control. Fluctuations in currency exchange rates could adversely affect sales denominated in foreign currencies and cause a reduction in revenue derived from sales in a particular country. In addition, revenue of the Company earned abroad may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. There can be no assurance that such factors will not materially adversely affect the Company's future international sales and, consequently, the Company's business, financial condition, operating results and cash flows.

      As a result of the international scope of the Company's operations, the Company's business is carried out under an international corporate structure that has been designed in part to optimize tax costs to the Company. The effectiveness of this international corporate structure from a tax perspective, and the corresponding risk of any negative financial impact on the Company from the imposition of tax liability on the Company in the event such structure is not effective, depends on the quality of the Company's internal compliance and implementation procedures, as well as external regulatory factors such as investigations, audits and decisions by tax officials and changes in tax laws, regulations and policies.

PRODUCT LIABILITY

      The license and support of products by the Company may entail the risk of exposure to product liability claims. A product liability claim brought against the Company or a third party that the Company is required to indemnify, whether with or without merit, could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. The Company carries insurance coverage for product liability claims which it believes to be adequate for its operations. See "Forward-Looking statements."

ANTI-TAKEOVER EFFECTS; INVESTMENT CANADA ACT

      An investment in the Common Shares of the Company which results in a change of control of the Company may, under certain circumstances, be subject to review and approval under the Investment Canada Act if the party or parties acquiring control is not a Canadian person (as defined therein). Therefore, the Canadian regulatory environment may have the effect of delaying, deferring or preventing a change in control of the Company.

      The Company is organized under the laws of Canada and, accordingly, is governed by the Canada Business Corporations Act (the "CBCA"). The CBCA differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders' suits, indemnification of directors and inspection of corporate records.

      In December 1998, the Company implemented a shareholder rights plan (the "Plan"). The Plan had a 5-year term and was subsequently renewed in December 2003 for a further 5-year term. Pursuant to the renewed Plan, shareholders of record on December 17, 2003 received a dividend of one right to purchase, for CDN$140, one Common Share of the Company. The rights are attached to the Company's Common Shares and will also become attached to Common Shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's Common Shares. After a triggering event, the rights will detach from the Common Shares. If the Company is then merged into, or is acquired by, another corporation, the Company may either (i) redeem the rights or (ii) permit the rights holder to receive in the merger Common Shares of the Company equal to two times the exercise price of the right (i.e., CDN $280). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the Plan is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's Board of Directors, the offer is inadequate. Pursuant to regulatory requirements, the renewed Plan must be approved by the Company's shareholders at a meeting to be held 6 months of implementation of the renewed Plan.

      As a result of being a reporting issuer in certain provinces of Canada, the Company is required to file certain reports in such jurisdictions. As part of such reports, the Company is required to file consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") as applied in Canada. Canadian and US GAAP differ in certain respects, including the treatment of certain reorganization costs, acquired research and development costs, and the expensing of stock options. As a result, the Company's Consolidated Financial Statements included in this report may differ materially from the financial statements filed by the Company in Canada.

MARKET FOR THE COMMON SHARES; POTENTIAL VOLATILITY OF STOCK PRICE

      The trading prices of the Common Shares have been subject to wide fluctuations since trading of the Company's shares commenced in December 1995. There can be no assurance that the market price of the Common Shares will not significantly fluctuate from its current level. The market price of the Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many high-technology companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of the Common Shares. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

Canadian Quarterly Report

MARCH 31, 2004

                                  [MDSI LOGO]
                Experience. The Mobile Workforce Advantage.(TM)

TABLE OF CONTENTS

FINANCIAL STATEMENTS

    CONDENSED CONSOLIDATED BALANCE SHEETS .................   1

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS .......   2

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS .......   3

    NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ..   4

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS .........  11

                         MDSI MOBILE DATA SOLUTIONS INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                                                               AS AT
                                                                                     MARCH 31,      DECEMBER 31,
                                                                                    ----------------------------
                                                                                       2004             2003
                                                                                    ------------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                         $ 16,873,805    $ 15,827,043
  Accounts receivable, net
     Trade (net of allowance for doubtful accounts $2,060,844; 2003 - $2,792,415)      9,151,453       8,610,846
     Unbilled                                                                          2,231,492       2,446,271
  Prepaid expenses and other assets                                                    1,295,711       1,838,425
                                                                                    ------------    ------------
                                                                                      29,552,461      28,722,585

CAPITAL ASSETS, NET                                                                    7,736,157       7,990,457
FUTURE INCOME TAXES                                                                      358,640         357,628
                                                                                    ------------    ------------

TOTAL ASSETS                                                                        $ 37,647,258    $ 37,070,670
                                                                                    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                                  $  2,424,709    $  1,786,665
  Accrued liabilities (note 4)                                                         4,679,025       4,677,980
  Income taxes payable                                                                   915,912         917,183
  Deferred revenue                                                                    11,356,876      11,560,446
  Current obligations under capital lease                                              1,124,753       1,204,269
                                                                                    ------------    ------------
                                                                                      20,501,275      20,146,543

OBLIGATIONS UNDER CAPITAL LEASES                                                         697,332         982,016
                                                                                    ------------    ------------
TOTAL LIABILITIES                                                                     21,198,607      21,128,559

STOCKHOLDERS' EQUITY
  Common stock                                                                        59,628,359      59,600,402
  Other Stockholder's Equity                                                          15,379,189      15,203,119
  Deficit                                                                            (58,261,629)    (58,564,142)
  Cumulative translation adjustment                                                     (297,268)       (297,268)
                                                                                    ------------    ------------
                                                                                      16,448,651      15,942,111
                                                                                    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $ 37,647,258    $ 37,070,670
                                                                                    ============    ============

Commitments and Contingencies (note 5)

            See Notes to Condensed Consolidated Financial Statements

                         MDSI MOBILE DATA SOLUTIONS INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                              2004            2003
                                          ------------    ------------
REVENUE
  Software and services                   $  7,481,714    $  7,213,433
  Maintenance and support                    4,302,727       2,817,794
  Third party products and services            866,257       1,852,745
                                          ------------    ------------
                                            12,650,698      11,883,972

DIRECT COSTS                                 6,600,544       5,928,104
                                          ------------    ------------
GROSS PROFIT                                 6,050,154       5,955,868
                                          ------------    ------------
OPERATING EXPENSES
  Research and development                   1,539,656       1,279,026
  Sales and marketing                        2,141,786       2,947,943
  General and administrative                 1,772,529       1,570,066
  Strategic Expenses                           350,000               -
                                          ------------    ------------
                                             5,803,971       5,797,035
                                          ------------    ------------
OPERATING INCOME                               246,183         158,833

OTHER INCOME (EXPENSE)                         226,118        (252,619)
                                          ------------    ------------
INCOME (LOSS) FROM BEFORE TAX PROVISION        472,301         (93,786)

PROVISION FOR INCOME TAXES                     169,788          99,262
                                          ------------    ------------
NET INCOME (LOSS) FOR THE PERIOD               302,513        (193,048)

DEFICIT, BEGINNING OF PERIOD               (58,564,142)    (54,693,998)
                                          ------------    ------------

DEFICIT, END OF PERIOD                    $(58,261,629)   $(54,887,046)
                                          ============    ============

EARNINGS (LOSS) PER COMMON SHARE

  BASIC                                   $       0.04    $      (0.02)
                                          ============    ============
  DILUTED                                 $       0.04    $      (0.02)
                                          ============    ============

            See Notes to Condensed Consolidated Financial Statements

                         MDSI MOBILE DATA SOLUTIONS INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED MARCH 31,
                                                                   ----------------------------
                                                                       2004            2003
                                                                   ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) for the period                                 $    302,513    $   (193,048)
  Items not affecting cash:
    Depreciation                                                        579,061         730,761
    Future income taxes                                                  (1,012)              -
    Stock based compensation charge                                     176,070               -
    Changes in non-cash operating working capital items (note 6)        651,134       1,814,169
                                                                   ------------    ------------

  Net cash provided by operating activities                           1,707,766       2,351,882
                                                                   ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Common Shares                                              27,957          73,067
  Repayment of capital leases                                          (364,200)       (470,557)
                                                                   ------------    ------------

  Net cash used in financing activities                                (336,243)       (397,490)
                                                                   ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of capital assets                                        (324,761)       (422,093)
                                                                   ------------    ------------

  Net cash used in investing activities                                (324,761)       (422,093)
                                                                   ------------    ------------

NET CASH INFLOW                                                       1,046,762       1,532,299

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       15,827,043      11,016,945
                                                                   ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                           $ 16,873,805    $ 12,549,244
                                                                   ============    ============

            See Notes to Condensed Consolidated Financial Statements

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   Basis of presentation

            These financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial reporting, and the accounting policies used are consistent, except as noted, with the most recent annual financial statements.

            While these financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for the fair presentation of the results of the interim period, they do not include all of the information and footnotes required by Canadian generally accepted accounting principles for complete financial statements. Operating results for the three month period ended March 31, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the financial statements and footnotes thereto included in the Company's Canadian Annual Statutory Report for the year ended December 31, 2003.

      (b)   Use of estimates

            The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, amortization, determination of the net recoverable value of assets, revenue recognized on long term contracts, taxes and contingencies. Actual results could differ from those estimates.

      (c)   Revenue recognition

            We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

            We generally provide services with our supply agreements that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements using the percentage of completion method of contract accounting.

            License Fees and Professional Services

            Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (c)   Revenue recognition (continued)

            We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

            We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

            Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

          Maintenance Revenue

            Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

            Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on vendor specific objective evidence of the value of these services, and recognize the deferred amount as revenue pro-rata over the warranty period.

          Third party products and services

            Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis. When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product.

            On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases the revenue for these implementations and installations is typically recognized on a gross basis. In these cases, we ultimately manage the engagement.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      (d)   Stock-based compensation

            The Company adopted CICA Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments" as of January 1, 2002. The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. This section applies to certain awards outstanding on the date of adoption and all awards granted on or after January 1, 2002. The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any of the quoted market price of the Company's common shares at the date of grant over the amount an employee must pay to acquire the common shares for options issued prior to January 1, 2003.

            Effective January 1, 2003, the Company adopted the new amended provisions of the CICA Accounting Standards Board has amended CICA Handbook Section 3870 - Stock based Compensation and Other Stock-based Payments which requires entities to account for employee stock options using the fair value based method. In accordance with the transitional options permitted under amended Section 3870, the Company has prospectively applied the fair value based method to all employee stock options granted on or after January 1, 2003, using the fair value based method.

            As a result of prospectively adopting the fair value based method of valuing stock options as of January 1, 2003 the Company recorded stock based compensation charge of $41,070 for the three months ended March 31, 2004 (2003 - $nil) in the statement of operations and the same amount was recorded as other stockholder's equity. The following table illustrates the effect on net loss as if the fair value based method had been applied to all options awarded on or after January 1, 2002.

                                                                THREE MONTHS ENDED MARCH 31,
                                                                   2004             2003
                                                                -----------     ------------
Net income (loss), as reported                                   $ 302,513       $(193,048)
Add:

Stock based employee compensation expense included in
  reported net loss, net of related tax effects                     41,070              --

Deduct:

Total stock-based employee compensation expense
  determined under the fair value based method for all awards from the original effective date of January 1, 2002, net of
  related tax effects                                              (69,834)        (35,971)

                                                                 ---------      ----------
Pro forma net income (loss)                                      $ 273,749       $(229,019)
                                                                 =========      ==========

Income (loss) per Share:
As Reported:
Basic and Diluted                                                $    0.04      ($    0.02)

Pro forma:
Basic and Diluted                                                $    0.03      ($    0.03)

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                            THREE MONTHS ENDED MARCH 31,
                              2004               2003
                          ------------       -------------
Risk-free interest rate         1.1%                1.1%
Dividend yield                    0%                  0%
Expected life                     5 year              5 years
Volatility                       47%                 47%

2.    SEGMENTED INFORMATION

            The Company operates in a single business segment, the Field Service business segment.

            The Company earned revenue from sales to customers in the following geographic locations:

                                       THREE MONTHS ENDED
                                            MARCH 31,
                                    -------------------------
                                       2004          2003
                                    -----------   -----------
Canada ..........................   $   484,167   $   273,437
United States ...................     6,931,318     5,305,338
Europe, Middle East and Africa ..     5,055,657     6,023,815
Asia and Other ..................       179,556       281,382
                                    -----------   -----------
                                    $12,650,698   $11,883,972
                                    ===========   ===========

            Major customers

            During the three months ended March 31, 2004 revenue from two customers accounted for approximately 18.2% and 13.1%, respectively, of total revenue. For the three months ended March 31, 2003 revenue from two customers accounted for approximately 20.6% and 9.6%, respectively, of total revenue.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

3.    EARNINGS (LOSS) PER COMMON SHARE

            Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. In periods for which there is a reported net loss, potentially dilutive securities have been excluded from the calculation, as their effect would be anti-dilutive.

            The following table reconciles the number of shares utilized in the loss per common share calculations for the periods indicated:

                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                               ---------------------
                                                 2004        2003
                                               ---------   ---------
Weighted average shares outstanding ........   8,226,068   8,185,445
Effect of dilutive securities
 Stock options .............................     143,886           -
                                               ---------   ---------
Diluted weighted average shares outstanding    8,369,954   8,185,445
                                               =========   =========

4.    RESTRUCTURING CHARGE

            During 2001, in response to uncertain economic conditions and poor financial performance, the Company announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs. In connection with the restructuring the Company recorded a charge of $6.1 million. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                        TOTAL
                                                    RESTRUCTURING
                                                       CHARGE
                                                    -------------
Workforce reduction                                 $ 3,375,000
Provision for excess office space                     1,861,000
Non cash write-down of capital assets                   563,780
Other                                                   306,147
                                                    -----------
Total restructuring charges                           6,105,927
Cumulative draw-downs                                (5,283,169)
                                                    -----------
Accrued restructuring charges included in accrued
liabilities at March 31, 2004                       $   822,758
                                                    ===========

            Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

            The Company has recorded a $1.9 million provision relating to surplus office space under long term leases by the Company at two locations. The Company has incurred approximately $1.1 million of cash costs relating to this provision leaving an accrual of $0.8 million remaining as at March 31, 2004. The Company expects that the charge will be fully drawn down no later than the fourth quarter of 2004.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

5.    COMMITMENTS AND CONTINGENCIES

      (a)   Contingency

            From time to time, the Company is a party to other litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

      (b)   Commitment

            The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period ending May 2010. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementation services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. The Company's obligation may increase as a result of contract expansions.

5.    COMMITMENTS AND CONTINGENCIES (CONTINUED)

      (c)   Indemnifications

            The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

6.    CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS

                                              THREE MONTHS ENDED
                                                  MARCH 31,
                                           --------------------------
                                               2004           2003
                                           -----------    -----------
Accounts receivable                        $  (325,828)   $ 1,140,084
Prepaid expenses and other assets              542,714        425,985
Income taxes payable                            (1,272)        (3,672)
Accounts payable and accrued liabilities       639,090       (803,149)
Deferred revenue                              (203,570)     1,054,921
                                           -----------    -----------
                                           $   651,134    $ 1,814,169
                                           ===========    ===========

7.    STRATEGIC EXPENSES

            Strategic expenses consist of professional fees and expenses associated with investigating potential corporate transactions.

                         MDSI MOBILE DATA SOLUTIONS INC.

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

8.    SUBSEQUENT EVENTS

            On April 12, 2004, as a result of the strategic review process, the Company entered into a definitive agreement to be acquired by At Road, Inc. This transaction is subject to certain terms and conditions including shareholder and court approval and is expected to close in the third quarter of 2004.

            The agreement relating to the Company's proposed transaction with At Road, Inc. provides that, on the occurrence of certain events leading to the termination of the agreement, At Road, Inc. will be entitled to this termination fee of between $3.1 million and $4.0 million from the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      All financial information in this Quarterly Report is expressed in United States dollars unless otherwise noted.

OVERVIEW

      MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems.

      The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, configuration, customization and training; (ii) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts; and (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract.

STRATEGIC TRANSACTION

      During 2003, the Company retained Bear, Stearns & Co. Inc. as financial advisor to the Board of Directors, to assist the Board in evaluating potential business combinations, financings and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value. As a result of this process, on April 12, 2004, the Company signed a definitive combination agreement with At Road, Inc. ("@Road") providing for the acquisition of the Company by @Road. Under the terms of the combination agreement, Company shareholders will be entitled to receive, at the election of the holder, $9.00 cash (subject to an aggregate maximum of $19.5 million) or
0.75 shares of @Road common stock or (in the case of Company shareholders who are also Canadian residents) equivalent exchangeable shares in a new indirect wholly-owned British Columbia subsidiary of @Road ("Exchangeco") for each Company common share owned. As a result of the transaction, Exchangeco will become the sole owner of the outstanding common shares of the Company, and the Company will become an indirect wholly-owned subsidiary of @Road.

      The transaction is subject to the approval of the Company's shareholders and the Supreme Court of British Columbia, as well as customary closing conditions. The Company anticipates that the transaction will close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe, or at all.

RESTRUCTURING

      The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions, have elected not to purchase the Company's products, or have sought to terminate existing contracts for the Company's products and services. As a result, the Company's results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of facts, particularly the timing and receipt of significant orders. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company believes that economic and political conditions are likely to continue to affect demand for the Company's products and services in 2004, particularly demand for software and related services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts.

      In order to address the uncertainties caused by these economic trends, MDSI announced in 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and were expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. A majority of the savings were realized by reduced salary and payroll costs, and the remaining savings have been realized from the subleasing of excess space, and a reduction in discretionary spending. As a result of the sale of the public safety operations during the second quarter of 2002, the Company exceeded the estimated quarterly savings. There can be no assurance that the workforce reductions and other measures will not have a material adverse affect on the Company's business operations.

      In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                      TOTAL RESTRUCTURING
                                                            CHARGE
                                                      -------------------
Workforce reduction                                        $ 3,375,000

Provision for excess office space                            1,861,000

Non cash write-down of capital assets                          563,780

Other                                                          306,147
                                                           -----------
Total restructuring charges                                  6,105,927

Cumulative draw-downs                                       (5,283,169)
                                                           -----------
Accrued restructuring charges as at March  31, 2004        $   822,758
                                                           ===========

      Provisions relating to workforce reductions, write-down of capital assets, and other items have been fully drawn-down, and no further expenditures relating to these items are expected to be incurred.

      The Company has recorded a $1.9 million provision relating to surplus office space under long term leases by the Company at two locations. The Company has incurred approximately $1.1 million of cash costs relating to this provision leaving an accrual of $0.8 million remaining as at March 31, 2004. The Company expects that the provision will be fully drawn down no later than the fourth quarter of 2004.

FIELD SERVICE BUSINESS

      The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the users are rolled out initially, with the balance implemented over a period that may extend up to one year or more. Where increases in mobile workforces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed, which may result in additional revenue for the Company.

      Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services, which historically has included a warranty period that is generally ninety days in length. These services are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total man days incurred over the total estimated man days to complete the contract.

      The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing at delivery, or after expiration of any warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually, quarterly, or monthly. Revenue for these services is recognized ratably over the term of the contract.

      The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware and software upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract. Also included in third party revenue are reimbursements to the Company for out of pocket expenses incurred on implementation projects performed by the Company. EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses" requires characterization of these expenses as revenue. An equal and offsetting amount of expense is recognized relating to these reimbursements as direct costs.

      The Company believes that it will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

      The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

      The significant accounting policies are outlined within Note 1 to the Consolidated Financial Statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. The following items require the most significant judgment and involve complex estimation:

RESTRUCTURING CHARGES

      In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.

ACCOUNTS RECEIVABLE

      The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At March 31, 2004, the allowance for doubtful accounts was $2.1 million. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts.

REVENUE RECOGNITION

      We derive revenues from the following sources: license fees, professional services, maintenance and support fees and third party products and services.

      We generally provide services with our supply agreements, that include significant production, modification, and customisation of the software. These services are not separable and are essential to the functionality of the software, and as a result we account for these licence and service arrangements using the percentage of completion method of contract accounting.

License Fees and Professional Services

      Our supply agreements generally include multiple products and services, or "elements." We use the residual method to recognize revenue when a supply agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence of the fair value of all undelivered elements exists. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales, or renewal terms of these elements to customers. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee, which relates to the license and implementation services, is recognized as revenue on a percentage of completion basis. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established.

      We estimate the percentage of completion on contracts with fixed fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer. When the total cost estimate for a project exceeds revenue, we accrue for the estimated losses immediately. The complexity of the estimation process and issues related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting affect the amounts of revenue and related expenses reported in our consolidated financial statements. A number of internal and external factors can affect our estimates, including labor rates, utilization and efficiency variances and specification and testing requirement changes.

      We are engaged on a continuous basis in the production and delivery of software under contractual agreements. As a result we have developed a history of being able to estimate costs to complete and the extent of progress toward completion of contracts, which supports the use of the percentage of completion method of contract accounting.

      Professional services revenue primarily consists of consulting and customer training revenues, which are usually charged on a time and materials basis and are recognized as the services are performed. Revenue from certain fixed price contracts is recognized on a proportional performance basis, which involves the use of estimates related to total expected man-days of completing the contract derived from historical experience with similar contracts. If we do not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when we receive final acceptance from the customer.

Maintenance Revenue

      Generally, maintenance is initially sold as an element of a master supply arrangement, with subsequent annual renewals, and is priced as a percentage of new software license fees. Maintenance revenue is recognized ratably over the term of the maintenance period, which typically is one year. Maintenance and support revenue includes software license updates that provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period. Product support services also include Internet and telephone access to technical support personnel.

      Historically, we have provided a warranty phase during the supply agreement. Services provided during this warranty phase include elements of maintenance and support. As a result we, defer a portion of the supply agreement fee, based on vendor specific objective evidence of the value of these services, and recognize the deferred amount as revenue pro-rata over the warranty period.

Third party products and services

      Revenue from sales of third party products and services is recognized on delivery of the products. Services are recognized on a percentage-complete basis.

      When software licenses are sold incorporating third-party products or sold with third-party products, we recognize as revenue the gross amount of sales of third-party product.

      On occasion, we utilize third-party consultants to assist in implementations or installations originated by the Company. In these cases, the revenue for these implementations and installations is typically recognized on a gross basis. In these cases we ultimately manage the engagement.

INCOME TAXES

      The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other deferred tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.

WARRANTY

      The Company warrants to its customers that its software will be in substantial conformance with its specifications.

INDEMNIFICATION

      The Company typically includes indemnification provisions within license and implementation service agreements, which are consistent with those prevalent in the software industry. Such provisions indemnify customers against actions arising from patent infringements that may arise through the normal use or proper possession of the Company's software. To date the Company has not experienced any significant obligations under customer indemnification provisions and accordingly, no amounts have been accrued for such potential indemnification obligations.

RESULTS OF OPERATIONS

      The Company's net income was $0.3 million for the three months ended March 31, 2004. This compares to a net loss of $0.2 million for the three months ended March 31, 2003. Income increased primarily due to an increase in maintenance and support revenue.

      The following table sets forth, for the periods indicated, certain components of the selected financial data of the Company as a percentage of total revenue:

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                             2004             2003
                                          ------------    ------------
REVENUE
    Software and services                     59.1%          60.7%
    Maintenance and support                   34.0%          23.7%
    Third party products and services          6.9%          15.6%
                                             -----          -----
                                             100.0%         100.0%

DIRECT COSTS                                  52.1%          49.9%
                                             -----          -----
GROSS PROFIT                                  47.9%          50.1%
                                             -----          -----
OPERATING EXPENSES
    Research and development                  12.2%          10.8%
    Sales and marketing                       16.9%          24.8%
    General and administrative                14.0%          13.2%
    Strategic Expenses                         2.8%             -%
                                             -----          -----
                                              45.9%          48.8%
                                             -----          -----

OPERATING INCOME                               2.0%           1.3%

OTHER INCOME (EXPENSE)                         1.8%          (2.1)%
                                             -----          -----
INCOME (LOSS) BEFORE TAX PROVISION             3.8%          (0.8)%

INCOME TAX EXPENSE                             1.3%           0.8%
                                             -----          -----
NET INCOME (LOSS) FOR THE PERIOD               2.5%          (1.6)%
                                             =====          =====

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003

      Revenue. Revenue increased by $0.8 million or 6.5% for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. This increase was primarily due to increases in revenue from maintenance and support services, partially offset by a decrease in revenue from third party products and services during the first quarter of 2004 relative to the same period in 2003.

      Software and services revenue increased by $0.3 million or 3.7% for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. The relatively small increase in revenue was attributable to several significant contracts the Company entered into in 2002. These contracts continue to generate significant revenue for the Company. The Company expects that these contracts will continue to make up a significant portion of revenues over the next several quarters. While the Company believes that economic conditions in certain of its vertical markets show signs of improvement, the Company anticipates that economic conditions and general trends are likely to continue to have an adverse impact on software and services revenues in future periods.

      Maintenance and support revenues were $4.3 million for the three months ended March 31, 2004 as compared to $2.8 million for the three months ended March 31, 2003. Maintenance and support revenue increased primarily due to the initiation of several large maintenance contracts in the past year resulting from growth in the Company's installed customer base. Such revenue is expected to fluctuate as it corresponds to the level of services which the Company is engaged to provide in support of its installations.

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003 (CONTINUED)

      Third party products and services revenue decreased by $1.0 million (53.2%) for the three months ended March 31, 2004, compared to the three months ended March 31, 2003. Third party products and services revenue is primarily earned from certain customers in the utilities market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Not all customers under contract require the provision of third party products and services. As third party product and services historically have lower margins than the Company's other sources of revenue, there may be large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another. The Company has agreed to supply a large amount of third party services at no margin which is being recognized on a gross basis, in connection with one particular contract, and therefore expects that future revenues from third party products and services will fluctuate in the near term. For the three months ended March 31, 2004 approximately $0.3 million of these services were provided, as compared to $1.1 million for the three months ended March 31, 2003.

      Direct Costs. Direct costs were 52.1% of revenue for the three months ended March 31, 2004, compared to 49.9% for the three months ended March 31, 2003. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. Direct costs as a percentage of revenue has increased over the comparative period primarily as a result of the Company incurring significant costs to supply maintenance and support services under one contract during the period. The Company has entered into an agreement whereby it has agreed to supply a large amount of third-party services at no margin, in connection with one particular contract. This agreement was in effect for both the three months ended March 31, 2004 and the three months March 31, 2003. As a result, direct costs as a percentage of revenue have increased over historical levels, and are consistent for the comparative periods. The Company expects that direct costs as a percentage of revenue will remain relatively consistent with the current period in the near term.

      Gross Margins. Gross margins were 47.9% of revenue for the three months ended March 31, 2004, compared to 50.1% for the three months ended March 31, 2003. Gross margins were lower during the current period primarily due to higher direct costs relating to one specific maintenance and support agreement during the current period. The Company has agreed to supply a large amount of third-party services at no margin. As a result the Company expects that in the near term that its gross margins as a percentage of revenue will remain below historical levels and consistent with the current period.

      Research and Development. Research and development expenses were $1.5 million, or 12.2% of revenue, for the three months ended March 31, 2004, compared to $1.3 million, or 10.8% of revenue, for the three months ended March 31, 2003. The increase in research and development expenses is a result of the Company's commitment to enhance and develop functionality in its Advantex r7 product. The Company intends to continue committing a significant portion of its product revenues to enhance existing products and develop new products.

      Sales and Marketing. Sales and marketing expenses were $2.1 million, or 16.9% of revenue for the three months ended March 31, 2004, compared to $2.9 million, or 24.8% of revenue, for the three months ended March 31, 2003. Sales and marketing expenses in the first quarter of 2004 decreased by approximately $0.8 million compared to the same period of 2003. The decrease in expenditures in the current period was due to personnel reductions and reductions to related expenses in the current year as compared to the prior year. The Company anticipates that its sales and marketing expenses will continue to be significant as a result of the Company's commitment to its international marketing efforts and attempts to penetrate additional markets for its products.

      General and Administrative. General and administrative expenses were $1.8 million, or 14.0% of revenue, for the three months ended March 31, 2004, compared to $1.6 million, or 13.2% of revenue, for the three months ended March 31, 2003. General and administrative expenses remained relatively consistent with the comparative period as a result of cost control efforts initiated by the Company. The Company expects that in the near future, general and administrative expenditures will remain relatively consistent with current levels.

      Strategic expenses. Strategic expenses were approximately $0.4 million, or 2.8% of revenue, for the three months ended March 31, 2004. The Company did not incur any strategic expenses in the three months ended March 31, 2003. Strategic expenses consisted of professional fees and expenses associated with investigating potential corporate transactions. On April 12, 2004, as a result of the strategic review process, the Company entered into a definitive agreement to be acquired by At Road, Inc. This transaction is subject to certain terms and conditions including shareholder and court approval and is expected to close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe or at all.

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003 (CONTINUED)

      Other Income (Expense) . Other income (expense) was $0.2 million for the three months ended March 31, 2004 as compared to $(0.3) million for the three months ended March 31, 2003. Substantially all of other income (expense) relates to fluctuations in the currencies of the Company's foreign operations, interest income on cash and short term deposits, and interest expense on short-term borrowings under the line of credit and capital lease obligations. In particular the U.S. dollar strengthened during the current period and the Company's foreign denominated liabilities decreased in value which when reflected in U.S. dollars caused an unrealized foreign exchange gain.

      Income Taxes. The Company provided for income tax recovery on income (losses) for the three months ended March 31, 2004 and 2003 at rates of 33.1% and (105.8%) respectively. The Company's effective tax rate reflects the blended effect of Canadian, U.S., and other foreign jurisdictions' tax rates.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has financed its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At March 31, 2004, the Company had cash and cash equivalents of $16.9 million and working capital of $9.1 million.

      Cash provided by operating activities was $1.7 million for the three months ended March 31, 2004 compared to $2.4 million for the three months ended March 31, 2003. The net inflow of cash from operating activities, after adding back depreciation and amortization of $0.6 million and stock based compensation of $0.2 million, is due to a net decrease in non-cash working capital items of $0.7 million and net income of $0.3 million for the three months ending March 31, 2004. The net decrease in non-cash operating working capital items is due primarily to a net decrease in unbilled trade receivables, partially offset by an increase in trade accounts receivable and a decrease in deferred revenue. The decrease in unbilled trade receivables and deferred revenue are due to timing differences arising between revenue recognition and billing milestones in multiphase projects. The increase in trade receivables is a result of increased billings during the three months ended March 31, 2004.

      The Company maintains as at March 31, 2004 a provision of $2.1 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts; however, due to uncertainty with regards to ultimate collection, the Company determined that it would be prudent to maintain an allowance to address this uncertainty. In May 2004, the Company received notice from a customer seeking to terminate a contract and requesting reimbursement of certain costs and expenses of approximately $900,000. MDSI believes that the customer is not entitled to reimbursement and does not intend to make provision for these amounts.

      Cash used by financing activities of $336,000 during the three months ended March 31, 2004 primarily relates to $364,000 in repayments of capital leases made during the quarter, partially offset by proceeds of $28,000 from the issuance of shares under the employee share purchase plan. The capital leases are to be repaid over a 36 month period ending December 22, 2006, bear interest at various interest rates to a maximum of approximately 9% and are secured by certain computer hardware and software assets of the Company.

      Cash used in investing activities was $0.3 million for the three months ended March 31, 2004 as compared to $0.4 million for the three months ended March 31, 2003. Total investing activity during the three months ended March 31, 2004 consisted of $0.3 million in purchases of capital assets. Purchases of capital assets include computer hardware and software for use in implementation activities. Investing activities in 2003 also related to purchases of capital assets.

      Existing sources of liquidity at March 31, 2004 include $16.9 million of cash and cash equivalents and additional funds available under the Company's operating line of credit. At March 31, 2004, the Company's borrowing capacity under the line of credit was up to $10 CDN million. Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At March 31, 2004, the Company was not using this line of credit, other than to secure performance guarantees.

      The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity.

      The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders.

      As at March 31, 2004 the Company had the following contractual obligations and commercial commitments:

                                                       PAYMENTS DUE BY PERIOD
                                -----------------------------------------------------------------
                                             Less Than
 CONTRACTUAL OBLIGATIONS          Total       One Year    1-3 Years    4-5 Years    After 5 Years
-----------------------------   ----------   ----------   ----------   ----------   -------------
Capital Lease Obligations       $1,856,595   $1,100,701   $  755,894            -        -
Operating Leases                $6,272,003   $1,800,730   $2,438,876   $2,032,397        -
Total Contractual Obligations   $8,128,599   $2,901,432   $3,194,770   $2,032,397        -

      The Company has entered into a significant customer contract in which the Company has agreed to utilize a certain amount of local services and create a certain amount of commercial activity in South Africa. The Company is required to utilize local content or obtain credits equivalent to approximately $7.1 million over a seven year period ending May 2010. The Company has furnished a performance guarantee equal to approximately 5% of such amounts. The Company expects to fulfill its obligation through a number of activities, including the establishment of a software development center in South Africa, the provision of technical services, and the provision of training to local systems integrators who will be able to provide implementations services with respect to the Company's software products. As the Company expects to fulfill its obligations through the purchase of services in the normal course of business, no liability has been established for these future spending commitments. The Company's obligation may increase as a result of contract expansions.

      In addition to these commercial commitments the Company has also provided letters of credit in the amounts of CAD $810,000 (USD $625,644) expiring April 4, 2004, and CAD $1,864,568 (USD $1,440,192) expiring October 1, 2004. The
Company has pledged an amount equal to the letters of credit as guarantees against its operating line of credit as security.

STRATEGIC TRANSACTION TERMINATION FEE

      On April 12, 2004, the Company entered into a definitive agreement to be acquired by At Road, Inc. ("@Road"). This transaction is subject to shareholder and court approval and is expected to close in the third quarter of 2004; however, no assurance can be provided that the transaction will close within this timeframe, or at all.

      The agreement relating to the Company's proposed transaction with @Road provides that, on the occurrence of certain events leading to the termination of the agreement, @Road will be entitled to a termination fee of $4.0 million from the Company. These events include circumstances where (i) the Company's Board of Directors has withdrawn, modified or changed in a manner adverse to @Road its recommendation to the Company's shareholders in favor of the proposed transaction, or (ii) the Board of Directors has supported a competing transaction, or (iii) the Company enters into a letter of intent or similar document regarding a competing transaction, or (iv) the Company breaches its agreement not to solicit competing transactions, or (v) a competing tender or exchange offer is made and the Board of Directors fails to timely recommend rejection of the offer. The Company will be required to pay @Road a termination fee of $3.1 million if the Company's security holders do not approve the transaction, and prior to termination of the agreement with @Road a competing offer is announced, and within 12 months following the termination of the agreement with @Road, the Company consummates a competing transaction or enters into an agreement for a competing transaction. In no event will more than one termination fee be payable. If the Company becomes obligated to pay the termination fee, it must pay the termination fee in immediately available funds and, generally, within one business day of demand by @Road.

      Any requirement to pay the $4.0 million or $3.1 million termination fee would adversely impact the Company's cash and cash equivalents and the Company's financial position and could impact the Company's ability to fund its current level of operations. Although the Company believes its existing cash and cash equivalents will be sufficient to pay the termination fee, if required, the Company may be required to or may elect to borrow against its existing line of credit, raise additional capital through debt or equity financings, or reduce operating expenditures in order to pay the termination fee or to strengthen the Company's cash position after such payment.

DERIVATIVE FINANCIAL INSTRUMENTS

      The Company generates a significant portion of its sales from customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidiary and are typically denominated in either U.S. dollars or Euros. The Company also incurs a significant portion of expenses outside the United States, principally in Canada and Europe, which are typically denominated in Canadian dollars, Euros or British pounds. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

      The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at March 31, 2004 and March 31, 2003, the Company had no foreign currency forward contracts outstanding.

OFF-BALANCE SHEET TRANSACTIONS

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): DECEMBER 17, 2003

                         MDSI MOBILE DATA SOLUTIONS INC.
                 (Translation of registrant's name into English)

           CANADA                       000-28968                   NOT APPLICABLE
(Jurisdiction of Incorporation)   (Commission File Number)   (IRS Employer Identification No.)

                              10271 SHELLBRIDGE WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6X 2W8
              (Address and zip code of principal executive offices)

       Registrant's Telephone Number, including Area Code: (604) 207-6000

                                 NOT APPLICABLE
             (Former name or address, if changed since last report)

ITEM 5. OTHER EVENTS

On December 16, 2003, the Board of Directors of MDSI Mobile Data Solutions Inc. (the "Company") approved a Shareholder Rights Plan Agreement, adopting a shareholders' rights plan (the "Rights Plan") to replace the rights plan that expired on December 17, 2003. While the Rights Plan became effective upon the entering into of the Shareholder Rights Plan Agreement on December 17, 2003, the Rights Plan will terminate if the Shareholder Rights Plan Agreement is not approved, with or without variation, at the next annual meeting of the Company's shareholders by a majority of the votes cast by independent shareholders. In effect, all shareholders will be considered "independent" provided that they are not, at the relevant time, making a takeover bid for the Company.

SUMMARY DESCRIPTION OF THE RIGHTS PLAN

The following is a summary description of the operation of the Rights Plan. This summary is qualified in its entirety by reference to the text of the Shareholder Rights Plan Agreement which is attached as Exhibit 1 to this current report on Form 8-K. Capitalized terms used but not defined below have the meanings ascribed to them in the Shareholder Rights Plan Agreement.

THE RIGHTS

The Rights were issued pursuant to the Shareholder Rights Plan Agreement between the Company and Computershare Trust Company of Canada (the "Rights Agent"). Each Right entitles the registered holder thereof to purchase from the Company on the occurrence of certain events, one common share at the price of CDN$140 per share, subject to adjustment (the "Exercise Price"). However, if a Flip-in Event occurs, each Right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable until the Separation Time (as defined below).

OVERVIEW OF THE RIGHTS PLAN

The Rights Plan utilizes the mechanism of the Permitted Bid to ensure that a person seeking control of the Company provides both the Company's shareholders and the board with sufficient time to evaluate the bid. The purpose of the Permitted Bid is to allow a potential bidder to avoid the dilutive features of a Rights Plan by making a bid in conformity with the conditions specified in the Permitted Bid provisions. If a person makes a takeover bid that is a Permitted Bid, the Rights Plan will not affect the transaction in any respect.

The Rights Plan should not deter a person seeking to acquire control of the Company if that person is prepared to make a takeover bid pursuant to the Permitted Bid requirements or is prepared to negotiate with the board of directors. Otherwise, a person will likely find it impractical to acquire 20% or more of the outstanding common shares because the Rights Plan will substantially dilute the holdings of a person or group that seeks to acquire such an interest other than by means of a Permitted Bid or on terms approved by the board of directors. When a person or group or their transferees become an Acquiring Person, the Rights Beneficially Owned by those persons become void, thereby permitting their holdings to be diluted. The possibility of such dilution is intended to encourage such a person to make a Permitted Bid or to seek to negotiate with the board the terms of an offer which is fair to all shareholders.

The Rights Plan will not prevent shareholders from disposing of their common shares through any takeover bid or tender offer for the Company. The directors will continue to be bound to consider fully and fairly any bona fide takeover bid or offer for the common shares of the Company and to discharge that responsibility with a view to the best interests of the shareholders.

TRADING OF RIGHTS

Until the Separation Time (as defined below), the Rights will be evidenced only by the register maintained by the Rights Agent and outstanding common share certificates. The Rights Plan provides that, until the Separation Time, the Rights will be transferred with and only with the associated common shares. Until the Separation Time, or earlier termination or expiration of the Rights, each new share certificate issued after the Record Time, upon transfer of existing common shares or the issuance of additional common shares, will display a legend incorporating the terms of the Rights Plan by reference. As soon as practicable following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of common shares as of the close of business at the Separation Time, and thereafter the Rights Certificates alone will evidence the Rights.

ACQUIRING PERSON AND FLIP-IN EVENT

An Acquiring Person is, generally, a person who beneficially owns 20% or more of the outstanding common shares of the Company. The Rights Agreement provides certain exceptions to that rule, including a person who acquires 20% or more of the outstanding common shares through a Permitted Bid Acquisition, an Exempt Acquisition or in its capacity as Investment Manager, Trust Company, Plan Trustee or Statutory Body, provided in these latter instances that the person is not making or proposing to make a takeover bid. The term Acquiring Person does not include the Company or any subsidiary of the Company. If a person becomes an Acquiring Person (a "Flip-in Event"), each Right will generally convert into the right to purchase from the Company, upon exercise, a number of common shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

SEPARATION TIME

The Separation Time is the close of business on the tenth day after the earlier of (i) the "Stock Acquisition Date", which is generally the first date of public announcement of facts indicating that a person has become an Acquiring Person;
(ii) the date of commencement of, or first public announcement of the intent of any person (other than the Company or any subsidiary of the Company) to commence a Takeover Bid (other than a Permitted Bid or a Competing Permitted

Bid); and (iii) the date on which a Permitted Bid ceases to be a Permitted Bid. In any of the above cases, the Separation Time can be such later business day as may from time to time be determined by the Board of Directors. If a Takeover Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation time, it shall be deemed never to have been made.

PERMITTED BID

A Flip-in Event does not occur if a takeover bid is a Permitted Bid. A Permitted Bid is a Takeover Bid, made by means of a takeover bid circular, which, among other things:

(a) is made for all common shares to all holders of record of common shares as registered on the books of the Company (other than the Offeror);

(b) contains, and the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified condition that no common shares will be taken up or paid for pursuant to the Takeover Bid prior to the close of business on the 60th day following the date of the Takeover Bid;

(c) contains irrevocable and unqualified provisions that, unless the Takeover Bid is withdrawn, all common shares may be deposited pursuant to the Takeover Bid at any time prior to the close of business on the date of first take-up or payment for common shares under the bid and that all common shares deposited pursuant to the Takeover Bid may be withdrawn at any time prior to the close of business on such date;

(d) contains an irrevocable and unqualified provision that no common shares will be taken up or paid for under the bid unless more than 50% of the then outstanding common shares held by independent shareholders have been deposited under the bid; and

(e) contains an irrevocable and unqualified provision that, should the condition referred to in clause (d) be met, the Offeror will make a public announcement of that fact and the Takeover Bid will be extended on the same terms for a period of not less than 10 business days from the date of such public announcement.

The Rights Plan also provides for a "Competing Permitted Bid", which is a Takeover Bid, made while another Permitted Bid is outstanding, that satisfies all of the requirements of a Permitted Bid other than the requirements of clause
(b). The Competing Permitted Bid must expire no earlier than the later of (i) the date on which common shares may be taken up under the Permitted Bid which preceded the Competing Permitted Bid; and (ii) 35 days following the date of commencement of the Competing Permitted Bid.

TAKEOVER BID

A Takeover Bid is defined in the Rights Plan as an offer to acquire common shares or other securities convertible into common shares, where the common shares subject to the offer to acquire, together with the common shares into which the securities subject to the offer to acquire are convertible, and the Offeror's securities, constitute in the aggregate 20% or more of the outstanding common shares at the date of the offer.

REDEMPTION AND WAIVER

At any time prior to the occurrence of a Flip-in Event, the board may redeem all, but not part, of the outstanding Rights at a redemption price of $0.0001 per Right, subject to appropriate adjustment in certain events.

The board may, prior to the occurrence of a Flip-in Event, waive the application of the Flip-in Event provisions to a transaction that would otherwise be subject to those provisions, provided that such Flip-in Event occurs by way of a Takeover Bid made by means of a takeover bid circular to all shareholders of record. If a waiver is granted, the board of directors will have been deemed to have waived the application of the Flip-in Event provisions to all other Takeover Bids made by takeover bid circular to all holders of record of common shares which are made prior to the expiration of any Takeover Bid in respect of which a waiver is, or is deemed to have been, granted. The board may also, with the prior consent of the majority of the then outstanding common shares held by independent shareholders, determine, at any time prior to the occurrence of a Flip-in Event, if such Flip-in Event would occur by reason of an acquisition of common shares otherwise than pursuant to a Takeover Bid made by means of a takeover bid circular to all shareholders of record, to waive the application of the Flip-in Event provisions to such Flip-in Event. In the event that the board proposes such a waiver, the board shall extend the Separation Time to a date subsequent to and not more than ten (10) business days following the meeting of shareholders called to approve such waiver. The board may also, in respect of any Flip-in Event, waive the application of the Flip-in Event provisions to such Flip-in Event, where the Acquiring Person became such by inadvertence.

AMENDMENTS

The Company may, from time to time make amendments to the Rights Agreement in order to correct any clerical or typographical error or which are required to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, regulations or rules thereunder. The Company may also, prior to shareholder approval of the Rights Plan, supplement or amend the Rights Agreement without the approval of any holders of Rights or common shares to make any changes which the board may deem necessary or desirable, provided that no such supplement or amendment shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement, amendment or variance made after the date of the approval of the Rights Plan but prior to the Separation Time may only be made with the prior consent of the "independent shareholders" (essentially all shareholders other than an acquiring Person and related parties) provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agreement except with the concurrence of the Rights Agent. Any supplement or amendment made on or after the Separation time may only be made with the prior consent of the holders of Rights provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agreement except with the concurrence of the Rights Agent. In addition, any amendment to the Rights Agreement is subject to the prior written consent of The Toronto Stock Exchange.

TERM

The Rights Plan became effective on December 17, 2003 and will terminate if not ratified by a resolution passed by a majority of greater than 50 per cent of the votes cast by independent shareholders at the Meeting. The Rights expire on December 17, 2008, unless earlier redeemed by the board.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      1.    Shareholder Rights Plan Agreement dated December 17, 2003

ITEM 9. REGULATION FD DISCLOSURE.

      99.1  Press Release dated December 17, 2003

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as expressly set forth by specific reference in such a filing.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                                              MDSI MOBILE DATA SOLUTIONS INC.

Date: December 18, 2003                       /s/ Verne Pecho
                                              --------------------------------
                                              Verne Pecho, Vice President -
                                              Finance and Administration and
                                              Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): APRIL 13, 2004

                         MDSI MOBILE DATA SOLUTIONS INC.
                 (Translation of registrant's name into English)

             CANADA                       000-28968                   NOT APPLICABLE
(Jurisdiction of Incorporation)   (Commission File Number)   (IRS Employer Identification No.)

                              10271 SHELLBRIDGE WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6X 2W8
              (Address and zip code of principal executive offices)

       Registrant's Telephone Number, including Area Code: (604) 207-6000

                                 NOT APPLICABLE
             (Former name or address, if changed since last report)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

On April 13, 2004, MDSI Mobile Data Solutions Inc. ("MDSI") announced that it has signed a definitive agreement with At Road, Inc. ("At Road") providing for the acquisition of MDSI by At Road. Under the terms of the agreement, MDSI shareholders will be entitled to receive, at the election of the holder, 0.75 shares of At Road common stock or $9.00 in cash for each At Road share owned, subject to a maximum amount of cash payable by At Road in the proposed transaction capped at $19.5 million. MDSI shareholders who are also Canadian residents will be given the opportunity to elect to receive 0.75 equivalent exchangeable shares in a new At Road Canadian subsidiary for each MDSI share owned. The transaction has been unanimously approved by the boards of directors of both companies and is subject to customary closing conditions, including the approval of MDSI's shareholders and regulatory approvals. The transaction is expected to close in the third quarter 2004.

A copy of the joint press release issued by At Road and MDSI on April 13, 2004 concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

ITEM 7. FINANCIALS STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits.

EXHIBIT NO.    DESCRIPTION
-----------    -----------
   99.1        Joint Press Release of At Road, Inc. and MDSI Mobile Data
               Solutions Inc. dated April 13, 2004.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                                            MDSI MOBILE DATA SOLUTIONS INC.

Date: April 13, 2004                        /s/ Verne Pecho
                                            ---------------------------------
                                            Verne Pecho, Vice President -
                                            Finance and Administration and
                                            Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): APRIL 23, 2004

                         MDSI MOBILE DATA SOLUTIONS INC.
                 (Translation of registrant's name into English)

             CANADA                       000-28968                   NOT APPLICABLE
(Jurisdiction of Incorporation)   (Commission File Number)   (IRS Employer Identification No.)

                              10271 SHELLBRIDGE WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6X 2W8
              (Address and zip code of principal executive offices)

       Registrant's Telephone Number, including Area Code: (604) 207-6000

                                 NOT APPLICABLE
             (Former name or address, if changed since last report)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

On April 23, 2004, MDSI Mobile Data Solutions Inc. ("MDSI") filed a Material Change Report in Canada related to the proposed Plan of Arrangement with At Road, Inc. ("At Road") providing for the acquisition of MDSI by At Road.

A copy of the Material Change Report, including the Press Release dated April 13, 2004 (attached thereto as Schedule "A") and the form of Combination Agreement dated April 12, 2004 (attached thereto as Schedule "B"), is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

ITEM 7. FINANCIALS STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits.

EXHIBIT NO.    DESCRIPTION
-----------    -----------
   99.1        Material Change Report dated April 22, 2004.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                                            MDSI MOBILE DATA SOLUTIONS INC.

Date: April 27, 2004                        /s/ Verne Pecho
                                            --------------------------------
                                            Verne Pecho, Vice President -
                                            Finance and Administration and
                                            Chief Financial Officer

                             MATERIAL CHANGE REPORT
                                  FORM 51-102F3

THIS REPORT IS FILED UNDER BRITISH COLUMBIA (section 85(1) of the Securities
Act).

1.    NAME AND ADDRESS OF COMPANY

      MDSI Mobile Data Solutions Inc. (the "Company")
      10271 Shellbridge Way
      Richmond, BC V6X 2W8

2.    DATE OF MATERIAL CHANGE

      April 12, 2004

3.    NEWS RELEASE

      A news release was disseminated on Canada Newswire and filed with the BCSC on SEDAR on April 13, 2004. A copy of the news release is attached hereto as Schedule "A".

4.    SUMMARY OF MATERIAL CHANGE

      On April 13, 2004, the Company announced that it has signed a definitive combination agreement with At Road, Inc. ("@Road") providing for the acquisition of the Company by @Road. Under the terms of the combination agreement (the "Combination Agreement"), Company shareholders will be entitled to receive, at the election of the holder, US $9.00 cash (subject to an aggregate maximum of US $19.5 million) or 0.75 shares of @Road common stock or (in the case of Company shareholders who are also Canadian residents) equivalent exchangeable shares in a new indirect British Columbia subsidiary of @Road ("Exchangeco") for each Company common share owned.

      The maximum amount of cash to be issued by @Road in the proposed transaction is capped at US $19.5 million. If the aggregate amount of cash elected by Company shareholders exceeds the aggregate of US $19.5 million, then each Company shareholder who elects cash will receive a prorated amount of the maximum available cash, with the balance of the elected cash payment satisfied by the delivery of a number of exchangeable shares or @Road common shares with a value equal to the difference between US $9.00 and the actual amount of cash received (calculated at a notional value of US $12.00 per share for the exchangeable shares and the @Road common shares).

      Consequently, the value of the consideration received by a Company shareholder electing cash may be more or less than US $9.00 per share, depending on the trading value of the common shares of @Road on the effective date of the Arrangement.

      The proposed transaction is proceeding by way of a court approved plan of arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act. The proposed transaction has been unanimously approved by the boards of directors of both companies and is subject to customary closing conditions, including the approval of Company shareholders and regulatory approvals.

      The transaction has been the subject of favourable opinions by Bear, Stearns & Co. and RBC Dominion Securities Inc. as to the fairness, from a financial point of view, of the transaction to shareholders of MDSI. The transaction is expected to close early in the third quarter of 2004.

      A copy of the Combination Agreement is attached hereto as Schedule "B".

5.    FULL DESCRIPTION OF MATERIAL CHANGE

      On April 12, 2004, the Company entered into the Combination Agreement with @Road with a view to effecting the Arrangement involving the Company, the shareholders and optionholders of the Company and @Road pursuant to section 192 of the Canada Business Corporations Act.

      The Arrangement

      The Arrangement provides for the combination of @Road and the Company in a transaction in which each Company shareholder will receive: (a) US $9.00 in cash (subject to an aggregate maximum of US $19.5 million) for each Company share owned; or (b) 0.75 fully paid @Road common shares in exchange for each Company share owned; or (c) in the case of Company shareholders who are Canadian residents who do not elect otherwise, 0.75 exchangeable shares in Exchangeco. Cash will be paid in lieu of fractional @Road common shares and exchangeable shares. In the event that a shareholder does not make an election, such shareholder will be deemed to have elected @Road common shares (for holders who are not Canadian residents) or exchangeable shares (for holders who are Canadian residents).

      Under the Arrangement, holders of Company stock options may exercise their outstanding and vested options (including conditionally vested options) contingent upon closing of the Arrangement. Any unvested option, the vesting of which is accelerated by virtue of the Arrangement, will be deemed to be conditionally vested and exercisable only as part of the Arrangement.

      As a result of the Arrangement, Exchangeco, an indirect wholly-owned subsidiary of @Road, will become the sole owner of the outstanding common shares of the Company.

      Non-Solicitation and Superior Proposals

      Non-Solicitation

      The Company has agreed not to solicit or encourage any Acquisition Proposals (as defined below) or engage in discussions or negotiations or disclose any non-public information to any person in connection with any Acquisition Proposal. Nevertheless, the Company is permitted to consider, negotiate, discuss and/or accept a Superior Proposal (also as defined below) prior to the meeting of Company securityholders to approve the Arrangement under certain conditions. @Road has the right to match any Acquisition Proposal that the Company's Board of Directors has decided is a Superior

      Proposal. The Board of Directors of the Company may change its recommendation only if advised by counsel that such action is necessary to properly discharge its fiduciary duties. If the Directors withdraw their recommendation of the Arrangement, approve or recommend an Acquisition Proposal or a Superior Proposal, sign a letter of intent or agreement related to an Acquisition Proposal or Superior Proposal or accept a Superior Proposal, the Company must pay @Road a termination fee in accordance with the terms of the Combination Agreement. See "Termination of the Combination Agreement - Termination Fees" below.

      "Acquisition Proposal" means, other than the business combination transaction contemplated by the Combination Agreement, any offer or proposal for a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination involving the Company or the acquisition or purchase of 15% or more of any class of equity securities of the Company, or any take-over bid or tender offer (including issuer bids and self-tenders) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of any equity securities of the Company, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 15% or more of the book or market value of assets (including, without limitation, securities of any subsidiary of the Company) of the Company and its subsidiaries, taken as a whole.

      "Superior Proposal" means any offer or proposal for a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination involving the Company or the acquisition or purchase of 50% or more of any class of equity securities of the Company, or any take-over bid or tender offer (including issuer bids and self-tenders) or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of the Company, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 50% or more of the book or market value of assets (including, without limitation, securities of any subsidiary of the Company) of the Company and its subsidiaries, taken as a whole, which the Company's Board of Directors reasonably believes in good faith, after consultation with the Company's financial advisor, (i) is superior from a financial point of view to the Company's shareholders to the transactions contemplated by the Combination Agreement and (ii) is reasonably capable of being consummated by the person making the Acquisition Proposal (including, if applicable, obtaining any necessary financing), taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

      Conditions

      Mutual Conditions

      The Arrangement is subject to various conditions customary for transactions of this nature. Neither @Road nor the Company will be required to complete the transaction unless a number of conditions, including the following, are met, or waived (if permitted):

      -     the Company's securityholders have approved the Arrangement;

      - the Court has approved the Arrangement after a fairness hearing and both an interim order and final order have been obtained in form and terms satisfactory to each of the Company and @Road;

      - all necessary securities regulatory orders with respect to the first resales of the common shares of @Road and the exchangeable shares of Exchangeco, have been obtained;

      - no judgement, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction preventing the consummation of the Arrangement or making the Arrangement illegal is in effect;

      - all necessary regulatory approvals, waivers and consents from applicable governmental entities have been obtained, including the filing of a Form S-3 under the United States Securities Act of 1933 and receipt of all necessary United States state securities or "blue sky" authorizations; and

      - approval from the TSX has been obtained with respect to the listing of the exchangeable shares in Exchangeco on the TSX, and, if required, @Road has filed a Notification Form: Listing of Additional Shares with NASDAQ, with respect to the @Road common shares to be issued to Company shareholders under the Arrangement.

      Conditions in Favour of the Company

      The Company will not be required to complete the transaction unless a number of conditions, including the following, are met, or waived (if permitted):

      - the representations and warranties made by @Road and Exchangeco are accurate in all material respects;

      - @Road and Exchangeco have performed or complied in all material respects with the agreements and covenants as required by the Combination Agreement; and

      - all necessary resolutions of the boards of directors of @Road and Exchangeco have been adopted and all other necessary corporate actions to permit the consummation of the Arrangement have been taken by @Road and Exchangeco.

      Conditions in Favour of @Road

      @Road will not be required to complete the transaction unless a number of conditions, including the following, are met, or waived (if permitted):

      - the representations and warranties made by the Company are accurate in all material respects;

      - the Company has performed or complied in all material respects with the agreements and covenants as required by the Combination Agreement;

      - all necessary resolutions of the Company's board of directors have been adopted and all other necessary corporate actions to permit the consummation of the Arrangement have been taken by the Company;

      - all required third party authorizations and consents have been obtained and notices have been delivered if the failing to obtain them would have a Material Adverse Effect (as defined in the Combination Agreement) on the Company;

      - the Company has a net working capital at the effective time of the Arrangement, calculated in accordance with United States generally accepted accounting principles, of at least US $6.5 million;

      - holders of no more than five percent of the Company's outstanding common shares have exercised dissent rights; and

      - no judgement or order has been issued by any governmental entity and no action, suit, filing, inquiry, request for information, application or proceeding shall be pending, shall have been threatened or taken by any person in any jurisdiction, that in the reasonable opinion of @Road, would be reasonably likely to: (i) have the effect of enjoining or prohibiting the consummation of the Arrangement or subjecting the Arrangement to any restriction, qualification or modification that is material to @Road, including but not limited to a divestiture or hold separate order; or (ii) materially and adversely affect the right of @Road to conduct the business of the Company as currently conducted, or to own, use or exploit the Company's assets, in each case taking into account the activities reflected in the Arrangement or the performance of @Road or the Company of their respective obligations pursuant to the Combination Agreement.

      Termination of the Combination Agreement

      @Road and the Company may agree to terminate the Combination Agreement and abandon the Arrangement at any time, even after Company Securityholders have approved the Arrangement. In addition, either @Road or the Company may terminate the Combination Agreement and abandon the Arrangement, subject to certain exceptions, if any of the following occurs:

      - the Arrangement is not consummated by August 31, 2004, provided that if the only condition to effect the Arrangement remaining to be satisfied for closing is the effectiveness of the Form S-3, the date will be automatically extended to October 31, 2004;

      -     a law or final court order prohibits the transaction;

      - the Company securityholders do not approve the Arrangement at the meeting of Company securityholders held to approve the Arrangement (the "Meeting"); or

      - the other party has breached any of its representations, warranties, agreements or covenants to the degree specified in the Combination Agreement and fails to cure that breach within 30 days of delivery of written notice of such breach by the non-breaching party.

      In addition, @Road may terminate the Combination Agreement and abandon the Arrangement if any of the following occurs (each of the following a "Triggering Event"):

      - the Company Board of Directors or any committee of the Company board of directors withdraws, amends, modifies, or changes its recommendation to Company securityholders in favour of the adoption and approval of the Combination Agreement and the Arrangement in a manner adverse to @Road;

      - the Company Board of Directors or any committee of the Company Board of Directors approves or recommends any Acquisition Proposal;

      - the Company Board of Directors fails to re-affirm its recommendation to Company securityholders in favour of the adoption and approval of the Combination Agreement and the Arrangement promptly following the request of @Road to do so;

      - the Company enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal;

      - the Company breaches its agreement not to solicit set forth in the Combination Agreement; or

      - a tender or exchange offer relating to securities of the Company is commenced by a party unaffiliated with @Road and the Company fails to send to its Securityholders, within ten business days after such tender or exchange offer is first published, a statement recommending rejection of such tender or exchange offer.

      In addition, the Company may terminate the Combination Agreement and abandon the Arrangement if the Company Board of Directors approves or recommends any Superior Proposal, after receiving advice from outside legal counsel that such action is required in order to properly discharge the fiduciary duties of the Company Board of Directors, and only after the Company has fulfilled its obligations with respect to the right of @Road to match a Superior Proposal and the Company's other obligations set forth in the Combination Agreement.

      Termination Fee

      The Company will be required to pay a termination fee of US $4 million if @Road terminates the Combination Agreement as a result of the occurrence of a Triggering Event.

      The Company will also be required to pay a termination fee of US $4 million if the Company terminates the Combination Agreement in the event that the Company Board of Directors approves or recommends any Superior Proposal, after receiving advice from outside legal counsel that such action is required in order to properly discharge the fiduciary duties of the Company Board of Directors, and only after the Company has fulfilled its obligations with respect to the right of @Road to match a Superior Proposal and the Company's other obligations set forth in the combination Agreement.

      The Company will be required to pay a termination fee of US $3.1 million if either the Company or @Road terminates the Combination Agreement upon the occurrence of each of the following:

      - the Company securityholders do not approve the Arrangement at the Meeting;

      - following the date of the Combination Agreement and prior to the termination of the Combination Agreement, an Acquisition Proposal shall have been publicly announced or generally disclosed by the Company or the other party making such Acquisition Proposal to the Company Shareholders; and

      - within 12 months following the termination of the Combination Agreement, an Acquisition Proposal is consummated or the Company enters into an agreement or letter of intent providing for an Acquisition Proposal; in either case, which constitutes a Superior Proposal (as compared to the transactions contemplated by the Combination Agreement on the date of the termination of the Combination Agreement), with any party.

      In no event will more than one fee be payable in connection with the termination of the Combination Agreement.

      Effective Time

      It is anticipated that the Arrangement will become effective after the required shareholder, court and governmental approvals have been obtained and are final and all other conditions to close have been satisfied or waived. The Company and @Road anticipate that the Arrangement will become effective in the third quarter of 2004.

      Voting Agreement

      In order to facilitate the consummation of the Arrangement and in consideration thereof, @Road entered into a voting agreement as of April 12, 2004 ("Voting Agreement") with certain Company shareholders holding an aggregate of 518,589 Company common shares and vested options to purchase an additional 376,375 Company common shares. Under the terms of the Voting Agreement, certain Company shareholders agreed to vote all of their Company common shares: (i) in favour of approval and adoption of the Combination Agreement, the Arrangement and all the transactions contemplated by the Combination Agreement and otherwise in such manner as may be necessary to consummate the Arrangement; and (ii) against any action, proposal, agreement or transaction, including, but not limited to, any alternative transaction that could be reasonably expected to result in any of the conditions to the Company's obligations under the Combination Agreement not being fulfilled or that could reasonably be expected to impede, interfere with or prevent, delay, postpone, discourage or adversely affect the Combination Agreement, the Arrangement or the Voting Agreement.

      In addition, the Company shareholders that are parties to the Voting Agreement have agreed to execute a proxy in favor of @Road with respect to the voting of their Company common shares upon the request of @Road. The Voting Agreement terminates upon the earlier to occur of the completion of the Arrangement or the termination of the Combination Agreement.

6.    RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

      This material change report is not being filed on a confidential basis.

7.    OMITTED INFORMATION

      No significant facts otherwise required to be disclosed in this report have been omitted.

8.    EXECUTIVE OFFICER

      The following senior officer of the Company is knowledgeable about the material change and may be contacted by the British Columbia Securities Commission with respect thereto:

      Glenn Y. Kumoi
      Vice-President, Chief Legal Officer and Corporate Secretary
      MDSI Mobile Data Solutions Inc.
      10271 Shellbridge Way
      Richmond, BC  V6X 2W8
      Telephone: (604) 207-6402

9.    STATEMENT OF EXECUTIVE OFFICER

      The foregoing accurately discloses the material change referred to herein.

DATED at Richmond, British Columbia, as of the 22nd day of April, 2004.

                                            "Glenn Y. Kumoi"
                                            ----------------------------------
                                            Glenn Y. Kumoi
                                            Vice-President, Chief Legal Officer
                                            and Corporate Secretary

                                              CONTACT:
                                              David Lebedeff
                                              @Road
                                              Vice President, Investor Relations
                                              Phone: 510-870-1317
                                              Email: dlebedeff@road-inc.com

                   @ROAD TO ACQUIRE MDSI MOBILE DATA SOLUTIONS

Acquisition Extends @Road Leadership as one of the Most Comprehensive Providers
                          of Mobile Resource Management

                                    Services

FREMONT, CALIF. AND VANCOUVER, BRITISH COLUMBIA - April 13, 2004 - @Road(R) (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, and MDSI (Nasdaq: MDSI, TSX: MMD), a leading provider of mobile workforce management software solutions, today announced that they have signed a definitive agreement providing for the acquisition of MDSI by @Road.

"Our customers and prospects, especially our large customers and prospects, have been asking for an integrated mobile resource management solution that allows them to manage both their mobile workers and their work," stated Krish Panu, @Road president and CEO. "We believe that the complementary integration of the two companies' products and services will comprehensively address the entire workflow," continued Mr. Panu.

The planned acquisition of MDSI positions @Road to use software sales and installations to drive new services and subscriptions to a worldwide market. @Road intends to cross-sell the companies' solutions as well as further develop the combined technologies to provide customers seamlessly integrated services. In addition, the acquisition of MDSI allows @Road to further penetrate additional key vertical markets, including utilities, telco and cable and broadband markets.

"We believe that this acquisition will help solidify the position of @Road as a worldwide leader in mobile resource management," concluded Mr. Panu.

Combined trailing 12-month revenues for the two companies total $110 million. Together, the combined companies expect to have close to $100 million in cash balances, 650 employees, 125,000 subscribers and 80,000 licensed users worldwide.

With a market presence in the United States, Canada, Europe, South Africa and Australia, MDSI's mobile workforce management software solutions target mid- and large-sized organizations in the utilities, telecommunications and cable industries.

Under the terms of the agreement, MDSI shareholders will be entitled to receive, at the election of the holder, 0.75 shares of @Road common stock or $9.00 in cash for each MDSI share owned. MDSI shareholders who are also Canadian residents will be given the opportunity to elect to receive 0.75 equivalent exchangeable shares in a new @Road Canadian subsidiary for each MDSI share owned. The maximum amount of cash to be issued by @Road in the proposed transaction is capped at $19.5 million. Based on the closing prices of @Road and MDSI common stock on April 12, 2004 and assuming that all MDSI shareholders elect only to receive @Road shares, the transaction is valued at approximately $86 million. If all MDSI shareholders elect to receive @Road common stock, MDSI shareholders will own approximately 10% of outstanding @Road common stock after the completion of the transaction. The transaction has been unanimously approved by the boards of directors of both companies and is subject to customary closing conditions, including the approval of MDSI shareholders and regulatory approvals. This transaction is also subject to approval of the British Columbia Supreme Court. Shareholders representing approximately 5% of MDSI's outstanding shares have agreed to vote in favor of the transaction. The transaction is expected to close in the third quarter 2004.

"MDSI and @Road share a similar objective - to deliver market-leading products and services to our customers that improve the quality of service and productivity of their mobile workers. We believe that this shared vision will significantly benefit both existing and new customers," said Erik Dysthe, MDSI's president, CEO and chairman. "By joining @Road we believe that we will be able to accelerate our product development plans, offer our products to large companies in our core markets that are already @Road customers, and expand into several additional markets where @Road has established itself. We believe that the transaction also offers good value for our shareholders."

Based on preliminary analyses, when taking into account the effect of purchase accounting, @Road expects the transaction will be dilutive to earnings per share on a GAAP basis in calendar 2004, neutral in 2005 and accretive thereafter. @Road management will provide further information on the expected impact of purchase accounting on the combined company's financial statements following completion of the transaction.

Upon completion of the acquisition, MDSI will become a wholly-owned subsidiary of @Road, and will remain located in its current headquarters in Richmond, British Columbia. @Road intends to operate MDSI as a division of the company.

All references to dollars and "$" in this press release are to United States dollars.

Piper Jaffray & Co. served as financial advisor to @Road on the transaction. Bear, Stearns & Co. served as financial advisor to MDSI and provided a fairness opinion in respect of the transaction. RBC Dominion Securities Inc. also provided a fairness opinion in respect of the transaction.

CONFERENCE CALL AND WEBCAST

@Road and MDSI will host a conference call today at 5:30 a.m. Pacific time to discuss the proposed acquisition. To join the call, please call 877-888-4034 or 719-867-0608 approximately 10 minutes before the start of the call. The pass code for the conference call is 825445.

A replay of the conference call will be available through April 27, 2004. The recording will be available approximately two hours after the completion of the conference call. The replay call-in number is 888-203-1112 or 719-457-0820. The pass code for the conference call replay is 825445. The conference call will be Webcast live for all investors, and a Webcast replay will be available through April 27, 2004.

To listen to the Webcast, please go to the Investor Relations page of the @Road Web site at www.road.com and click on the Live Webcast icon, or go to:

          http://www.firstcallevents.com/service/ajwz404034639gf12.html

@Road encourages you to review the Web site in advance of the Webcast to ensure that your computer is configured properly.

ABOUT @ROAD

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 125,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

ABOUT MDSI

MDSI is one of the largest, most successful and experienced providers of mobile workforce management software in the world. MDSI's software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange
(MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

                                       ###

ADDITIONAL INFORMATION AND WHERE TO FIND IT

MDSI plans to distribute a circular to its shareholders containing information about the combination. Investors and security holders are urged to read the circular carefully when it is available. The circular will contain important information about @Road, MDSI, the combination, the persons soliciting proxies relating to the combination, their interests in the combination, and related matters. The circular will be available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

@Road files annual, quarterly and special reports, proxy statements and other information with the SEC. MDSI files annual and quarterly financial statements, annual reports, annual information forms, management proxy circulars and other documents and information with the Canadian Securities Administrators in Canada and annual and special reports with the SEC. You may read and copy any reports, statements or other information filed with the SEC by @Road or MDSI at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC's other public reference rooms in New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. @Road filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov. MDSI's filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition by @Road of MDSI, the expected financial performance of @Road, as well as strategic and operational plans of @Road. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the possibility that the transaction will not close, that the closing may be delayed, the reaction of @Road and MDSI customers to the transaction, the ability of @Road to integrate MDSI's operations and employees, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 12, 2004, Report on Form 10-Q dated November 14, 2003 and in its other filings with the Securities and Exchange Commission. @Road cautions the reader that the time and/or manner of the live teleconference, Webcast and replay may change for administrative or other reasons outside the company's control. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo is a trademark of At Road, Inc.

[MDSI LOGO]

FOR INFORMATION CONTACT:
Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519-729-7998 or ir@mdsi.ca

                                  NEWS RELEASE

          MDSI GROWS REVENUES, EARNINGS, CASH, AND EXCEEDS EXPECTATIONS
                                   IN Q1 2004

Richmond, B.C. (April 27, 2004) - In the first quarter of 2004, MDSI Mobile Data Solutions Inc. (Nasdaq: MDSI; TSX: MMD), the leading provider of mobile workforce management solutions, recorded $12.7 million in revenue, four cents in earnings per fully diluted share, and increased cash by $1 million. The earnings figure included four cents per fully diluted share in strategic expenses associated with the proposed acquisition of MDSI announced April 13th. The results exceeded Company expectations of $11 million in revenue and a break-even bottom line (announced February 26th) and bettered results from both Q1 2003 and Q4 2003 (announced February 26th).

"I'm pleased with these achievements, particularly since Q1 is a seasonally slow quarter," stated Erik Dysthe, MDSI's President, CEO and Chairman. "We have now increased our cash position for five consecutive quarters. Over that time, we have added almost six million dollars to Company funds."

Total revenue in Q1 2004 of $12.7 million (Q1 2003: $11.9 million) was comprised of software and services revenue of $7.5 million (Q1 2003: $7.2 million), maintenance and support revenue of $4.3 million (Q1 2003: $2.8 million) and third party products and services revenue of $866,000 (Q1 2003: $1.9 million), including approximately $700,000 (Q1 2003: $1.4 million) in zero-margin revenue associated with work done by third parties on a major project and reimbursable expenses, required to be recognized under US GAAP. Gross margin for Q1 2004 was 48% (Q1 2003: 50%). The zero-margin revenue decreased the gross margin by 3% (Q1 2003: 7%).

During Q1 2004 MDSI continued its strong cost control -- the Company kept operating expenses level compared to Q1 2003 despite incurring $350,000 in strategic expenses, for which there was no comparable amount in Q1 2003. The remainder of the $5.8 million in operating expenses (Q1 2003: $5.8 million) was comprised of $1.5 million in research and development expenses (Q1 2003: $1.3 million), $2.1 million in sales and marketing expenses (Q1 2003: $2.9 million), and $1.8 million in general and administrative expenses (Q1 2003: $1.6 million).

MDSI maintained a strong balance sheet during Q1 2004. The Company added $1.0 million to its cash reserves and had a cash balance at March 31, 2004 of $16.9 million (December 31, 2003: $15.8 million). The increase was attributable to operating activities, which provided $1.7 million. The company has no long-term debt other than obligations under capital leases.

Looking forward to Q2 2004, MDSI expects revenues of approximately $12 million and plans to increase research and development expenses to continue its development of new products and product extensions aimed at doubling the size of MDSI's addressable market. The Company also expects higher sales and marketing expenses due to the costs associated with Mindshare, the Company's user group held in early April, and expects to incur costs associated with the proposed acquisition of MDSI announced April 13th.

All figures in this news release are unaudited, in US dollars and according to US GAAP. Unaudited, condensed consolidated financial statements are presented below.

                                     -more-

ABOUT MDSI

MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI's software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

                                      ####

This press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding: MDSI's expectations regarding the amount and timing of revenues and earnings in future periods; MDSI's expectations regarding the mix of revenues in future periods; MDSI's expectations regarding the amount and timing of research and development expenses, and the benefit to MDSI of such expenses; MDSI's expectations regarding the amount and adequacy of its cash reserves in future periods; and MDSI's expectations regarding the amount of expenses in future periods. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that our potential customers will defer purchasing decisions due to economic, political or other conditions or will purchase products offered by our competitors; risks associated with litigation and the expenses associated with such litigation; the failure of MDSI to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts may adversely affect the ability of MDSI to achieve its business objectives; the risks associated with the collection of accounts receivable; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of MDSI's competitors; and other risks and uncertainties detailed in MDSI's most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                          THREE MONTHS ENDED MARCH 31,
                                          ----------------------------
                                              2004            2003
                                          ------------    ------------
REVENUE
     Software and services                $  7,481,714    $  7,213,433
     Maintenance and support                 4,302,727       2,817,794
     Third party products and services         866,257       1,852,745
                                          ------------    ------------
                                            12,650,698      11,883,972

DIRECT COSTS                                 6,589,989       5,928,104
                                          ------------    ------------
GROSS PROFIT                                 6,060,709       5,955,868
                                          ------------    ------------
OPERATING EXPENSES
     Research and development                1,535,344       1,279,026
     Sales and marketing                     2,135,051       2,947,943
     General and administrative              1,753,061       1,570,066
     Strategic Expenses                        350,000               -
                                          ------------    ------------
                                             5,773,456       5,797,035
                                          ------------    ------------

OPERATING INCOME                               287,253         158,833

OTHER INCOME (EXPENSE)                         226,118        (252,619)
                                          ------------    ------------
INCOME (LOSS) FROM BEFORE TAX PROVISION        513,371         (93,786)

PROVISION FOR INCOME TAXES                     169,788          99,262
                                          ------------    ------------
NET INCOME (LOSS) FOR THE PERIOD               343,583        (193,048)

DEFICIT, BEGINNING OF PERIOD               (29,919,095)    (26,276,352)
                                          ------------    ------------

DEFICIT, END OF PERIOD                    $(29,575,512)   $(26,469,400)
                                          ============    ============

EARNINGS (LOSS) PER COMMON SHARE

     BASIC                                $       0.04    $      (0.02)
                                          ============    ============
     DILUTED                              $       0.04    $      (0.02)
                                          ============    ============

WEIGHTED AVERAGE SHARES OUTSTANDING

     BASIC                                   8,226,068       8,185,445
                                          ============    ============
     DILUTED                                 8,369,954       8,185,445
                                          ============    ============

                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                                                                 AS AT
                                                                                        MARCH 31,     DECEMBER 31,
                                                                                      ------------    ------------
                                                                                          2004            2003
                                                                                      ------------    ------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                         $ 16,873,805    $ 15,827,043
    Accounts receivable, net

       Trade (net of allowance for doubtful accounts $2,060,844; 2003 - $2,792,415)      9,151,453       8,610,846
       Unbilled                                                                          2,231,492       2,446,271
    Prepaid expenses and other assets                                                    1,295,711       1,838,425
                                                                                      ------------    ------------
                                                                                        29,552,461      28,722,585

CAPITAL ASSETS, NET                                                                      7,736,157       7,990,457
LONG TERM DEFERRED TAXES                                                                   358,640         357,628
                                                                                      ------------    ------------

TOTAL ASSETS                                                                          $ 37,647,258    $ 37,070,670
                                                                                      ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                                                  $  2,424,709    $  1,786,665
    Accrued liabilities                                                                  4,679,025       4,677,980
    Income Taxes Payable                                                                   915,912         917,183
    Deferred revenue                                                                    11,356,876      11,560,446
    Current obligations under capital lease                                              1,124,753       1,204,269
                                                                                      ------------    ------------
                                                                                        20,501,275      20,146,543

OBLIGATIONS UNDER CAPITAL LEASES                                                           697,332         982,016
                                                                                      ------------    ------------
TOTAL LIABILITIES                                                                       21,198,607      21,128,559

STOCKHOLDERS' EQUITY
    Common stock                                                                        44,357,139      44,329,182
    Additional paid-up capital                                                           2,357,128       2,222,128
    Deficit                                                                            (29,575,512)    (29,919,095)
    Comprehensive Income                                                                  (690,104)       (690,104)
                                                                                      ------------    ------------
                                                                                        16,448,651      15,942,111
                                                                                      ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 37,647,258    $ 37,070,670
                                                                                      ============    ============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED MARCH 31,
                                                                 ----------------------------
                                                                     2004            2003
                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss) for the period                             $    343,583    $   (193,048)
    Items not affecting cash:
           Depreciation                                               579,061         730,761
           Deferred income taxes                                       (1,012)              -
           Stock based compensation charge                            135,000               -
           Changes in non-cash operating working capital items        651,134       1,814,169
                                                                 ------------    ------------
    Net cash provided by operating activities                       1,707,766       2,351,882
                                                                 ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of Common Shares                                          27,957          73,067
    Repayment of capital leases                                      (364,200)       (470,557)
                                                                 ------------    ------------
    Net cash used in  financing activities                           (336,243)       (397,490)
                                                                 ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of capital assets                                    (324,761)       (422,093)
                                                                 ------------    ------------
    Net cash used in investing activities                            (324,761)       (422,093)
                                                                 ------------    ------------
NET CASH INFLOW                                                     1,046,762       1,532,299

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     15,827,043      11,016,945
                                                                 ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                         $ 16,873,805    $ 12,549,244
                                                                 ============    ============

                         MDSI MOBILE DATA SOLUTIONS INC.
                                 (the "Company")

To:   All applicable Securities Commissions

                            REPORT ON VOTING RESULTS
  National Instrument 51-102 - Continuous Disclosure Obligations (Section 11.3)

At the Annual and Special Meeting of Shareholders of the Company held on June 14, 2004 (the "Meeting"), the Scrutineer of the Meeting reported that there were represented at the Meeting in person or by proxy 160 shareholders and 6,068,096 common shares of the Company, representing 73.18% of the issued and outstanding common shares of the Company. All matters of business considered at the Meeting were voted upon by a show of hands except the Rights Plan Ratification Resolution, on which a ballot vote was conducted.

1.    ELECTION OF DIRECTORS

      The following five nominees were re-elected to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected or appointed:

      Erik Dysthe, Chairman, President and Chief Executive Officer of the
      Company
      Robert C. Harris, Jr.
      Marc Rochefort
      Peter Ciceri
      David R. Van Valkenburg

2.    APPOINTMENT OF AUDITORS

      Deloitte & Touche LLP, Chartered Accountants of Vancouver, British Columbia, were re-apppointed auditors of the Company to hold office until the next annual meeting of the shareholders of the Company, at a remuneration to be fixed by the directors.

3.    MOTION TO APPROVE THE RIGHTS PLAN RATIFICATION RESOLUTION

      An ordinary resolution to ratify the Company's 2003 Shareholder Rights Plan was defeated on a ballot vote of a total of 3,716,180 shares, of which 26.67% voted for the resolution and 73.37% vote against the resolution and no shares were withheld from voting.

Dated at Vancouver, British Columbia this 14th day of June, 2004.

MDSI MOBILE DATA SOLUTIONS INC.

By::            "Glenn Kumoi"
      ----------------------------------
      Glenn Kumoi, Vice-President, Legal
        and Corporate Secretary